       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12, 2003
                                                 REGISTRATION NO. [___________]
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               SVI SOLUTIONS, INC.
             (Exact Name of Registrant as Specified in Its Charter)


          DELAWARE                                        33-0896617
          --------                                        ----------
(State or Other Jurisdiction of                  (I.R.S. Employer Identification
Incorporation or Organization                               Number)


                                      7379
                                      ----
                          (Primary Standard Industrial
                           Classification Code Number)
                         ------------------------------

                                5607 PALMER WAY,
                           CARLSBAD, CALIFORNIA 92008
                                 (877) 784-7978

   ---------------------------------------------------------------------------
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                               ------------------

                               BARRY M. SCHECHTER
                              CHAIRMAN OF THE BOARD
                               SVI SOLUTIONS, INC.
                                5607 PALMER WAY,
                           CARLSBAD, CALIFORNIA 92008
                                 (877) 784-7978
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

                              ---------------------

                                   Copies to:
                             Harry J. Proctor, Esq.
                      Solomon Ward Seidenwurm & Smith, LLP
                            401 B Street, Suite 1200
                               San Diego, CA 92101

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                            CALCULATION OF REGISTRATION FEE

      ------------------------- -------------------- -------------------- -------------------- ---------------------
       TITLE OF EACH CLASS OF                          PROPOSED MAXIMUM     PROPOSED MAXIMUM
          SECURITIES TO BE         AMOUNT TO BE       OFFERING PRICE PER   AGGREGATE OFFERING         AMOUNT OF
             REGISTERED           REGISTERED (1)          SHARE (2)            PRICE (2)         REGISTRATION FEE
      ------------------------- -------------------- -------------------- -------------------- ---------------------
        Common Stock, $.0001
             par value              38,700,053               N/A                  N/A                 $3,525
      ------------------------- -------------------- -------------------- -------------------- ---------------------


     (1) The registrant is hereby registering a number of shares of common stock equal to (a) 7,151,795 shares of common stock held by or issuable to Koyah Leverage Partners, L.P., Koyah Partners, L.P., Raven Partners, L.P., Brian Cathcart and Nigel M. Davey, all of whom have registration rights, plus (b) 7,713,480 shares of common stock issuable upon the conversion of convertible debentures and warrants held by Midsummer Investment, Ltd., Omicron Master Trust, Islandia, L.P., MBSJ Investors LLC, Crestview Capital Fund I, L.P., Crestview Fund II, L.P. and Crestview Capital Offshore Fund, Inc., all of whom have registration rights, and 945,000 shares of common stock issuable as payment for interest accrued on the debentures, plus (c) 18,255,073 shares of common stock issuable upon the conversion of Series A Preferred Stock held by Softline, Ltd., which was granted "piggy-back" registration rights, plus (d) 4,000,000 shares issuable upon the exercise of stock options held by Steven Beck and Harvey Braun, plus
          (e) 634,705 shares held by or issuable to other stockholders who have been extended the opportunity to participate in this offering as a selling shareholder. This number of shares is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar events. Therefore, pursuant to Rule 416, this Registration Statement also registers such indeterminate number of shares as may be issuable in connection with stock splits, stock dividends or similar transactions.

     (2) It is not known how many of such shares of Common Stock will be purchased under this Registration Statement or at what price such shares will be purchased.

     (3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended (the "Securities Act") based upon the average of the high and low prices of our common stock on May 5, 2003 as reported on the American Stock Exchange, which was $0.99 per share.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

         THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PURSUANT TO THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                               SVI SOLUTIONS, INC.

                                38,700,053 SHARES

                                  COMMON STOCK

         We are registering 38,700,053 shares of our common stock for resale by the selling stockholders identified in this prospectus on pages 18 and 19. The selling stockholders may sell the shares of common stock described in this prospectus in public or private transactions, on or off the American Stock Exchange, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. The selling stockholders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the sale of the shares.

         Our common stock is listed on the American Stock Exchange under the symbol "SVI." The closing sale price of our common stock as reported on the American Stock Exchange on May 5, 2003 was $1.02 per share. See "Price Range of Common Stock."

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 5.

         NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this prospectus is May 9, 2003, subject to completion

                                TABLE OF CONTENTS
                                -----------------

                                                                         PAGE
                                                                         ----

PROSPECTUS SUMMARY.........................................................1

THE OFFERING...............................................................2

SUMMARY CONSOLIDATED FINANCING DATA........................................3

RISK FACTORS...............................................................5

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.................15

FORWARD LOOKING STATEMENTS.................................................15

SELLING STOCKHOLDERS.......................................................17

PLAN OF DISTRIBUTION.......................................................21

USE OF PROCEEDS............................................................22

DIVIDEND POLICY............................................................22

PRICE RANGE OF COMMON STOCK................................................23

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS........................................23

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE........................................50

BUSINESS...................................................................50

MANAGEMENT.................................................................66

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............74

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................76

DESCRIPTION OF CAPTIAL STOCK...............................................79

EXPERTS....................................................................82

WHERE YOU CAN FIND MORE INFORMATION........................................83

FINANCIAL STATEMENTS.......................................................F-1

PART II, INFORMATION NOT REQUIRED IN PROSPECTUS............................II-1

EXHIBIT INDEX..............................................................II-16

         YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE COVER PAGE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THE COMMON STOCK. IN THIS PROSPECTUS, "SVI", "WE", "US" AND "OUR" REFER TO SVI SOLUTIONS, INC., UNLESS THE CONTEXT OTHERWISE REQUIRES.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE BUYING SHARES IN THIS OFFERING. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND OUR FINANCIAL STATEMENTS BEFORE MAKING AN INVESTMENT DECISION.

         We are an independent provider of multi-channel application software technology and associated services for the retail industry including enterprise, direct-to-consumer and store solutions and related training products and professional and support services. Our applications and services represent a full suite of offerings that provide retailers with a complete end-to-end business solutions. We also develop and distribute PC courseware and skills assessment products for both desktop and retail applications.

         Our offerings consist of the following components:

         The ISLAND PACIFIC MERCHANDISE MANAGEMENT suite of applications builds on our long history in retail software design and development and provides our customers with a comprehensive and fully integrated merchandise management solution. Our complete enterprise-level offering of applications and services is designed to assist our customers in maximizing their business potential. The foundation of our application suite is the individual modules that comprise the offering. The core modules are:

         o    MERCHANDISING;

         o    THE EYE/TM/, DATAMART, PLANNING AND REPORTING TOOL;

         o    TRENDS, FORECASTING AND DYNAMIC REPLENISHMENT TOOL;

         o    EVENTS;

         o    WAREHOUSE;

         o    TICKETING;

         o    FINANCIALS; AND

         o    SALES AUDIT.

         The ISLAND PACIFIC DIRECT SOLUTION supports Web-based and traditional mail order and catalog retailing. This application allows our customers to offer multi-channel merchandise management within one integrated application tool set to manage order entry, order processing, customer service, purchasing, inventory planning and forecasting, fulfillment and shipping. The core modules are:

         o    CALL CENTER;

         o    CUSTOMER RELATIONSHIP MANAGEMENT (CRM);

         o    PLANNING AND FORECASTING; AND

         o    FULFILLMENT.

         The SVI STORE SOLUTION suite of applications builds on our long history of providing multi-platform, client server in-store solutions. We market this set of applications under the name "OnePointe," which is a full business to consumer software infrastructure encompassing a range of integrated store solutions. OnePointe is a complete application providing all point-of-sale ("POS") and in-store processor (server) functions for traditional "brick and mortar" retail operations.

         Our PROFESSIONAL SERVICES provide our customers with retail business consulting, project management, implementation, application training, technical and documentation services. This offering ensures that our customers' technology selection and implementation projects are planned and implemented timely and effectively. We also provide development services to customize our applications to meet specific requirements of our customers and ongoing support and maintenance services.

         We market our applications and services through an experienced and professional direct sales force in the United States and the United Kingdom. We believe our knowledge of the complete needs of multi-channel retailers enables us to help our customers identify the optimal systems for their particular businesses. The customer relationships we develop build recurring support, maintenance and professional service revenues and position us to continuously recommend changes and upgrades to existing systems.

         We also develop and distribute retail system training products and general computer courseware and computer skills testing products through our SVI Training Products, Inc. subsidiary. We have agreed to sell this subsidiary and are currently in the process of finalizing this sale transaction.

         Our executive offices are located at 5607 Palmer Way, Carlsbad, California 92008, telephone number (877) 784-7978.

                                  THE OFFERING

------------------------------- ---------------------------------
Common stock to be offered
by the selling stockholders       38,700,053 shares (1)

------------------------------- ---------------------------------
Common stock outstanding
as of March 31, 2003              31,499,632 shares

------------------------------- ---------------------------------
Use of proceeds                   We will not receive any
                                  proceeds from the sale of
                                  shares of common stock
                                  covered by this prospectus.

------------------------------- ---------------------------------
American Stock Exchange symbol    SVI
------------------------------- ---------------------------------

(1) Includes 7,151,795 shares held by or issuable to Koyah Leverage Partners, L.P., Koyah Partners, L.P., Raven Partners, L.P., Brian Cathcart and Nigel
     M. Davey, plus (b) 7,713,480 shares of common stock issuable upon the conversion of convertible debentures and warrants held by Midsummer Investment, Ltd., Omicron Master Trust, Islandia, L.P., MBSJ Investors LLC, Crestview Capital Fund I, L.P., Crestview Fund II, L.P. and Crestview Capital Offshore Fund, Inc, all of whom have registration rights, and 945,000 shares of common stock issuable as payment for interest accrued on the debentures, plus (c) 18,255,073 shares of common stock issuable upon the conversion of Series A Preferred Stock held by Softline, Ltd., which was granted "piggy-back" registration rights, plus (d) 4,000,000 shares of common stock issuable upon the exercise of stock options held by Steven Beck and Harvey Braun, plus (e) 634,705 shares held by or issuable to other stock holders who are being provided the opportunity to register shares.

                       SUMMARY CONSOLIDATED FINANCIAL DATA
                             (AMOUNTS IN THOUSANDS)

         The following financial information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and unaudited financial information included elsewhere in this prospectus.

SUMMARY CONSOLIDATED FINANCIAL DATA FOR THE 9 MONTHS ENDED DECEMBER 31, 2002 AND 2001:



                                                      NINE MONTHS ENDED DECEMBER 31,
                                                     -------------------------------
                                                          2002              2001
                                                     -------------      ------------
                                                              (unaudited)
                                                  (in thousands except for per share data)
STATEMENT OF OPERATIONS DATA:
Net sales                                            $     16,918       $    21,446
Cost of sales                                               5,997             9,247
                                                     -------------      ------------
   Gross profit                                            10,921            12,199
Expenses
  Product development                                       2,894             2,932
  Depreciation and amortization                             3,122             4,991
Selling, general and administrative expenses                7,365            10,388
                                                     -------------      ------------
      Total expenses                                       13,381            18,311
                                                     -------------      ------------

Loss from operations                                       (2,460)           (6,112)
Other income (expense):
   Interest income                                              1                 8
   Other income (expense)                                       8               (35)
   Interest expense                                          (894)           (2,795)
   Gain on foreign currency transaction                        23                --
                                                     -------------      ------------
      Total other expense                                    (862)           (2,822)
                                                     -------------      ------------
Loss before provision for income taxes                     (3,322)           (8,934)
   Provision for income tax benefits                          (57)               (2)
                                                     -------------      ------------
Loss before cumulative effect of a
   change in accounting principle                          (3,265)           (8,932)

   Cumulative effect of changing accounting
     principle - goodwill valuation under SFAS 142           (627)               --
                                                     -------------      ------------
Loss from continuing operations                            (3,892)           (8,932)

   Loss from discontinued operations                                         (1,140)
                                                     -------------      ------------
Net loss                                             $     (3,892)      $   (10,072)
                                                     =============      ============

   Basic and diluted loss per share:
      Loss before cumulative effect
        of change in accounting principle                   (0.11)            (0.23)

      Cumulative effect of change in
      accounting principle                                  (0.02)               --
                                                     -------------      ------------

      Loss from continuing operations                $      (0.13)            (0.23)
      Loss from discontinued operations                        --             (0.03)
                                                     -------------      ------------

      Net loss                                              (0.13)            (0.26)
                                                     =============      ============

Weighted average common shares                             29,257            38,092

BALANCE SHEET DATA:
   Working Capital                                   $    (11,109)      $   (13,371)
   Total assets                                      $     38,419       $    52,712
   Long-term obligations                             $         99       $    12,379
   Stockholders' equity                              $     20,497       $    19,003


SUMMARY CONSOLIDATED FINANCIAL DATA FOR THE LAST 5 FISCAL YEARS(1):


                                                                                                  SIX MONTHS
                                                                                                    ENDED          YEAR ENDED
                                                YEAR ENDED MARCH 31,                               MARCH 31,      SEPTEMBER 30,
                              --------------------------------------------------------------      -----------------------------
                                 2002            2001             2000              1999              1998            1997
                              -----------    ------------     -------------     ------------     ------------     -------------
                                                          (in thousands except for per share data)
STATEMENT OF OPERATIONS DATA:
Net sales                     $   27,109     $    27,713      $     26,652      $     5,010      $       414      $        800
Cost of sales                     10,036           9,188             6,421            1,401               37                66
                              -----------    ------------     -------------     ------------     ------------     -------------
   Gross profit                   17,073          18,525            20,231            3,609              377               734

Application development
  expenses                         4,203           5,333             4,877              ---              ---               ---
Depreciation and
  amortization                     6,723           8,616             7,250            1,672            1,611             1,018
Selling, general and
  administrative expenses         13,144          18,037            14,817            4,265              418             1,312
Impairment of intangible
  assets                             ---           6,519               ---              ---              ---               ---
Impairment of note
receivable received in
 connection with the sale
 of IBIS Systems Limited             ---           7,647               ---              ---              ---               ---
                              -----------    ------------     -------------     ------------     ------------     -------------
      Total expenses              24,070          46,152            26,944            5,937            2,029             2,330
                              -----------    ------------     -------------     ------------     ------------     -------------

Loss from operations              (6,997)        (27,627)           (6,713)          (2,328)          (1,652)           (1,596)

Other income (expense):
   Interest income                    10             628             1,074              520              274                33
   Other income (expense)            (46)             63              (206)             828               49               627
   Interest expense               (3,018)         (3,043)           (1,493)              (1)             (35)             (102)
   Gain on disposals of
     Softline Limited shares         ---             ---               ---              ---            4,388             3,974
   Gain (loss) on foreign
     currency transaction             (9)              2               (10)             (58)             (14)             (120)
                              -----------    ------------     -------------     ------------     ------------     -------------
      Total other income
        (expense)                 (3,063)         (2,350)             (635)           1,289            4,662             4,412
                              -----------    ------------     -------------     ------------     ------------     -------------
Income (loss) before
  provision (benefit for
    income taxes                 (10,060)        (29,977)           (7,348)          (1,039)           3,010             2,816
  Provision (benefit) for
    income taxes                      39          (4,778)           (2,414)              30              887               190
                              -----------    ------------     -------------     ------------     ------------     -------------
Income (loss) from
  continuing operations          (10,099)        (25,199)           (4,934)          (1,069)           2,123             2,626
Income (loss) from
  discontinued operations         (4,559)         (3,746)              880            6,654            3,696             2,222
                              -----------    ------------     -------------     ------------     ------------     -------------
         Net income (loss)    $  (14,658)    $   (28,945)     $     (4,054)     $     5,585      $     5,819      $      4,848
                              ===========    ============     =============     ============     ============     =============
Basic earnings (loss) per
  share:
   Income (loss) from
     continuing operations    $    (0.28)    $     (0.72)     $      (0.15)     $     (0.04)     $      0.08      $       0.19
   Income (loss) from
     discontinued operations       (0.13)          (0.11)             0.03             0.24             0.13              0.16
                              -----------    ------------     -------------     ------------     ------------     -------------
         Net income (loss)    $    (0.41)    $     (0.83)     $      (0.12)     $      0.20      $      0.21      $       0.35
                              ===========    ============     =============     ============     ============     =============
Diluted earnings (loss)
  per share:
   Income (loss) from
     continuing operations    $    (0.28)    $     (0.72)     $      (0.15)     $     (0.03)     $      0.07      $       0.17
   Income (loss) from
     discontinued operations       (0.13)          (0.11)             0.03             0.20             0.12              0.14
                              -----------    ------------     -------------     ------------     ------------     -------------
         Net income (loss)    $    (0.41)    $     (0.83)     $      (0.12)     $      0.17      $      0.19      $       0.31
                              ===========    ============     =============     ============     ============     =============
Weighted average common shares:
   Basic                          35,698          34,761            32,459           28,600           27,768            13,971
   Diluted                        35,698          34,761            32,459           33,071           31,046            15,618

BALANCE SHEET DATA:
Working capital               $   (5,337)    $    (2,782)     $      2,628      $    26,387      $     9,763      $        596
Total assets                  $   40,005     $    56,453      $     94,083      $    52,374      $    46,481      $     19,230
Long-term obligations         $    8,013     $    18,554      $     21,586      $     2,043      $       771      $        545
Stockholders' equity          $   21,952     $    26,993      $     53,497      $    45,270      $    37,075      $     10,885


(1) Except for the year ended March 31, 2002, certain reclassifications are reflected in the above data since the filing of such annual reports on forms 10KSB and 10K. Such reclassifications did not result in changes in net income
(loss), net income (loss) per share or stockholders' equity.

                                  RISK FACTORS

THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING A DECISION TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS COULD BE HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES. EXCEPT FOR HISTORICAL INFORMATION, THE INFORMATION IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING" STATEMENTS ABOUT OUR EXPECTED FUTURE BUSINESS AND PERFORMANCE. OUR ACTUAL OPERATING RESULTS AND FINANCIAL PERFORMANCE MAY PROVE TO BE VERY DIFFERENT FROM WHAT WE MIGHT HAVE PREDICTED AS OF THE DATE OF THIS PROSPECTUS. THE RISKS DESCRIBED BELOW ADDRESS SOME OF THE FACTORS THAT MAY AFFECT OUR FUTURE OPERATING RESULTS AND FINANCIAL PERFORMANCE.

BUSINESS RISKS

WE INCURRED LOSSES FOR THE FIRST NINE MONTHS OF THE FISCAL YEAR 2003 AND IN FISCAL YEARS 2002, 2001 AND 2000.

         We incurred losses of $3.9 million in the first nine months ended December 31, 2002, compared to losses of $10.1 million for the first nine months ended December 31, 2001. We incurred losses of $14.7 million, $28.9 million and $4.1 million in the fiscal years ended March 31, 2002, 2001 and 2000, respectively. The losses in the past two years have generally been due to difficulties completing sales for new application software licenses, the resulting change in sales mix toward lower margin services, and debt service expenses. We will need to generate additional revenue to achieve profitability in future periods. Failure to achieve profitability, or maintain profitability if achieved, may have a material adverse effect on our business and stock price.

WE HAVE NEGATIVE WORKING CAPITAL, AND WE HAVE EXTENDED PAYMENT TERMS WITH A NUMBER OF OUR SUPPLIERS.

         At December 31, 2002 and December 31, 2001, we had negative working capital of $11.1 million and $13.4 million, respectively. At March 31, 2002 and March 31, 2001, we had negative working capital of $5.3 million and $2.8 million, respectively. We have had difficulty meeting operating expenses, including interest payments on debt, lease payments and supplier obligations. We have at times deferred payroll for our executives offices, and borrowed from related parties to meet payroll obligations. We have extended payment terms with our trade creditors wherever possible.

         As a result of extended payment arrangements with suppliers, we may be unable to secure products and services necessary to continue operations at current levels from these suppliers. In that event, we will have to obtain these products and services from other parties, which could result in adverse consequences to our business, operations and financial condition.

OUR NET SALES HAVE DECLINED. WE EXPERIENCED A SUBSTANTIAL DECREASE IN APPLICATION SOFTWARE LICENSE SALES. OUR GROWTH AND PROFITABILITY IS DEPENDENT ON THE SALE OF HIGHER MARGIN LICENSES.

         Our net sales decreased by 21% in the first nine months ended December 31, 2002, compared to the first nine months ended December 31, 2001. Our net sales decreased by 2% in the fiscal year ended March 31, 2002 compared to the fiscal year ended March 31, 2001. Net sales for the fiscal year ended March 31, 2001 decreased 4% compared to the fiscal year ended March 31, 2000. We experienced a substantial decrease in application license software sales, which typically carry a much higher margin than other revenue sources. We must improve new application license sales to become profitable. We have taken steps to refocus our sales strategy on core historic competencies, but our typically long sales cycles make it difficult to evaluate whether and when sales will improve. We cannot be sure that the decline in sales has not been due to factors which might continue to negatively affect sales.

OUR FINANCIAL CONDITION MAY INTERFERE WITH OUR ABILITY TO SELL NEW APPLICATION SOFTWARE LICENSES.

         Future sales growth may depend on our ability to improve our financial condition. Our current financial condition has made it more difficult for us to complete sales of new application software licenses. Because our applications typically require lengthy implementation and extended servicing arrangements, potential customers require assurance that these services will be available for the expected life of the application. These potential customers may defer buying decisions until our financial condition improves, or may choose the products of our competitors whose financial condition is or is perceived to be stronger. Customer deferrals or lost sales will adversely affect our business, financial conditions and results of operations.

OUR SALES CYCLES ARE LONG AND PROSPECTS ARE UNCERTAIN. THIS MAKES IT DIFFICULT FOR US TO PREDICT REVENUES AND BUDGET EXPENSES.

         The length of sales cycles in our business makes it difficult to evaluate the effectiveness of our sales strategies. Our sales cycles historically has ranged from three to twelve months, which has caused significant fluctuations in revenues from period to period. Due to our difficulties in completing new application software sales in recent periods and our refocused sales strategy, it is difficult to predict revenues and properly budget expenses.

         Our software applications are complex and perform or directly affect mission-critical functions across many different functional and geographic areas of the retail enterprise. In many cases, our customers must change established business practices when they install our software. Our sales staff must dedicate significant time consulting with a potential customer concerning the substantial technical and business concerns associated with implementing our products. The purchase of our products is often discretionary, so lengthy sales efforts may not result in a sale. Moreover, it is difficult to predict when a license sale will occur. All of these factors can adversely affect our business, financial condition and results of operations.

OUR OPERATING RESULTS HAVE FLUCTUATED SIGNIFICANTLY IN THE PAST, AND THEY MAY CONTINUE TO DO SO IN THE FUTURE, WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE.

         Our quarterly operating results have fluctuated significantly in the past and may fluctuate in the future as a result of several factors, many of which are outside of our control. If revenue declines in a quarter, our operating results will be adversely affected because many of our expenses are relatively fixed. In particular, sales and marketing, application development and general and administrative expenses do not change significantly with variations in revenue in a quarter. It is likely that in some future quarter our net sales or operating results will be below the expectations of public market analysts or investors. If that happens, our stock price will likely decline.

OUR REVENUE MAY VARY FROM PERIOD TO PERIOD, WHICH MAKES IT DIFFICULT TO PREDICT FUTURE RESULTS.

         Factors outside our control that could cause our revenue to fluctuate significantly from period to period include:

         o THE SIZE AND TIMING OF INDIVIDUAL ORDERS, PARTICULARLY WITH RESPECT TO OUR LARGER CUSTOMERS;

         o    GENERAL HEALTH OF THE RETAIL INDUSTRY AND THE OVERALL ECONOMY;

         o TECHNOLOGICAL CHANGES IN PLATFORMS SUPPORTING OUR SOFTWARE PRODUCTS; AND

         o    MARKET ACCEPTANCE OF NEW APPLICATIONS AND RELATED SERVICES.

         In particular, we usually deliver our software applications when contracts are signed, so order backlog at the beginning of any quarter may represent only a portion of that quarter's expected revenues. As a result, application license revenues in any quarter are substantially dependent on orders booked and delivered in that quarter, and this makes it difficult for us to accurately predict revenues. We have experienced, and we expect to continue to experience, quarters or periods where individual application license or services orders are significantly larger than our typical application license or service orders. Because of the nature of our offerings, we may get one or more large orders in one quarter from a customer and then no orders the next quarter.

OUR EXPENSES MAY VARY FROM PERIOD TO PERIOD, WHICH COULD AFFECT QUARTERLY RESULTS AND OUR STOCK PRICE.

         If we incur additional expenses in a quarter in which we do not experience increased revenue, our results of operations would be adversely affected and we may incur losses for that quarter. Factors that could cause our expenses to fluctuate from period to period include:

         o THE EXTENT OF MARKETING AND SALES EFFORTS NECESSARY TO PROMOTE AND SELL OUR APPLICATIONS AND SERVICES;

         o    THE TIMING AND EXTENT OF OUR DEVELOPMENT EFFORTS; AND

         o    THE TIMING OF PERSONNEL HIRING.

IT IS DIFFICULT TO EVALUATE OUR PERFORMANCE BASED ON PERIOD TO PERIOD COMPARISONS OF OUR RESULTS.

         The many factors which can cause revenues and expenses to vary make meaningful period to period comparisons of our results difficult. We do not believe period to period comparisons of our financial performance are necessarily meaningful, and you cannot rely on them as an indication of our future performance.

WE MAY EXPERIENCE SEASONAL DECLINES IN SALES, WHICH COULD CAUSE OUR OPERATING RESULTS TO FALL SHORT OF EXPECTATIONS IN SOME QUARTERS.

         We may experience slower sales of our applications and services from October through December of each year as a result of retailers' focus on the holiday retail-shopping season. This can negatively affect revenues in our third fiscal quarter and in other quarters, depending on our sales cycles.

OUR DEBT COULD ADVERSELY AFFECT US.

         As of April 1, 2003, our debt is as follows:

         o $3.5 MILLION IN CONVERTIBLE DEBENTURES ISSUED ON MARCH 31, 2003 TO MIDSUMMER INVESTMENT, LTD., OMICRON MASTER TRUST, AND ISLANDIA, L.P. DUE IN FULL IN MAY 2005, WITH MONTHLY REDEMPTIONS TO COMMENCE IN FEBRUARY 2004.

         o $400,000 IN CONVERTIBLE DEBENTURES ISSUED ON APRIL 1, 2003 TO MBSJ INVESTORS LLC DUE IN FULL IN OCTOBER 2005, WITH MONTHLY REDEMPTIONS TO COMMENCE IN FEBRUARY 2004.

         o $300,000 IN CONVERTIBLE DEBENTURES ISSUED ON MAY 7, 2003 TO CRESTVIEW CAPITAL FUND I, L.P., CRESTVIEW CAPITAL
              FUND II, L.P., AND CRESTVIEW CAPITAL OFFSHORE FUND, INC., WITH MONTHLY REDEMPTIONS TO COMMENCE IN FEBRUARY 2004.

         o $1.25 MILLION IN CONVERTIBLE NOTES REISSUED IN JULY 2002 TO ENTITIES RELATED TO ICM ASSET MANAGEMENT, INC. DUE SEPTEMBER 30, 2003.

         o $500,000 IN A CONVERTIBLE NOTE ISSUED TO UNION BANK OF CALIFORNIA NA ON MARCH 31, 2003, DUE MARCH 31, 2004.

         The substantial amount of our indebtedness impacts us in a number of ways:

         o WE HAVE TO DEDICATE A PORTION OF CASH FLOW FROM OPERATIONS TO PRINCIPAL AND INTEREST PAYMENTS ON THE DEBT, WHICH REDUCES FUNDS AVAILABLE FOR OTHER PURPOSES.

         o WE MAY NOT HAVE SUFFICIENT FUNDS TO PAY PRINCIPAL AND/OR INTEREST PAYMENT WHEN THEY BECOME DUE, WHICH COULD LEAD TO A DEFAULT.

         These are just some factors pertaining to our debt that generally place us at a disadvantage to our less leveraged competitors. Any or all of these factors could cause our stock price to decline.

WE HAVE RELIED ON CAPITAL CONTRIBUTED BY RELATED PARTIES, AND SUCH CAPITAL MAY NOT BE AVAILABLE IN THE FUTURE.

         Our cash from operations has not been sufficient to meet our operational needs, and we have relied on capital from related parties. A company affiliated with Donald S. Radcliffe, one of our directors, made short-term loans to us in fiscal 2002 and in fiscal 2003 to meet payroll when cash on hand was not sufficient. Softline loaned us $10 million to make a required principal payment on our Union Bank term loan in July 2000. A subsidiary of Softline loaned us an additional $600,000 in November 2000 to meet working capital needs. This loan was repaid in February 2001, in part with $400,000 we borrowed from Barry M. Schechter, our Chairman. We borrowed an additional $164,000 from Mr. Schechter in March 2001 for operational needs related to our Australian subsidiary, which was repaid in July 2001.

         We may not be able to obtain capital from related parties in the future. Neither Softline, Mr. Schechter, Mr. Radcliffe nor any other officers, directors, stockholders or related parties are under any obligation to continue to provide cash to meet our future liquidity needs.

WE MAY NEED TO RAISE CAPITAL TO REPAY DEBT AND GROW OUR BUSINESS. OBTAINING THIS CAPITAL COULD IMPAIR THE VALUE OF YOUR INVESTMENT.

         We may need to raise capital to discharge our aged payables and grow our business. We will also likely need to raise capital to pay our $1.25 million convertible note obligations to the entities related to ICM Asset Management, Inc. due in full in September 2003, our $3.5 million convertible debenture obligations due in full in May 2005,with monthly redemptions commencing in February 2004, our $400,000 convertible debenture obligations due in full in October 2005, with monthly redemptions commencing in February 2004, and our $500,000 convertible note obligation due in full in March 2004. We may also need to raise further capital to:

         o    SUPPORT UNANTICIPATED CAPITAL REQUIREMENTS;

         o    TAKE ADVANTAGE OF ACQUISITION OR EXPANSION OPPORTUNITIES;

         o    CONTINUE OUR CURRENT DEVELOPMENT EFFORTS;

         o    DEVELOP NEW APPLICATIONS OR SERVICES; OR

         o    ADDRESS WORKING CAPITAL NEEDS.

         Our future capital requirements depend on many factors including our application development, sales and marketing activities. We do not know whether additional financing will be available when needed, or available on terms acceptable to us. If we cannot raise needed funds for the above purposes on acceptable terms, we may be forced to curtail some or all of the above activities and we may not be able to grow our business or respond to competitive pressures or unanticipated developments.

         We may raise capital through public or private equity offerings or debt financings. To the extent we raise additional capital by issuing equity securities or convertible debt securities, our stockholders may experience substantial dilution and the new securities may have greater rights, preferences or privileges than our existing common stock.

INTANGIBLE ASSETS MAY BE IMPAIRED MAKING IT MORE DIFFICULT TO OBTAIN FINANCING.

         Goodwill, capitalized software, non-compete agreements and other intangible assets represent approximately 84% of our total assets as of December 31, 2002 and represent more than our stockholders' equity. We may have to impair or write-off these assets, which will cause a charge to earnings and could cause our stock price to decline.

         Any such impairments will also reduce our assets, as well as the ratio of our assets to our liabilities. These balance sheet effects could make it more difficult for us to obtain capital, and could make the terms of capital we do obtain more unfavorable to our existing stockholders.

FOREIGN CURRENCY FLUCTUATIONS MAY IMPAIR OUR COMPETITIVE POSITION AND AFFECT OUR OPERATING RESULTS.

         Fluctuations in currency exchange rates affect the prices of our applications and services and our expenses, and foreign currency losses will negatively affect profitability or increase losses. Approximately 12% of our net sales were in the United Kingdom in the nine-month period ending December 31, 2002. Approximately 17%, 22% and 37% of our net sales were outside North America, principally in Australia and the United Kingdom, in the fiscal years ended March 31, 2002, 2001 and 2000, respectively. Many of our expenses related to foreign sales, such as corporate level administrative overhead and development, are denominated in U.S. dollars. When accounts receivable and accounts payable arising from international sales and services are converted to U.S. dollars, the resulting gain or loss contributes to fluctuations in our operating results. We do not hedge against foreign currency exchange rate risks.

WE HAVE A SINGLE CUSTOMER REPRESENTING A SIGNIFICANT AMOUNT OF OUR BUSINESS.

         Toys "R" Us, Inc. ("Toys") accounted for 31% and 47% of our net sales for the nine months ended December 31, 2002 and 2001, respectively. Toys accounted for 42%, 29% and 15% of our net sales for the fiscal years ended March 31, 2002, 2001 and 2000, respectively. While we have a development agreement with this customer, Toys has the right to terminate the agreement without cause with limited advance notice. A reduction, delay or cancellation of orders from Toys would significantly reduce our revenues and force us to substantially curtail operations. We cannot provide any assurances that Toys or any of our current customers will continue at current or historical levels or that we will be able to obtain orders from new customers.

IF WE LOSE THE SERVICES OF ANY MEMBER OF OUR SENIOR MANAGEMENT OR KEY TECHNICAL AND SALES PERSONNEL, OR IF WE ARE UNABLE TO RETAIN OR ATTRACT ADDITIONAL TECHNICAL PERSONNEL, OUR ABILITY TO CONDUCT AND EXPAND OUR BUSINESS WILL BE IMPAIRED.

         We are heavily dependent on Barry M. Schechter, our Chairman, Harvey Braun, our Chief Executive Officer, and Steven Beck, our President and Chief Operating Officer. Mr. Schechter has an employment agreement with us, which expires September 30, 2003 and may be terminated on 14 days notice. We do not have any written employment agreements with Mr. Braun or Mr. Beck. We also believe our future success will depend largely upon our ability to attract and retain highly-skilled software programmers, managers, and sales and marketing personnel. Competition for personnel is intense, particularly in international markets. The software industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. We compete against numerous companies, including larger, more established companies, for our personnel. We may not be successful in attracting or retaining skilled sales, technical and managerial personnel. The loss of key employees or our inability to attract and retain other qualified employees could negatively affect our financial performance and cause our stock price to decline.

WE ARE DEPENDENT ON THE RETAIL INDUSTRY, AND IF ECONOMIC CONDITIONS IN THE RETAIL INDUSTRY FURTHER DECLINE, OUR REVENUES MAY ALSO DECLINE. RETAIL SALES HAVE BEEN AND MAY CONTINUE TO BE SLOW.

         Our future growth is critically dependent on increased sales to the retail industry. We derive the substantial majority of our revenues from the licensing of software applications and the performance of related professional and consulting services to the retail industry. Demand for our applications and services could decline in the event of consolidation, instability or more downturns in the retail industry. This decline would likely cause reduced sales and could impair our ability to collect accounts receivable. The result would be reduced earnings and weakened financial condition, each or both of which would likely cause our stock price to decline.

         The success of our customers is directly linked to economic conditions in the retail industry, which in turn are subject to intense competitive pressures and are affected by overall economic conditions. In addition, the retail industry may be consolidating, and it is uncertain how consolidation will affect the industry. The retail industry as a whole is currently experiencing increased competition and weakening economic conditions that could negatively impact the industry and our customers' ability to pay for our products and services. Such consolidation and weakening economic conditions have in the past, and may in the future, negatively impact our revenues, reduce the demand for our products and may negatively impact our business, operating results and financial condition. Weakening economic conditions and the September 11, 2001 terrorist attack have adversely impacted sales of our software applications, and we believe mid-tier specialty retailers may be reluctant during the current economic slowdown to make the substantial infrastructure investment that generally accompanies the implementation of our software applications. Also, the current war in Iraq and the anticipated burden of rebuilding that country's infrastructure has led to some uncertainty in the economic climate, which may adversely impact our business.

THERE MAY BE AN INCREASE IN CUSTOMER BANKRUPTCIES DUE TO WEAK ECONOMIC
CONDITIONS.

         We have in the past and may in the future be impacted by customer bankruptcies. During weak economic conditions, such as those currently being experienced in many geographic regions around the world, there is an increased risk that certain of our customers will file bankruptcy. When our customers file bankruptcy, we may be required to forego collection of pre-petition amounts owed, and to repay amounts remitted to us during the 90-day preference period preceding the filing. Accounts receivable balances related to pre-petition amounts may in certain of these instances be large due to extended payment terms for software license fees, and significant billings for consulting and implementation services on large projects. The bankruptcy laws, as well as the specific circumstances of each bankruptcy, may severely limit our ability to collect pre-petition amounts, and may force us to disgorge payments made during the 90-day preference period. We also face risk from international customers which file for bankruptcy protection in foreign jurisdictions, in that the application of foreign bankruptcy laws may be less certain or harder to predict. Although we believe that we have sufficient reserves to cover anticipated customer bankruptcies, there can be no assurance that such reserves will be adequate, and if they are not adequate, our business, operating results and financial condition would be adversely affected.

WE MAY NOT BE ABLE TO MAINTAIN OR IMPROVE OUR COMPETITIVE POSITION BECAUSE OF THE INTENSE COMPETITION IN THE RETAIL SOFTWARE INDUSTRY.

         We conduct business in an industry characterized by intense competition. Most of our competitors are very large companies with an international presence. We must also compete with smaller companies which have been able to develop strong local or regional customer bases. Many of our competitors and potential competitors are more established, benefit from greater name recognition and have significantly greater resources than us. Our competitors may also have lower cost structures and better access to the capital markets than us. As a result, our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Our competitors may:

         o INTRODUCE NEW TECHNOLOGIES THAT RENDER OUR EXISTING OR FUTURE PRODUCTS OBSOLETE, UNMARKETABLE OR LESS COMPETITIVE;

         o MAKE STRATEGIC ACQUISITIONS OR ESTABLISH COOPERATIVE RELATIONSHIPS AMONG THEMSELVES OR WITH OTHER SOLUTION PROVIDERS, WHICH WOULD INCREASE THE ABILITY OF THEIR PRODUCTS TO ADDRESS THE NEEDS OF OUR CUSTOMERS; AND

         o ESTABLISH OR STRENGTHEN COOPERATIVE RELATIONSHIPS WITH OUR CURRENT OR FUTURE STRATEGIC PARTNERS, WHICH WOULD LIMIT OUR ABILITY TO COMPETE THROUGH THESE CHANNELS.

         We could be forced to reduce prices and suffer reduced margins and market share due to increased competition from providers of offerings similar to, or competitive with, our applications, or from service providers that provide services similar to our services. Competition could also render our technology obsolete. For a further discussion of competitive factors in our industry, see "Business" under the heading "Competition."

OUR MARKETS ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE, SO OUR SUCCESS DEPENDS HEAVILY ON OUR ABILITY TO DEVELOP AND INTRODUCE NEW APPLICATIONS AND RELATED SERVICES.

         The retail software industry is characterized by rapid technological change, evolving standards and wide fluctuations in supply and demand. We must cost-effectively develop and introduce new applications and related services that keep pace with technological developments to compete. If we do not gain market acceptance for our existing or new offerings or if we fail to introduce progressive new offerings in a timely or cost-effective manner, our financial performance will suffer.

         The success of application enhancements and new applications depends on a variety of factors, including technology selection and specification, timely and efficient completion of design, and effective sales and marketing efforts. In developing new applications and services, we may:

         o FAIL TO RESPOND TO TECHNOLOGICAL CHANGES IN A TIMELY OR COST-EFFECTIVE MANNER;

         o ENCOUNTER APPLICATIONS, CAPABILITIES OR TECHNOLOGIES DEVELOPED BY OTHERS THAT RENDER OUR APPLICATIONS AND SERVICES OBSOLETE OR NON-COMPETITIVE OR THAT SHORTEN THE LIFE CYCLES OF OUR EXISTING APPLICATIONS AND SERVICES;

         o EXPERIENCE DIFFICULTIES THAT COULD DELAY OR PREVENT THE SUCCESSFUL DEVELOPMENT, INTRODUCTION AND MARKETING OF THESE NEW APPLICATIONS AND SERVICES; OR

         o    FAIL TO ACHIEVE MARKET ACCEPTANCE OF OUR APPLICATIONS AND
              SERVICES.

         The life cycles of our applications are difficult to estimate, particularly in the emerging electronic commerce market. As a result, new applications and enhancements, even if successful, may become obsolete before we recoup our investment.

OUR PROPRIETARY RIGHTS OFFER ONLY LIMITED PROTECTION AND OUR COMPETITORS MAY DEVELOP APPLICATIONS SUBSTANTIALLY SIMILAR TO OUR APPLICATIONS AND USE SIMILAR TECHNOLOGIES WHICH MAY RESULT IN THE LOSS OF CUSTOMERS. WE MAY HAVE TO BRING COSTLY LITIGATION TO PROTECT OUR PROPRIETARY RIGHTS.

         Our success and competitive position is dependent in part upon our ability to develop and maintain the proprietary aspects of our intellectual property. Our intellectual property includes our trademarks, trade secrets, copyrights and other proprietary information. Our efforts to protect our intellectual property may not be successful. Effective copyright and trade secret protection may be unavailable or limited in some foreign countries. We hold no patents. Consequently, others may develop, market and sell applications substantially equivalent to ours or utilize technologies similar to those used by us, so long as they do not directly copy our applications or otherwise infringe our intellectual property rights.

         We may find it necessary to bring claims or litigation against third parties for infringement of our proprietary rights or to protect our trade secrets. These actions would likely be costly and divert management resources. These actions could also result in counterclaims challenging the validity of our proprietary rights or alleging infringement on our part. The ultimate outcome of any litigation will be difficult to predict.

OUR APPLICATIONS MAY BE SUBJECT TO CLAIMS THEY INFRINGE ON THE PROPRIETARY RIGHTS OF THIRD PARTIES, WHICH MAY EXPOSE US TO LITIGATION.

We may become involved in litigation involving patents or proprietary rights. Patent and proprietary rights litigation entails substantial legal and other costs, and we do not know if we will have the necessary financial resources to defend or prosecute our rights in connection with any such litigation. Responding to and defending claims related to our intellectual property rights, even ones without merit, can be time consuming and expensive and can divert management's attention from other business matters. In addition, these actions could cause application delivery delays or require us to enter into royalty or license agreements. Royalty or license agreements, if required, may not be available on terms acceptable to us, if they are available at all. Any or all of these outcomes could have a material adverse effect on our business, operating results and financial condition.

DEVELOPMENT AND MARKETING OF OUR OFFERINGS DEPENDS ON STRATEGIC RELATIONSHIPS WITH OTHER COMPANIES. OUR EXISTING STRATEGIC RELATIONSHIPS MAY NOT ENDURE AND MAY NOT DELIVER THE INTENDED BENEFITS, AND WE MAY NOT BE ABLE TO ENTER INTO FUTURE STRATEGIC RELATIONSHIPS.

         Since we do not possess all of the technical and marketing resources necessary to develop and market our offerings to their target markets, our business strategy substantially depends on our strategic relationships. While some of these relationships are governed by contracts, most are non-exclusive and all may be terminated on short notice by either party. If these relationships terminate or fail to deliver the intended benefits, our development and marketing efforts will be impaired and our revenues may decline. We may not be able to enter into new strategic relationships, which could put us at a disadvantage to those of our competitors which do successfully exploit strategic relationships.

OUR PRIMARY COMPUTER AND TELECOMMUNICATIONS SYSTEMS ARE IN A LIMITED NUMBER OF GEOGRAPHIC LOCATIONS, WHICH MAKES THEM MORE VULNERABLE TO DAMAGE OR INTERRUPTION. THIS DAMAGE OR INTERRUPTION COULD HARM OUR BUSINESS.

         Substantially all of our primary computer and telecommunications systems are located in two geographic areas. These systems are vulnerable to damage or interruption from fire, earthquake, water damage, sabotage, flood, power loss, technical or telecommunications failure or break-ins. Our business interruption insurance may not adequately compensate us for our lost business and will not compensate us for any liability we incur due to our inability to provide services to our customers. Although we have implemented network security measures, our systems are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. These disruptions could lead to interruptions, delays, loss of data or the inability to service our customers. Any of these occurrences could impair our ability to serve our customers and harm our business.

IF PRODUCT LIABILITY LAWSUITS ARE SUCCESSFULLY BROUGHT AGAINST US, WE MAY INCUR SUBSTANTIAL LIABILITIES AND MAY BE REQUIRED TO LIMIT COMMERCIALIZATION OF OUR APPLICATIONS.

         Our business exposes us to product liability risks. Any product liability or other claims brought against us, if successful and of sufficient magnitude, could negatively affect our financial performance and cause our stock price to decline.

         Our applications are highly complex and sophisticated and they may occasionally contain design defects or software errors that could be difficult to detect and correct. In addition, implementation of our applications may involve customer-specific customization by us or third parties, and may involve integration with systems developed by third parties. These aspects of our business create additional opportunities for errors and defects in our applications and services. Problems in the initial release may be discovered only after the application has been implemented and used over time with different computer systems and in a variety of other applications and environments. Our applications have in the past contained errors that were discovered after they were sold. Our customers have also occasionally experienced difficulties integrating our applications with other hardware or software in their enterprise.

         We are not currently aware of any defects in our applications that might give rise to future lawsuits. However, errors or integration problems may be discovered in the future. Such defects, errors or difficulties could result in loss of sales, delays in or elimination of market acceptance, damage to our brand or to our reputation, returns, increased costs and diversion of development resources, redesigns and increased warranty and servicing costs. In addition, third-party products, upon which our applications are dependent, may contain defects which could reduce or undermine entirely the performance of our applications.

         Our customers typically use our applications to perform mission-critical functions. As a result, the defects and problems discussed above could result in significant financial or other damage to our customers. Although our sales agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims, we do not know if these limitations of liability are enforceable or would otherwise protect us from liability for damages to a customer resulting from a defect in one of our applications or the performance of our services. Our product liability insurance may not cover all claims brought against us.

SOFTLINE LIMITED HAS THE RIGHT TO ACQUIRE A CONTROLLING PERCENTAGE OF OUR COMMON STOCK, SO WE MAY BE EFFECTIVELY CONTROLLED BY SOFTLINE, AND OUR OTHER STOCKHOLDERS ARE UNABLE TO AFFECT THE OUTCOME OF STOCKHOLDER VOTING.

         Softline Limited beneficially owns 54.7% of our outstanding common stock, including shares Softline has the right to acquire upon conversion of its Series A Convertible Preferred Stock. Ivan M. Epstein, Softline's Chief Executive Officer, and Robert P. Wilkie, Softline's Chief Financial Officer, serve on our board of directors. If Softline converts its Series A Preferred Stock, it may have effective control over all matters affecting us, including:

         o    THE ELECTION OF ALL OF OUR DIRECTORS;

         o THE ALLOCATION OF BUSINESS OPPORTUNITIES THAT MAY BE SUITABLE FOR SOFTLINE AND US;

         o ANY DETERMINATIONS WITH RESPECT TO MERGERS OR OTHER BUSINESS COMBINATIONS INVOLVING US;

         o    THE ACQUISITION OR DISPOSITION OF ASSETS OR BUSINESSES BY US;

         o DEBT AND EQUITY FINANCING, INCLUDING FUTURE ISSUANCE OF OUR COMMON STOCK OR OTHER SECURITIES;

         o    AMENDMENTS TO OUR CHARTER DOCUMENTS;

         o    THE PAYMENT OF DIVIDENDS ON OUR COMMON STOCK; AND

         o    DETERMINATIONS WITH RESPECT TO OUR TAX RETURNS.

OUR BUSINESS MAY BE DISADVANTAGED OR HARMED IF SOFTLINE'S INTERESTS RECEIVE PRIORITY OVER OUR INTERESTS.

         Conflicts of interest have and will continue to arise between Softline and us in a number of areas relating to our past and ongoing relationships. Conflicts may not be resolved in a manner that is favorable to us, and such conflicts may result in harmful consequences to our business or prospects.

SOFTLINE'S INFLUENCE ON OUR COMPANY COULD MAKE IT DIFFICULT FOR ANOTHER COMPANY TO ACQUIRE US, WHICH COULD DEPRESS OUR STOCK PRICE.

         Softline's potential voting control could discourage others from initiating any potential merger, takeover or other change of control transaction that may otherwise be beneficial to our business or our stockholders. As a result, Softline's control could reduce the price that investors may be willing to pay in the future for shares of our stock, or could prevent any party from attempting to acquire us at any price.

OUR STOCK PRICE HAS BEEN HIGHLY VOLATILE.

         The market price of our common stock has been, and is likely to continue to be, volatile. When we or our competitors announce new customer orders or services, change pricing policies, experience quarterly fluctuations in operating results, announce strategic relationships or acquisitions, change earnings estimates, experience government regulatory actions or suffer from generally adverse economic conditions, our stock price could be affected. Some of the volatility in our stock price may be unrelated to our performance. Recently, companies similar to ours have experienced extreme price fluctuations, often for reasons unrelated to their performance. For further information on our stock price trends, see "Price Range of Common Stock."

WE HAVE NEVER PAID A DIVIDEND ON OUR COMMON STOCK AND WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

         We have not previously paid any cash or other dividend on our common stock. We anticipate that we will use our earnings and cash flow for repayment of indebtedness, to support our operations, and for future growth, and we do not have any plans to pay dividends in the foreseeable future. Softline is entitled to dividends on its Series A Convertible Preferred Stock in preference and priority to common stockholders. Future equity financing(s) may further restrict our ability to pay dividends.

THE TERMS OF OUR PREFERRED STOCK MAY REDUCE THE VALUE OF YOUR COMMON STOCK.

         We are authorized to issue up to 5,000,000 shares of preferred stock in one or more series. We issued 141,000 shares of Series A Convertible Preferred Stock to Softline in May 2002. Our board of directors may determine the terms of subsequent series of preferred stock without further action by our stockholders. If we issue additional preferred stock, it could affect your rights or reduce the value of your common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party. These terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. We are actively seeking capital, and some of the arrangements we are considering may involve the issuance of preferred stock.

FAILURE TO COMPLY WITH THE AMERICAN STOCK EXCHANGE'S LISTING STANDARDS COULD RESULT IN OUR DELISTING FROM THAT EXCHANGE AND LIMIT THE ABILITY TO SELL ANY OF OUR COMMON STOCK.

         Our stock is currently traded on the American Stock Exchange. The Exchange has published certain guidelines it uses in determining whether a security warrants continued listing. These guidelines include financial, market capitalization and other criteria, and as a result of our financial condition or other factors, the American Stock Exchange could in the future determine that our stock does not merit continued listing. If our stock were delisted from the American Stock Exchange, the ability of our stockholders to sell our common stock could become limited, and we would lose the advantage of some state and federal securities regulations imposing lower regulatory burdens on exchange-traded issuers.

DELAWARE LAW AND SOME PROVISIONS OF OUR CHARTER AND BYLAWS MAY ADVERSELY AFFECT THE PRICE OF YOUR STOCK.

         Special meetings of our stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or the Board of Directors. Stockholders have no right to call a meeting and may not act by written consent. Stockholders must also comply with advance notice provisions in our bylaws in order to nominate directors or propose matters for stockholder action. These provisions of our charter documents, as well as certain provisions of Delaware law, could delay or make more difficult certain types of transactions involving a change in control of the Company or our management. Delaware law also contains provisions that could delay or make more difficult change in control transactions. As a result, the price of our common stock may be adversely affected.

SHARES ISSUED UPON THE EXERCISE OF OPTIONS, WARRANTS, DEBENTURES AND CONVERTIBLE NOTES COULD DILUTE YOUR STOCK HOLDINGS AND ADVERSELY AFFECT OUR STOCK PRICE.

         We have issued options and warrants to acquire common stock to our employees and certain other persons at various prices, some of which are or may in the future have exercise prices at below the market price of our stock. We currently have outstanding options and warrants for 16,130,089 shares. Of these options and warrants, 4,739,337 have exercise prices above the recent market price of $1.02 per share (as of May 5, 2003), and 11,390,752 have exercise prices at below that recent market price. If exercised, these options and warrants will cause immediate and possibly substantial dilution to our stockholders.

         Our existing stock option plan currently has approximately 2,366,405 shares available for issuance as of May 5, 2003. Future options issued under the plan may have further dilutive effects.

         We issued to Toys "R" Us, our major customer, a note convertible into 2,500,000 shares of common stock. This note has a conversion price of $0.553. This note will have a dilutive effect on stockholders if converted.

         We issued to entities related to ICM Asset Management notes that are convertible into 2,083,333 shares of common stock. These notes have a conversion price of $0.60 per share, which is currently below the recent market price of $0.95. These notes will have a dilutive effect on stockholders if converted.

         We also recently issued to a group of investors debentures that are convertible into 4,103,165 shares of common stock. These debentures have a conversion price of $1.0236, which is above the recent market price of $0.95. These debentures will have a dilutive effect on stockholders of converted.

         We issued to Union Bank of California, N.A. an unsecured note that is convertible into shares of common stock at a price per share of eighty percent (80%) of the average share closing price of our common stock for the ten trading day period immediately preceding the maturity date of the note. This note will have a dilutive effect on stockholders if converted.

         Sales of shares pursuant to exercisable options, warrants, convertible notes, and convertible debentures could lead to subsequent sales of the shares in the public market, and could depress the market price of our stock by creating an excess in supply of shares for sale. Issuance of these shares and sale of these shares in the public market could also impair our ability to raise capital by selling equity securities.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Market risk represents the risk of loss that may impact our consolidated financial position, results of operations or cash flows. We are exposed to market risks, which include changes in interest rates and changes in foreign currency exchange rate as measured against the U.S. dollar.

FOREIGN CURRENCY EXCHANGE RATE RISK

         We conduct business in various foreign currencies, primarily in Europe and until February 2002, Australia. Sales are typically denominated in the local foreign currency, which creates exposures to changes in exchange rates. These changes in the foreign currency exchange rates as measured against the U.S. dollar may positively or negatively affect our sales, gross margins and retained earnings. We attempt to minimize currency exposure risk through decentralized sales, development, marketing and support operations, in which substantially all costs are local-currency based. There can be no assurance that such an approach will be successful, especially in the event of a significant and sudden decline in the value of the foreign currency. We do not hedge against foreign currency risk. Approximately 12% and 18% of our total net sales were denominated in currencies other than the U.S. dollar for the nine-month period ending December 31, 2002 and 2001, respectively. Approximately 17%, 22%, and 37% of our total net sales were denominated in currencies other than the U.S. dollar for the periods ended March 31, 2002, 2001 and 2000, respectively.

EQUITY PRICE RISK

We have no direct equity investments.

                           FORWARD LOOKING STATEMENTS

         THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. THESE STATEMENTS RELATE TO FUTURE EVENTS OR OUR FUTURE FINANCIAL PERFORMANCE. IN SOME CASES, YOU CAN IDENTIFY FORWARD-LOOKING STATEMENTS BY TERMINOLOGY SUCH AS THE WORDS MAY, WILL, SHOULD, EXPECT, PLAN, ANTICIPATE, BELIEVE, ESTIMATE, PREDICT, POTENTIAL OR CONTINUE, OR THE NEGATIVES OF SUCH WORDS OR OTHER COMPARABLE TERMINOLOGY. THESE STATEMENTS ARE ONLY PREDICTIONS. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IMPORTANT FACTORS THAT MAY CAUSE ACTUAL RESULTS TO

DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO THE ITEMS DISCUSSED UNDER "RISK FACTORS" AND OTHER SECTIONS OF THIS PROSPECTUS.

         ALTHOUGH WE BELIEVE THAT THE EXPECTATIONS REFLECTED IN THE FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CANNOT GUARANTEE FUTURE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS. WE ARE UNDER NO OBLIGATION TO UPDATE ANY OF THE FORWARD-LOOKING STATEMENTS AFTER THE FILING OF THIS REPORT TO CONFORM SUCH STATEMENTS TO ACTUAL RESULTS OR TO CHANGES IN OUR EXPECTATIONS.

                              SELLING STOCKHOLDERS

         We are registering 38,700,053 shares of our common stock for resale by the selling stockholders named below. The term "selling stockholders" includes each stockholder named below and such stockholder's transferees, pledgees, donees or other successors. See "Registration Rights" and below for a more complete description of our agreements with selling stockholders in connection with their registration rights.

BACKGROUND

         In this registration statement, 7,151,795 shares of common stock held by or issuable to Koyah Leverage Partners, L.P., Koyah Partners, L.P., Raven Partners, L.P., Brian Cathcart and Nigel M. Davey are being registered herein pursuant to an investors rights agreement. We previously issued or sold shares of common stock, as well as warrants and convertible notes, to these investors, who are or were related to ICM Asset Management. Pursuant to an investors' rights agreement, we also agreed to file a registration statement for the resale of all shares held by or issuable to these investors. See "Managements' Discussion and Analysis of Financial Condition and Results of Operations - Financing Transactions, ICM Asset Management." Accordingly, we are registering for these investors 3,468,462 shares of common stock, 1,600,000 shares of common stock issuable upon the exercise of their warrants, and 2,083,333 shares of common stock issuable upon the conversion of their convertible notes.

         In May 2002, we entered into a securities purchase agreement with Softline Limited where we issued and sold 141,000 shares of newly designated Series A Convertible Preferred Stock. The Series A Preferred Stock is convertible into that number of shares of our common stock as determined in accordance with this formula:

         Number of shares of common stock = $100 + amount of all dividends accrued since 1/01/02 x (# of shares of preferred stock)/ conversion price

         (the conversion price is initially $0.80, but increases at the annual rate of 3.5%; dividends accrue on $100 at the rate of 7.2% per year)

         Pursuant to a registration rights agreement, we granted "piggy back" registration rights covering the resale of the shares of our common stock issuable upon conversion of the Series A Preferred Stock. The number of shares being registered by Softline is 18,255,073, which is the number of shares of common stock issuable upon conversion of the Series A Preferred Stock as of January 1, 2003. See "Managements' Discussion and Analysis of Financial Condition and Results of Operations - Financing Transactions, Softline."

         In March 2003, we granted registration rights to Midsummer Investment, Ltd., Omicron Master Trust, and Islandia, L.P. with respect to debentures that are convertible into an aggregate of 3,419,304 shares of common stock and warrants to purchase an aggregate 1,572,858 shares of common stock pursuant to a registration rights agreement. Under that agreement, we are required to file a registration statement covering 130% of the shares issuable upon the conversion of the debentures and warrants. We are also registering an aggregate of 819,000 shares issuable as payment for interest accrued on the debentures. The total number of shares to be registered equals 7,308,811. Additional debentures and warrants may be issued to these investors if certain conditions are met. The shares underlying these additional debentures and additional warrants are not included for registration under this prospectus. See "Managements' Discussion and Analysis of Financial Condition and Results of Operations - Financing Transactions, Midsummer/Omicron/Islandia."

         In connection with the debentures sold in March 2003, Softline entered into a "lock up" agreement with the purchasers of those debentures under which Softline is limited or restricted in the number of shares Softline may sell during any period of time debentures are still outstanding with respect to Midsummer and/or Omicron.

         On April 1, 2003, we granted registration rights to MBSJ Investors LLC with respect to debenture that is convertible into an aggregate of 390,778 shares of common stock and warrants to purchase an aggregate of 156,311 shares of common stock pursuant to a registration rights agreement. Under that agreement, we are required to file a registration rights agreement covering 130% of the shares issuable upon the conversion of the debentures and warrants. We are also registering an aggregate of 72,000 shares issuable as payment for interest accrued on the debentures. See "Managements' Discussion and Analysis of Financial Condition and Results of Operations - Financing Transactions, MBSJ."

         On May 6, 2003, we granted registration rights to Crestview Capital Fund I, L.P., Crestview Capital Fund II, L.P. and Crestview Capital Offshore Fund, Inc. with respect to debentures that are convertible into an aggregate of 293,083 shares of common stock and warrants to purchase an aggregate of 101,112 shares of common stock pursuant to a registration rights agreement. Under that agreement, we are required to file a registration statement covering 130% of the shares issuable upon the conversion of the debentures and warrants. We are also registering an aggregate of 54,000 shares issuable as payment for interest accrued on the debentures. Additional debentures and warrants may be issued to these investors if certain conditions are met. The shares underlying these additional debentures and additional warrants are not included for registration under this prospectus. See "Managements' Discussion and Analysis of Financial Condition and Results of Operations - Financing Transactions, Crestview."

         In September 2002, we granted each of Steven Beck and Harvey Braun a non-qualified option to purchase up to 2,000,000 shares of common stock at an exercise price of $0.28 per share. We granted registration rights covering the shares issuable upon the exercise of the options.

         In addition, 634,705 shares of common stock, including shares that are issuable upon the exercise or conversion of options and warrants, are being registered for other individuals or entities who are being extended this opportunity to register their shares.

         The following table, which reflects stockholdings as of April 1, 2003, is based in part upon information provided by the selling stockholders and sets forth (i) the names of the selling stockholders; (ii) the number of shares of our common stock that the selling stockholders owned prior to the offering for resale of any of the shares or our common stock being registered hereby; (iii) the maximum number of shares of our common stock that may be offered for resale for the accounts of the selling stockholders pursuant to this prospectus; and
(iv) the percentage of shares of common stock to be held by the selling stockholders after the offering of the resale shares (assuming all of the resale shares are sold by the selling stockholders).


--------------------------------------- ------------------------- -------------------------- -------------------------
                                         NUMBER OF SHARES OF SVI    NUMBER OF SHARES OF SVI     PERCENTAGE OF COMMON
                                              COMMON STOCK           COMMON STOCK TO BE       STOCK OUTSTANDING AFTER
         SELLING STOCKHOLDERS            BENEFICIALLY OWNED (1)    RESOLD IN THE OFFERING        THE OFFERING (2)
--------------------------------------- ------------------------- -------------------------- -------------------------
Gary Seehoff                                     39,705                     39,705                        0%
--------------------------------------- ------------------------- -------------------------- -------------------------
Rachel Clicksman                                 24,000                     24,000                        0%
--------------------------------------- ------------------------- -------------------------- -------------------------
Gary Nash                                         1,000                      1,000                        0%
--------------------------------------- ------------------------- -------------------------- -------------------------
Steven Beck (3)                               2,000,000                  2,000,000                        0%
--------------------------------------- ------------------------- -------------------------- -------------------------
Harvey Braun (3)                              2,000,000                  2,000,000                        0%
--------------------------------------- ------------------------- -------------------------- -------------------------
Norman Smith                                    180,000                    180,000                        0%
--------------------------------------- ------------------------- -------------------------- -------------------------
Barry M. Schechter (4)                        4,093,391                     20,000                      6.1%
--------------------------------------- ------------------------- -------------------------- -------------------------
Softline Limited (5)                         27,250,800                 18,255,073                     13.5%
--------------------------------------- ------------------------- -------------------------- -------------------------
Brian Cathart (6)                                44,155                     44,155                        0%
--------------------------------------- ------------------------- -------------------------- -------------------------
Nigel M. Davey (7)                               27,013                     15,013                       <1%
--------------------------------------- ------------------------- -------------------------- -------------------------
Koyah Leverage Partners, L.P. (8)             5,537,062                  5,537,062                        0%
--------------------------------------- ------------------------- -------------------------- -------------------------
Koyah Partners, L.P. (9)                      1,281,683                  1,281,683                        0%
--------------------------------------- ------------------------- -------------------------- -------------------------
Raven Partners, L.P. (10)                       273,882                    273,882                        0%
--------------------------------------- ------------------------- -------------------------- -------------------------
Donald Radcliffe (11)                         1,115,900                    370,000                      1.2%
--------------------------------------- ------------------------- -------------------------- -------------------------


--------------------------------------- ------------------------- -------------------------- -------------------------
                                         NUMBER OF SHARES OF SVI    NUMBER OF SHARES OF SVI     PERCENTAGE OF COMMON
                                              COMMON STOCK           COMMON STOCK TO BE       STOCK OUTSTANDING AFTER
         SELLING STOCKHOLDERS            BENEFICIALLY OWNED(1)     RESOLD IN THE OFFERING         THE OFFERING(2)
--------------------------------------- ------------------------- -------------------------- -------------------------
Midsummer Investment, Ltd. (12)               1,996,865                  2,923,525                        0%
--------------------------------------- ------------------------- -------------------------- -------------------------
Omicron Master Trust (13)                     2,139,498                  3,132,347                        0%
--------------------------------------- ------------------------- -------------------------- -------------------------
Islandia, L.P. (14)                             855,799                  1,252,939                        0%
--------------------------------------- ------------------------- -------------------------- -------------------------
MBSJ Investors LLC (15)                         547,089                    783,216                        0%
--------------------------------------- ------------------------- -------------------------- -------------------------
Crestview Capital Fund I., L.P. (16)            131,398                    188,817                        0%
--------------------------------------- ------------------------- -------------------------- -------------------------
Crestview Capital Fund, II, L.P. (17)           229,947                    330,431                        0%
--------------------------------------- ------------------------- -------------------------- -------------------------
Crestview  Capital Offshore Fund, Inc.           32,850                     47,205                        0%
(18)
--------------------------------------- ------------------------- -------------------------- -------------------------


(1) The number of shares does not include an indeterminate number of additional shares that may be registered and issued in accordance with Rule 416 under the Securities Act to prevent dilution of the common stock resulting from stock splits, stock dividends or other events.

(2) Percentage of shares of common stock outstanding after the offering (a) is based upon 31,499,632 shares of our common stock outstanding as of March 31, 2003, plus 34,911,846 shares of our common stock issuable upon the conversion or exercise of the Series A Preferred Stock, options, warrants, convertible notes and for the payment of interest on the debentures, which shares are being registered in this prospectus, and (b) assumes that the selling stockholders sell all shares of our common stock that are registered pursuant to this prospectus.

(3) Represents shares issuable upon exercise of options granted outside of our incentive stock option plans.

(4) Claudav Holdings Ltd. B.V. ("Claudav"), the Ivanhoe Irrevocable Trust ("Ivanhoe") and Barry M. Schechter may be deemed a group pursuant to Rule 13d-5 promulgated under the Exchange Act. Claudav holds 462,300 shares, for which it shares voting power with Mr. Schechter pursuant to a proxy. Claudav is managed by Erwin Wachter, Trustee. Mr. Wachter has beneficial ownership of the shares held by Claudav. Ivanhoe holds 2,008,237 shares for which it shares voting and investment power with Mr. Schechter pursuant to Mr. Schechter's position as a trustee. Includes 2,000 shares held by Mr. Schechter's minor children and 1,516,854 shares issuable upon exercise of options held by Mr. Schechter. We are also registering 20,000 shares of common stock issuable upon the exercise of Mr. Schechter's options.

(5) Includes 8,923,915 shares of common stock and 71,812 shares issuable upon exercise of options held by Softline Limited, which shares we are not registering with this offering. Also includes 18,255,073 shares issuable upon conversion of the Series A Preferred Stock, which we are registering with this offering. Ivan Epstein and Robert Wilkie are the chief executive officer and chief financial officer, respectively, of Softline Limited and have shared voting and dispositive power over the shares held by Softline Limited, but disclaim beneficial ownership of the shares of our common stock owned by Softline Limited.

(6) Includes 14,743 shares issuable upon exercise of a warrant held by Mr. Cathart.

(7)    Includes 5,013 shares issuable upon exercise of a warrant held by Mr.
Davey.

(8) Includes 1,257,925 shares issuable upon exercise of warrants and 1,562,500 shares issuable upon conversion of a convertible promissory note held by Koyah Leverage Partners, L.P. Koyah Ventures, LLC is the general partner of Koyah Leverage Partners, L.P. and as a result has shared voting and dispositive power over shares held by Koyah Leverage Partners, L.P. ICM Asset Management, Inc. is the investment advisor to Koyah Leverage Partners, L.P. and as a result has shared voting and dispositive power over shares held by Koyah Leverage Partners, L.P. James M. Simmons is the managing member of Koyah Ventures, LLC and the chief investment officer and controlling shareholder of ICM Asset Management, Inc. and as a result has shared voting and dispositive power over shares held by Koyah Leverage Partners, L.P. James M. Simmons disclaims beneficial ownership of the shares of our common stock owned by Koyah Leverage Partners, L.P.

(9) Includes 309,784 shares issuable upon exercise of warrants and 312,500 shares issuable upon conversion of a convertible promissory note held by Koyah Partners, L.P. Koyah Ventures, LLC is the general partner of Koyah Partners, L.P. and as a result has shared voting and dispositive power over shares held by Koyah Partners, L.P. ICM Asset Management, Inc. is the investment advisor to Koyah Partners, L.P. and as a result has shared voting and dispositive power over shares held by Koyah Partners, L.P. James M. Simmons is the managing member of Koyah Ventures, LLC and the chief investment officer and controlling shareholder of ICM Asset Management, Inc. and as a result has shared voting and dispositive power over shares held by Koyah Partners, L.P. James M. Simmons disclaims beneficial ownership of the shares of our common stock owned by Koyah Partners, L.P.

(10) Includes 12,535 shares issuable upon exercise of warrants and 208,333 shares issuable upon conversion of a convertible promissory note held by Raven Partners, L.P. Koyah Ventures, LLC and Raven Ventures, LLC are the general partners of Raven Partners, L.P. and as a result have shared voting and dispositive power over shares held by Raven Partners, L.P. ICM Asset Management, Inc. is the investment advisor to Raven Partners, L.P. and as a result has shared voting and dispositive power over shares held by Raven Partners, L.P. James M. Simmons is the managing member of Koyah Ventures, LLC and Raven Ventures, LLC and the chief investment officer and controlling shareholder of ICM Asset Management, Inc. and as a result has shared voting and dispositive power over shares held by Raven Partners, L.P. James M. Simmons disclaims beneficial ownership of the shares of our common stock owned by Raven Partners, L.P.

(11) Includes 610,000 shares issuable upon exercise of options, of which we are registering 295,000 shares with this offering. Also includes 17,600 shares held by an entity for which Mr. Radcliffe has sole voting and investment power. Also includes an aggregate of 82,100 shares held by three entities for which Mr. Radcliffe has shared voting and investment power. Excludes 124,500 shares held by Mr. Radcliffe's spouse, for which Mr. Radcliffe disclaims beneficial ownership. We are registering 75,000 shares held by Mr. Radcliffe with this offering.

(12) Includes 1,367,722 shares issuable upon conversion of debentures and 629,143 shares issuable upon exercise of warrants. We are registering a number of shares equal to 130% of the number of shares issuable upon conversion of the debentures and warrants held by Midsummer Investment, Ltd. as of March 31, 2003 in accordance with the requirements of a registration rights agreement. We are also registering 327,600 shares issuable for interest accrued on the debentures.

(13) Includes 1,465,416 shares issuable upon conversion of debentures and 674,082 shares issuable upon exercise of warrants. We are registering a number of shares equal to 130% of the number of shares issuable upon conversion of the debentures and warrants held by Omicron Master Trust as of March 31, 2003 in accordance with the requirements of a registration rights agreement. We are also registering 351,000 shares issuable for interest accrued on the debentures.

(14) Includes 586,166 shares issuable upon conversion of debentures and 269,633 shares issuable upon exercise of warrants. We are registering a number of shares equal to 130% of the number of shares issuable upon conversion of the debentures and warrants held by Islandia, L.P. as of March 31, 2003 in accordance with the requirements of a registration rights agreement. We are also registering 140,400 shares issuable for interest accrued on the debentures.

(15) Includes 390,778 shares issuable upon conversion of debentures and 156,311 shares issuable upon exercise of warrants. We are registering a number of shares equal to 130% of the number of shares issuable upon conversion of the debentures and warrants held be MBSJ Investors, LLC as of April 1, 2003 pursuant to a registration rights agreement. We are also registering 72,000 shares issuable for interest accrued on the debentures.

(16) Includes 97,694 shares issuable upon conversion of debentures and 33,704 shares issuable upon conversion of warrants. We are registering a number of shares equal to 130% of the number of shares issuable upon conversion of the debentures and warrants held by Crestview Capital Fund I, L.P. as of May 6, 2003 pursuant to a registration rights agreement. We are also registering 18,000 shares issuable for interest accrued on the debentures.

(17) Includes 170,965 shares issuable upon conversion of debentures and 58,982 shares issuable upon exercise of warrants. We are registering a number of shares equal to 130% of the number of shares issuable upon conversion of the debentures and warrants held by Crestview Capital Fund II, L.P. as of May 6, 2003 pursuant to a registration rights agreement. We are also registering 31,500 shares issuable for interest accrued on the debentures.

(18) Includes 24,424 shares issuable upon conversion of debentures and 8,426 shares issuable upon exercise of warrants. We are registering a number of shares equal to 130% of the number of shares issuable upon conversion of the debentures and warrants held by Crestview Capital Offshore Fund, Inc. as of May 6, 2003 pursuant to a registration rights agreement. We are also registering 4,500 shares issuable for interest accrued on the debentures.

                              PLAN OF DISTRIBUTION

         The shares of common stock offered for resale through this prospectus may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

         o ON ANY NATIONAL SECURITIES EXCHANGE OR QUOTATION SERVICE AT WHICH THE COMMON STOCK MAY BE LISTED OR QUOTED AT THE TIME OF SALE, INCLUDING THE AMERICAN STOCK EXCHANGE;

         o    IN THE OVER-THE-COUNTER MARKET;

         o    IN PRIVATE TRANSACTIONS;

         o    THROUGH OPTIONS;

         o    BY PLEDGE TO SECURE DEBTS AND OTHER OBLIGATIONS;

         o ORDINARY BROKERAGE TRANSACTIONS AND TRANSACTIONS IN WHICH THE BROKER-DEALER SOLICITS PURCHASES;

         o BLOCK TRADES IN WHICH THE BROKER-DEALER WILL ATTEMPT TO SELL THE SHARES AS AGENT BUT MAY POSITION AND RESELL A PORTION OF THE BLOCK AS PRINCIPAL TO FACILITATE THE TRANSACTION;

         o PURCHASES BY A BROKER-DEALER AS PRINCIPAL AND RESALE BY THE BROKER-DEALER FOR ITS ACCOUNT;

         o AN EXCHANGE DISTRIBUTION IN ACCORDANCE WITH THE RULES OF THE APPLICABLE EXCHANGE;

         o    SETTLEMENT OF SHORT SALES;

         o THE SALE OF A SPECIFIED NUMBER OF SHARES AT A STIPULATED PRICE PER SHARE BY AGREEMENT BETWEEN BROKER-DEALERS AND THE SELLING SHAREHOLDERS; OR

         o    A COMBINATION OF ANY OF THE ABOVE METHODS.

         If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

         The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"). Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares and, if they default in the performance of any of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provisions of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         The selling stockholders may also transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders may not sell all of the shares we are registering. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

         To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and the selling stockholder complies with the exemption.

         Under the Securities Exchange Act of 1934 (the "Exchange Act'), any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Exchange Act which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

         We will pay all expenses of this registration. These expenses include the Securities Exchange Commission's (the "SEC's") filing fees, fees under state securities or "blue sky" laws, and accounting and legal fees. We estimate that our expenses in connection with this registration will be approximately $74,000. All expenses for the issuance of any supplement to this prospectus will be paid by us. The selling stockholders may pay selling commissions or brokerage fees with respect to the sale of the resale shares by them. Some of the selling stockholders will be indemnified by us against certain civil liabilities under securities laws or will be entitled to contribution in connection therewith. We will be indemnified by some of the selling stockholders against certain liabilities under securities laws or will be entitled to contribution in connection therewith.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale by the selling stockholders of any of the shares of common stock covered by this prospectus. All proceeds from the resale of the shares of our common stock described in this prospectus will be for the accounts of the selling stockholders.

                                 DIVIDEND POLICY

         We have never declared any dividends. We currently intend to retain any future earnings to discharge indebtedness and finance the growth and development of the business. We therefore we do not anticipate paying any cash dividends in the foreseeable future. Furthermore, our Certificate of Designation restricts us from declaring dividends on our common stock until we first declare and pay all accrued and unpaid dividends to the holders of Series A Preferred Stock. Any future determination to pay cash dividends when we are permitted to do so will be at the discretion of the board of directors and will be dependent upon the future financial condition, results of operations, capital requirements, general business conditions and other factors that the board of directors may deem relevant.

                          PRICE RANGE OF COMMON STOCK

         Our common stock is listed on the American Stock Exchange under the symbol "SVI" and has traded on that exchange since July 8, 1998. The following table indicates the high and low sales prices for our shares for each quarterly period for each of our two most recent fiscal years.

YEAR ENDED MARCH 31, 2003                     HIGH              LOW
First Quarter                               $  0.660         $  0.300
Second Quarter                              $  1.300         $  0.210
Third Quarter                               $  1.250         $  0.400
Fourth Quarter                              $  1.170         $  0.550

YEAR ENDED MARCH 31, 2002                     HIGH              LOW
First Quarter                               $  1.600         $  0.650
Second Quarter                              $  1.040         $  0.690
Third Quarter                               $  1.010         $  0.670
Fourth Quarter                              $  0.920         $  0.580

YEAR ENDED MARCH 31, 2001                     HIGH              LOW
First Quarter                               $ 10.250         $  5.125
Second Quarter                              $  7.063         $  4.760
Third Quarter                               $  5.000         $  0.950
Fourth Quarter                              $  2.700         $  0.910

         As of March 31, 2003 there were 31,499,632 shares of our common stock outstanding, which were held by approximately 140 stockholders of record.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         We are an independent provider of multi-channel application software technology and associated services for the retail industry including enterprise, direct-to-consumer and store solutions and related training products and professional and support services. Our applications and services represent a full suite of offerings that provide retailers with a complete end-to-end business solution. We also develop and distribute PC courseware and skills assessment products for both desktop and retail applications.

         We developed our retail application software technology and services business through acquisitions. The largest and most important of these acquisitions were:

         o APPLIED RETAIL SOLUTIONS, INC. (ARS) IN JULY 1998 FOR AGGREGATE CONSIDERATION OF $7.9 MILLION IN CASH AND STOCK PAID TO THE FORMER STOCKHOLDERS; AND

         o    ISLAND PACIFIC SYSTEMS CORPORATION IN APRIL 1999 FOR $35 MILLION
              CASH.

         Island Pacific is one of the leading providers of retail enterprise applications. ARS was one of the leading providers of store applications, and the technology we acquired and have subsequently enhanced now forms the core of our SVI Store Solutions.

         We accounted for both the Island Pacific and ARS acquisitions using purchase accounting, which has resulted in the addition of significant goodwill and capitalized software assets on our balance sheet. See "Significant Accounting Policies."

         Effective April 1, 2002, we reorganized our operations into three strategic business units with separate management teams and reporting infrastructures. Each unit is evaluated primarily based on total revenues and operating income. Identifiable assets are also managed by business units. The units are as follows:

         o Island Pacific - PROVIDES RETAIL ENTERPRISE SOLUTIONS AND ASSOCIATED PROFESSIONAL SERVICES FOR MULTI-CHANNEL RETAILERS IN THE SPECIALTY, MASS MERCHANDISING AND DEPARTMENT STORE MARKETS.

         o SVI Store Solutions - OFFERS RETAILERS MULTI-PLATFORM, CLIENT SERVER IN-STORE SOLUTIONS PROVIDING ALL POINT-OF-SALE AND IN-STORE PROCESSOR FUNCTIONS.

         o SVI Training Products, Inc. - DEVELOPS AND DISTRIBUTES PC COURSEWARE AND SKILLS ASSESSMENT PRODUCTS FOR BOTH DESKTOP AND RETAIL APPLICATIONS.

         Our operations are conducted principally in the United States and the United Kingdom. Prior to February 2002, we also conducted business in Australia. We have also agreed to sell our shares in SVI Training Products, Inc. to Arthur Klitofsky, President of SVI Training Products, Inc. We are in the process of finalizing this sale transaction.

         We currently derive the majority of our revenues from the sale of application software licenses and the provision of related professional and support services. Application software license fees are dependent upon the sales volume of our customers, the number of users of the application(s), and/or the number of locations in which the customer plans to install and utilize the application(s). As the customer grows in sales volume, adds additional users and/or adds additional locations, we charge additional license fees. We typically charge for support, maintenance and software updates on an annual basis pursuant to renewable maintenance contracts. We typically charge for professional services including consulting, implementation and project management services on an hourly basis. Our sales cycles for new license sales historically ranged from three to twelve months, but new license sales were limited during the past two fiscal years and sales cycles are now difficult to estimate. Our long sales cycles have in the past caused our revenues to fluctuate significantly from period to period. The reduction of new license sales caused the revenues of our Australian subsidiary to decrease substantially prior to discontinuation of operations in February 2002, and caused our sales mix in the US and the UK to shift to lower margin services.

         We evaluate local operations primarily based on total revenues and earnings before interest expense, provision for income taxes, depreciation and amortization and impairment charges. Our evaluation for the nine-month period ending December 31, 2002 and for the fiscal years ended March 31, 2002, 2001 and 2000 are shown below.

                  NINE MONTHS ENDED DECEMBER 31, 2002 AND 2001

                                                     2002                         2001
                                          --------------------------- ---------------------------
                                                         PERCENTAGE                  PERCENTAGE
                                             AMOUNT      OF REVENUE     AMOUNT       OF REVENUE
                                          ------------- ------------ ----------------------------
                                                      (unaudited and in thousands)
                                          ------------- ------------ ----------------------------
STATEMENT OF OPERATIONS DATA:
Net Sales                                  $   16,918          100 %   $    21,446         100 %
Cost of sales                                   5,997           35 %         9,247          43 %
                                          ------------  ------------ -------------- -------------
   Gross profit                                10,921           65 %        12,199          57 %
Product development expense                     2,894           17 %         2,932          14 %
Selling, general and administration
   expenses                                     7,365           44 %        10,388          48 %
Other income (expense)                             32            0 %           (27)          0 %
                                          ------------  ------------ -------------- -------------

Income (loss) before interest expenses,
    provision for income taxes,
    depreciation and amortization and
    impairment                                    694            4 %        (1,148)         (5)%

Depreciation and amortization                  (3,122)         (18)%        (4,991)        (23)%
Cumulative effect of change in accounting
   principle                                     (627)          (4)%            --          --
Interest expense                                 (894)          (5)%        (2,795)        (13)%
Provision for income tax benefits                 (57)           0 %            (2)          0 %
                                          ------------  ------------ -------------- -------------
Loss from continuing operations                (3,892)         (23)%        (8,932)        (41)%

Loss from discontinued
   operations, net of taxes                        --                       (1,140)
                                          ------------               --------------

Net loss                                   $   (3,892)                 $   (10,072)
                                          ============               ==============


                    YEARS ENDED MARCH 31, 2002, 2001 AND 2000

                                                                               YEAR ENDED MARCH 31,
                                                         2002                         2001                         2000
                                          --------------------------- ---------------------------- --------------------------
                                                         PERCENTAGE                  PERCENTAGE                  PERCENTAGE
                                             AMOUNT      OF REVENUE       AMOUNT     OF REVENUE        AMOUNT    OF REVENUE
                                          ------------- ------------- ------------- ------------- ------------- ------------
                                                        (in thousands)
                                          ------------- ------------- ------------- ------------- ------------- ------------
Net sales                                  $   27,109          100 %    $   27,713         100 %    $  26,652          100 %
Cost of sales                                  10,036           37 %         9,188          33 %        6,421           24 %
                                          ------------- ------------- ------------- ------------- ------------- -------------
       Gross profit                            17,073           63 %        18,525          67 %       20,231           76 %

Application development expense                 4,203           16 %         5,333          19 %        4,877           18 %
Selling, general and administration
    expenses                                   13,144           48 %        18,037          65 %       14,817           56 %
Other income (expense)                            (45)           0 %           693           3 %          858            3 %
                                          ------------- ------------- ------------- ------------- ------------- -------------
Income (loss) before interest expenses,
   provision for income taxes,
   depreciation and amortization and
   impairment                                    (319)          (1)%        (4,152)        (14)%        1,395            5 %

Depreciation and amortization                  (6,723)         (25)%        (8,616)        (31)%       (7,250)         (27)%
Impairment of intangible assets                                             (6,519)        (24)%
Impairment of note receivable received in
      connection with the sale of IBIS
      Systems Limited                             ---          ---          (7,647)        (28)%          ---          ---
Interest expense                               (3,018)         (11)%        (3,043)        (11)%       (1,493)          (6)%
Provision (benefit) for income taxes               39            0 %        (4,778)         17 %       (2,414)           9 %
                                          ------------- ------------- ------------- ------------- ------------- -------------
Loss from continuing operations               (10,099)         (37)%       (25,199)        (91)%       (4,934)         (19)%

Income (loss) from discontinued
   operations, net of taxes                    (4,559)                      (3,746)                       880
                                          -------------               -------------               -------------
Net loss                                   $  (14,658)                  $  (28,945)                 $  (4,054)
                                          =============               =============               =============


         We also manage long-lived assets by geographic region. The geographic distribution of our revenues and long-lived assets for the nine months ended December 31, 2002 and 2001, and for the fiscal years ended March 31, 2002, 2001 and 2000, is as follows (in thousands):

                  NINE MONTHS ENDED DECEMBER 31, 2002 AND 2001

                                                            NINE MONTHS       NINE MONTHS
                                                               ENDED             ENDED
                                                           DECEMBER 31,       DECEMBER 31,
                                                               2002              2001
                                                          ----------------  ------------------
                                                                      (unaudited)
Net Sales:
         United States                                     $      14,885     $        19,278
         Australia (discontinued operations)                          --               2,110
         United Kingdom                                            2,033               2,168
                                                          ----------------  ------------------
                  Total net sales                          $      16,918     $        23,556
                                                          ================  ==================
Long-lived assets:
         United States                                     $      32,594     $        44,506
         Australia (discontinued operations)                          --               1,138
         United Kingdom                                               28                  26
                                                          ----------------  ------------------
                  Total long-lived assets                  $      32,622     $        45,670
                                                          ================  ==================


                    YEARS ENDED MARCH 31, 2002, 2001 AND 2000

                                                          YEAR ENDED        YEAR ENDED         YEAR ENDED
                                                           MARCH 31,         MARCH 31,          MARCH 31,
                                                             2002              2001               2000
                                                        --------------- ------------------- ------------------
Net Sales:
         United States                                   $      24,559    $        25,457    $       22,820
         Australia (discontinued operations)                     2,363              4,959             8,372
         South Africa (discontinued operations)                     --                 --             1,090
         United Kingdom                                          2,550              2,256             3,832
                                                        --------------- ------------------- ------------------
                  Total net sales                        $      29,472    $        32,672    $       36,114
                                                        =============== =================== ==================
Long-lived assets:
         United States                                   $      35,280    $        48,270    $       60,909
         Australia (discontinued operations)                        --              1,370            11,471
         United Kingdom                                             22                 59                75
                                                        --------------- ------------------- ------------------
                  Total long-lived assets                $      35,302    $        49,699    $       72,455
                                                        =============== =================== ==================


         Up to March 31, 2002, we classified our operations into two lines of business: retail solutions and training products. As revenues, results of operations and assets related to our training products subsidiary were below the threshold established for segment reporting, we consider our business for the fiscal year ended March 31, 2002 to have consisted of one reportable operating segment. Effective April 1, 2002, we operate under three strategic business units. Each of these units will be measured separately against their individual business plans.

         Results of operations for fiscal 2002 and the first nine months of fiscal year 2003 reflect continued weakness in new license sales of our application software suites. As a result of our net losses, we experienced significant strains on our cash resources throughout the 2002 fiscal year and the first nine months of fiscal year 2003.

         We have taken a number of affirmative steps to address our operating situation and liquidity problems, and to position us for improved results of operations.

         o IN OCTOBER 2002, WE APPOINTED STEVEN BECK, A RETAIL INDUSTRY EXPERT, TO THE POSITION OF PRESIDENT OF ISLAND PACIFIC. MR.
              BECK'S VISION FOR ISLAND PACIFIC IS TO BECOME THE DOMINANT PROVIDER OF "THOUGHTWARE" TO THE RETAIL INDUSTRY. MR. BECK'S
              GOALS ARE TO DEVELOP HIGH QUALITY, HIGH VALUE PRODUCTS AND SERVICES TO THE RETAIL INDUSTRY; USING BREAKTHROUGH TECHNOLOGIES AND PROCESSES, AND TO PROVIDE THESE PRODUCTS AND THEIR ASSOCIATED SERVICES IN PARTNERSHIP WITH MAJOR CONSULTING ORGANIZATIONS AND OTHER BEST OF BREED SOLUTION PROVIDERS. THESE PRODUCTS AND SERVICES WILL BE OFFERED TO SMALL AND MID-SIZE RETAILERS. OUR GOAL IS TO EXPAND ALTERNATIVES TO RETAILERS, MATCHING INNOVATIVE SOLUTIONS TO EMERGING INDUSTRY COMPLEXITIES SO RETAILERS WILL REALIZE ONGOING SUCCESSES. WE WILL MAKE AVAILABLE TO RETAILERS AT WHAT WE BELIEVE TO BE AFFORDABLE PRICES A "DASHBOARD" OF DECISION MAKERS, AND EXPERIENCED MINDS, YIELDING A RANGE OF VELOCITY MANAGEMENT ALTERNATIVES FOR REVIEW AND ACTIONS THAT SPAN MERCHANDISING AND MARKETING ACTIVITIES FROM CONCEPTION TO CONSUMPTION. WE SUBSEQUENTLY APPOINTED MR. BECK AS SVI'S
              PRESIDENT AND CHIEF OPERATING OFFICER AND AS A DIRECTOR.

         o IN JANUARY 2003, WE APPOINTED HARVEY BRAUN, A WELL-KNOWN AND HIGHLY-RESPECTED RETAIL INDUSTRY VETERAN, TO THE POSITION OF CHIEF EXECUTIVE OFFICER OF ISLAND PACIFIC. TOGETHER WITH MR. BECK, WE ANTICIPATE MR. BRAUN WILL LEAD ISLAND PACIFIC THROUGH THE NEXT EVOLUTION OF PRODUCT AND SERVICE OFFERINGS TO MEET THE EVER-CHANGING NEEDS OF RETAILERS WORLDWIDE. WE SUBSEQUENTLY APPOINTED MR. BRAUN AS SVI'S CHIEF EXECUTIVE OFFICER AND AS A DIRECTOR.

         o WE ARE INCREASING OUR PRODUCT OFFERINGS THROUGH STRATEGIC RELATIONSHIPS WITH PLANALYTICS, KMG SOLUTIONS, VISIONCOMPASS INC., RAYMARK, INC., WAZAGUA LLC, ANT USA, INC. AND IT RESOURCES INC.

         o UNDER A PARTNERSHIP AGREEMENT WITH PLANALYTICS INC., ISLAND PACIFIC WILL MARKET IMPACT LR, AN INTERNET-BASED APPLICATION THAT MEASURES THE SPECIFIC EFFECTS OF FUTURE WEATHER ON CONSUMER DEMAND BY PRODUCT, LOCATION AND TIME. USING IMPACT LR, OUR CUSTOMERS CAN PLAN THE TIMING OF IN-SEASON MARKDOWNS, AS WELL AS THE SEASON-TO-SEASON FLOW OF MERCHANDISE INTO THEIR STORES WITH MAXIMUM EFFECTIVENESS.

         o UNDER A MARKETING LICENSE AGREEMENT WITH KMG SOLUTIONS, ISLAND PACIFIC WILL INTEGRATE, MARKET AND SUPPORT TRAXION/TM/ PROCESS MANAGEMENT SOLUTIONS. TRAXION'S BUSINESS PROCESS MANAGEMENT SOLUTION CONSISTS OF THREE MODULES. TRAXION PROCESSENGINE/TM/ IS THE REAL-TIME PROCESS MANAGEMENT PLATFORM THAT RETAILERS USE TO ACTIVELY MANAGE AND SUPPORT THEIR ORGANIZATIONS' UNIQUE BUSINESS PROCESSES. TRAXION PROCESSMODELER/TM/, INCLUDES SIMULATION FUNCTIONS SUCH AS SAME-TIME COMPARISON OF PROCESS VARIATIONS AND THE USE OF ACTUAL COST DATA TO PRODUCE PROCESS-BASED FINANCIAL ESTIMATES. TRAXION ORGANIZATIONMODELER/TM/ SIMPLIFIES THE CREATION OF SOPHISTICATED MODELS INCLUDING INTER-COMPANY WORKGROUPS, PAYROLL INFORMATION, AND ROLES.

         o ISLAND PACIFIC WILL MARKET VISIONCOMPASS/TM/ COLLABORATIVE ENTERPRISE MANAGEMENT SOFTWARE, WHICH UNIQUELY COMBINES THE BEST OF PERFORMANCE MANAGEMENT, BUSINESS INTELLIGENCE, RESOURCE PLANNING, AND COLLABORATION CAPABILITIES INTO ONE STRAIGHTFORWARD, WEB-BASED APPLICATION. THE SYSTEM ENABLES DECISION MAKERS AND TEAMS TO DEVELOP SPECIFIC BUSINESS GOALS, WORK ON THEM TOGETHER, AND MEASURE THEIR COLLECTIVE RESULTS OBJECTIVELY. THE HIGHLY FLEXIBLE SYSTEM IS EASILY CUSTOMIZABLE TO FIT EACH ORGANIZATION'S UNIQUE NEEDS AND LEADS DIRECTLY TO IMPROVED QUALITY AND VISIBILITY OF KEY INDICATORS THROUGHOUT THE ENTERPRISE.

         o UNDER AN OEM AGREEMENT WITH RAYMARK, INC., ISLAND PACIFIC WILL INTEGRATE, MARKET AND SUPPORT XPERT STORE POINT-OF-SALE ("POS") SOFTWARE SOLUTION UNDER THE ISLAND PACIFIC BRAND. RAYMARK'S FULL-FEATURED POS SOLUTION STREAMLINES THE CHECKOUT PROCESS IN ORDER TO INCREASE SALES ASSOCIATE EFFICIENCY AND AUGMENT CUSTOMER SATISFACTION. THE SOFTWARE SUPPORTS MULTI-CHANNEL, MULTI-LANGUAGE, MULTI-CURRENCY AND MULTI-TAXATION REQUIREMENTS.

         o UNDER A AGREEMENT WITH WAZAGUA LLC, ISLAND PACIFIC WILL EXCLUSIVELY OFFER TO RETAILERS WORLDWIDE WAZAGUA'S PRODUCTS AND SERVICES INCLUDING WEB-BASED LOSS PREVENTION CASE MANAGEMENT PACKAGE, ASP DATA HOSTING AND POS EXCEPTION REPORTING. WAZAGUA/TM/ ASP HOSTED SUITE OF MODULES AUTOMATES DATA MANAGEMENT FOR THE LOSS PREVENTION, OPERATIONS, HUMAN RESOURCES, SAFETY & RISK

              MANAGEMENT COMMUNITY. THESE ASP-HOSTED PRODUCTIVITY TOOLS ALLOW RETAILERS TO CAPTURE THE POWER OF THE INTERNET. RETAILERS CAN CREATE EFFICIENCIES, MANAGE AND SHARE INFORMATION, MAKE BETTER
              USE OF THEIR STAFF, ELIMINATE REDUNDANT DATA ENTRY - AND WORK FROM VIRTUALLY ANY POINT IN THE WORLD.

         o UNDER TERMS OF A RESELLER AGREEMENT, ISLAND PACIFIC WILL MARKET, SELL, INSTALL, INTERFACE TO, AND SUPPORT ANT USA'S PRODUCTS INCLUDING BUYER'S TOOLBOX(TM), A LEADING SUITE OF MERCHANDISE AND ASSORTMENT PLANNING SOFTWARE THAT HAS BEEN SUCCESSFULLY IMPLEMENTED BY OVER 140 RETAILERS WORLDWIDE. THE SOFTWARE WILL EXTEND ISLAND PACIFIC'S ASSORTMENT AND PLANNING CAPABILITIES BY PROVIDING A SOLID PLANNING METHODOLOGY ACCESSED THROUGH AN EASY-TO-USE INTERFACE, IN A COST-EFFECTIVE OFFERING.

         o A MARKETING LICENSE AGREEMENT WITH IT RESOURCES INC. ALLOWS ISLAND PACIFIC TO MARKET, SELL, INSTALL, SUPPORT AND INTEGRATE IT RESOURCES' BUYER'S WORKMATE(R) SUITE, AN INNOVATIVE DECISION SUPPORT SOFTWARE PLATFORM DEVELOPED FOR MERCHANDISING ORGANIZATIONS. THE SOFTWARE WILL BRING MOBILITY AND OTHER TIMESAVING BENEFITS TO THE BUYING PROCESS.

         o IN THE THIRD QUARTER OF 2002, WE COMPLETED AN ANALYSIS OF OUR OPERATIONS AND CONCLUDED THAT IT WAS NECESSARY TO RESTRUCTURE THE COMPOSITION OF OUR MANAGEMENT AND PERSONNEL. WE WERE CONCERNED THAT THE NEW MANAGEMENT TEAM HAD NOT BEEN ABLE TO CLOSE A NUMBER OF NEW BUSINESS OPPORTUNITIES OR TO RAISE CAPITAL. WE WERE ALSO CONCERNED WITH GENERAL ECONOMIC CONDITIONS, ESPECIALLY AFTER THE TERRORIST ATTACKS OF SEPTEMBER 11, 2001, AND THE RESULTING ONGOING HOSTILITIES IN THE WORLD. OUR CEO, THOMAS A. DOROSEWICZ, AND OUR CFO, KEVIN C. O'NEILL, ELECTED TO LEAVE TO PURSUE OTHER INTERESTS, AND BOTH RESIGNED FROM OUR BOARD OF DIRECTORS. WE APPOINTED BARRY
              M. SCHECHTER, OUR CHAIRMAN, AS CHIEF EXECUTIVE OFFICER. MR. SCHECHTER STEPPED DOWN AS OUR CEO IN APRIL 2002, BUT CONTINUES TO SERVE AS OUR CHAIRMAN. WE ALSO REDUCED OUR STAFF BY A TOTAL OF 20%, AND RESTRUCTURED AND REFOCUSED OUR SALES FORCE TOWARD OPPORTUNITIES AVAILABLE IN THE CURRENT ECONOMIC CLIMATE.
              THIS REORGANIZATION RESULTED IN COSTS SAVINGS OF APPROXIMATELY
              $3 MILLION PER YEAR.

         o IN THE FOURTH QUARTER OF 2001, WE APPOINTED EXPERIENCED MANAGERS TO MANAGE OUR ISLAND PACIFIC AND SVI STORE SOLUTIONS OPERATIONS. THESE MANAGERS REPORT DIRECTLY TO THE CEO. WE ALSO APPOINTED AN EXPERIENCED VICE PRESIDENT OF SALES TO THE TEAM.

         o WE DEVELOPED MEASURABLE BUDGETS FOR EACH DIVISIONAL OPERATION SO AS TO MEASURE PERFORMANCE DIRECTLY AND MAINTAIN CONTROL OVER EXPENDITURES.

         o WE RESTRUCTURED OUR APPLICATION DEVELOPMENT EFFORTS IN CONCERT WITH OUR NEW MARKETING AND TECHNOLOGY MANAGEMENT TEAM TO WORK MORE CLOSELY WITH CUSTOMERS FOR IMPROVEMENTS TO OUR OFFERINGS. WE EXPECT THE RESULT WILL BE APPLICATION TECHNOLOGY THAT MORE CLOSELY MEETS THE NEEDS OF OUR CUSTOMERS. ADDITIONALLY, MORE OF THE COSTS OF DEVELOPMENT MAY BE OFFSET AGAINST CUSTOMER SPECIFIC REVENUES.

         o IN JULY 2001, WE RELOCATED OUR PRINCIPAL EXECUTIVE OFFICES TO SMALLER AND LESS EXPENSIVE PREMISES IN CARLSBAD, CALIFORNIA.

         o IN JULY 2002, WE NEGOTIATED AN EXTENSION OF OUR SENIOR BANK LENDING FACILITY TO AUGUST 31, 2003, AND THEN WE SUBSEQUENTLY SATISFIED THIS DEBT IN FULL UNDER THE DISCOUNTED LOAN PAYOFF AGREEMENT DATED MARCH 31, 2003. SEE "LIQUIDITY AND CAPITAL RESOURCES -- CONTRACTUAL OBLIGATIONS -- UNION BANK."

         o IN MAY 2002, WE COMPLETED AN INTEGRATED SERIES OF TRANSACTIONS WITH SOFTLINE TO REPAY OUR SUBORDINATED NOTE TO SOFTLINE, TO TRANSFER TO SOFTLINE OUR NOTE RECEIVED IN CONNECTION WITH THE SALE OF IBIS SYSTEMS LIMITED, AND TO ISSUE NEW SERIES A CONVERTIBLE PREFERRED SECURITIES IN EXCHANGE FOR 10,700,000 SVI COMMON SHARES. SEE "FINANCING TRANSACTIONS -- SOFTLINE."

         o OUR AUSTRALIAN SUBSIDIARY CEASED OPERATIONS IN FEBRUARY 2002. SEE "DISCONTINUED OPERATIONS."

         o IN FISCAL 2001, WE ISSUED A TOTAL OF $1.25 MILLION IN CONVERTIBLE NOTES TO A LIMITED NUMBER OF ACCREDITED INVESTORS RELATED TO ICM ASSET MANAGEMENT, INC. OF SPOKANE, WASHINGTON, A SIGNIFICANT BENEFICIAL

              OWNER OF OUR COMMON STOCK. IN JULY 2002, WE AMENDED THESE CONVERTIBLE NOTES TO EXTEND THE MATURITY DATE TO SEPTEMBER
              30, 2003 AND WE REPLACED THE WARRANTS ISSUED TO THESE INVESTORS. SEE "FINANCING TRANSACTIONS -- ICM ASSET MANAGEMENT, INC." BELOW.

         o IN MAY 2002, WE ENTERED INTO A NEW TWO-YEAR SOFTWARE DEVELOPMENT AND SERVICES AGREEMENT WITH OUR LARGEST CUSTOMER, TOYS "R' US, INC. ("TOYS"). TOYS ALSO AGREED TO INVEST $1.3 MILLION FOR THE PURCHASE OF A NON-RECOURSE CONVERTIBLE NOTE AND A WARRANT TO PURCHASE UP TO 2,500,000 COMMON SHARES. SEE "FINANCING TRANSACTIONS -- TOYS "R" US' BELOW.

         o IN MARCH 2003, WE ISSUED A TOTAL OF $3.5 MILLION IN 9% CONVERTIBLE DEBENTURES TO MIDSUMMER INVESTMENT, LTD., OMICRON MASTER TRUST AND ISLANDIA, L.P. ALONG WITH THESE DEBENTURES, WARRANTS TO PURCHASE AN AGGREGATE OF 1,572,858 SHARES OF COMMON STOCK WERE ISSUED TO THESE INVESTORS. SEE "FINANCING TRANSACTIONS - MIDSUMMER/OMICRON/ISLANDIA" BELOW. WE USED MOST OF THE PROCEEDS FROM THIS ISSUANCE TO REPAY OUR DEBT TO UNION BANK.

         o ON APRIL 1, 2003, WE ISSUED A TOTAL OF $400,000 IN 9% CONVERTIBLE DEBENTURES TO MSBJ INVESTORS LLC. ALONG WITH THESE DEBENTURES, WARRANTS TO PURCHASE AN AGGREGATE OF 156,311 SHARES OF COMMON STOCK WERE ISSUED TO THIS INVESTORS. SEE "FINANCING TRANSACTIONS - MSBJ" BELOW.

         o IN MARCH 2003, OUR BOARD OF DIRECTORS APPOINTED HARVEY BRAUN AS OUR CHIEF EXECUTIVE OFFICER, AND STEVEN BECK AS OUR PRESIDENT AND CHIEF OPERATIONS OFFICER. BARRY SCHECHTER, OUR FORMER CEO, REMAINS AS OUR CHAIRMAN. THESE APPOINTMENTS WERE MADE EFFECTIVE APRIL 1, 2003. ARTHUR KLITOFSKY RESIGNED AS A DIRECTOR ON THAT DATE AS WELL.

         o ON MAY 6, 2003, WE ISSUED A TOTAL OF $300,000 IN 9% CONVERTIBLE DEBENTURES TO CRESTVIEW CAPITAL FUND I, L.P., CRESTVIEW CAPITAL FUND II, L.P. AND CRESTVIEW CAPITAL OFFSHORE FUND, INC. ALONG WITH THESE DEBENTURES, WARRANTS TO PURCHASE AN AGGREGATE OF 101,112 SHARES OF COMMON STOCK WERE ISSUED TO THESE INVESTORS. SEE "FINANCING TRANSACTIONS - CRESTVIEW" BELOW.

DISCONTINUED OPERATIONS

         Due to the declining performance of our Australian subsidiary, we decided in the third quarter of fiscal 2002 to sell certain assets of the Australian subsidiary to the former management of such subsidiary, and then cease Australian operations. Such sale was, however, subject to the approval of National Australia Bank, the subsidiary's secured lender. The bank did not approve the sale and the subsidiary ceased operations in February 2002. The bank caused a receiver to be appointed in April 2002 to sell substantially all of the assets of the Australian subsidiary and pursue collections on any outstanding receivables. The receiver proceeded to sell substantially all of the assets for $300,000 in May 2002 to the entity affiliated with former management, and is actively pursuing the collection of receivables. If the sale proceeds plus collections on receivables are insufficient to discharge the indebtedness to National Australia Bank, we may be called upon to pay the deficiency under our guarantee to the bank. We have accrued $187,000 as our potential exposure. The receiver has also claimed that we are obligated for inter-company balances of $636,000. We do not believe any amounts are owed to the receiver, who has not as of the date of this report acknowledged the monthly corporate overhead recovery fees and other amounts charged by us to the Australian subsidiary offsetting the amount claimed to be due. For further details, see "Liquidity and Capital Resources -- Contractual Obligations -- National Australia Bank."

         The disposal of our Australian subsidiary resulted in a loss of $3.2 million. The operating results of the Australian subsidiary are shown on our financial statements as discontinued operations with the prior period results restated.

         We also have agreed to sell our shares in SVI Training Products, Inc., one of our wholly owned subsidiaries to Arthur Klitofsky. We are in the process of finalizing the terms of the written agreements pertaining to this sale. This business unit accounted for less than 7% of our total revenues in the nine month period ending December 31, 2002.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, based on historical experience, and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

         We believe the following critical accounting policies affect significant judgments and estimates used in the preparation of our consolidated financial statements:

         o Revenue recognition. Our revenue recognition policy is significant because our revenue is a key component of our results of operations. In addition, our revenue recognition determines the timing of certain expenses such as commissions and royalties. We follow specific and detailed guidelines in measuring revenue; however, certain judgments affect the application of our revenue policy.

              We license software under non-cancelable agreements and provide related services, including consulting and customer support. We recognize revenue in accordance with Statement of Position 97-2 (SOP 97-2), Software Revenue Recognition, as amended and interpreted by Statement of Position 98-9, Modification of SOP 97-2, Software Revenue Recognition, with respect to certain transactions, as well as Technical Practice Aids issued from time to time by the American Institute of Certified Public Accountants. We adopted Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements, during the first quarter of 2000. SAB 101 provides further interpretive guidance for public companies on the recognition, presentation, and disclosure of revenue in financial statements. The adoption of SAB 101 did not have a material impact on our licensing or revenue recognition practices.

              Software license revenue is generally recognized when a license agreement has been signed, the software product has been delivered, there are no uncertainties surrounding product acceptance, the fees are fixed and determinable, and collection is considered probable. If a software license contains an undelivered element, the fair value of the undelivered element is deferred and the revenue recognized once the element is delivered. In addition, if a software license contains customer acceptance criteria or a cancellation right, the software revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period or cancellation right. Typically, payments for our software licenses are due in installments within twelve months from the date of delivery. Where software license agreements call for payment terms of twelve months or more from the date of delivery, revenue is recognized as payments become due and all other conditions for revenue recognition have been satisfied. Deferred revenue consists primarily of deferred license, prepaid services revenue and maintenance support revenue.

              Consulting services are separately priced, are generally available from a number of suppliers, and are not essential to the functionality of our software products. Consulting services, which include project management, system planning, design and implementation, customer configurations, and training are billed on both an hourly basis and under fixed price contracts. Consulting services revenue billed on an hourly basis is recognized as the work is performed. On fixed price contracts, consulting services revenue is recognized using the percentage of completion method of accounting by relating hours incurred to date to total estimated hours at completion. We have from time to time provided software and consulting services under fixed price contracts that require the achievement of certain milestones. The revenue under such arrangements is recognized as the milestones are achieved.

              Customer support services include post-contract support and the rights to unspecified upgrades and enhancements. Maintenance revenues from ongoing customer support services are billed on a monthly basis and recorded as revenue in the applicable month, or on an annual basis with the revenue being deferred and recognized ratably over the maintenance period. If an arrangement includes multiple elements, the fees are allocated to the various elements based upon vendor-specific objective evidence of fair value.

         o Accounts Receivable. We typically extend credit to our customers. Software licenses are generally due in installments within twelve months from the date of delivery. Billings for customer support and consulting services performed on a time and material basis are due upon receipt. From time to time software and consulting services are provided under fixed price contracts where the revenue and the payment of related receivable balances are due upon the achievement of certain milestones. Management estimates the probability of collection of the receivable balances and provides an allowance for doubtful accounts based upon an evaluation of our customers ability to pay and general economic conditions.

         o Valuation of long-lived and intangible assets and goodwill. We assess the impairment of identifiable intangibles, long-lived assets and related goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. When we determine that the carrying value of intangibles, long-lived assets and related goodwill may not be recoverable we measure any impairment based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model. Net intangible assets, long-lived assets, and goodwill amounted to $35.5 million as of March 31, 2002.

              In our 2003 fiscal year, Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets became effective and as a result, we will cease to amortize approximately $14.8 million of goodwill. We had recorded approximately $2.2 million of amortization during fiscal 2002 and would have recorded approximately $2.2 million of amortization during fiscal 2003.

              We review for impairment at least annually or on an interim basis if an event occurs or circumstances change that would indicate that the value of intangible assets has diminished or been impaired. Other intangible assets will continue to be amortized over their estimate useful lives. We evaluate the remaining useful lives of these intangibles on an annual basis to determine whether events or circumstances warrant a revision to the remaining period of amortization.

FINANCING TRANSACTIONS

         AMRO INTERNATIONAL, S.A.

         On October 24, 2000, the SEC declared effective a registration statement registering up to 700,000 shares of our common stock for resale by AMRO International, S.A. AMRO purchased 344,948 shares in March 2000 for approximately $2.9 million, and under the terms of the purchase agreement, was entitled to receive additional shares of our common stock if the average of the closing price of our stock for the five days preceding the effective date of the registration statement was less than $10.34. Pursuant to the repricing formula, we issued to AMRO 375,043 additional shares of common stock. We became obligated to pay to AMRO liquidated damages for late effectiveness of the registration statement in the amount of $286,000. AMRO agreed in March 2001 to accept 286,000 shares of common stock in satisfaction of the liquidated damages, and agreed to purchase an additional 214,000 shares of common stock for $214,000. In connection with this agreement, we issued AMRO a two-year warrant to purchase up to 107,000 shares of common stock at $1.50 per share, which has since expired.

         We agreed to register all of the shares sold in March 2001, and those that we may sell under the warrant, with the SEC. We became obligated to pay to AMRO as liquidated damages the amount of $60,000. In April 2002, AMRO agreed to accept 140,000 shares of common stock in satisfaction of the liquidated damages

         ICM ASSET MANAGEMENT, INC.

         In December 2000, we entered into an agreement to sell up to 2,941,176 common shares to a limited number of accredited investors related to ICM Asset Management, Inc. for cash at $0.85 per share. We sold 1,764,706 of such shares in December 2000, for gross proceeds of $1.5 million, and an additional 588,235 shares in January 2001, for additional gross proceeds of $0.5 million. Two of the investors exercised a right to purchase an additional 588,235 shares in February 2001 for additional gross proceeds of $0.5 million.

         We also agreed to issue to each investor a warrant to purchase one common share at $1.50 for each two common shares purchased in the private placement (aggregate warrants exercisable for 1,470,590 shares). We had the right to call 50% of the warrants, subject to certain conditions, if our common shares traded at a price above $2.00 per share for thirty consecutive days. We had the right to call the remaining 50% of the warrants, subject to certain conditions, if our common shares traded at a price above $3.00 per share for thirty consecutive days.

         We agreed to register all of the shares sold under the purchase agreement or upon exercise of the warrants with the SEC. Our agreement with the investors provided that if a registration statement was not effective on or before April 21, 2001, we would be obligated to issue two-year warrants to each investor, entitling the investor to purchase additional shares of our common stock at $0.85 per share. We filed a registration statement in January 2001 to register these shares, but it did not become effective. As of June 28, 2002, we had issued the investors warrants to purchase 1,249,997 common shares under this agreement.

         In May and June 2001, we issued a total of $1.25 million in convertible notes to a limited number of accredited investors related to ICM Asset Management, Inc. The notes were originally due August 30, 2001, and required interest at the rate of 12% per annum to be paid until maturity, with the interest rate increasing to 17% in the event of a default in payment of principal or interest. Any portion of the unpaid amount of principal and interest was convertible at any time by the investors into common shares valued at $1.35 per share. We also agreed to issue to the investors three-year warrants to purchase 250 common shares for each $1,000 in notes purchased, at an exercise price of $1.50 per share.

         In July 2002, we agreed to amend the terms of the notes and warrants issued to the investors related to ICM Asset Management, Inc. The investors agreed to replace the existing notes with new notes having a maturity date of September 30, 2003. The interest rate on the new notes was reduced to 8% per annum, increasing to 13% in the event of a default in payment of principal or interest. We are required to pay accrued interest on the new notes calculated from July 19, 2002, in quarterly installments beginning September 30, 2002. The investors agreed to reduce accrued interest and late charges on the original notes by up to $16,000, and to accept the reduced amount in 527,286 shares of our common stock valued at $0.41 per share which was the average closing price of our shares on the American Stock Exchange for the 10 trading days prior to July 19, 2002. The new notes are convertible at the option of the holders into shares of our common stock valued at $0.60 per share. We do not have a right to prepay the notes. In December 2002, the investors agreed to extend the payments of accrued interest to September 30, 2003.

         We also agreed that the warrants previously issued to the investors to purchase an aggregate of 3,033,085 shares at exercise prices ranging from $0.85 to $1.50, and expiring on various dates between December 2002 and June 2004, would be replaced by new warrants to purchase an aggregate of 1,600,000 shares at $0.60 per share, expiring July 19, 2007. The replacement warrants are not callable by us.

         We also agreed to file a registration statement for the resale of all shares held by or issuable to these investors. In the event such registration statement is not declared effective by the SEC by June 30, 2003, we will be obligated to issue five-year warrants for the purchase of 5% of the total number of registrable securities at an exercise price of $0.60 per share. For the first 30 day period after June 30, 2003 in which the registration statement is not effective, we will be obligated to issue additional warrants for the purchase of 5% of the total number of registrable securities at an exercise price of $0.60 per share. For each 30 day period thereafter in which the registration statement is not effective, we will be obligated to issue additional warrants for the purchase of 2.5% of the total number of registrable securities at an exercise price of $0.60 per share.

         SOFTLINE

         In May 2002, we entered into an integrated series of transactions with Softline by which:

         1. We transferred to Softline the note received in connection with the sale of IBIS Systems Limited.

         2. We issued to Softline 141,000 shares of newly-designated Series A Convertible Preferred Stock.

         3. Softline released us from approximately $12.3 million in indebtedness due to Softline under a promissory note.

         4. Softline surrendered 10,700,000 shares of our common shares held by Softline.

         The Series A Preferred Stock has a stated value of $100 per share and is redeemable at our option any time prior to the maturity date of December 31, 2006 for 107% of the stated value and accrued and unpaid dividends. The shares are entitled to cumulative dividends of 7.2% per annum, payable semi-annually when, as and if declared by the board of directors. Softline may convert each share of Series A Preferred Stock at any time into the number of common shares determined by dividing the stated value plus all accrued and unpaid dividends, by a conversion price initially equal to $0.80. The conversion price increases at an annual rate of 3.5% calculated on a semi-annual basis. The Series A Preferred Stock is entitled upon liquidation to an amount equal to its stated value plus accrued and unpaid dividends in preference to any distributions to our common stockholders. The Series A Preferred Stock has no voting rights prior to conversion into common stock, except with respect to proposed impairments of the Series A Preferred rights and preferences, or as provided by law. We have the right of first refusal to purchase all but not less than all of any shares of Series A Preferred Stock or common shares received on conversion which Softline may propose to sell to a third party, upon the same price and terms as the proposed sale to a third party. We also granted Softline certain registration rights for the common shares into which the Series A Preferred Stock is convertible, including the right to demand registration on Form S-3 if such form is available to us and Softline proposes to sell at least $5 million of registrable common shares, and the right to include shares obtainable upon conversion of the Series A Preferred Stock in other registration statements we propose to file.

         These transactions were recorded for accounting purposes on January 1, 2002, the date when Softline took effective control of the IBIS note and we ceased accruing interest on the Softline note. We did not recognize any gain or loss in connection with the disposition of the IBIS note or the other components of the transactions.

         TOYS "R" US, INC.

         In May 2002, Toys "R" Us, Inc. ("Toys") agreed to invest $1.3 million for the purchase of a non-recourse convertible note and a warrant to purchase 2,500,000 common shares. The purchase price was received in installments through September 27, 2002. The note is non-interest bearing, and the face amount was either convertible into shares of our stock valued at $0.553 per share or payable in cash at our option, at the end of the term. In November 2002, the Board decided that this note will be converted solely for equity and will not be repaid in cash. The note is due May 29, 2009, or if earlier than that date, three years after the completion of the development project contemplated in the development agreement between us and Toys entered into at the same time. We do not have the right to prepay the convertible note before the due date. The face amount of the note is 16% of the $1.3 million purchase price as of May 29, 2002, and increases by 4% of the $1.3 million purchase price on the last day of each succeeding month, until February 28, 2004, when the face amount is the full $1.3 million purchase price. The face amount will cease to increase if Toys terminates its development agreement with us for a reason other than our breach. The face amount will be zero if we terminate the development agreement due to an uncured breach by Toys of the development agreement.

         The warrant entitles Toys to purchase up to 2,500,000 of our common shares at $0.553 per share. The warrant is initially vested as to 400,000 shares as of May 29, 2002, and vests at the rate of 100,000 shares per month until February 28, 2004. The warrant will cease to vest if Toys terminates its development agreement with us for a reason other than our breach. The warrant will become entirely non-exercisable if we terminate the development agreement due to an uncured breach by Toys of the development agreement. Toys may elect a "cashless exercise" where a portion of the warrant is surrendered to pay the exercise price. As of March 31, 2003, 1.4 million shares of the warrant are exercisable.

         The note conversion price and the warrant exercise price are each subject to a 10% reduction in the event of an uncured breach by us of certain covenants to Toys. These covenants do not include financial covenants. Conversion of the note and exercise of the warrant each require 75 days advance notice to us. As a result, under the rules of the SEC, Toys will not be considered the beneficial owner of the common shares into which the note is convertible and the warrant is exercisable until 15 days after it has given notice of conversion or exercise, and then only to the extent of such noticed conversion or exercise. We also granted Toys certain registration rights for the common shares into which the note is convertible and the warrant is exercisable, including the right to demand registration on Form S-3 if such form is available to us, and the right to include shares into which the note is convertible and the warrant is exercisable in other registration statements we propose to file.

         MIDSUMMER/OMICRON/ISLANDIA

         On March 31, 2003, we entered into a Securities Purchase Agreement with Midsummer Investment, Ltd. ("Midsummer"), Omicron Master Trust ("Omicron"), and Islandia, L.P. ("Islandia") for the sale to these investors of 9% debentures, convertible into shares of SVI common stock at a conversion price equal to $1.0236 per share, for an aggregate amount of $3,500,000. The investors also each received a warrant to purchase up to, in the aggregate, 1,572,858 shares of common stock with an exercise price equal to $1.0236 per share.

         The debentures bear an interest rate of 9% per annum, and they provide for interest only payments on a quarterly basis, payable, at our option, in cash or shares of common stock. The debentures mature in May 2005. If certain conditions are met, we have the right, but not the obligation, to redeem the debentures at 110% of their face value, plus accrued interest. Commencing on February 1, 2004, we must redeem $218,750 per month of the debenture. Furthermore, if the daily volume weighed average price of our common stock on the American Stock Exchange exceeds $1.0236 by more than 200% for 15 consecutive trading days, we will have the option to cause the investors to convert their debentures into common stock.

         The warrants issued to the investors are for a 5-year term, with an exercise price equal to $1.0236 per share.

         The investors were granted the right of first refusal to participate in our future offerings of common stock or equivalent securities so long as any one of them owns at least 5% of the debentures purchased by them. Monthly redemptions shall be in cash, or, provided certain conditions are met, such as an effective registration statement, in shares of common stock. If we elect to pay in shares of common stock, the conversion price shall be the lessor of $1.0236 and 90% of the average of the daily volume weighted average price of the common stock for the 20 trading days immediately prior to the redemption date. The investors were also given registration rights under a Registration Rights Agreement requiring us to file by April 30, 2003 a registration statement respecting 130% of the common stock issuable upon the conversion of the debentures and the warrants, and to use best efforts to have the registration statement declared effective at the earliest date. If the registration statement is not filed within these timeframes or declared effective by June 29, 2003 following the closing date of the debentures sold in the first phase, or within 120 days in the event of a review by the Securities and Exchange Commission, we will be obligated to pay liquidated damages to the investors equal to 2% of the sum of the amount of debentures subscribed to by the investors and the value of the warrants for each month until the registration statement becomes effective.

         Additional debentures aggregating up to $2,000,000 will be sold to these investors in a second closing if within one year after the date of first sale of debentures there occurs a period of 15 consecutive trading days during which the daily volume weighted average closing price of our common stock is maintained at a price at or above $1.75 per share, subject to certain conditions. The shares of common stock underlying these debentures and warrants are not included for registration in this prospectus.

         MBSJ INVESTORS, LLC

         On April 1, 2003, we entered into a Securities Purchase Agreement with MBSJ Investors, LLC ("MBSJ") for the sale to MBSJ of a 9% debenture, convertible to shares of our common stock at a conversion price of $1.0236, for $400,000. This debenture was accompanied by a five-year warrant to purchase 156,311 shares of common stock with an exercise price of $1.0236 per share. Interest is due on a quarterly basis, payable in cash or shares of common stock at our option. Commencing on February 1, 2004, we must redeem $20,000 per month of the debenture. The debenture matures in October 2005. MBSJ was also granted registration rights under a Registration Rights Agreement, and certain other rights similar to those granted to Midsummer, Omicron and Islandia.

         CRESTVIEW

         On May 6, 2003, we entered into an agreement with Crestview Capital Fund I, L.P., Crestview Capital Fund II, L.P. and Crestview Capital Offshore Fund, Inc. (collectively, the "Crestview Investors") for the sale to the Crestview Investors of 9% debentures, convertible into shares of our common stock at a conversion price of $1.0236, for $300,000. These debentures were accompanied by five-year warrants to purchase an aggregate of 101,112 shares of common stock with an exercise price of $1.0236 per share. Interest is due on a quarterly basis, payable in cash or shares of common stock at our option. Commencing on February 1, 2004, we must redeem $18,750 per month of the debentures. The debentures mature in October 2005. The Crestview Investors were also granted registration rights under a registration rights agreement, and certain other rights similar to those granted to Midsummer, Omnicron and Islandia.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, the relative percentages that certain income and expense items bear to net sales for the interim nine-month periods ending December 31, 2002 and 2001 (in thousands):



                                                             NINE MONTHS ENDED DECEMBER 31,
                                                  ------------------------------------------------
                                                           2002                     2001
                                                  ----------------------   ------------------------
                                                              PERCENTAGE                PERCENTAGE
                                                   AMOUNT     OF REVENUE     AMOUNT     OF REVENUE
                                                  ----------  -----------  ----------   -----------
                                                  (unaudited)             (unaudited)
Net sales                                         $  16,918          100%  $  21,446           100%
Cost of sales                                         5,997           35%      9,247            43%
                                                  ----------  -----------  ----------   -----------
  Gross profit                                       10,921           65%     12,199            57%

Product development expense                           2,894           17%      2,932            14%
Depreciation and amortization                         3,122           18%      4,991            23%
Selling, general and administration expenses          7,365           44%     10,388            48%
                                                  ----------  -----------  ----------   -----------

         Total expenses                              13,381           79%     18,311            85%
                                                  ----------  -----------  ----------   -----------

Loss from operations                                 (2,460)         (14)%    (6,112)          (28)%

Other income (expense)

  Interest income                                         1            0%          8             0%
  Other income (expense)                                  8            0%        (35)            0%
  Interest expense                                     (894)          (5)%    (2,795)          (13)%
  Gain (loss) on foreign currency translation            23            0%                        0%
                                                  ----------  -----------  ----------   -----------
         Total other expense                           (862)          (5)%    (2,822)          (13)%
                                                  ----------  -----------  ----------   -----------

Loss before provision (benefit) for income taxes     (3,322)         (19)%    (8,934)          (41)%

     Provision for income tax benefits                  (57)           0%         (2)            0%
                                                  ----------  -----------  ----------   -----------
Loss before cumulative effect of a change in
  accounting principle                               (3,265)         (19)%    (8,932)          (41)%
Cumulative Effect of Change of Accounting

     Principle - Goodwill under SFAS 142               (627)         (4%)         (0)          ---
                                                  ----------  -----------  ----------   -----------
Loss from continuing operations                      (3,892)         (23)%    (8,932)          (41)%

Loss from discontinued Australian operations, net       ---                   (1,140)
                                                  ----------  -----------  ----------   -----------
Net loss                                          $  (3,892)               $ (10,072)
                                                  ==========               ==========

NINE MONTH PERIOD ENDED DECEMBER 31, 2002 COMPARED TO NINE MONTH PERIOD ENDED DECEMBER 31, 2001 (unaudited)

         NET SALES

         Net sales decreased by $4.5 million, or 21%, to $16.9 million in the nine months ended December 31, 2002 from $21.4 million in the nine months ended December 31, 2001. The decrease is due to $3.0 million decrease in modification service revenue and $2.4 million decrease in professional service revenues. The decrease is offset by $1.1 million increase in software license revenue. In May 2002, we entered into a new development agreement services through February 2004. We expect that the overall level of services to be performed for Toys "R" Us, Inc. in fiscal 2003 will be substantially less than fiscal 2002.

         COST OF SALES/GROSS PROFIT

         Cost of sales decreased by $3.2 million, or 35%, to $6.0 million in the nine months ended December 31, 2002 from $9.2 million in the nine months ended December 31, 2001. Gross profit as a percentage of net sales increased to 65% in the nine months ended December 31, 2002 from 57% in the prior comparative period. The decrease in cost of sales and the increase in gross profit as a percentage of net sales were due to increases in software license and maintenance sales as percentage of sales of 48% and 32%, respectively, in the nine months ended December 31, 2002 compared to the nine months ended December 31, 2001.

         PRODUCT DEVELOPMENT EXPENSE

         Product development expense was $2.9 million in each of the nine months ended December 31, 2002 and 2001. We focus on the on-going enhancement of our existing products and research for new value-added products. The new version 2.0 of our Retail Enterprise Solutions will be released in the fourth quarter of the current fiscal year.

         DEPRECIATION AND AMORTIZATION

         Depreciation and amortization decreased by $1.9 million, or 3.8%, to $3.1 million in the nine months ended December 31, 2002 from $5.0 million in the nine months ended December 31, 2001, as a result of our ceasing to amortize goodwill upon adoption of SFAS No. 142.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses decreased by $3.0 million, or 29%, to $7.4 million in the nine months ended December 31, 2002 from $10.4 million in the nine months ended December 31, 2001. The decrease was primarily related to the 20% reduction of non-essential personnel in the third quarter of fiscal 2002 and improved management of expenditures.

         OPERATING LOSS

         Operating loss from continuing operations, which included depreciation and amortization expense, was $2.5 million for the nine months ended December 31, 2002, compared to a loss from operations of $6.1 million for the nine months ended December 31, 2001.

         INTEREST EXPENSE

         Interest expense decreased by $1.9 million, or 68%, to $0.9 million in the nine months ended December 31, 2002 from $2.8 million in the nine months ended December 31, 2001. Interest expense in the 2001 period included $1.2 million interest expense on the note due Softline Limited. Our obligations related to this note were released by Softline effective January 1, 2002 in connection with the integrated series of recapitalization transactions with Softline. The balance of the difference was a $0.7 million decrease in amortization of debt discount.

         CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

         Pursuant to SFAS 142, we completed the transitional analysis of goodwill impairment as of April 1, 2002 and recorded an impairment of $0.6 million as the cumulative effect of a change in accounting principle in the quarter ended June 30, 2002. We also evaluated the remaining useful lives of our intangibles in the quarter ended June 30, 2002 and no adjustments have been made to the useful lives of our intangible assets.

The following table sets forth, for the periods indicated, the relative percentages that certain income and expense items bear to net sales for the fiscal years ended March 31, 2002, March 31, 2001 and March 31, 2000:


                                                                          YEAR ENDED MARCH 31,
                                              ----------------------------------------------------------------------------
                                                        2002                      2001                      2000
                                              -----------------------   ------------------------  ------------------------
                                                           PERCENTAGE                PERCENTAGE                PERCENTAGE
                                                AMOUNT     OF REVENUE     AMOUNT     OF REVENUE     AMOUNT     OF REVENUE
                                              -----------  -----------  -----------  -----------  -----------  -----------
Net sales                                     $   27,109          100%  $   27,713          100%  $   26,652          100%
Cost of sales                                     10,036           37%       9,188           33%       6,421           24%
                                              -----------  -----------  -----------  -----------  -----------  -----------
  Gross profit                                    17,073           63%      18,525           67%      20,231           76%

Application development expense                    4,203           16%       5,333           19%       4,877           18%
Depreciation and amortization                      6,723           25%       8,616           31%       7,250           27%
Selling, general and administration expenses      13,144           48%      18,037           65%      14,817           56%

Impairment of intangible assets                       --           --        6,519           24%          --           --
Impairment of note receivable received in
  connection with the sale of IBIS
  Systems Limited                                     --           --        7,647          (28)%         --           --
                                              -----------  -----------  -----------  -----------  -----------  -----------

         Total expenses                           24,070           89%      46,152          167%      26,944          101%
                                              -----------  -----------  -----------  -----------  -----------  -----------
Loss from operations                              (6,997)         (26)%    (27,627)        (100)%     (6,713)         (25)%

Other income (expense)
  Interest income                                     10            0%         628            2%       1,074            4%
  Other income (expense)                             (46)           0%          63            0%        (206)          (1)%
  Interest expense                                (3,018)         (11)%     (3,043)         (11)%     (1,493)          (6)%
  Gain (loss) on foreign currency
    translation                                       (9)           0%           2            0%         (10)           0%
                                              -----------  -----------  -----------  -----------  -----------  -----------
         Total other expense                      (3,063)         (11)%     (2,350)          (8)%       (635)          (2)%
                                              -----------  -----------  -----------  -----------  -----------  -----------
Loss before provision (benefit) for income
  taxes                                          (10,060)         (37)%    (29,977)        (108)%     (7,348)         (28)%
     Provision (benefit) for income taxes             39            0%      (4,778)          17%      (2,414)           9%
                                              -----------  -----------  -----------  -----------  -----------  -----------
Loss from continuing operations                  (10,099)         (37)%    (25,199)         (91)%     (4,934)         (19)%
Income (loss) from discontinued operations,
     net of taxes                                 (4,559)                   (3,746)                      880
                                              -----------               -----------               -----------  -----------
Net loss                                      $  (14,658)               $  (28,945)               $   (4,054)
                                              ===========               ===========               ===========

         FISCAL YEAR ENDED MARCH 31, 2002 COMPARED TO FISCAL YEAR ENDED MARCH 31, 2001

         NET SALES

         Net sales decreased slightly by $0.6 million, or 2%, to $27.1 million in the fiscal year ended March 31, 2002 from $27.7 million in the fiscal year ended March 31, 2001. Fiscal year 2001 revenues included recognition of $2.0 million in revenue from a one-time sale of technology rights which was signed in fiscal 2000.

         Fiscal 2002 was a challenging year in which to close new application license sales. We believe our difficulties initially arose from insufficient staffing of our sales force. Although we significantly increased the staffing of our sales force in the first quarter of fiscal 2002, the economic slowdown and the terrorist attacks of September 11, 2001, and the ongoing hostilities in the world increased the challenges faced by our sales force. In addition, our financial condition may have interfered with our ability to sell new application software licenses, as implementation of our applications generally requires extensive future services and support, and some potential customers have expressed concern about our financial ability to provide these ongoing services. We believe strongly that we provide and will continue to provide excellent support to our customers, as demonstrated by the continuing upgrade purchases by our top-tier established customer base. Significant sales growth may, however, depend in part on our ability to improve our financial condition.

         In October 2001, we took aggressive steps designed to improve sales of new application software licenses, and to streamline our operations around services to our existing customers. These steps included a restructuring of our operations and repositioning of the sales force to better focus on the historical markets of our retail enterprise solution and our retail store solution. This strategy has permitted us to reduce overhead expenses, while allowing us to target those markets most likely to result in sales in the current economic climate. Our newly focused sales force has also begun to aggressively market individual modules within our suites. These modules have been improved through modification services performed for existing customers, and may now be marketed as separate applications to new customers. These modules are suited to those potential customers looking for incremental upgrades to their systems at a substantially lower cost, and with a substantially reduced implementation commitment, than an upgrade to our full suite would require. We intend to add additional sales personnel at such time as the economic climate and market for our products permits.

         In July 2001, we entered into an agreement to expand our current professional services activities with Toys "R" Us significantly through September 2003. In May 2002, we entered into a new development agreement with Toys for the provision of development services through February 2004. We expect the overall dollar amount of professional services we perform for Toys in 2003 to be comparable to fiscal 2002, and to continue to be a significant source of professional services revenues in fiscal 2004. Toys accounted for 42% of our net sales in fiscal 2002 compared to 29% of net sales in fiscal 2001.

         COST OF SALES/GROSS PROFIT

         Cost of sales increased $0.8 million, or 9%, to $10.0 million in the fiscal year ended March 31, 2002 from $9.2 million in the fiscal year ended March 31, 2001. Gross profit as a percentage of net sales decreased to 63% in fiscal 2002 from 67% in fiscal 2001. The decrease in gross profit margin was due to a further shift in the sales mix from high margin application licenses to lower margin software modification and professional services. During fiscal 2002, application technology license revenues represented 17% of net sales and related services represented 76% of net sales, compared to 25% and 69% of net sales, respectively, of net sales during fiscal 2001.

         Cost of sales for fiscal 2002 and 2001 included $3.6 million and $3.4 million, respectively, in costs associated with the development or modification of modules for Toys "R" Us, including the use of higher cost outsource development services (subcontractors) for certain components of the overall project. These costs are neither capitalized nor included in application technology development expenses, but we consider them to be part of our overall application technology development program.

         APPLICATION DEVELOPMENT EXPENSE

         Application development expense for the fiscal year ended March 31, 2002 was $4.2 million compared to $5.3 million for the fiscal year ended March 31, 2001, a decrease of 21%. The decrease primarily reflects a shift toward customer-funded development expenses. For a further discussion of our application technology development program, see "Description of Business" under the heading "Application Technology Development."

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses for the first year ended March 31, 2002 decreased by $4.9 million, or 27%, to $13.1 million compared to $18.0 million in the fiscal year ended March 31, 2001. The decrease was due to the following:

         o PERSONNEL REDUCTION IMPLEMENTED IN THE FOURTH QUARTER OF 2001 AND THIRD QUARTER OF 2002 AND CONTROL OF EXPENDITURES.

         o    A $0.9 MILLION RESERVE FOR BAD DEBTS IN FISCAL 2001.

         During the third quarter of 2002, we completed an analysis of our operations and concluded that it was necessary to restructure the composition of our management and personnel. We anticipated that the restructuring would result in an approximately $3.0 million annual reduction in our expense levels compared to expenses prior to implementation of the plan. To the extent resources are available, we expect to slowly increase our expense levels in fiscal 2003 from the reduced level after the reductions in the third quarter of fiscal 2002. Additional planned expenditures are for the building of our sales force and for additions to our Professional Services group for US and UK retail operations as new licenses and services are sold.

         EARNINGS (LOSS) FROM CONTINUING OPERATIONS AND BEFORE INTEREST EXPENSE, INCOME TAXES, DEPRECIATION, AMORTIZATION AND IMPAIRMENTS

         The loss from continuing operations and before interest expense, income taxes, depreciation, amortization, and impairments of intangible assets and notes receivable was $0.3 million for the year ended March 31, 2002 as compared to a comparable loss from continuing operations of $4.2 million in the year ended March 31, 2001, representing an improvement of $3.9 million. The gross profit for the year decreased by $1.5 million and other income by $3.9 million, but was offset by improvements primarily from reduced application development expenses in the amount of $1.1 million, and reduced selling, general and administrative expenses of $4.9 million.

         DEPRECIATION AND AMORTIZATION

         Depreciation and amortization decreased by $1.9 million, or 22%, to $6.7 million in the fiscal year ended March 31, 2002 from $8.6 million in the fiscal year ended March 31, 2001. The decrease reflected the reduction in the base amounts of goodwill and capitalized software assets resulting from the recognition of impairments of those assets in the fourth quarter of fiscal 2001. As a result of the implementation of SFAS No. 142, we will not amortize goodwill in fiscal 2003. We will however record in the first quarter of fiscal 2003 a $0.6 million impairment charge based upon the transitional analysis of goodwill impairment required by SFAS 142, and we may record impairment charges based upon the impairment testing procedures required by SFAS 144.

         INTEREST INCOME AND EXPENSE

         Interest expense was $3.0 million in the fiscal years ended March 31, 2002 and 2001.

         Interest income decreased $0.6 million to $0.1 million in fiscal 2002, compared to $0.7 million in fiscal 2001 due to cessation of the accrual of interest income on the note receivable received in connection with the sale of IBIS after the second quarter of fiscal 2001.

         DISCONTINUED OPERATIONS

         Loss from discontinued operations in fiscal 2002 was $4.6 million, which included $1.4 million of net loss from Australian operations and $3.2 million of loss on disposal. Loss from discontinued operations in fiscal 2001 was $3.7 million. Net sales from Australian operations decreased from $5.0 million in fiscal 2001 to $2.4 million in fiscal 2002, due primarily to its disposal during the fiscal year 2002.

FISCAL YEAR ENDED MARCH 31, 2001 COMPARED TO FISCAL YEAR ENDED MARCH 31, 2000

         NET SALES

         Net sales increased by $1.0 million, or 4%, to $27.7 million in the fiscal year ended March 31, 2001 from $26.7 million in the fiscal year ended March 31, 2000. Fiscal year 2001 revenues included recognition of $2.0 million in revenue from a one-time sale of technology rights which was signed in fiscal 2000. Excluding that transaction, overall net rates decreased principally due to a $1.6 million reduction in revenue from our United Kingdom retail operations reflecting a substantial decrease in new application license sales. The substantial decrease in new application license sales was due in part to our inability to close several larger application license transactions in our sales pipeline.

         COST OF SALES/GROSS PROFIT

         Cost of sales increased $2.8 million, or 43%, to $9.2 million in the fiscal year ended March 31, 2001 from $6.4 million in the fiscal year ended March 31, 2000. Gross profit as a percentage of net sales decreased to 67% in fiscal 2001 from 76% in fiscal 2000. The decrease in gross profit margin was due to a shift in the sales mix from high margin application licenses to lower margin software modification and professional services. During fiscal 2001, application technology license revenues represented 23% of net sales and related services represented 77% of net sales, compared to 30% and 70% of net sales, respectively, of net sales during fiscal 2000.

         Cost of sales for fiscal 2001 included $4.9 million in costs associated with the development or modification of modules for Toys "R" Us, including the use of higher cost outsource development services (subcontractors) for certain components of the overall project. These costs are neither capitalized nor included in application technology development expenses, but we consider them to be part of our overall application technology development program.

         APPLICATION DEVELOPMENT EXPENSE

         Application development expense for the fiscal year ended March 31, 2001 was $5.3 million compared to $4.9 million for the fiscal year ended March 31, 2000, an increase of 8%. During fiscal 2001, we continued our application technology development program begun in fiscal 2000 to improve and integrate our application software. For a further discussion of our application technology development program, see "Description of Business" under the heading "Application Technology Development."

         DEPRECIATION AND AMORTIZATION

         Depreciation and amortization increased by $1.3 million, or 18%, to $8.6 million in the fiscal year ended March 31, 2001 from $7.3 million in the fiscal year ended March 31, 2000. The increase was due to the amortization of software purchased in connection with the acquisition of MarketPlace Systems Corporation in March 2000, and to amortization of capitalized software that was made available for sale in fiscal 2001.

         IMPAIRMENT OF ASSETS

         Our March 31, 2001 balance sheet includes a $7.0 million note receivable. This note was secured by 1,536,000 shares or approximately 11% of the outstanding common stock of Integrity Software, Inc. We do not believe the obligor under the note has significant assets other than the Integrity shares securing the note. The obligor is an entity affiliated with Integrity, and its ability to sell the Integrity shares to repay the note is limited by law and by market conditions. During the fiscal year ended March 31, 2001, we determined that the value of this note receivable was impaired, and we wrote off a total of $7.6 million as a valuation allowance. We obtained an independent valuation of the Integrity shares securing the note at March 31, 2001, which supported the value shown on our March 31, 2001 balance sheet. This note and the shares securing it were transferred to Softline effective January 1, 2002. See "Financing Transactions -- Softline."

         We also recorded in the fourth quarter of fiscal 2001 an impairment of $6.5 million in capitalized software and goodwill associated with Australian operations. In determining the amount of impairment, we compared the net book value of the long-lived assets associated with the Australian subsidiary, primarily consisting of recorded goodwill and software intangibles, to their estimated fair values. Fair values were estimated based on anticipated future cash flows of the Australian operations, discounted at a rate commensurate with the risk involved.

         INTEREST INCOME AND EXPENSE

         Interest expense increased $1.5 million, or 100%, to $3.0 million in the fiscal year ended March 31, 2001 from $1.5 million in the fiscal year ended March 31, 2000. The increase was due to inclusion for the full 2001 fiscal year of interest from indebtedness incurred in June 1999 to purchase Island Pacific, and an increase in our average interest rate to 12% in fiscal 2001 compared to 9% in fiscal 2000. The increase also included $0.5 million in amortized loan refinancing costs, including $0.2 million of amortized loan cost reimbursement to Softline.

         Interest income decreased $0.5 million to $0.6 million in fiscal 2001, compared to $1.1 million in fiscal 2000 due to decreased cash and cash equivalents.

LIQUIDITY AND CAPITAL RESOURCES

         CASH FLOWS DURING THE NINE MONTH PERIOD ENDED DECEMBER 31, 2002

         During the nine months ended December 31, 2002, we financed our operations using cash on hand, internally generated cash, proceeds from the sale of a convertible note to Toys "R" Us, Inc. and loans from an entity affiliated with Donald S. Radcliffe, one of our directors. At December 31, 2002 and March 31, 2002, we had cash of $0.7 million and $1.3 million, respectively.

         Operating activities used cash of $1.3 million and $0.7 million in the nine months ended December 31, 2002 and 2001, respectively. Cash used for operating activities in the nine months ended December 31, 2002 resulted from $3.9 million of net losses and $2.7 million increase in accounts receivable; offset in part by $3.1 million of depreciation and amortization, $0.6 million of goodwill impairment, $1.0 million increase in accounts payable and accrued expenses and $0.7 million increase in accrued interest on notes payable.

         Investing activities used cash of $0.1 million and $0.2 million in the nine months ended December 31, 2002 and 2001, respectively. Cash used for investing activities in the current quarter was primarily for capitalization of software development costs.

         Financing activities provided cash of $0.8 million and $0.2 million in the nine months ended December 31, 2002 and 2001, respectively. The 2002 financing activities included $1.4 million of proceeds from a convertible note issued to Toys "R" Us, Inc.; offset in part by $0.3 million payments on a stockholder loan and $0.3 million payments on term loan.

         Accounts receivable increased to $4.7 million at December 31, 2002 from $1.9 million at March 31, 2002. The increase was due to increase in sales and invoicing semi-annual maintenance contracts in the quarter ended December 31, 2002.

         Accounts payable increased to $2.2 million at December 31, 2002 from $1.5 million at March 31, 2002.

         Deferred revenue decreased to $2.9 million at December 31, 2002 from $3.5 million at March 31, 2002. The decrease was primarily due to decreases in prepare paid modification and services revenue of $1.5 million from our major customer, Toys "R" Us, Inc., and $0.5 million from other customers; offset in party by $1.4 million increase in prepaid support services revenue.

         CASH FLOWS DURING FISCAL YEAR ENDED MARCH 31, 2002

         During the fiscal year ended March 31, 2002, we financed our operations using cash on hand, internally generated cash, cash from the issuance of convertible notes and loans from an entity affiliated with Donald S. Radcliffe, a director. During the fiscal year ended March 31, 2001, we financed our operations using cash on hand, internally generated cash, cash from the sale of common stock, proceeds from the exercise of options, lines of credit and loans from each of Softline, a subsidiary of Softline and Barry M. Schechter, our Chairman. During the fiscal year ended March 31, 2000, we financed our operations through internally generated cash, proceeds from bank and other loans (including a loan from a major stockholder), proceeds from the sale of common stock and the exercise of options, and bank lines of credit. At March 31, 2002 and 2001, we had cash of $1.3 million.

         Operating activities provided cash of $1.6 million in the fiscal year ended March 31, 2002 and used cash of $2.4 million in the fiscal year ended March 31, 2001 and $2.3 million in the fiscal year ended March 31, 2000. Cash provided for operating activities in fiscal 2002 resulted primarily from $2.5 million decrease in accounts receivable and other receivables, $1.6 million increase in deferred revenue, $7.1 million in non-cash depreciation and amortization, $3.2 million of loss on disposal of Australian operations, $2.3 million increase in interest payable and $1.0 million in non-cash charges for stock-based compensation and interest related to convertible notes due stockholders; offset by $14.7 million of net losses and $1.9 million decrease in accounts payable and accrued expenses. Cash used for operating activities in fiscal 2001 resulted primarily from $28.9 million of net losses, a $4.4 million decrease in net deferred tax liability and a $4.4 million decrease in deferred revenue; offset by $16.5 million in non-cash impairments of assets, $9.5 million in non-cash depreciation and amortization, a $5.1 million decrease in accounts receivable, and a $4.4 million increase in accounts payable and accrued expenses. Cash used for operating activities during fiscal year 2000 primarily resulted from a $4.1 million net loss, a $4.6 million increase in accounts receivable and other receivables, a $0.6 million decrease in accounts payable and accrued expenses, a $0.8 million increase in interest receivable, a $2.6 million decrease in income tax payable, and a $2.6 million increase in deferred income taxes liability; offset in part by $7.9 million of non-cash depreciation and amortization expense and a $5.0 million increase in deferred revenue.

         Accounts receivable decreased during fiscal year 2002 primarily due to a write-off of $367,000 in receivables in connection with the discontinuation of Australian operations in February 2002 and a significant improvement in collection efforts. Accounts receivable decreased during fiscal year 2001 primarily due to payment during fiscal 2001 of $2.0 million from the one-time sale of technology rights during fiscal 2000, the write-off during the fourth quarter of fiscal 2001 of the $1.6 million outstanding balance remaining from the one-time sale of technology rights and a decrease in trade receivables aged over 30 days as a result of improvement in collection efforts. Accounts receivable increased during fiscal year 2000 primarily due to the inclusion of Island Pacific accounts receivable of $4.0 million at March 31, 2000 and the $3.3 million total receivable associated with the non-recurring sale of technology rights. Accounts receivable balances fluctuate significantly due to a number of factors including acquisitions and dispositions, seasonality, shifts in customer buying patterns, contractual payment terms, the underlying mix of applications and services sold, and geographic concentration of revenues.

         Investing activities used cash of $0.7 million, $3.0 million, and $36.5 million in the fiscal years ended March 31, 2002, 2001 and 2000. Investing activities during fiscal 2002 included a $0.4 million increase in capitalized software development costs and $0.3 million in furniture and equipment purchases. Investing activities during fiscal year 2001 included a $2.5 million increase in purchase of software and capitalized software development costs and $0.5 million in furniture and equipment purchases. Investing activities during fiscal year 2000 included a $33.8 million net cash payment for the acquisition of Island Pacific, $1.8 million in software purchases and capitalized software development costs and $0.8 million in capital expenditures.

         Financing activities used cash of $0.8 million in the fiscal year ended March 31, 2002 and provided cash of $1.9 million and $30.9 million in the fiscal years ended March 31, 2001 and 2000. Financing activities during fiscal year 2002 included $1.2 million in note payments and $0.8 million decrease in amounts due to stockholders; offset in part by $1.3 million in proceeds from issuance of convertible notes. Financing activities during fiscal year 2001 included $3.8 million in proceeds from the sale of common stock, $9.9 million increase in amounts due to stockholders and $1.6 million in proceeds from lines of credit, offset by $13.2 million in note payments. Financing activities during fiscal year 2000 included $18.5 million in proceeds from loans obtained to acquire Island Pacific, $9.6 million in proceeds from the exercise of options and private sale of common stock and $2.3 million in proceeds from lines of credit, offset in part by $1.5 million in loan payments.

         Changes in the currency exchange rates of our foreign operations had the effect of decreasing cash by $0.1 million in the fiscal years ended March 31, 2002 and 2001 and $0.3 million in the fiscal year ended March 31, 2000.

CONTRACTUAL OBLIGATIONS

         The following table summarizes our contractual obligations, including purchase commitments at March 31, 2002, and the effect such obligations are expected to have on our liquidity and cash flow in future periods.


                                                             FOR THE FISCAL YEARS ENDING MARCH 31,
                                                             -------------------------------------
CONTRACTUAL CASH OBLIGATIONS                       2003          2004          2005        2006     THEREAFTER
----------------------------                     ---------     --------      --------    --------   ----------
                                                                      (in thousands)
Operating leases                                 $     752     $    724      $    704    $    192    $       7
Capital leases                                          73           18
Term loans (a)                                       3,303          500
Convertible debentures (a)                                          839         3,276         575
Convertible notes (a)
                                                                  1,370
Demand loans due stockholders                          618
Payables aged over 90 days                             449
Other long-term obligations                            200
                                                 ---------     --------      --------    --------    ---------

    Total contractual cash obligations           $   5,395     $  4,872      $  3,980    $    767    $       7
                                                 =========     ========      ========    ========    =========


                                                             FOR THE FISCAL YEARS ENDING MARCH 31,
                                                             -------------------------------------

OTHER COMMERCIAL COMMITMENTS                       2003          2004          2005        2006     THEREAFTER
----------------------------                     ---------     --------      --------    --------   ----------
                                                                       (in thousands)
Guarantees for line of credit  facility with
National Australia Bank Limited                  $     187
                                                 ---------     --------      --------    --------    ---------

      Total commercial commitments               $     187
                                                 =========     ========      ========    ========    =========

(a)      Reflects certain transactions that occurred in March and April 2003.

         UNION BANK

         On June 29, 2001, we entered into an amended and restated loan agreement with Union Bank with respect to the $7.4 million owing under the our term loan. The maturity date under the restated agreement was May 1, 2002, but we had a right to extend that date to November 1, 2002 if we satisfied certain conditions, including our achieving certain earnings targets. We were required to pay monthly interest at 5% over the bank reference rate, increased by an additional 2% for late payments of principal and interest. We were required to make an initial $210,000 principal payment in August 2001, and monthly principal payments of $50,000 beginning October 1, 2001. Monthly principal payments were to increase to $100,000 on May 1, 2002 upon an extension of the maturity date. We had difficulty making both interest and principal payments during fiscal 2002, and the bank extended on several occasions the due dates for required payments. We were required to use any proceeds in excess of $6 million we received from private equity placements to reduce the principal under the loan. We were also prohibited from making any payments on certain subordinated obligations, including the convertible notes held by entities related to ICM Asset Management, Inc. The entire amount owed to the bank was secured by substantially all of our assets and those of our subsidiaries and 10,700,000 shares of our treasury stock. The restated agreement also contained limitations on acquisitions, investments and other borrowings.

         We agreed to pay the bank a loan restructuring fee of $200,000, originally due May 1, 2002 (or if the maturity date was extended, $150,000 on May 1, 2002 and $50,000 on November 1, 2002), but the fee would be waived if we discharged the loan before May 1, 2002. We were also required to reimburse the bank for certain other expenses incurred during the term of the loan.

         On March 18, 2002, the loan agreement was amended to release certain collateral from the pledge to Union Bank, and to instead pledge to the bank the 10,700,000 shares of our common stock surrender by Softline in the related recapitalization transactions with Softline described under the heading "Financing Transactions -- Softline."

The released collateral was our shares in our Australian subsidiary, and the IBIS note and related shares of Integrity Software.

         On May 21, 2002, the bank further amended the agreement to extend the maturity date to May 1, 2003 and to revise other terms and conditions. We agreed to pay to the bank $100,000 as a loan extension fee, payable in four monthly installments of $25,000 each commencing on June 30, 2002. If we failed to pay any installment when due, the loan extension fee was to increase to $200,000, and the monthly payments were to increase accordingly. We also agreed to pay all overdue interest and principal by June 30, 2002, and to pay monthly installments of $24,000 commencing on June 30, 2002 and ending April 30, 2003 for the bank's legal fees.

         Effective July 15, 2002, the bank further amended the restated term loan agreement, and waived the then existing defaults. Under this third amendment to the restated agreement, the bank agreed to waive the application of the additional 2% interest rate for late payments of principal and interest, and to waive the additional $100,000 refinance fee required by the second amendment. The bank also agreed to convert $361,000 in accrued and unpaid interest and fees to term loan principal, and we executed a new term note in total principal amount of $7.2 million. We were required to make a principal payment of $35,000 on October 15, 2002, principal payments of $50,000 on each of November 15, 2002 and December 15, 2002, and consecutive monthly principal payments of $100,000 each on the 15th day of each month thereafter through August 15, 2003. The entire amount of principal and accrued interest was due August 31, 2003. The bank also agreed to eliminate certain financial covenants and to ease others. We were not in compliance with the revised financial covenants.

         On January 2, 2003, we issued a warrant to an affiliate of the bank to purchase up to 1.5 million shares of our common stock for $0.01 per share. The warrant was exercisable for shares equal to 1% of our outstanding common stock on January 2, 2003, and would have become exercisable for shares equal to an additional 0.5% of the outstanding common stock on the first day each month thereafter, until it was exercisable for the full 4.99% of the outstanding common stock. To the extent we discharged in full our bank obligations before any warrants became exercisable, those warrants would not have become exercisable.

         On March 31, 2003, we entered into a Discounted Loan Payoff Agreement with the bank. Under that agreement, we paid the bank $2,800,000 from the sale of debentures to Midsummer, Omicron and Islandia. We also issued to the bank 1,000,000 shares of our common stock and a $500,000 one-year unsecured non-interest bearing convertible note payable in either cash or stock, at our option. The cash payment, shares and convertible note were accepted by the bank in full satisfaction of our $7.1 million debt. The bank also cancelled the warrant to purchase 1.5 million shares of our common stock and returned all collateral held, including 10,700,000 shares of our common stock pledged as security.

         NATIONAL AUSTRALIA BANK LIMITED

         Our Australian subsidiary maintained an AUS$1,000,000 (approximately US$510,000) line of credit facility with National Australia Bank Limited. The facility was secured by substantially all of the assets of our Australian subsidiary, and we have guaranteed all amounts owing on the facility. In April 2001, we received a formal demand under our guarantee for the full AUS$971,000 (approximately US$495,000) then alleged by the bank to be due under the facility. Due to the declining performance of our Australian subsidiary, we decided in the third quarter of fiscal 2002 to sell certain assets of the Australian subsidiary to the former management of such subsidiary, and then cease Australian operations. Such sale was, however, subject to the approval of National Australia Bank, the subsidiary's secured lender. The bank did not approve the sale and the subsidiary ceased operations in February 2002. The bank caused a receiver to be appointed in February 2002 to sell substantially all of the assets of the Australian subsidiary and pursue collections on any outstanding receivables. The receiver proceeded to sell substantially all of the Australian subsidiary's assets for $300,000 in May 2002 to the entity affiliated with former management, and is actively pursuing the collection of receivables. If the sale proceeds plus collections on receivables are insufficient to discharge the indebtedness to National Australia Bank, we may be called upon to pay the deficiency under our guarantee to the bank. We have accrued $187,000 as the maximum amount of our potential exposure. The receiver has also claimed that we are obligated to it for inter-company balances of $636,000, but we do not believe any amounts are owed to the receiver, who has not as of the date of this report acknowledged the monthly corporate overhead recovery fees and other amounts charged by us to the Australian subsidiary offsetting the amount claimed to be due.

         OTHER INDEBTEDNESS, INCLUDING RELATED PARTIES

         In connection with our acquisition of Island Pacific effective April 1999, we also borrowed $2.3 million with no stated maturity date from three entities in June 1999. $1.5 million of this amount was borrowed from Claudav Holdings Ltd. B.V., a significant stockholder. The balance due on these loans were paid off in full at January 31, 2003. The loans bore interest at the prime rate and were due upon demand.

         In May and June 2001, we issued convertible notes to entities related to ICM Asset Management, Inc., these notes were amended in July 2002. See "Financing Transactions -- ICM Asset Management, Inc."

         In May 2001, December 2001, May 2002 and September 2002, we borrowed $50,000, $125,000, $70,000 and $50,000, respectively, from World Wide Business Centres, a company affiliated with Donald S. Radcliffe, a director, to meet payroll expenses. These amounts have been repaid in full together with interest at the then-effective prime rate, as cash flows have been received.

         In March 2003, we issued convertible debentures to Midsummer, Omicron, and Islandia for $3.5 million. See "Financing Transactions -
Midsummer/Omicron/Islandia."

         On April 1, 2003, we issued convertible debentures to MBSJ Investors, LLC for $400,000. See "Financing Transactions - MBSJ."

CASH POSITION

         As a result of our indebtedness and net losses for the past three years, we have experienced significant strain on our cash resources. In order to manage our cash resources, we reduced expenses and discontinued our Australian operations. We have also extended payment terms with many of our trade creditors wherever possible and have diligently focused our collection efforts on our accounts receivable. We had a negative working capital of $5.3 million and $2.8 million at March 31, 2002 and 2001, respectively.

         We were unable to make timely monthly rent payments for our Irvine and Carlsbad facilities during the first quarter of fiscal 2003. We renegotiated rent terms with the landlords of our Irvine and Carlsbad facilities in June 2002, and we are currently in compliance with the renegotiated terms.

         As discussed above, we renegotiated our agreements with Union Bank on several occasions after we were unable to make payments which would have otherwise been required. Other than cash on hand, we have no unused sources of liquid assets at March 31, 2003.

         Management has been actively engaged in attempts to resolve our liquidity problems. We recently issued $3.5 million in convertible debentures to Midsummer, Omicron, and Islandia and used most of those proceeds to satisfy our indebtedness to Union Bank, which would have been due in full in the second quarter of fiscal 2004. If certain conditions are satisfied, we will issue an additional $2,000,000 in convertible debentures to those investors by April 2004. We also recently issued $400,000 in convertible debentures to MBSJ Investors, LLC. As a result, we believe we will have sufficient cash to remain in compliance with our debt obligations, and meet our critical operating obligations, for the next twelve months. We nonetheless continue to seek private equity funding to discharge aged payables, pursue growth initiatives and repay the bank indebtedness of $500,000. We have no binding commitments for funding at this time. Financing may not be available on terms and conditions acceptable to us, or at all.

RECENT ACCOUNTING PRONOUNCEMENTS

         In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations." SFAS 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The adoption of SFAS 141 did not have a significant impact on our financial statements.

         In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," which is effective for fiscal years beginning after December 15, 2001. SFAS 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives but requires that these assets be reviewed for impairment at least annually or on an interim basis if an event occurs or circumstances change that could indicate that their value has diminished or been impaired. Other intangible assets will continue to be amortized over their estimated useful lives. We evaluate the remaining useful lives of these intangibles on an annual basis to determine whether events or circumstances warrant a revision to the remaining period of amortization. Pursuant to SFAS 142, amortization of goodwill and assembled workforce intangible assets recorded in business combinations prior to June 30, 2001 ceased effective March 31, 2002. Goodwill resulting from business combinations completed after June 30, 2001, will not be amortized. We recorded amortization expense of approximately $2.2 million on goodwill during the fiscal year ended March 31, 2002. We currently estimate that application of the non-amortization provisions of SFAS 142 will reduce amortization expense and increase net income by approximately $2.2 million in fiscal 2003.

         We tested goodwill for impairment during the 2003 fiscal year, and a resulting impairment of $0.6 million will be recorded as a cumulative effect of a change in accounting principle in the first quarter of fiscal 2003.

         In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143 ("SFAS 143"), "Accounting for Asset Retirement Obligations." This statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of long-lived assets, except for certain obligations of lessees. The adoption of SFAS No. 143 did not have a significant impact on our consolidated financial statements.

         In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 supercedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 144 applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 144 develops one accounting model for long-lived assets that are to be disposed of by sale. SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value cost to sell. Additionally SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS 144 is effective for fiscal years beginning after December 15, 2001. The accounting prescribed in SFAS 144 was applied in connection with the disposal of our Australian subsidiary.

         In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145 ("SFAS 145"), "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 updates, clarifies, and simplifies existing accounting pronouncements. This statement rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB No. 30 will now be used to classify those gains and losses. SFAS No. 64 amended SFAS No. 4 and is no longer necessary as SFAS No. 4 has been rescinded. SFAS No. 44 has been rescinded as it is no longer necessary. SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions to be accounted for in the same manner as sale-lease transactions. This statement also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. We do not expect adoption of SFAS No. 145 to have material impact, if any, on our financial position or results of operations.

         In November 2001, the FASB issued an Emerging Issues Task Force Issue No. 01-14 ("EITC No. 01-14"), "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred". EITC No. 01-14 establishes that reimbursements received for out-of-pocket expenses should be reported as revenue in the income statement. Currently, we classify reimbursed out-of-pocket expenses as a reduction in cost of consulting services. We are required to adopt the guidance of EITC No. 01-14 in the first quarter of fiscal year 2003 and our consolidated statements of operations for prior periods will be reclassified to conform to the new presentation. The adoption of Topic D-103 will result in an increase in reported net sales and cost of sales; however, it will not affect net income or loss in any past or future periods.

         In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146 ("SFAS 146"), "Accounting for Costs Associated with Exit or Disposal Activities". SFAS 146 replaces current accounting standards and requires the recognition of costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. The provisions of the SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not expect adoption of SFAS No. 146 to have a significant effect on its results of operations or financial condition.

         In October 2002, the FASB issued Statement of Financial Accounting Standards No. 147 ("SFAS 147"), "Acquisition of certain Financial Institutions". SFAS 147 removes the requirement in SFAS 72 and Interpretation 9 thereto, to recognize and amortize any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset. This statement requires that those transactions be accounted for in accordance with SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". In addition, this statement amends SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets, to include certain financial institution related intangibles. We do not expect SFAS 147 to have a material impact on the Company's financial statements.

         In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148 ("SFAS 148"), "Accounting for Stock-Based Compensation-Transition and Disclosure". This Statement amends SFAS 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. We do not expect SFAS 148 to have a material impact on the Company's financial statements.

EMPLOYEES

         At March 31, 2003, we had a total of 130 employees, 114 of which were based in the United States and 16 of which were based in the United Kingdom. Of the total, 12% were engaged in sales and marketing, 40% were engaged in application technology development projects, 30% were engaged in professional services, and 18% were in general and administrative. We believe our relations with our employees overall are good. We have never had a work stoppage and none of our employees are subject to a collective bargaining agreement.

FACILITIES

         Our principal corporate headquarters consists of 13,003 square feet in a building located at 5607 Palmer Way, Carlsbad, California. The lease for this facility is currently being negotiated. The current monthly rent is $13,680. Our primary operational office is in Irvine, California, where we occupy 26,521 square feet in a building located at 19800 MacArthur Blvd. This facility is occupied under a lease that expires on June 30, 2005. The current monthly rent is $55,620. We also occupy premises in the United Kingdom located at The Old Building, Mill House Lane, Wendens Ambo, Essex, England. The lease for this office building expires August 31, 2003. Annual rent is $43,646 (payable quarterly) plus common area maintenance charges and real estate taxes.

LEGAL PROCEEDINGS

         In April of 2002, our former CEO, Thomas Dorosewicz, filed a demand with the California Labor Commissioner for $256,250 in severance benefits allegedly due under a disputed employment agreement, plus attorney's fees and costs. Mr. Dorosewicz's demand was later increased to $283,894. On June 18, 2002, we filed an action against Mr. Dorosewicz, Michelle Dorosewicz and an entity affiliated with him in San Diego Superior Court, Case No. GIC790833, alleging fraud and other causes of action relating to transactions Mr. Dorosewicz caused us to enter into with his affiliates and related parties without proper board approval. On July 31, 2002, Mr. Dorosewicz filed cross-complaints in that action alleging breach of statutory duty, breach of contract, fraud and other causes of action related to his employment with the Company and other transactions he entered into with the Company. These matters are still pending and the parties have agreed to resolve all claims in binding arbitrations.

         Due to the declining performance of our Australian subsidiary, we decided in the third quarter of fiscal 2002 to sell certain assets of our Australian subsidiary to the former management of such subsidiary, and then cease Australian operations. Such sale was, however, subject to the approval of National Australia Bank, the subsidiary's secured lender. The bank did not approve the sale and the subsidiary ceased operations in February 2002. The bank caused a receiver to be appointed in February 2002 to sell substantially all of the assets of the Australian subsidiary and pursue collections on any outstanding receivables. The receiver proceeded to sell substantially all of the assets for $300,000 in May 2002 to an entity affiliated with former management, and is actively pursuing the collection of receivables. If the sale proceeds plus collections on receivables are insufficient to discharge the indebtedness to National Australia Bank, we may be called upon to pay the deficiency under our guarantee to the bank. We have accrued $187,000 as our potential exposure. The receiver has also claimed that we are obligated to it for inter-company balances of $636,000, but we do not believe any amounts are owed to the receiver, who has not as of the date of this report acknowledged the monthly corporate overhead recovery fees and other amounts charged by us to the Australian subsidiary offsetting the amount claimed to be due.

         On May 15, 2002, an employee who is currently out on disability/worker's compensation leave, Debora Hintz, filed a claim with the California Labor Commissioner seeking $41,000 in alleged unpaid commissions. In or about December of 2002, Ms. Hintz filed a discrimination claim against the Company with the Department of Fair Employment and Housing, alleging harassment and sexual orientation discrimination. The Company has responded appropriately to both the wage claim and the discrimination allegations, which the Company believes lack merit based on present information.

         On August 30, 2002, Cord Camera Centers, Inc., an Ohio corporation ("Cord Camera"), filed a lawsuit against one of our subsidiaries, SVI Retail, Inc. as the successor to Island Pacific Systems Corporation, in the United States District Court for the Southern District of Ohio, Eastern Division, Case No. C2 02 859. The lawsuit claims damages in excess of $1.5 million, plus punitive damages of $250,000, against SVI Retail for alleged fraud, negligent misrepresentation, breach of express warranties and breach of contract. These claims pertain to the following agreements between Cord Camera and Island
Pacific: (i) a License Agreement, dated December 1999, as amended, for the use of certain software products, (ii) a Services Agreement for consulting, training and product support for the software products and (iii) a POS Software Support Agreement for the maintenance and support services for a certain software product. At this time, we cannot predict the merits of this case because it is in its preliminary state and discovery has not yet commence. However, SVI Retail intends to defend vigorously the action and possibly file one or more counter-claims.

         In mid-2002, the Company is the subject of an adverse judgment entered against it in favor of Randall's Family Golf Centers, ("Randall") in the approximate sum of $61,000. The judgment was entered as a default judgment, and is based on allegations that the Company received a preferential transfer of funds within 90 days of the filing by Randall of a chapter 11 case in the United States Bankruptcy Court for the Southern District of New York. We believe we have viable defenses to the allegations if the default is set aside. We are determining whether the matter can be settled without the necessity of litigation to set aside the default, but we are unable to ascertain the likely outcome of this matter at this time.

         On December 16, 2002, Chapter 11 Debtors Natural Wonders, Inc. and World of Science, Inc. (collectively "Debtors") filed an adversary proceeding against our subsidiary SVI Retail, Inc. seeking to avoid and recover preferential transfers. The Debtors sought recovery of approximately $84,000, which it had previously paid to SVI Retail for goods and services rendered. On March 12, 2003, the Debtors and SVI Retail settled the adversary proceeding for $18,000.

         On November 22, 2002, UDC Homes, Inc and UDC Corporation now known as Shea Homes, Inc. served Sabica Ventures, Inc. ("Sabica") and Island Pacific, an operating division of SVI Solutions, Inc. ("Island Pacific") with a cross-complaint for indemnity on behalf of an entity identified in the summons as Pacific Cabinets. Sabica and Island Pacific filed a notice of motion and motion to quash service of summons on the grounds that neither Sabica nor Island

Pacific has ever done business as Pacific Cabinets and has no other known relation to the construction project that is the subject of the cross-complaint and underlying complaint. The hearing on Sabica and Island Pacific's motion to quash is scheduled for May 22, 2003.

Except as set forth above, we are not involved in any material legal proceedings, other than ordinary routine litigation proceedings incidental to our business, none of which are expected to have a material adverse effect on our financial position or results of operations. However, litigation is subject to inherent uncertainties, and an adverse result in existing or other matters may arise from time to time which may harm our business.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

         On November 30, 2001, Deloitte & Touche LLP notified us that they were resigning as our independent certified public accountants. On December 5, 2001, we engaged Singer Lewak Greenbaum & Goldstein LLP ("Singer Lewak") as our new independent auditors. Singer Lewak previously audited our financial statements for the fiscal years ended March 31, 1998 and September 30, 1997, 1996, 1995 and 1994. The decision to engage Singer Lewak was recommended by the Audit Committee of the Board of Directors and approved by the Board of Directors.

         Deloitte & Touche's reports on the financial statements for the fiscal years ended March 31, 2001 and 2000 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except as noted in the following sentence. Deloitte & Touche's audit report on the financial statements for the year ended March 31, 2001, dated July 13, 2001, expressed an unqualified opinion and included an explanatory paragraph relating to substantial doubt about our ability to continue as a going concern. Further, in connection with its audits of our financial statements for the past two fiscal years and the subsequent interim period immediately preceding the date of resignation of Deloitte & Touche, we had no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche, would have caused them to make a reference to the subject matter of the disagreements in connection with their reports on our consolidated financial statements.

                                    BUSINESS
INTRODUCTION

         We are an independent provider of multi-channel application software technology and associated services for the retail industry including enterprise, direct-to-consumer and store solutions and related training products and professional and support services. Our applications and services represent a full suite of offerings that provide retailers with a complete end-to-end business solution. We also develop and distribute PC courseware and skills assessment products for both desktop and retail applications.

         Our offerings consist of the following components:

         The ISLAND PACIFIC MERCHANDISE MANAGEMENT suite of applications builds on our long history in retail software design and development and provides our customers with a comprehensive and fully integrated merchandise management solution. Our complete enterprise-level offering of applications and services is designed to assist our customers in maximizing their business potential. The foundation of our application suite is the individual modules that comprise the offering. The core modules are:

         o    MERCHANDISING;

         o    THE EYE/TM/, DATAMART, PLANNING AND REPORTING TOOL;

         o    TRENDS, FORECASTING AND DYNAMIC REPLENISHMENT TOOL;

         o    EVENTS;

         o    WAREHOUSE;

         o    TICKETING;

         o    FINANCIALS; AND

         o    SALES AUDIT.

         The ISLAND PACIFIC DIRECT SOLUTION supports Web-based and traditional mail order and catalog retailing. Direct allows our customers to offer multi-channel merchandise management within one integrated application tool set to manage order entry, order processing, customer service, purchasing, inventory planning and forecasting, fulfillment and shipping. The core modules are:

         o    CALL CENTER;

         o    CUSTOMER RELATIONSHIP MANAGEMENT (CRM);

         o    PLANNING AND FORECASTING; AND

         o    FULFILLMENT.

         The SVI STORE SOLUTION suite of applications builds on our long history of providing multi-platform, client server in-store solutions. We market this set of applications under the name "OnePointe," which is a full business to consumer software infrastructure encompassing a range of integrated store solutions. OnePointe is a complete application providing all point-of-sale ("POS") and in-store processor (server) functions for traditional "brick and mortar" retail operations.

         Our PROFESSIONAL SERVICES provide our customers with expert retail business consulting, project management, implementation, application training, technical and documentation services. This offering ensures that our customers' technology selection and implementation projects are planned and implemented timely and effectively. We also provide development services to customize our applications to meet specific requirements of our customers and ongoing support and maintenance services.

         We market our applications and services through an experienced professional direct sales force in the United States and the United Kingdom. We believe our knowledge of the complete needs of multi-channel retailers enables us to help our customers identify the optimal systems for their particular businesses. The customer relationships we develop build recurring support, maintenance and professional service revenues and position us to continuously recommend changes and upgrades to existing systems.

         We have developed and distributed retail system training products and general computer courseware and computer skills testing products through our SVI Training Products, Inc. subsidiary. We have agreed to sell SVI Training Products, Inc. to Arthur Klitofsky. We are in the process of finalizing the terms of the written agreements pertaining to this sale.

         Our executive offices are located at 5607 Palmer Way, Carlsbad, California 92008, telephone number (877) 784-7978.

RECENT DEVELOPMENTS

         o IN OCTOBER 2002, WE APPOINTED STEVEN BECK, A RETAIL INDUSTRY EXPERT, TO THE POSITION OF PRESIDENT OF ISLAND PACIFIC. MR. BECK'S VISION FOR ISLAND PACIFIC IS TO BECOME THE DOMINANT PROVIDER OF "THOUGHTWARE" TO THE RETAIL INDUSTRY. MR. BECK'S GOALS ARE TO DEVELOP HIGH QUALITY, HIGH VALUE PRODUCTS AND SERVICES TO THE RETAIL INDUSTRY; USING BREAKTHROUGH TECHNOLOGIES AND PROCESSES, AND TO PROVIDE THESE PRODUCTS AND THEIR ASSOCIATED SERVICES IN PARTNERSHIP WITH MAJOR CONSULTING ORGANIZATIONS AND OTHER BEST OF BREED SOLUTION PROVIDERS. THESE PRODUCTS AND SERVICES WILL BE

              OFFERED TO SMALL AND MID-SIZE RETAILERS. OUR GOAL IS TO EXPAND ALTERNATIVES TO RETAILERS, MATCHING INNOVATIVE SOLUTIONS TO EMERGING INDUSTRY COMPLEXITIES SO RETAILERS WILL REALIZE ONGOING SUCCESSES. WE WILL MAKE AVAILABLE TO RETAILERS AT WHAT WE BELIEVE TO BE AFFORDABLE PRICES A "DASHBOARD" OF DECISION MAKERS, AND EXPERIENCED MINDS IN THE INDUSTRY, YIELDING A RANGE OF VELOCITY MANAGEMENT ALTERNATIVES FOR REVIEW AND ACTIONS THAT SPAN MERCHANDISING AND MARKETING ACTIVITIES FROM CONCEPTION TO CONSUMPTION. WE SUBSEQUENTLY APPOINTED MR. BECK AS SVI'S PRESIDENT AND CHIEF OPERATING OFFICER AND AS A DIRECTOR.

         o IN JANUARY 2003, WE APPOINTED HARVEY BRAUN, A WELL-KNOWN AND HIGHLY-RESPECTED RETAIL INDUSTRY VETERAN, TO THE POSITION OF CHIEF EXECUTIVE OFFICER OF ISLAND PACIFIC. TOGETHER WITH MR. BECK, WE ANTICIPATE MR. BRAUN WILL LEAD ISLAND PACIFIC THROUGH THE NEXT EVOLUTION OF PRODUCT AND SERVICE OFFERINGS TO MEET THE EVER-CHANGING NEEDS OF RETAILERS WORLDWIDE. WE SUBSEQUENTLY APPOINTED MR. BRAUN AS SVI'S CHIEF EXECUTIVE OFFICER AND AS A DIRECTOR.

         o WE ARE INCREASING OUR PRODUCT OFFERINGS THROUGH STRATEGIC RELATIONSHIPS WITH PLANALYTICS, KMG SOLUTIONS, VISIONCOMPASS INC., RAYMARK, INC., WAZAGUA LLC, ANT USA, INC. AND IT RESOURCES INC.

         o UNDER A PARTNERSHIP AGREEMENT WITH PLANALYTICS INC., ISLAND PACIFIC WILL MARKET IMPACT LR, AN INTERNET-BASED APPLICATION THAT MEASURES THE SPECIFIC EFFECTS OF FUTURE WEATHER ON CONSUMER DEMAND BY PRODUCT, LOCATION AND TIME. USING IMPACT LR, OUR CUSTOMERS CAN PLAN THE TIMING OF IN-SEASON MARKDOWNS, AS WELL AS THE SEASON-TO-SEASON FLOW OF MERCHANDISE INTO THEIR STORES WITH MAXIMUM EFFECTIVENESS.

         o UNDER A MARKETING LICENSE AGREEMENT WITH KMG SOLUTIONS, ISLAND PACIFIC WILL INTEGRATE, MARKET AND SUPPORT TRAXION/TM/ PROCESS MANAGEMENT SOLUTIONS. TRAXION'S BUSINESS PROCESS MANAGEMENT SOLUTION CONSISTS OF THREE MODULES. TRAXION PROCESSENGINE/TM/ IS THE REAL-TIME PROCESS MANAGEMENT PLATFORM THAT RETAILERS USE TO ACTIVELY MANAGE AND SUPPORT THEIR ORGANIZATIONS' UNIQUE BUSINESS PROCESSES. TRAXION PROCESSMODELER/TM/, INCLUDES SIMULATION FUNCTIONS SUCH AS SAME-TIME COMPARISON OF PROCESS VARIATIONS AND THE USE OF ACTUAL COST DATA TO PRODUCE PROCESS-BASED FINANCIAL ESTIMATES. TRAXION ORGANIZATIONMODELER/TM/ SIMPLIFIES THE CREATION OF SOPHISTICATED MODELS INCLUDING INTER-COMPANY WORKGROUPS, PAYROLL INFORMATION, AND ROLES.

         o ISLAND PACIFIC WILL MARKET VISIONCOMPASS/TM/ COLLABORATIVE ENTERPRISE MANAGEMENT SOFTWARE, WHICH UNIQUELY COMBINES THE BEST OF PERFORMANCE MANAGEMENT, BUSINESS INTELLIGENCE, RESOURCE PLANNING, AND COLLABORATION CAPABILITIES INTO ONE STRAIGHTFORWARD, WEB-BASED APPLICATION. THE SYSTEM ENABLES DECISION MAKERS AND TEAMS TO DEVELOP SPECIFIC BUSINESS GOALS, WORK ON THEM TOGETHER, AND MEASURE THEIR COLLECTIVE RESULTS OBJECTIVELY. THE HIGHLY FLEXIBLE SYSTEM IS EASILY CUSTOMIZABLE TO FIT EACH ORGANIZATION'S UNIQUE NEEDS AND LEADS DIRECTLY TO IMPROVED QUALITY AND VISIBILITY OF KEY INDICATORS THROUGHOUT THE ENTERPRISE.

         o UNDER AN OEM AGREEMENT WITH RAYMARK, INC., ISLAND PACIFIC WILL INTEGRATE, MARKET AND SUPPORT XPERT STORE POINT-OF-SALE ("POS") SOFTWARE SOLUTION UNDER THE ISLAND PACIFIC BRAND. RAYMARK'S FULL-FEATURED POS SOLUTION STREAMLINES THE CHECKOUT PROCESS IN ORDER TO INCREASE SALES ASSOCIATE EFFICIENCY AND AUGMENT CUSTOMER SATISFACTION. THE SOFTWARE SUPPORTS MULTI-CHANNEL, MULTI-LANGUAGE, MULTI-CURRENCY AND MULTI-TAXATION REQUIREMENTS.

         o UNDER A AGREEMENT WITH WAZAGUA LLC, ISLAND PACIFIC WILL EXCLUSIVELY OFFER TO RETAILERS WORLDWIDE WAZAGUA'S PRODUCTS AND SERVICES INCLUDING WEB-BASED LOSS PREVENTION CASE MANAGEMENT PACKAGE, ASP DATA HOSTING AND POS EXCEPTION REPORTING. WAZAGUA/TM/ ASP HOSTED SUITE OF MODULES AUTOMATES DATA MANAGEMENT FOR THE LOSS PREVENTION, OPERATIONS, HUMAN RESOURCES, SAFETY & RISK MANAGEMENT COMMUNITY. THESE ASP-HOSTED PRODUCTIVITY TOOLS ALLOW RETAILERS TO CAPTURE THE POWER OF THE INTERNET. RETAILERS CAN CREATE EFFICIENCIES, MANAGE AND SHARE INFORMATION, MAKE BETTER USE OF THEIR STAFF, ELIMINATE REDUNDANT DATA ENTRY - AND WORK FROM VIRTUALLY ANY POINT IN THE WORLD.

         o UNDER TERMS OF A RESELLER AGREEMENT, ISLAND PACIFIC WILL MARKET, SELL, INSTALL, INTERFACE TO, AND SUPPORT ANT USA'S PRODUCTS INCLUDING BUYER'S TOOLBOX/TM/, A LEADING SUITE OF MERCHANDISE AND ASSORTMENT PLANNING SOFTWARE THAT HAS BEEN SUCCESSFULLY IMPLEMENTED BY OVER 140 RETAILERS WORLDWIDE. THE SOFTWARE WILL EXTEND ISLAND PACIFIC'S ASSORTMENT AND PLANNING CAPABILITIES BY PROVIDING A SOLID PLANNING METHODOLOGY ACCESSED THROUGH AN EASY-TO-USE INTERFACE, IN A COST-EFFECTIVE OFFERING.

         o A MARKETING LICENSE AGREEMENT WITH IT RESOURCES INC. ALLOWS ISLAND PACIFIC TO MARKET, SELL, INSTALL, SUPPORT AND INTEGRATE IT RESOURCES' BUYER'S WORKMATE(R) SUITE, AN INNOVATIVE DECISION SUPPORT SOFTWARE PLATFORM DEVELOPED FOR MERCHANDISING ORGANIZATIONS. THE SOFTWARE WILL BRING MOBILITY AND OTHER TIMESAVING BENEFITS TO THE BUYING PROCESS.

         o IN THE THIRD QUARTER OF 2002, WE COMPLETED AN ANALYSIS OF OUR OPERATIONS AND CONCLUDED THAT IT WAS NECESSARY TO RESTRUCTURE
              THE COMPOSITION OF OUR MANAGEMENT AND PERSONNEL. WE WERE
              CONCERNED THAT THE THEN EXISTING MANAGEMENT TEAM HAD NOT BEEN ABLE TO CLOSE A NUMBER OF NEW BUSINESS OPPORTUNITIES OR TO RAISE CAPITAL. WE WERE ALSO CONCERNED WITH GENERAL ECONOMIC CONDITIONS, ESPECIALLY AFTER THE TERRORIST ATTACKS OF SEPTEMBER 11, 2001, AND THE RESULTING ONGOING HOSTILITIES IN THE WORLD. OUR CEO, THOMAS A. DOROSEWICZ, AND OUR CFO, KEVIN C. O'NEILL, ELECTED TO LEAVE TO PURSUE OTHER INTERESTS, AND BOTH RESIGNED FROM OUR BOARD OF DIRECTORS. WE APPOINTED BARRY M. SCHECHTER, OUR CHAIRMAN, AS CHIEF EXECUTIVE OFFICER. MR.SCHECHTER STEPPED DOWN AS OUR CEO IN APRIL 2002, BUT CONTINUES TO SERVE AS OUR CHAIRMAN. WE ALSO REDUCED OUR STAFF BY A TOTAL OF 20%, AND RESTRUCTURED AND REFOCUSED OUR SALES FORCE TOWARD OPPORTUNITIES AVAILABLE IN THE CURRENT ECONOMIC CLIMATE. THIS REORGANIZATION RESULTED IN COSTS SAVINGS OF APPROXIMATELY $3 MILLION PER YEAR.

         o IN THE FOURTH QUARTER OF 2001, WE APPOINTED EXPERIENCED MANAGERS TO MANAGE OUR ISLAND PACIFIC AND SVI STORE SOLUTIONS OPERATIONS. THESE MANAGERS REPORT DIRECTLY TO THE CEO. WE ALSO APPOINTED AN EXPERIENCED VICE PRESIDENT OF SALES TO THE TEAM.

         o WE DEVELOPED MEASURABLE BUDGETS FOR EACH DIVISIONAL OPERATION SO AS TO MEASURE PERFORMANCE DIRECTLY AND MAINTAIN CONTROL OVER EXPENDITURES.

         o WE RESTRUCTURED OUR APPLICATION DEVELOPMENT EFFORTS IN CONCERT WITH OUR NEW MARKETING AND TECHNOLOGY MANAGEMENT TEAM TO WORK MORE CLOSELY WITH CUSTOMERS FOR IMPROVEMENTS TO OUR OFFERINGS. WE EXPECT THE RESULT WILL BE APPLICATION TECHNOLOGY THAT MORE CLOSELY MEETS THE NEEDS OF OUR CUSTOMERS. ADDITIONALLY, MORE OF THE COSTS OF DEVELOPMENT MAY BE OFFSET AGAINST CUSTOMER SPECIFIC REVENUES.

         o WE RELOCATED OUR PRINCIPAL EXECUTIVE OFFICES TO SMALLER AND LESS EXPENSIVE PREMISES IN CARLSBAD, CALIFORNIA.

         o IN JULY 2002, WE NEGOTIATED AN EXTENSION OF OUR SENIOR BANK LENDING FACILITY TO AUGUST 31, 2003, AND THEN WE SUBSEQUENTLY SATISFIED THIS DEBT UNDER THE DISCOUNTED LOAN PAYOFF AGREEMENT DATED MARCH 31, 2003. SEE "LIQUIDITY AND CAPITAL RESOURCES -- CONTRACTUAL OBLIGATIONS -- UNION BANK."

         o WE COMPLETED A SERIES OF TRANSACTIONS WITH SOFTLINE TO REPAY OUR SUBORDINATED NOTE TO SOFTLINE, TO TRANSFER TO SOFTLINE OUR NOTE RECEIVED IN CONNECTION WITH THE SALE OF IBIS SYSTEMS LIMITED, AND TO ISSUE NEW SERIES A CONVERTIBLE PREFERRED SECURITIES IN EXCHANGE FOR 10,700,000 SVI COMMON SHARES. SEE "FINANCING TRANSACTIONS -- SOFTLINE."

         o OUR AUSTRALIAN SUBSIDIARY CEASED OPERATIONS IN FEBRUARY 2002. SEE "DISCONTINUED OPERATIONS."

         o IN FISCAL 2001, WE ISSUED A TOTAL OF $1.25 MILLION IN CONVERTIBLE NOTES TO A LIMITED NUMBER OF ACCREDITED INVESTORS RELATED TO ICM ASSET MANAGEMENT, INC. OF SPOKANE, WASHINGTON, A SIGNIFICANT BENEFICIAL OWNER OF OUR COMMON STOCK. IN JULY 2002, WE AMENDED THE CONVERTIBLE NOTES TO EXTEND THE MATURITY DATE TO SEPTEMBER 30, 2003 AND WE REPLACED THE WARRANTS ISSUED TO THESE INVESTORS. SEE "FINANCING TRANSACTIONS -- ICM ASSET MANAGEMENT, INC."

         o IN MAY 2002, WE ENTERED INTO A NEW TWO-YEAR SOFTWARE DEVELOPMENT AND SERVICES AGREEMENT WITH OUR LARGEST CUSTOMER, TOYS "R' US, INC. ("TOYS"). TOYS ALSO AGREED TO INVEST $1.3 MILLION FOR THE PURCHASE OF A NON-RECOURSE CONVERTIBLE NOTE AND A WARRANT TO PURCHASE UP TO 2,500,000 COMMON SHARES. SEE "FINANCING TRANSACTIONS -- TOYS "R" US."

         o IN MARCH 2003, WE ISSUED A TOTAL OF $3.5 MILLION IN 9% CONVERTIBLE DEBENTURES TO MIDSUMMER INVESTMENT, LTD., OMICRON MASTER TRUST AND ISLANDIA, L.P. ALONG WITH THESE DEBENTURES, WARRANTS TO PURCHASE AN AGGREGATE OF 1,572,858 SHARES OF COMMON STOCK WERE ISSUED TO THESE INVESTORS. SEE "FINANCING TRANSACTIONS - MIDSUMMER/OMICRON/ISLANDIA BELOW.

         o ON APRIL 1, 2003, WE ISSUED $400,000 IN 9% CONVERTIBLE DEBENTURES TO MBSJ INVESTORS, LLC. ALONG WITH THESE DEBENTURES, WARRANTS TO PURCHASE 156,311 SHARES OF COMMON STOCK WERE ISSUED TO THIS INVESTOR. SEE "FINANCING TRANSACTIONS - MBSJ."

         o WE HAVE AGREED TO SELL OUR SHARES OF SVI TRAINING PRODUCTS, INC. TO ARTHUR KLITOFSKY. THIS TRANSACTION HAS NOT YET BEEN FINALIZED.

         o IN MARCH 2003, THE BOARD ADOPTED A RESOLUTION TO CHANGE OUR NAME TO "ISLAND PACIFIC, INC.", SUBJECT TO APPROVAL BY OUR SHAREHOLDERS.

         o IN MARCH 2003, OUR BOARD OF DIRECTORS APPOINTED HARVEY BRAUN AS OUR CHIEF EXECUTIVE OFFICER, AND STEVEN BECK AS OUR PRESIDENT AND CHIEF OPERATIONS OFFICER. BARRY SCHECHTER, OUR FORMER CEO, REMAINS AS OUR CHAIRMAN. THESE APPOINTMENTS WERE MADE EFFECTIVE APRIL 1, 2003. ARTHUR KLITOFSKY RESIGNED AS A DIRECTOR ON THAT DATE AS WELL.

         o ON MAY 6, 2003, WE ISSUED $300,000 IN 9% CONVERTIBLE DEBENTURES TO CRESTVIEW CAPITAL FUND I, L.P., CRESTVIEW CAPITAL FUND II, L.P. AND CRESTVIEW CAPITAL OFFSHORE FUND, INC. ALONG WITH THESE DEBENTURES, WARRANTS TO PURCHASE 101,112 SHARES OF COMMON STOCK WERE ISSUED TO THESE INVESTORS. SEE "FINANCING TRANSACTIONS - CRESTVIEW."

INDUSTRY OVERVIEW - RETAIL APPLICATION SOFTWARE

         The rapid development of the retail application software market has increasingly allowed the retail industry to track, analyze and implement its information on a virtually real-time basis. Modern applications and technology capture sales information as a sale occurs and quickly provide that information to the enterprise's retail management system. This information is available daily both to local management and to the retailer's headquarters functions for purposes of inventory tracking and sales analysis. These systems have become increasingly important for multi-channel retail enterprises that need to disseminate sales information throughout the enterprise to better manage inventory, costs, pricing and manufacturing requirements. Multi-channel retailers also require sophisticated, integrated point-of-sale retail management systems that can reliably and efficiently capture and manage large numbers of individual transactions generated from diversified points of sale.

         Retail software applications were initially custom-designed to satisfy business needs of individual retailers. These initial applications were proprietary, with software and support services developed either internally or provided by a single supplier. Due to the custom nature of the applications, little opportunity existed for suppliers to leverage their niche success into market-wide success. In addition, custom solutions, whether internally developed by the retailer or offered by external suppliers, often did not provide a long-term return on investment (ROI). However, standard, scalable, extensible applications that are provided by suppliers such as us, offer both near- and long-term ROI, as these solutions are continuously developed and evolve over time. Outside suppliers such as us, with our single version philosophy and built-in upgrade path to the future, provide the retailer with a solution that continues to provide a consistent return on its application investment.

         The retail application-specific software industry has developed from proprietary, customized, single- platform systems to open architecture systems in which a variety of hardware and software products from different manufacturers can be combined to obtain the mix of features desired by the individual retail enterprise.

Correspondingly, application software suppliers can leverage their investment in design, development and expertise across standard platforms and multiple customers. When scalable technology is included in the offering, the result is a growing market for retail applications that includes smaller as well as larger retailers.

         The retail industry we serve is currently experiencing significant structural changes. These changes are driven by a variety of factors including evolving consumer preferences, technological advances, globalization and more intense competition. The rapid growth of the Internet as a means of commerce is affecting the retail industry. The Internet is a business-to-consumer (B2C) sales channel and a means of creating and managing customer relationships. The Internet is also transforming business-to-business (B2B) supply chain communications and management. These changes have forced traditional "brick and mortar" retailers to re-evaluate their business models and to also develop e-commerce strategies in order to maximize their competitive position. We believe the industry changes and trends include:

         o MULTI-CHANNEL RETAILING. RETAILERS OF ALL TYPES ARE CHANGING THEIR BUSINESS MODELS TO SERVICE THEIR CUSTOMERS USING MULTIPLE CHANNELS OF DISTRIBUTION, INCLUDING TRADITIONAL BRICK AND MORTAR STORES, THE WEB, CATALOG, AND MAIL ORDER METHODS. IN ADDITION, MANUFACTURERS CAN NOW DIRECTLY MARKET THEIR MERCHANDISE MORE EFFICIENTLY AND COMPETE WITH THE RETAILERS WHO WERE FORMERLY THEIR PARTNERS.

         o PRESSURE ON PROFIT MARGINS. THE WIDE AVAILABILITY AND ACCESSIBILITY OF COMPETITIVE PRICE QUOTES ON THE INTERNET AND INTENSE COMPETITION FROM OTHER RETAILERS PLACES PRICE PRESSURE ON BOTH ONLINE RETAILERS AND BRICK AND MORTAR RETAILERS, FORCING LOWER PROFIT MARGINS. THIS PRESSURE ON MARGINS HAS FORCED RETAILERS TO FOCUS ON MAXIMIZING THE COST STRUCTURE AND PROFIT OPPORTUNITY ACROSS THEIR ENTIRE ENTERPRISE, FROM THE SUPPLY CHAIN PROCESS, THROUGH THE ENTERPRISE AND AT THE STORE LEVEL.

         o CENTRALIZED FULFILLMENT. THE EMERGENCE OF ONLINE RETAILING HAS CREATED SIGNIFICANTLY HIGHER DEMAND FOR CENTRALIZED ON-DEMAND, ORDER FULFILLMENT SOLUTIONS.

         o PRODUCT LEVEL INFORMATION. BECAUSE OF ADDITIONAL RETAIL CHANNELS LIKE E-COMMERCE SITES, THE ABILITY TO HAVE A SINGLE VIEW OF A PRODUCT ACROSS ALL RETAIL CHANNELS IS CRITICAL FOR THE ACCURACY OF INVENTORY MANAGEMENT AND MAXIMIZING PROFIT OPPORTUNITIES.

         o NEED FOR TECHNOLOGY. TRADITIONAL RETAILERS HAVE HISTORICALLY BEEN RELATIVELY SLOW TO INTRODUCE NEW TECHNOLOGIES. RETAILERS ARE NOW MOVING AT A FASTER PACE TO UTILIZE TECHNOLOGY TO COMPETE EFFECTIVELY.

         o WIRELESS APPLICATIONS. THERE IS A GROWING DEMAND FOR IN-STORE WIRELESS COMMUNICATIONS BASED APPLICATIONS, UTILIZING VARIOUS HANDHELD AND POS DEVICES.

All of these changes are leading to new approaches to retail systems architecture. These approaches include movement away from traditional distributed models and toward more centralized control environments with limited capability in-store devices also known as "thin clients." The thin clients include point-of-sale devices, kiosks and wireless in-store devices.

         We believe these changes have accelerated the trend away from internally developed and supported retail application software. The increasingly competitive and technologically evolving environment has made it very difficult for companies that use internal, proprietary or prior generation supplier-provided software to keep up with the rapidly improving products that are available from external suppliers. At the same time, these changes have put pressure on outside suppliers such as us to continuously enhance our existing applications and develop new applications under new technologies on a more rapid timetable. We further believe that as retailers move forward with the selection and implementation of applications such as ours, they will increasingly require expert consulting, system integration, and other technical professional and support services. Further, we see that retailers are increasingly looking to experts, not generalists, to provide these services.

MISSION AND STRATEGY

         Our mission is to become the leading global provider of retail application technology and related services using our single version philosophy which offers our customers a built-in upgrade path to the future. To fulfill our mission, our strategy is to provide our current and new customers the tools, infrastructure and expert services necessary for them to compete effectively in the global, multi-channel marketplace. Key elements of our strategy include:

         o    LEVERAGING OUR RETAIL EXPERIENCE AND PRESENCE IN SELLING TO
              NEW AND EXISTING CUSTOMERS. OVER 200 RETAILERS IN THE US,
              CANADA, EUROPE, SOUTH AMERICA AND AUSTRALIA  USE SOME OR ALL
              OF OUR SOLUTIONS. OUR MANAGEMENT, MARKETING, SALES,
              DEVELOPMENT, QUALITY ASSURANCE, PROFESSIONAL SERVICES AND SUPPORT TEAMS HAVE AN IN-DEPTH UNDERSTANDING OF THE RETAIL INDUSTRY THROUGH HAVING DELIVERED WIDELY ACCEPTED PRODUCTS AND SERVICES FOR MORE THAN 25 YEARS. WE BELIEVE OUR SINGLE VERSION PHILOSOPHY, THE SOPHISTICATION AND STABILITY OF OUR APPLICATIONS, AND OUR EXPERIENCE AND PRESENCE IN THE RETAIL INDUSTRY GIVE US A SIGNIFICANT COMPETITIVE ADVANTAGE IN MARKETING NEW AND ENHANCED APPLICATIONS AND SERVICES TO THE INDUSTRY. OUR REFOCUSED MARKETING STRATEGY INVOLVES AN EMPHASIS ON OUR CORE COMPETENCIES, THE HIGH DEGREE OF CUSTOMER SATISFACTION AND LOYALTY OF OUR EXISTING CUSTOMERS AND OUR BUILT-IN UPGRADE PATH TO THE FUTURE.

         o EXPANDING AND ENHANCING OUR APPLICATIONS. WE ARE ENGAGED IN AN AGGRESSIVE APPLICATION TECHNOLOGY DEVELOPMENT EFFORT TO EXPAND AND ENHANCE OUR APPLICATIONS FOR USE BOTH DOMESTICALLY IN THE US AND INTERNATIONALLY. WE ARE ALSO CONTINUING OUR STRATEGY OF OFFERING NEW SOLUTIONS THAT ARE COMPLEMENTARY TO OUR APPLICATIONS, PRIMARILY THROUGH STRATEGIC ALLIANCES. OUR APPLICATION TECHNOLOGY ENHANCEMENT PROGRAM IS DESIGNED TO ANTICIPATE TRENDS IN THE RETAIL INDUSTRY THROUGH CONSTANT CONSULTATION WITH OUR CUSTOMERS, STRATEGIC ALLIANCE PARTNERS AND RESEARCH ANALYSTS. OUR GOAL IS TO INTRODUCE TIMELY NEW APPLICATIONS AND ENHANCEMENTS TO OUR EXISTING APPLICATIONS THAT WILL ALLOW US TO BETTER COMPETE FOR NEW CUSTOMERS AND CONTINUED TO BE ATTRACTIVE TO OUR EXISTING CUSTOMERS.

         o INCREASING FOCUS ON THE SMALLER RETAILER. WE RECENTLY INTRODUCED A NEW STANDARD MERCHANDISING MANAGEMENT AND STORE SOLUTION APPLICATION SET BASED ON OUR LARGE TIER RETAILER EXPERIENCE AND APPLICATION BASE. WE CAN SUPPLY THIS APPLICATION WITH LITTLE OR NO MODIFICATION TO SMALLER TIER 2, TIER 3 AND TIER 4 RETAILERS AT A COMPETITIVE PRICE POINT. THE APPLICATION SET OFFERS THESE RETAILERS A FAST IMPLEMENTATION SCHEDULE AND SHORT ROI. WE INTEND TO MARKET MORE AGGRESSIVELY TO TIER 3 AND TIER 4 RETAILERS AS PART OF OUR STRATEGY TO LOCATE AND EXPLOIT MARKET OPPORTUNITIES AVAILABLE TO US IN THE CURRENT ECONOMIC CLIMATE, ESPECIALLY THOSE OPPORTUNITIES WHICH ARE UNDERSERVED BY OUR LARGER COMPETITORS.

         o EMPHASIZING MULTI-CHANNEL SOLUTIONS. AN IMPORTANT PART OF OUR APPLICATION TECHNOLOGY ENHANCEMENT PROGRAM IS THE INTEGRATION OF WEB-BASED, CATALOG AND MAIL ORDER SOLUTIONS WITH OUR HISTORIC SUITE OF APPLICATIONS FOCUSED ON THE TRADITIONAL BRICK AND MORTAR RETAIL BUSINESS.

         o GROWING PROFESSIONAL SERVICES. AN INCREASINGLY IMPORTANT PART OF OUR SOLUTIONS ARE THE EXPERT SERVICES WE PROVIDE INCLUDING RETAIL BUSINESS CONSULTING, PROJECT MANAGEMENT, IMPLEMENTATION, INTEGRATION, TRAINING AND DOCUMENTATION SERVICES.WE INTEND TO CONTINUE TO GROW AND MARKET OUR PROFESSIONAL SERVICES TO SUPPORT CLOSE RELATIONSHIPS WITH OUR CUSTOMERS AND TO ASSIST THEM IN SUCCESSFUL IMPLEMENTATION OF BOTH OUR APPLICATION TECHNOLOGY AND THAT OF OUR STRATEGIC PARTNERS. WE EXPECT, AS A RESULT, TO RECEIVE RECURRING REVENUES FROM OUR PROFESSIONAL SERVICE AGREEMENTS, AND APPLICATION CUSTOMIZATION SERVICES. WE BELIEVE THAT AN EXPANSION OF THIS REVENUE BASE CAN CREATE A MORE STABLE REVENUE AND CASH FLOW BASE, REDUCING OUR RELIANCE ON APPLICATION SOFTWARE LICENSE SALES, WHICH TEND TO FLUCTUATE OVER TIME BASED ON ECONOMIC AND OTHER CONDITIONS.

         o GROWING RECURRING REVENUES. USING OUR SINGLE VERSION PHILOSOPHY AND BY OFFERING OUR EXISTING AND NEW CUSTOMERS A BUILT-IN UPGRADE PATH TO THE FUTURE, WE ARE ABLE AND EXPECT TO GROW OUR RECURRING REVENUE FROM OUR MAINTENANCE AND SUPPORT AGREEMENTS. WE BELIEVE THAT AN EXPANSION OF THIS REVENUE

              BASE CAN CREATE A MORE STABLE REVENUE AND CASH FLOW BASE, REDUCING OUR RELIANCE ON APPLICATION SOFTWARE LICENSE SALES, WHICH TEND TO FLUCTUATE OVER TIME BASED ON ECONOMIC AND OTHER CONDITIONS.

         o INCREASING INTERNATIONAL SALES. WE INTEND TO INCREASE OUR INTERNATIONAL SALES EFFORTS, FOCUSING ON THE EUROPEAN MARKET. OUR DEVELOPMENT EFFORTS WITH TOYS "R" US, INC. HAVE ADDED SIGNIFICANT FUNCTIONALITY TO OUR ISLAND PACIFIC MERCHANDISE MANAGEMENT SUITE, MAKING US EVEN MORE COMPETITIVE INTERNATIONALLY.

APPLICATION TECHNOLOGY AND SERVICES

         Through March 31, 2003, we operated three operating business units:
Island Pacific, SVI Store Solutions and SVI Training Products, Inc. We have agreed to sell our shares in SVI Training Products, Inc. to Arthur Klitofsky. We are in the process of finalizing the terms of the written agreements pertaining to this sale.

ISLAND PACIFIC

         OVERVIEW

         Island Pacific is a leading provider of application software solutions and professional services for multi-channel retailers in the specialty, mass merchandising and department store markets. Our applications and services provide retailers with a robust enterprise business solution.

         Our Island Pacific applications and services include the following major offerings:

         o ISLAND PACIFIC MERCHANDISE MANAGEMENT SUITE OF APPLICATIONS, INCLUDING MERCHANDISING, THE EYE/TM/ DATAMART TOOL SET, TRENDS FORECASTING AND DYNAMIC REPLENISHMENT TOOLS, EVENTS, WAREHOUSE, TICKETING, FINANCIALS, AND SALES AUDIT.

         o ISLAND PACIFIC DIRECT, INCLUDING SUPPORT FOR WEB-BASED, MAIL-ORDER AND TRADITIONAL CATALOG RETAILING, WHICH CAN BE INTEGRATED WITH OUR MERCHANDISE MANAGEMENT SUITE OR IMPLEMENTED INDEPENDENTLY.

         o ISLAND PACIFIC PROFESSIONAL SERVICES, INCLUDING RETAIL BUSINESS CONSULTING, PROJECT MANAGEMENT, IMPLEMENTATION, APPLICATION TRAINING, AND TECHNICAL AND DOCUMENTATION SERVICES.

         o ISLAND PACIFIC DEVELOPMENT, MAINTENANCE AND SUPPORT SERVICES, INCLUDING CUSTOM APPLICATION DEVELOPMENT TO TAILOR OUR SOFTWARE TO MEET THE SPECIFIC NEEDS OF OUR CUSTOMERS, AND MAINTENANCE AND SUPPORT SERVICES WHEREBY WE OFFER HELP DESK, PRODUCT RELEASE UPGRADES AND ERROR CORRECTION SERVICES TO OUR CUSTOMER BASE USING OUR APPLICATIONS.

         Our application technology and services provide the following benefits to our customers:

         MULTI-CHANNEL RETAILING. Our solutions integrate the various storefronts of retailers, from point-of-sale devices to Web-based storefronts to mail order catalogs.

         INTEGRATION. Our solutions are fully integrated applications that address the complete information and management requirements of the retail enterprise. In addition, our applications are designed for ease of implementation and operation. This means that our customers can quickly install, train and become operational with our products, thus minimizing the cost and time required to achieve true return on their investment. All of our applications are open systems, allowing integration with many third-party applications used by our customers.

         SERVICES. We are able to provide expert, retail-savvy professional services to plan and implement our application solutions with our customers. We also customize our solutions to the unique needs of particular retailers. In addition, our standard applications contain a number of tools and features that allow our customers to tailor their systems continuously to their changing needs.

         MARKETS AND CUSTOMERS

         Island Pacific software is installed in over 200 retailers worldwide. Our applications are used by the full spectrum of retailers including specialty goods sellers, mass merchants and department stores. Most of our U.S. customers are in the Tier 1 to Tier 3 retail market sectors.

         A sample of some of our active customers are listed below:

 Nike                 Limited Brands  American Eagle Outfitters  Disney
 Phillips-Van Heusen  Signet(UK)      Shoefayre(UK)              Pacific Sunwear
 Toys "R" Us          Timberland      Vodaphone(UK)              Academy Sports

         MARKETING AND SALES

         We sell our applications and services primarily through a direct sales force that operates in the United States and the United Kingdom. Sales efforts involve comprehensive consultations with current and potential customers prior to completion of the sales process. Our Sales Executives, Retail Application Consultants (who operate as part of the sales force) and Marketing and Technology Management associates use their collective knowledge of the needs of multi-channel retailers to help our customers identify the optimal solutions for their individual businesses.

         We maintain a comprehensive web site describing our applications, services and company. We regularly engage in cooperative marketing programs with our strategic alliance partners. We annually host a Users Conference in which hundreds of our customers attend to network and to share experiences and ideas regarding their business practices and implementation of our, and our partners' technology. This Users Conference also provides us with the opportunity to meet with many of our customers on a concentrated basis to provide training and insight into new developments and to gather valuable market requirements information.

         We are aggressively focusing on our Product Marketing and Product Management functions to better understand the needs of our markets in advance of required implementation, and to translate those needs into new applications, enhancements to existing applications and related services. These functions are also responsible for managing the process of market need identification through product or service launch and deployment. It is the goal of these functions to position Island Pacific optimally with customers and prospects in our target market.

         We have established a Product Direction Council, comprised of leading executives from our customers. The purpose of this Council is to help guide us in the future development of our applications and services, to maximize our opportunity to meet overall retail market trends and needs for a broad sector of the industry, and to do so well in advance of our competitors.

         DESCRIPTION OF APPLICATIONS AND SERVICES

         We have carefully assembled our Island Pacific Applications such that the modules work together as a single solution. Our customers can mix and match the modules to create a solution tailored to their businesses. We also offer comprehensive professional services, custom development, maintenance and support services.

         ISLAND PACIFIC ENTERPRISE SOLUTION

         Island Pacific's Enterprise Solution application suite provides a methodology for retail chains that integrates the flow of data from the planning phase, through budgeting, to purchasing, allocation and distribution. The application then takes retail sales data for evaluation and feedback to the sales audit and planning phase. This suite of applications operates on the IBM iSeries computing platform, which is widely installed and extremely popular in the retail industry. The diagram below provides a graphic representation of the Island Pacific applications suite, including the integration of the optional Direct and Store Solutions applications.

                       [GRAPHIC APPEARS HERE]

         MERCHANDISING. The Merchandising module is the core of the Island Pacific Enterprise Solution application suite. This extensive module includes management planning and real time open to buy, forecasting, purchase order management, merchandise receiving, allocation, transfers, basic stock replenishment, physical inventory, price management and merchandise stock ledger. Merchandising has multiple language and currency capabilities for international operations.

         Merchandising is offered as a single version application. Most modifications we perform on the application are incorporated into future releases of the base. This methodology reduces implementation risks for our customers, shortens the implementation cycle and reduces software bugs. It also reduces training requirements. Moreover, customers who continue to use our services for maintenance of the application are able to take advantage of improvements requested by other retailers. Finally, it gives us the ability to present a very stable application and support it with smaller focused infrastructure.

         THE EYE/TM/ (DATAMART). The Eye complements the Merchandising application by offering user-definable datamarts and information retrieval. The Eye uses innovative storage techniques that provide quick access to data and graphical drag-and-drop movement of elements and data. The Eye can also be used for data generated by applications outside the Island Pacific Enterprise Solution suite.

         FINANCIALS. Financials includes accounts payable with automatic invoice matching, general ledger and fixed assets functions.

         WAREHOUSE. Warehouse is a user-definable locator application for controlling the physical flow of merchandise. Warehouse employs a number of special features designed for retailers. Warehouse also includes support for radio frequency (RF) technology to allow for access to the application from the warehouse floor using a range of wireless devices.

         EVENTS. The Events module plans and analyzes the performance of events and promotions. The module is linked to The Eye datamart application to provide sophisticated and customizable implementation of an event or promotion and analysis and reports of its success.

         Island Pacific Enterprise Solution Suite also includes sales audit, forecast and dynamic replenishment and merchandise ticketing modules.

         ISLAND PACIFIC DIRECT SOLUTION

         Our Direct application suite provides fully integrated tools including order entry, order processing, customer service, purchasing, inventory planning and forecasting, warehouse management, fulfillment and shipping, as well as marketing and circulation management to support Internet, catalog and mail-order retailing. We support these tools using our single version development philosophy, offering constant evolution and improvement to features and functions. Used in combination with our Island Pacific Merchandise Management suite of applications, Island Pacific Direct provides a system to fully integrate the fulfillment functions of multiple distribution channels, including local outlets, e-commerce and catalog and mail order.

         PROFESSIONAL SERVICES

         We offer a variety of consulting implementation and upgrade services to our customers. We perform services on an as needed basis and as part of project plans. We typically render services at the customer's site to provide the best overall understanding of the customer's environment and business.

         RETAIL BUSINESS CONSULTING. We employ a staff of highly qualified, experienced retailers who provide a variety of business consulting services. Our consulting staff members have an average of over ten years experience in the retail industry as buyers, merchandise planners, store managers, IT managers, and retail business owners. They combine their retail experience with their knowledge of the SVI application solutions to offer advice on how best to integrate our solutions into the latest retail practices for a cost-effective, smooth implementation of change within an organization.


         Our RETAIL CONSULTANTS assist with:

         o    REQUIREMENTS DEFINITIONS;                        o    BUSINESS PROCESS REVIEW;

         o    WORK PROCESS RE-ENGINEERING;                     o    UNDERSTANDING OF BUSINESS BENEFITS; AND

         o    ORGANIZATIONAL CHANGE MANAGEMENT;                o    JOB DEFINITION AND STAFFING REQUIREMENTS.

         PROJECT MANAGEMENT.  Our experienced project management teams assist with:

         o    WORK PRODUCT DEFINITION;                         o    COORDINATION WITH SUPPLIERS;

         o    BUSINESS AND TECHNICAL COORDINATION;             o    PROJECT ASSESSMENT DOCUMENTATION;

         o    APPLICATION TESTING AND CONFERENCE ROOM PILOTS;  o    SYSTEM INTEGRATION; AND

         o    OVERALL IMPLEMENTATION PLANNING;                 o    PROJECT TIMELINES.

         APPLICATION TRAINING. We train the customer's internal training staff and we offer training for the customer's end users.

         IMPLEMENTATION SERVICES. Our technical experts provide implementation consulting and programming services. Implementation services include:


         o    INTERFACE AND            o    DESIGN, MODIFICATION AND      o    PROGRAMMING; AND
              CONVERSION BETWEEN            CUSTOMIZATION;
              SYSTEMS;

         o    TESTING;                 o    PROBLEM RESOLUTION;           o    SYSTEM MANAGEMENT.

         o    SOFTWARE INSTALLATION;   o    UPGRADE PLANNING, TESTING
                                            AND IMPLEMENTATION;

         DOCUMENTATION SERVICES. We provide customized documentation for all elements of our solutions.

SVI STORE SOLUTIONS

         SVI Store Solutions offers retailers a complete application providing point-of-sale and in-store processor (server) functions through its OnePointe application. OnePointe is a full business-to-consumer (B2C) integrated, in-store application, encompassing a range of integrated store solutions. It can also incorporate a third-party provided retail customer relationship management system and a complete performance measurement system with loss prevention features. The major benefits of OnePointe to a retailer are as follows:

         o ONEPOINTE IS POS HARDWARE PLATFORM INDEPENDENT, FUNCTIONING ON IBM, NCR, FUJITSU, WINCORP OR PC-CD PLATFORMS.

         o THICK OR THIN CLIENT VERSIONS OF THE PRODUCT ARE AVAILABLE, ALLOWING RETAILERS TO HAVE SOFTWARE CONTINUITY AS HARDWARE PLATFORMS EVOLVE.

         o ONEPOINTE'S FUNCTIONALITY REFLECTS OVER 15 YEARS OF CUSTOMIZED DEVELOPMENT FOR A WIDE VARIETY OF LARGE AND MEDIUM RETAILERS.

         o ONEPOINTE OFFERS MULTI-CHANNEL APPLICATIONS AND HARDWARE. KIOSK AND WEB APPLICATIONS ALLOW RETAILERS TO ACCESS THEIR CUSTOMERS VIA SEVERAL CHANNELS.

         o ONEPOINTE USES INTERNET PROTOCOL DATA TRANSFER FOR PEER TO PEER COMMUNICATIONS.

         o ONEPOINTE INCLUDES ADVANCED DEVELOPMENT TOOLSET, INCLUDING TAG, A CUSTOMER USEABLE DEVELOPMENT ENVIRONMENT.

         o ONEPOINTE IS OFFERED ON A VARIETY OF HARDWARE CONFIGURATIONS, AND IS ABLE TO RUN ON MANY DIFFERENT OPERATING SYSTEM PLATFORMS. THE APPLICATION EMPLOYS A GRAPHICAL USER INTERFACE, OPTIONAL TOUCH SCREEN INPUT AND WIRELESS COMMUNICATION SUPPORT. THE APPLICATION ALSO PROVIDES AN ON-DEMAND REFERENCE SOURCE FOR EMPLOYEES, INCLUDING STORE POLICIES, AN ON-SCREEN CALCULATOR, INSTRUCTIONS FOR FORMS USAGE, PACKAGE PRICING, FREQUENT SHOPPER INFORMATION, GIFT CARDS, TRAINING MODE, AUDITING FEATURES AND E-MAIL. THE APPLICATION IS FULLY CUSTOMIZABLE, EITHER BY THE CUSTOMER USING INCLUDED TOOLS, OR BY OUR TECHNICAL TEAM AS PART OF OUR IMPLEMENTATION AND SUPPORT SERVICES.

         o ONEPOINTE PROVIDES A RELIABLE, HIGH-PERFORMANCE MANAGEMENT PLATFORM TO ADMINISTER STORE APPLICATIONS. THE ARCHITECTURE IS DESIGNED TO MAINTAIN DATA INTEGRITY WHILE ALLOWING FULL INTEGRATION WITH OUR ISLAND PACIFIC SUITE OR THIRD-PARTY ENTERPRISE SOFTWARE PRODUCTS USED BY THE INDIVIDUAL CUSTOMER.

SVI TRAINING PRODUCTS, INC.

         We have agreed to sell our shares in SVI Training Products, Inc. ("SVITP") to Arthur Klitofsky. We are in the process of finalizing the agreements pertaining to this sale. SVITP accounted for approximately 7% of our total revenues for the 9-month period ending December 31, 2002.

         This company develops and distributes PC courseware and skills assessment products. The courseware is designed for use in instructor-led and self-study training environments. It sells courseware either as individual manuals and instructor guides, or on a limited site license basis. It has developed more than 210 training courses for desktop and retail applications.

         Site licensing allows a customer to print an unlimited number of course manuals for a fixed annual fee, and renewals provide us with a recurring annual revenue stream. In excess of 80% of the annual training site licenses are renewed. SVITIP provides the site-licensed courseware on the Internet through its website, or on CD-ROM, allowing customization of the instructor-led course materials.

         SVITP uses a network of specialized consultants to develop courseware products. It hires consultants on a project basis. This allows for the fast, simultaneous development of multiple courses and gives SVITP access to diverse skills without fixed overhead commitments.

         SVITP markets training products through a direct sales force. It also advertises and sells the training product range through the Internet, direct mail and trade shows. SVITP uses both in-house and independent representatives, and has representation in California, Texas, Indiana, Florida, New Jersey, Ireland, the United Kingdom and South Africa. Customers include Fortune 1000 corporations, K-12 school districts, universities, military facilities, government agencies and training schools.

         SVITP is also a reseller of multimedia and hardcopy self-study materials for desktop and technical computer software applications. In addition, it resells on-line training products.

         SVITP also markets the "compAssess On-Line" skills testing administration system and test center. compAssess On-Line is a multi-faceted software product that consists of three main applications. It includes a comprehensive administration system for registering students, assigning tests and monitoring results, a built-in collection of more than 1,500 performance based software test questions, and a facility to develop multiple-choice, true/false, hotspot and simulated questions on any subject regardless of the discipline. The compAssess built-in questions enable employers to evaluate the computer skills of their employees and provides assistance in selecting the appropriate course modules for trainees. SVITP market this package to personnel agencies, universities, schools, training companies and corporations.

         SVITP also provides courseware for our Store Solutions Group. The courseware is designed to provide in store training to all levels of store personnel from management to POS data entry clerks. SVITP also provides custom courseware development services to support additional retail applications.

APPLICATION TECHNOLOGY DEVELOPMENT

         We believe it is imperative to our long-term success that we maintain aggressive application technology development programs to improve our existing applications and to develop new applications. We believe that the core functionality that already exists in our technology will continue to serve many of the important retailing functions, but that additional functionality and flexibility will be required in the constantly challenging, competitive environment.

         Our future performance will depend in large part on our ability to enhance our current application technology and develop new applications. In order to achieve market acceptance, these new applications must anticipate and respond to the latest trends in business-to-consumer and business-to-business commerce. Our applications must also offer clearly perceived advantages over the offerings of our competitors.

         As of January 31, 2003, 43% of our employees were engaged in application technology development. Most of these employees are located in our southern California offices. Company-sponsored application technology development expenses were $4.1 million, $6.6 million and $6.7 million, respectively, for the fiscal years 2002, 2001 and 2000. Customer-sponsored application technology development expenses were $5.5 million, $5.5 million and $1.5 million, respectively, for the fiscal years 2002, 2001 and 2000.

         Our current application development projects include:

         o INFOCUS 2.0 OF OUR ISLAND PACIFIC MERCHANDISE MANAGEMENT APPLICATION SUITE. THIS RELEASE WILL OFFER SIGNIFICANT ENHANCEMENTS TO OUR CURRENT RELEASE 1.5, WHICH CONTINUES TO BE DEPLOYED BY THE MAJORITY OF OUR CUSTOMERS. INFOCUS 2.0 IS EXPECTED TO BE RELEASED LATE IN FISCAL YEAR 2003.

         o DEVELOPMENT OF THE ISLAND PACIFIC APPLICATION ARCHITECTURE USING THE JAVA PROGRAMMING LANGUAGE. SEVERAL OF OUR JAVA-BASED APPLICATIONS WILL BE ABLE TO OPERATE ON VIRTUALLY ANY HARDWARE PLATFORM, AND WILL ALLOW FOR GREATER CENTRALIZATION OF THE CONTROL SYSTEM ENVIRONMENT. WE ARE CONTINUING TO REDEVELOP OTHER PORTIONS AND MODULES OF THE SOLUTION IN JAVA AS NEW FEATURES AND ENHANCEMENTS ARE INTRODUCED.

         o INVISION 1.5. INVISION 1.5 IS OUR AFFORDABLE AND SCALEABLE, YET COMPLETE MERCHANDISE MANAGEMENT SYSTEM DESIGNED TO MEET THE NEEDS OF THE REGIONAL RETAILING ENTREPRENEUR. THROUGH THE LAUNCH OF INVISION 1.5, ISLAND PACIFIC WILL PENETRATE THE TIER 3 AND 4 RETAIL SECTORS, A MARKET THAT HAS BEEN TYPICALLY IGNORED BY THE COMPETITION DUE TO THE SIZE OF THE BUSINESSES.

         o THE CONTINUED IMPROVEMENT OF OUR SINGLE VERSION STORE SOLUTION APPLICATION, ONEPOINTE. WE INTRODUCED THIS OFFERING IN THE FOURTH QUARTER OF FISCAL 2000, AND WE ARE CONTINUING TO ENHANCE ITS FEATURES AND FUNCTIONS.

COMPETITION

         The markets for our application technology and services are highly competitive, subject to rapid change and sensitive to new product introductions or enhancements and marketing efforts by industry participants. We expect competition to increase in the future as open systems architecture becomes more common and as more companies compete in the emerging electronic commerce market.

         The largest of our competitors offering end-to-end retail solutions is JDA Software Group, Inc. Other suppliers offer one or more of the components of our solution. In addition, new competitors may enter our markets and offer merchandise management systems that target the retail industry. For enterprise solutions, our competitors include Retek Inc., SAP AG, nsb Retail Systems PLC, Essentus, Inc., GERS, Inc., Marketmax, Inc., Micro Strategies Incorporated and NONSTOP Solutions. For SVI Store Solutions, our competitors include Datavantage, Inc., CRS Business Computers, nsb Retail Systems PLC, Triversity, ICL, NCR and IBM. Our Direct applications compete with Smith Gardner & Associates, Inc., and CommercialWare, Inc. Our professional services offerings compete with the professional service groups of our competitors, major consulting firms associated or formerly associated with the "Big 4" accounting firms, as well as locally based service providers in many of the territories in which we do business. Our strategic partners, including IBM, NCR and Fujitsu, represent potential competitors as well.

         We believe the principal competitive factors in the retail solutions industry are price, application features, performance, retail application expertise, availability of expert professional services, quality, reliability, reputation, timely introduction of new offerings, effective distribution networks, customer service, and quality of end-user interface.

         We believe we currently compete favorably with respect to these factors. In particular, we believe that our competitive advantages include:

         o PROVEN, SINGLE VERSION TECHNOLOGY, REDUCING IMPLEMENTATION COSTS AND RISKS AND PROVIDING CONTINUED FORWARD MIGRATION FOR OUR CUSTOMERS.

         o EXTENSIVE RETAIL APPLICATION EXPERIENCE FOR ALL ELEMENTS OF THE CUSTOMER'S BUSINESS, INCLUDING PROFESSIONAL SERVICES, DEVELOPMENT, CUSTOMER SUPPORT, SALES AND MARKETING/TECHNOLOGY MANAGEMENT.

         o    ABILITY TO PROVIDE EXPERT PROFESSIONAL SERVICES.

         o    LARGE AND LOYAL CUSTOMER BASE.

         o    HARDWARE PLATFORM INDEPENDENT STORE SOLUTION (POS) APPLICATION.

         o BREADTH OF OUR APPLICATION TECHNOLOGY SUITE INCLUDING ITS MULTI-CHANNEL RETAILING CAPABILITIES.

         o    OUR CORPORATE CULTURE FOCUSING ON THE CUSTOMER.

         Many of our current and potential competitors are more established, benefit from greater name recognition, have greater financial, technical, production and/or marketing resources, and have larger distribution networks, any or all of which advantages could give them a competitive advantage over us. Moreover, our current financial condition has placed us at a competitive disadvantage to many of our larger competitors, as we are required to provide assurance to customers that we have the financial ability to support the products we sell. We believe strongly that we provide and will continue to provide excellent support to our customers, as demonstrated by the continuing upgrade purchases by our top-tier established customer base.

         Our training subsidiary competes on the basis of its existing breadth of products, timely introduction of new products and value pricing. We believe that these factors give us an advantage over many of our competitors. We further believe that larger competitors will find it difficult to compete with us on the basis of price due to their higher development costs and larger overhead structures.

PROPRIETARY RIGHTS

         Our success and ability to compete depend in part on our ability to develop and maintain the proprietary aspects of our technologies. We rely on a combination of copyright, trade secret and trademark laws, and nondisclosure and other contractual provisions, to protect our various proprietary applications and technologies. We seek to protect our source code, documentation and other written materials under copyright and trade secret laws. We license our software under license agreements that impose restrictions on the ability of the customer to use and copy the software. These safeguards may not prevent competitors from imitating our applications and services or from independently developing competing applications and services, especially in foreign countries where legal protections of intellectual property may not be as strong or consistent as in the United States.

         We hold no patents. Consequently, others may develop, market and sell applications substantially equivalent to our applications, or utilize technologies similar to those used by us, so long as they do not directly copy our applications or otherwise infringe our intellectual property rights.

         We integrate widely-available platform technology from third parties for certain of our applications. These third-party licenses generally require us to pay royalties and fulfill confidentiality obligations. Any termination of, or significant disruption in, our ability to license these products could cause delays in the releases of our software until equivalent technology can be obtained and integrated into our applications. These delays, if they occur, could have a material adverse effect on our business, operating results and financial condition.

         Intellectual property rights are often the subject of large-scale litigation in the software and Internet industries. We may find it necessary to bring claims or litigation against third parties for infringement of our proprietary rights or to protect our trade secrets. These actions would likely be costly and divert management resources. These actions could also result in counterclaims challenging the validity of our proprietary rights or alleging infringement on our part. We cannot guarantee the success of any litigation we might bring to protect our proprietary rights.

         Although we believe that our application technology does not infringe on any third-party's patents or proprietary rights, we cannot be certain that we will not become involved in litigation involving patents or proprietary rights. Patent and proprietary rights litigation entails substantial legal and other costs, and we do not know if we will have the necessary financial resources to defend or prosecute our rights in connection with any such litigation. Responding to, defending or bringing claims related to our intellectual property rights may require our management to redirect our human and monetary resources to address these claims. In addition, these actions could cause delivery delays or require us to enter into royalty or license agreements. Royalty or license agreements, if required, may not be available on terms acceptable to us, if they are available at all. Any or all of these outcomes could have a material adverse effect on our business, operating results and financial condition.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

       NAME                    AGE                POSITION

Barry M. Schechter              49         Chairman of the Board


Harvey Braun                    63         Chief Executive Officer and Director
                                           President and Chief Operating
Steven Beck                     62         Officer and Director

Arthur S. Klitofsky             48         Vice President, President, SVI
                                           Training Products, Inc.

Donald S. Radcliffe (2)         57         Director

Ivan M. Epstein                 42         Director

Michael Silverman (1) (2)       58         Director

Ian Bonner (1) (2)              47         Director

Robert P. Wilkie                33         Director

Randy Pagnotta                  46         Vice President of Island Pacific,
                                           Domestic Sales

Cheryl Valencia                 39         Vice President of Island Pacific,
                                           Management Services
Kavindra Malik                  42         Vice President of Island Pacific,
                                           Product Management
Ronald Koren                    48         Vice President of Island Pacific,
                                           Marketing Communications
Mike Dotson                     36         Managing Director of Island
                                           Pacific's European Operations

         (1) Member of the Compensation Committee
         (2) Member of the Audit Committee

         Barry M. Schechter has been the Chairman of the Board of the Company since February 1994. He served as our Chief Executive Officer from October 2001 to March 2003 and also held such position from February 1994 to January 2001. He also has been Chief Executive Officer of our predecessor and wholly-owned subsidiary, Sabica Ventures, Inc., from its inception in February 1990. Mr. Schechter is a director of Integrity Software, Inc. Mr. Schechter is a Chartered Accountant (South Africa).

         Harvey Braun became our Chief Executive Officer in April 2003, and he served as CEO of Island Pacific, from January 2003 to February 2003. Prior to joining the Company, he was a Senior Partner in Deloitte & Touche's Consulting Consumer Business Program. He worked for Deloitte & Touche for over 20 years, and has acted as a consultant to many of the top retailers in the country, including Ahold, ConAgra, Inc., Federated, Heilig-Meyers, Home Depot, IBM, Kmart, Marmaxx, RJR Nabisco, Sears, The Gap, and The Limited. Mr. Braun holds an engineering degree from Renuselaer Polytechnical Institute and a Masters of Administration from Carnegie Mellon.

         Steven Beck became our President, Chief Operating Officer and a director in April 2003. He had been President and Chief Operating Officer of Island Pacific since September, 2002. Since January 2002, he has served as an independent consultant to various retailers. From March 1998 until January 2002, he was co-founder and Chief Operating Officer of Planalytics, the foremost provider of past and future weather analytics to industry, the inventor of ARTHUR (a trademark of JDA), the most widely installed Merchandise Planning System for retailers, an officer of The Limited, and President of Dennison TRG. Mr. Beck received a B.A. from Adelphi University.

         Arthur Klitofsky has been our Vice President and a director of the Company from February 1994 until March 2003. He has been President of the Company's SVI Training Products, Inc. subsidiary since 1991. From 1985 to 1991, he was Managing Director of Punch Line Columbia Training Ltd., which became the largest computer education company in South Africa. Mr. Klitofsky has a Bachelor of Science Degree in Electrical Engineering from the University of Witwatersrand, Johannesburg, South Africa and a Bachelor in Accounting Science Degree from the University of South Africa.

         Donald S. Radcliffe became a director of the Company in May 1998. He has been President of Radcliffe & Associates since 1990. Radcliffe & Associates provides financial consulting services to public companies, and currently provides us financial advisory and public relations services. Since 1984 he has also been Executive Vice President and Chief Operating and Financial Officer of World-Wide Business Centres, which is a privately held operator of shared office space facilities. Mr. Radcliffe is a director of Integrity Software, Inc. Mr. Radcliffe received a B.S. from Lehigh University and an M.B.A. from Dartmouth College. He is a certified public accountant and a member of the Audit Committee.

         Ivan M. Epstein became a director of the Company in May 1998. He is the Chief Executive Officer and Chairman of Softline Limited ("Softline"), which he co-founded in 1988. Softline is listed in the Information Technology sector of the Johannesburg Stock Exchange (JSE:SFT) and is one of the leading accounting software vendors in the world. Softline is deemed the beneficial owner of 55.8% of our outstanding common stock.

         Michael Silverman became a director in January 2001. Mr.Silverman founded Advanced Remote Communications Solutions, Inc. (formerly known as Boatracs, Inc.) in 1990 and serves on its board of directors. He previously served as its Chairman until May 2002, and as Chief Executive Officer and President until October 1997, and from November 1999 to May 2002. Mr. Silverman is a Chartered Accountant (South Africa) and has an M.B.A. from Stanford University. Mr. Silverman is a member of the Audit and Compensation Committees.

         Ian Bonner became a director in May 1998. He is President and Chief Executive Officer of Terraspring, Inc., a software and Internet infrastructure company. From 1993 until April 2001, he held various positions with IBM Corporation, including Vice President of Partner Marketing and Programs for the IBM/Lotus/Tivoli Software Group. His responsibilities included the development and implementation of marketing campaigns and programs designed to serve the business partners of IBM, Lotus and Tivoli, including major accounts, independent software vendors and global systems integrators. He also oversaw the IBM BESTeam and the Lotus Business Partner programs which are designed to provide enhanced opportunities, including education, marketing and training support, to qualified providers of IBM's and Lotus's portfolio of network solutions. Mr. Bonner received a Bachelor of Commerce from the University of the Witwatersrand in 1976 and a graduate degree in Marketing Management and Market Research and Advertising from the University of South Africa in 1978. Mr. Bonner is a member of the Audit and Compensation Committees.

         Robert P. Wilkie became a director in June 2002. He is the Group Financial Director and director of Softline, which he joined in 1997 as controller. Mr. Wilkie is responsible for operational fiscal discipline, group treasury and financial reporting across Softline. Mr. Wilkie received a Bachelor of Commerce from the University of Cape Town in 1989 and Bachelor of Accounting from the University of Witwatersrand in 1992. Mr. Wilkie is a Chartered Accountant (South Africa).

         Randy Pagnotta became Vice President of Island Pacific in December 2001. Mr. Pagnotta is in charge of Island Pacific's domestic sales organization. Prior to joining Island Pacific, Mr. Pagnotta served as Executive Vice President for 5R Online Solutions, Inc. in Montreal Canada from 2000 to 2001. From 1999 to 2000, he was an account executive for JDA Software Group. From 1995 to 1999, he was senior retail industry consultant for Siemens Nixdorf Information Systems. Mr. Pagnotta received a degree in Business General Study Program from University of Maryland in 1977.

         Cheryl Valencia became Vice President of Management Services of the Island Pacific business unit in October 2002. Prior to joining Island Pacific in September 2002, Ms. Valencia was Director of Product Management and Professional Services for eConnections since February 2002. From November 2001 to April 2002, Ms. Valencia was contracted as Director of Product Management and Professional Services for Hitech Systems, Inc. From September 2000 to September 2001, she served as Product Manager for iStarSystems. From June 1994 to October 2000, she held various positions including Product Manager and Global Education Director with System Software Associates. Ms. Valencia has a B.S. in Business Administration from Southeast Missouri State University.

         Kavindra Malik became Vice President of Island Pacific in January 2003. Mr. Malik is responsible for the product vision and roadmap for Island Pacific unit. Prior to joining Island Pacific, Mr. Malik served as Vice President of Product Management for Spotlight Solutions from 2002. From 1997 to 2002, Mr. Malik was the Director of Retail and Consumer Goods Solutions Management for i2 Technologies. Mr. Malik received a Ph. D. in Decision Sciences from the University of Pennsylvania in 1988.

         Ronald Koren became Vice President of Island Pacific in December 2002. Mr.Koren is responsible for marketing communications for Island Pacific. Prior to joining Island Pacific, Mr. Koren was briefly in charge of Retail Solutions Marketing at Fujitsu. From April 2000 to May 2002, Mr. Koren was Director of Marketing for Raymark in Canada. His responsibilities included web development, direct and web-based mail campaigns as well as launching a branding strategy for newly developed hand-held products for point-of-sale and inventory. From November 1994 to May 2000, Mr. Koren was Director of Sales Support for Wincor Nixdorf. Mr.Koren received a B.A.in Communications from San Francisco State University.

         Mike Dotson became Managing Director of Island Pacific's United Kingdom Operations since April 2001. Prior to such appointment, Mr. Dotson held various positions with Island Pacific's United Kingdom office since January 1998. Mr. Dotson received a B.A. in Political Science and Economy from University California of Irvine in May 1988.

         There are no family relationships among the directors. There are no arrangements or understandings between any director and any other person pursuant to which that director was or is to be elected.

BOARD COMMITTEES

         We have established a compensation committee and an audit committee.

         The Board of Directors formed a Compensation Committee in April 1998. The Compensation Committee's primary function is to establish the compensation policies and recommend to the Board the compensation arrangements for senior management and directors. The Compensation Committee also recommends the adoption of compensation plans in which officers and directors are eligible to participate and the granting of stock options or other benefits to executive officers. The Compensation Committee is composed entirely of independent directors (as "independence" is defined in Section 121(A) of the listing standards of the American Stock Exchange). Current members of the Compensation Committee are Ian Bonner and Michael Silverman. The Compensation Committee met three times during the fiscal year ended March 31, 2003.

         The Board of Directors also formed an Audit Committee in April 1998. The purpose of the Audit Committee is to assist the Board in fulfilling its responsibilities for our financial reporting. The Audit Committee recommends the engagement and discharge of independent auditors, reviews with independent auditors the audit plan and the results of the audit, reviews the independence of the independent auditors, reviews internal accounting procedures and discharges such other duties as may from time to time be assigned to it by the Board of Directors. Current members of the Audit Committee are Ian Bonner, Donald S. Radcliffe and Michael Silverman. The Audit Committee met four times during the fiscal year ended March 31, 2003.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Ian Bonner and Michael Silverman served as the members of the Compensation Committee during the fiscal year ended March 31, 2003. No member of our Compensation Committee during the last completed fiscal year has ever been an officer of the Company or any of its subsidiaries. During the last completed fiscal year, no executive officer of the Company served as a member of a compensation committee or board of directors of any entity that had one or more of its executive officers serving as a member of our Compensation Committee.

COMPENSATION OF DIRECTORS

         During fiscal 2003, we issued the following options to purchase shares of our common stock to our directors: (a) 5,000 options with exercise prices of $0.35 per share to each of Barry Schechter, Arthur Klitofsky, Ian Bonner, Michael Silverman and Ivan Epstein, vesting immediately; (b) 20,000 options with exercises prices of $0.28 to each of Arthur Klitofsky, Donald Radcliffe, Ian Bonner, Michael Silverman, Ivan Epstein, and Robert Wilke, vesting 1/3 on the first anniversary date of the grant and 2/3 in 24 equal monthly installments;
(c) 100,000 options with exercise prices of $0.44 to Donald Radcliffe, vesting 1/3 on the first anniversary date of the grant and 2/3 in 24 equal monthly installments; (d) 5,000 options with exercise prices of $0.85 to each of Donald Radcliffe, Ian Bonner, Michael Silverman, Ivan Epstein, and Robert Wilke, vesting immediately; (e) 25,000 options with exercises prices of $0.85 to Donald Radcliffe, vesting immediately; (f) 50,000 options with exercise prices of $0.85 to each of Michael Silverman and Ian Bonner, vesting immediately.

         On January 30, 2002, the Board adopted a plan to issue to each director who attends a Board meeting an option under the 1998 Incentive Stock Plan to purchase 5,000 shares at an exercise price equal to the fair market value on the date of the meeting.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

         The following table sets forth summary information concerning the compensation for the last three fiscal years received by each person who served as Chief Executive Officer during the last completed fiscal year, the four other most highly compensated persons serving as executive officers at the end of the last completed fiscal year who earned more than $100,000 in salary and bonus in the last completed fiscal year, and two other persons who were executive officers during the last completed fiscal year and earned more than $100,000 in salary and bonus, but who were not executive officers at the end of the last completed fiscal year. These individuals are referred to as the "named executive officers."


                                                                                           LONG TERM
                                              ANNUAL COMPENSATION                         COMPENSATION
                           ------------------------------------------------------------   ------------
                                                                                           SECURITIES          ALL OTHER
    NAME AND                                                             OTHER ANNUAL      UNDERLYING        COMPENSATION
PRINCIPAL POSITION         YEAR         SALARY($)        BONUS($)       COMPENSATION($)   OPTIONS/SARS           ($)
------------------         ----         ---------        --------       ---------------   ------------       ------------
Barry M. Schechter         2003           369,314              --              --             505,000                 --
(Chairman of the           2002           337,486              --              --             505,000              4,263
Board)                     2001           312,492              --              --             321,429              4,995


Harvey Braun               2003           162,764              --              --           2,000,000                 --
(Chief Executive
Officer)

Steven Beck                2003           379,431              --              --           2,000,000                 --
(President and Chief
Operating Officer)

Arthur S. Klitofsky        2002           201,755              --              --              65,000                 --
(Vice President and        2002           168,000          14,700              --               5,000              3,807
Pres. of SVI Training)     2001           152,400              --              --              90,000              4,572

Randy Pagnotta             2003           242,703              --              --                  --                 --
(Vice President of
of Island Pacific)

Mike Dotson                2003           160,000              --              --                  --                 --
(Vice President of
of Island Pacific)

___________
         We also provide certain compensatory benefits and other non-cash compensation to the named executive officers. Except as set forth above, our incremental cost of all such benefits and other compensation paid in the years indicated to each such person was less than 10% of his or her reported compensation and also less than $50,000.

STOCK OPTION GRANTS AND EXERCISES

         The following table sets forth the information concerning individual grants of stock options during the last fiscal year to the named executive officers.

                   OPTION GRANTS IN LAST FISCAL YEAR
------------------------------------------------------------------------------------------------------------
                                                                                   Potential Realizable Value
                                                                                    at Assumed Annual Rates
                                                                                         of Stock Price
                                      Individual Grants                              Appreciation for Option
-----------------------------------------------------------------------------------        Term ($)
                                                           Exercise or               -----------------------
                         Date of    Options                 Base Price   Expiration
  Name                    Grant    Granted(#)   %of Total    ($/Sh.)       Date         5%      10%
-------                  --------  ------------ ---------  ------------   ---------- -------  --------
Barry  M.Schechter       06/24/02      5,000(2)      0.09%        0.35     06/24/12    1,101     2,789
                         09/03/02    500,000(1)      8.63%        0.28     09/03/12   88,045   223,124
Arthur S.Klitofsky       06/24/02      5,000(1)      0.09%        0.35     06/24/12    1,101     2,789
                         09/03/02     60,000(2)      1.04%        0.28     09/03/12   10,566    26,775
Harvey Braun             09/03/02  2,000,000(3)     34.52%        0.28     09/03/05   88,270   185,360
Steven Beck              09/03/02  2,000,000(3)     34.52%        0.28     09/03/05   88,270   185,360


(1)      Options vest on the date of grant and subject to continuing service.

(2) Options vest as to one-third of the shares on the first anniversary of the grant and the remaining two-thirds of the shares in 24 equal monthly installments after the first vesting date, subject to continuing service.

(3)      Options granted outside of the plan and vest on the date of grant.

         The potential realizable value is calculated based on the term of the option at its time of grant and the number of shares underlying the grant at fiscal year end. It is calculated based on assumed annualized rates of total price appreciation from the market price at the date of grant of 5% and 10% (compounded annually) over the full term of the grant with appreciation determined as of the expiration date. The 5% and 10% assumed rates of appreciation are mandated by SEC rules and do not represent our estimate or projections of future common stock prices. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not be achieved.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

         The following table sets forth the information concerning the fiscal year end value of unexercised options held by the named executive officers. None of the named executive officers exercised options during the last fiscal year.

                                 FISCAL YEAR END OPTION VALUES

                                   NUMBER OF SECURITIES
                                  UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE-MONEY
                                   OPTIONS AT FY END (#)            OPTIONS AT FY END ($)
              NAME               EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE (1)
         --------------------    -------------------------    ---------------------------------
         Barry M. Schechter          1,315,926/200,928                  525,193/3,807
         Arthur S. Klitofsky          162,549/122,151                    3,867/46,783
         Harvey Braun                   2,000,000/0                      1,540,000/0
         Steven Beck                    2,000,000/0                      1,540,000/0
         Randy Pagnotta                41,375/58,625                    14,068/19,933
         Mike Dotson                   21,471/18,529                     4,226/4,774


     (1) Based upon the market price of $1.05 per share, determined on the basis of the closing sale price per share of our common stock on the American Stock Exchange on the last trading day of the 2003 fiscal year, less the option exercise price payable per share.

EMPLOYMENT AGREEMENTS

         We entered into an employment agreement with Barry M. Schechter effective October 1, 2000. This agreement will continue until September 3 2003 unless earlier terminated for cause. Under the agreement Mr. Schechter has the right to annual compensation of $325,000 for the first year of the agreement, $350,000 for the second year of the agreement and $375,000 for the third year of the agreement. In addition, Mr. Schechter is entitled to receive on each anniversary of the date of the agreement, an option to purchase the number of shares of common stock determined by dividing 150% of his base compensation for the prior year by the closing price of our common stock on the anniversary date. The agreement states that options will be fully vested when issued and exercisable for ten years after the date of the grant. The Compensation Committee is currently discussing restructuring Mr. Schechter's employment agreement to base option grants on performance criteria. However, no such agreement has yet been reached, and the current agreement remains in effect.

         We entered into an employment agreement with Thomas A. Dorosewicz effective January 10, 2001. Under the agreement, Mr. Dorosewicz was paid base annual compensation of $250,000. For fiscal year 2001, he was entitled to earn a guaranteed bonus of $18,750 and an additional $18,750 performance bonus. Mr. Dorosewicz earned the full $37,500 bonus for fiscal 2001, and he agreed to accept payment in shares of common stock. We agreed to pay the withholding taxes which were due upon this stock grant and that Mr. Dorosewicz would be entitled to a cash bonus upon achievement of performance targets in fiscal 2002. We also agreed to issue Mr. Dorosewicz 250,000 options priced at fair market value on his start date, vesting over five years, and an additional 300,000 special stock options priced at 85% of fair market value, vesting 100,000 immediately, 100,000 after six months and 100,000 after 24 months. Furthermore, we agreed to issue additional options to Mr. Dorosewicz during fiscal 2002 based on various performance criteria and to pay Mr. Dorosewicz certain relocation expenses. If we terminated the agreement, the agreement provided that Mr. Dorosewicz would be entitled to severance equal to six months' base salary plus bonus. In addition, if we terminated the agreement after one year, the agreement provided that Mr. Dorosewicz would be entitled to additional severance of one month's base salary for each year of service completed, up to a maximum of six additional months. Effective October 21, 2001, Mr. Dorosewicz resigned from his position. As a result of his resignation, we did not pay severance to Mr. Dorosewicz. Mr. Dorosewicz filed a demand with the California Labor Commissioner for $256,250 in alleged unpaid severance benefits. His demand was later increase to $283,893.43. On June 18, 2002, we filed a lawsuit against Mr. Dorosewicz and an entity affiliated with in the San Diego Superior Court alleging fraud and other causes of action. Mr. Dorosewicz filed cross-complaints alleging various causes of action. These matters are still pending and the parties have agreed to resolve all claims in arbitration. Mr. Dorosewicz received no bonuses or additional stock options for fiscal 2002.

LONG TERM INCENTIVE PLANS

         We do not have any long-term incentive plans, as those terms are defined in SEC regulations. During the fiscal years ended March 31, 2002 and 2003, we did not adjust or amend the exercise price of stock options awarded to the named executive officers. We have no defined benefit or actuarial plans covering any named executive officer.

STOCK INCENTIVE PLANS

         We have two stock incentive plans. Our Incentive Stock Option Plan ("1989 Plan") terminated in October 1999. It provided for issuance of incentive stock options to purchase up to 1,500,000 shares of common stock to employees. 580,735 of such shares remain subject to option as of April 11, 2003. The 1989 Plan was administered by the Board of Directors, which established the terms and conditions of each option grant.

         The 1998 Incentive Stock Plan ("1998 Plan") authorizes the issuance of shares of common stock through incentive stock options, non-statutory options, stock bonuses, stock appreciation rights and stock purchase agreements. The 1998 Plan was amended in August 2000 to increase the number of shares reserved from 3,500,000 to 4,000,000. The August 2000 amendments authorized a further automatic annual increase in reserved shares to take place on the first trading day of each fiscal year. The amount of the automatic annual increase is 2% of the total number of shares of common stock outstanding on the last trading day of the immediately prior fiscal year. The automatic annual increase cannot however be more than 600,000 shares, and the Board may in its discretion provide for a lesser increase. The 1998 Plan was further amended in August 2002 to increase the number of shares reserved from 4,600,000 to 5,600,000. The August 2000 amendments also implemented a limit on stock awards to any one person in excess of 500,000 shares in any calendar year, which limit was increased to 1,000,000 shares in August 2002. Our stockholders approved the August 2000 amendments at our annual meeting held November 16, 2000 and the August 2002 amendments at our annual meeting held September 19, 2002. On April 1, 2002 and April 1, 2003, the automatic increase of 565,872 and 600,000 shares, respectively, was effected, so that the total number of shares reserved under the 1998 Plan is currently 6,765,872. The exercise price of options is determined by the Board of Directors, but the exercise price may not be less than 100% of the fair market value on the date of the grant, in the case of incentive stock options, or 85% of the fair market value on the date of the grant, in the case of non-statutory stock options.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows beneficial ownership of shares of our common stock as of March 31, 2003 (except as otherwise stated below) (i) by all persons known by us to beneficially own more than 5% of such stock and (ii) by each director, each of the named executive officers, and all directors and executive officers as a group. Except as otherwise specified, the address for each person is 5607 Palmer Way, Carlsbad, California 92007. As of March 31, 2003, there were 31,499,632 shares of common stock outstanding. Each of the named persons has sole voting and investment power with respect to the shares shown (subject to community property laws), except as stated below.



     NAME AND ADDRESS OF              AMOUNT AND NATURE OF
     BENEFICIAL OWNER (1)             BENEFICIAL OWNERSHIP           PERCENT OF CLASS
     --------------------             --------------------           ----------------
Softline Limited                            27,240,800        (2)         54.7%
16 Commerce Crescent
Eastgate Extension 13
Sandton 2148
South Africa

Claudav Holdings Ltd. B.V.                   3,892,742        (3)         11.9%
9 Rue Charles Humbert
1205 Geneva
Switzerland

The Ivanhoe Irrevocable Trust                3,892,742        (3)         11.9%

Barry M. Schechter                           3,892,742        (3)         11.9%

ICM Asset Management, Inc.                   7,103,028        (4)         20.2%
601 W. Main Ave., Suite 600
Spokane, WA  99201

Midsummer Investment                         1,996,865        (9)          6.0%
c/o Midsummer Capital, LLC
485 Madison Avenue, 23/rd/ Floor
New York, NY 10022

Omnicron Master Trust                        2,139,498       (10)          6.4%
c/o Omnicron Capital, LP
810 Seventh Avenue, 39/th/ Floor
New York, NY 10019

Arthur S. Klitofsky                            425,728        (5)          1.3%

Steven Beck                                  2,000,000        (6)          6.0%
Harvey Braun                                 2,000,000        (6)          6.0%
Randy Pagnotta                                  46,958        (6)          < 1%
Cheryl Valencia                                  1,000                     < 1%
Kavindra Malik                                  50,000                     < 1%
Ronald Koren                                       400                     < 1%
Mike Dotson                                     23,535        (6)          < 1%
Donald S. Radcliffe                            905,091        (7)          2.8%
575 Madison Avenue
New York, NY 10022


                                       74


     NAME AND ADDRESS OF              AMOUNT AND NATURE OF
     BENEFICIAL OWNER (1)             BENEFICIAL OWNERSHIP           PERCENT OF CLASS
     -------------------              --------------------           ----------------
Michael Silverman                              143,291        (8)           <1%
10675 Sorrento Valley Road, Suite 200
San Diego, CA  92121

Ian Bonner                                     116,291        (6)           <1%
5527 Inverrary Court
Dallas, Texas 75287

Ivan M. Epstein                                117,208        (6)           <1%
2 Victoria
Eastgate Extension 13
Sandton 2148
South Africa

Robert P. Wilkie                                 5,000        (6)           <1%
16 Commerce Crescent
Eastgate Extension 13
Sandton 2148
South Africa

All directors and executive  officers as     9,727,244        (11)        25.7%
a group (14 persons)


     (1) This table is based on information supplied by officers, directors and principal stockholders. The inclusion in this table of such shares does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit of, such shares.

     (2) Includes 61,812 shares pursuant to outstanding options exercisable within 60 days of March 31, 2003 and 18,255,073 shares obtainable upon conversion of Series A Convertible Preferred Stock. The nine directors of the Softline Limited board are Ivan M. Epstein, Steven Cohen, Carlos Soares dos Santos, Eric Ellerine, Mac Maharaj, Robert Wilkie, Gerald Rubenstein, John Copelyn and Marcel Golding. Mr. Epstein serves as Chief Executive Officer, Mr. Cohen serves as Chief Operating Officer, and Mr. Wilkie serves as Group Financial Director of Softline. Each of the foregoing persons disclaims beneficial ownership of the shares and options held by Softline.

     (3) Claudav Holdings Ltd. B.V., the Ivanhoe Irrevocable Trust and Barry M. Schechter may be deemed a group pursuant to Rule 13d-5 promulgated under the Exchange Act. Claudav holds 462,300 shares, for which it shares voting power with Mr. Schechter pursuant to a proxy. Claudav is managed by Erwin Wachter, Trustee. Mr. Wachter therefore has beneficial ownership of the shares held by Claudav. Ivanhoe holds 2,008,237 shares for which it shares voting and investment power with Mr. Schechter pursuant to Mr. Schechter's position as a trustee. Includes 2,000 shares held by Mr. Schechter's minor children and 1,420,205 shares issuable upon exercise of options of Mr. Schechter exercisable within 60 days of March 31, 2003. Excludes 10,000 shares held by Mr. Schechter's spouse, for which Mr. Schechter disclaims beneficial ownership.

     (4) Includes 2,716,637 shares held by Koyah Leverage Partners, L.P., 53,014 shares held by Raven Partners, L.P. and 659,399 shares held by Koyah Partners, L.P. Also includes 1,257,925 shares issuable upon exercise of outstanding warrants and 1,562,500 shares issuable upon conversion of a convertible note held by Koyah Leverage Partners, L.P., 309,784 shares issuable upon exercise of outstanding warrants and 312,500 shares issuable upon conversion of a convertible note held by Koyah Partners, L.P., and 12,535 shares issuable upon exercise of outstanding warrants and 208,334 shares issuable upon conversion of a convertible note held by Raven Partners, L.P. Koyah Ventures, LLC is the general partner of Koyah

         Leverage Partners, L.P., Koyah Partners, L.P. and Raven Partners,
         L.P., and as a result has shared voting and investment power over shares held by all three entities. Raven Ventures, LLC is an additional general partner of Raven Partners, L.P. and as a result has shared voting and investment power over shares held by Raven Partners, L.P. ICM Asset Management, Inc. is the investment advisor to Koyah Leverage Partners, L.P., Koyah Partners, L.P. and Raven Partners, L.P., and as a result has shared voting and investment power over shares held by all three entities. Also includes 10,400 shares held by other clients of ICM Asset Management, Inc. ICM Asset Management, Inc. has discretionary authority over shares held by these other clients and as a result has shared voting and investment power over these shares. James M. Simmons is the managing member of Koyah Ventures, LLC and Raven Ventures, LLC and the chief investment officer and controlling stockholder of ICM Asset Management, Inc. and as a result has shared voting and investment power over shares held by Koyah Leverage Partners, L.P., Koyah Partners, L.P., Raven Partners, L.P., ICM Asset Management, Inc. and the other clients of ICM Asset Management, Inc. Each of these entities or persons disclaims beneficial ownership in these securities except to the extent of such entity's or person's pecuniary interest in these securities and disclaims membership in a group with any other entity or person within the meaning of Rule 13d-5(b)(1) under the Exchange Act.

     (5) Includes 162,828 shares pursuant to outstanding options exercisable within 60 days of March 31, 2003.

     (6) Consists of outstanding options exercisable within 60 days of March 31 , 2003.

     (7) Includes 430,000 shares pursuant to outstanding options exercisable within 60 days of March 31, 2003. Also includes 17,600 shares held by an entity for which Mr. Radcliffe has sole voting and investment power. Also includes an aggregate of 82,100 shares held by three entities for which Mr. Radcliffe has shared voting and investment power. Excludes 124,500 shares held by Mr. Radcliffe's spouse, for which Mr. Radcliffe disclaims beneficial ownership.

     (8) Includes 143,291 shares pursuant to outstanding options exercisable within 60 days of March 31, 2003.

     (9) Includes 629,143 shares pursuant to outstanding warrants and 1,367,722 shares obtainable upon conversion of convertible debenture. Midsummer's beneficial ownership is limited to 4.99% pursuant to limitations contained in the debentures and warrants.

     (10)Includes 674,082 shares pursuant to outstanding warrants and 1,465,416 shares obtainable upon conversion of convertible debenture. Omicron's beneficial ownership is limited to 4.99% pursuant to limitations contained in the debentures and warrants.

     (11)Includes 6,321,607 shares pursuant to outstanding options exercisable within 60 days of March 31, 2003.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The following is a description of transactions since April 1, 2001 to which we have been a party, in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common stock had or will have a direct or indirect interest, other than compensation arrangements with our directors and named executive officers described above under "Executive Compensation." Certain of these transactions will continue in effect and may result in conflicts of interest between the Company and such individuals. Although these persons may owe fiduciary duties to our stockholders, there is a risk that such conflicts of interest may not be resolved in our favor.

         We borrowed $10 million from Softline Limited ("Softline") in July 2000 in order to pay the same amount to Union Bank as a mandatory reduction of principal owing to Union Bank. In July 2001, we amended and restated the Softline note. The restated note was in the original principal amount of $11.4 million and accrued interest at 14% per annum. All unpaid principal and interest was due May 1, 2003, unless our term loan from Union Bank of California, N.A. was not extended to November 1, 2002, in which case the note would have been due and payable on November 1, 2002. The restated note was subordinate to our bank indebtedness, and we were not required or permitted to make any payments of principal or interest under the restated note so long as the bank indebtedness was outstanding.

         In May 2002, we entered into a series of transactions with Softline by which:

         o We transferred to Softline the note received in connection with the sale of IBIS Systems Limited.

         o We issued to Softline 141,000 shares of newly-designated Series A Preferred Stock.

         o Softline released us from approximately $12.3 million then due under the promissory note to Softline.

         o Softline surrendered 10,700,000 shares of our common stock held by Softline.

         In December 2000, we entered into an agreement to sell up to 2,941,176 common shares to a limited number of accredited investors related to ICM Asset Management, Inc. ("ICM") for cash at $0.85 per share. We sold 1,764,706 of such shares in December 2000, for gross proceeds of $1.5 million, and an additional 588,235 shares in January 2001, for additional gross proceeds of $0.5 million. Two of the investors exercised a right to purchase an additional 588,235 shares in February 2001 for additional gross proceeds of $0.5 million. We also agreed to issue to each investor a warrant to purchase one common share at $1.50 for each two common shares purchased in the private placement (aggregate warrants exercisable for 1,470,590 shares). We had the right to call 50% of the warrants, subject to certain conditions, if our common stock traded at a price above $2.00 per share for thirty consecutive days. We also had the right to call the remaining 50% of the warrants, subject to certain conditions, if our common stock traded at a price above $3.00 per share for thirty consecutive days. We also agreed to register all of the shares sold under the purchase agreement or upon exercise of the warrants with the SEC. The agreement with the investors provided that if a registration statement was not effective on or before April 21, 2001, we would be obligated to issue two-year warrants to each investor, entitling the investor to purchase additional shares of our common stock at $0.85 per share. We filed a registration statement in January 2001 to register these shares, but it did not become effective. As of June 28, 2002, we had issued the investors warrants to purchase 1,249,997 shares of common stock under this agreement. At the time of these investments, none of the investors were affiliated with us, but ICM and related persons became greater than 5% beneficial owners of our common stock as a result of such transactions.

         In May and June 2001, we issued a total of $1.25 million in convertible notes to a limited number of accredited investors related to ICM. The notes were originally due August 30, 2001, and required interest at the rate of 12% per annum to be paid until maturity, with the interest rate increasing to 17% in the event of a default in payment of principal or interest. Any portion of the unpaid amount of principal and interest was convertible at any time by the investors into shares of common stock valued at $1.35 per share. We also agreed to issue to the investors three-year warrants to purchase 250 common shares for each $1,000 in notes purchased, at an exercise price of $1.50 per share.

         In July 2002, the terms of the notes and warrants issued to the investors related to ICM were amended. The investors agreed to replace the existing notes with new notes having a maturity date of September 30, 2003. The interest rate on the new notes was reduced to 8% per annum, increasing to 13% in the event of a default in payment of principal or interest. We are required to pay accrued interest on the new notes calculated from July 19, 2002, in quarterly installments beginning September 30, 2002. In December 2002, the investors agreed to extend the accrued interest payments on the new notes to September 30, 2003. The investors agreed to reduce accrued interest and late charges on the original notes by $16,000, and to accept the reduced amount in 527,286 shares of our common stock valued at $0.41 per share, which was the average closing price of our shares on the American Stock Exchange for the ten trading days prior to July 19, 2002. The new notes are convertible at the option of the holders into shares of common stock valued at $0.60 per share. We do not have a right to prepay the notes.

         We also agreed that the warrants previously issued to the investors to purchase an aggregate of 3,033,085 shares at exercise prices ranging from $0.85 to $1.50, and expiring on various dates between December 2002 and June 2004, would be replaced by new warrants to purchase an aggregate of 1,600,000 shares at $0.60 per share, expiring July 19, 2007. The replacement warrants are not callable by us.

         We also agreed to file a registration statement for the resale of all shares held by or issuable to these investors. In the event such registration statement is not declared effective by the SEC by June 30, 2003, we will be obligated to issue five-year warrants for the purchase of 5% of the total number of registrable securities at an exercise price of $0.60 per share. For the first 30 day period after June 30, 2003 in which the registration statement is not effective, we will be obligated to issue additional warrants for the purchase of 5% of the total number of registrable securities at an exercise price of $0.60 per share. For each 30 day period thereafter in which the registration statement is not effective, we will be obligated to issue additional warrants for the purchase of 2.5% of the total number of registrable securities at an exercise price of $0.60 per share.

         In May 2001, December 2001, May 2002 and September 2002, we borrowed $50,000, $125,000, $70,000 and $50,000 from World-Wide Business Centres, a company affiliated with Donald S. Radcliffe, to meet payroll expenses. These amounts were repaid together with interest at the then-effective prime rate, promptly as revenues were received, and have been paid in full as of the date of this proxy statement.

         We began occupying its current principal executive offices in July 2001. At that time, the premises were owned by an affiliate of then Chief Executive Officer, Thomas A. Dorosewicz. Monthly rent for these premises was set at $13,783. In April 2002, the premises were sold to an entity unrelated to Mr. Dorosewicz. As of the date of this proxy statement, we are negotiating the terms of a written lease with the new owner.

         During fiscal 2002, we paid a total of $532,770 in interest and principal to Claudav Holdings Ltd. B.V., which is deemed the beneficial owner of 11.9% of our outstanding common stock as of March 31, 2003. The original loan was in the amount of $1.5 million, bore interest at the prime rate, and was used to pay a portion of the purchase price for Island Pacific in 1999. The loan was due on demand, and was paid in full as of July 31, 2002.

         In March 2003, we entered into a Securities Purchase Agreement dated March 31, 2003 with Midsummer Omicron, and Islandia, L.P. for the sale to these investors of 9% debentures, convertible into shares of SVI common stock, for an aggregate amount of up to $5,500,000, to be sold in two separate closings. The debentures purchased are accompanied by a number of warrants to purchase shares of SVI common stock equal to 40% of (a) the dollar amount of debentures purchased by the Investors, (b) divided by the daily volume weighted average price of our common stock on the American Stock Exchange for the ten consecutive days immediately prior to the closing date the debentures were sold. At the first closing, the closing price was $0.8901. The closing price for the second closing will be determined at that time.

         The first closing for the sale of debentures aggregating $3,500,000 occurred on March 31, 2003. Additional debentures aggregating up to $2,000,000 will be sold to these investors in a second closing if within one year after the date of first sale of debentures there occurs a period of 15 consecutive trading days during which the daily volume weighted average closing price of our common stock is maintained at a price at or above $1.75 per share, subject to certain conditions. The debentures bear an interest rate of 9% per annum, and they provide for interest only payments on a quarterly basis, payable, at our option, in cash or shares of common stock. The debentures sold in the first closing for $3,500,000 mature 26 months after that closing, and the additional debentures that may be sold for up to $2,000,000 in the second closing mature 30 months after the first closing date. The debentures are convertible into shares of our common stock at a conversion price equal to 115% of the daily volume weighed average price of the common stock on the American Stock Exchange on the date the debentures were sold. The debentures sold at the first closing have a conversion price of $1.0236. If certain conditions are met, we have the option to redeem the debentures at 110% of their face value, plus accrued interest. We must redeem the debentures at the initial monthly amount of $218,750, commencing on February 1, 2004. If the second closing occurs, this redemption amount will be increased to $300,000, commencing on the later of February 1, 2004 or the fifth month following the second closing. Furthermore, if the daily volume weighed average price of our common stock on the American Stock Exchange exceeds its closing price on the closing date (which was $0.8901 at the first closing) by more than 200% for 15 consecutive trading days, we will have the option to convert the debentures into common stock at the conversion price then in effect.

         At the first closing, Midsummer was issued 629,143 warrants, Omicron was issued 674,082 warrants, and Islandia was issued 269,633 warrants. These warrants, as well as the warrants to be issued in the second closing, are for a 5-year term, with an exercise price equal to 115% of the daily volume weighed average price of our common stock on the American Stock Exchange on the date the accompanying debentures were sold. The warrants issued in the first closing have an exercise price of $1.0236.

         The investors were granted the right of first refusal to participate in our future offerings of common stock or equivalent securities so long as any one of them owns at least 5% of the debentures purchased on the first closing. The investors were also given registration rights under a Registration Rights Agreement requiring us to file a registration statement respecting 130% of the common stock issuable upon the conversion of the debentures and the warrants within 30 days after the first closing, and to use best efforts to have the registration statement declared effective at the earliest date. If the registration statement is not filed within these timeframes or declared effective within 90 days following the closing date of the debentures sold in the first phase, or within 120 days in the event of a review by the Securities and Exchange Commission, we will be obligated to pay liquidated damages to the investors equal to 2% of the sum of the amount of debentures subscribed to by the investors and the value of the warrants for each month until the registration statement becomes effective.

         On April 1, 2003, we entered into a Securities Purchase Agreement with MBSJ Investors, LLC for the sale to MBSJ of a 9% debenture, convertible to shares of our common stock at a conversion price of $1.0236, for $400,000. This debenture was accompanied by five-year warrants to purchase 156,311 shares of common stock with an exercise price of $1.0236 per share. Interests are due on a quarterly basis, payable in cash or shares of common stock at or option. Commencing on February 1, 2004, we must redeem $20,000 per month of the debenture. The debenture matures in October 2005. MBSJ was also granted registration rights under a Registration Rights Agreement, and certain other rights similar to those granted to Midsummer, Omicron and Islandia.

         On May 6, 2003, we entered into an agreement with Crestview Capital Fund I, L.P., Crestview Capital Fund II, L.P. and Crestview Capital Offshore Fund, Inc. (collectively, the "Crestview Investors") for the sale to the Crestview Investors of 9% debentures, convertible into shares of our common stock at a conversion price of $1.0236, for $300,000. These debentures were accompanied by five-year warrants to purchase an aggregate of 101,112 shares of common stock with an exercise price of $1.0236 per share. Interest is due on a quarterly basis, payable in cash or shares of common stock at our option. Commencing on February 1, 2004, we must redeem $18,750 per month of the debentures. The debentures mature in October 2005. The Crestview Investors were also granted registration rights under a registration rights agreement, and certain other rights similar to those granted to Midsummer, Omnicron and Islandia. Additional debentures aggregating up to $300,000 will be sold to the Crestview Investors in a second closing if within one year after the date of first sale of debentures there occurs a period of 15 consecutive trading days during which the daily volume weighted average closing price of our common stock is maintained at a price at or above $1.75 per share, subject to certain conditions.

         We retain Radcliffe & Associates, an entity affiliated with Donald S. Radcliffe, to perform financial advisory services. During the fiscal years ended March 31, 2003 and 2002, we incurred $36,000 and $42,000, respectively, in fees and costs to Radcliffe & Associates. We incurred an additional $19,000 in fees to Mr. Radcliffe for accounting services during the fiscal year ended March 31, 2002. In June 2002, we issued Mr. Radcliffe 75,000 shares of common stock to repay $25,000 in obligations pursuant to these arrangements.

         We have agreed to sell SVI Training Products, Inc., one of our wholly owned subsidiaries, to Arthur Klitofsky. We are in the process of finalizing the written agreements pertaining to this sale.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of (1) 100,000,000 authorized shares of common stock, $0.001 par value, and (2) 5,000,000 shares of preferred stock of which 141,000 are designated Series A Preferred Stock. As of March 31, 2003, there were 31,499,632 shares of common stock outstanding and 141,000 shares of Series A Preferred Stock outstanding. The following description of our capital stock is a summary and is qualified by the provisions of our certificate of incorporation, as amended and our bylaws, as amended, copies of which have been filed as exhibits to the registration statement.

COMMON STOCK

         Holders of our common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of our common stock have no conversion, preemptive or subscription rights and there are no redemption provisions applicable to our common stock. The rights of the holders of common stock are subject to the rights of holders of preferred stock. All outstanding shares of common stock are, and the shares underlying all options and warrants will be, duly authorized, validly issued, fully paid and non-assessable.

SERIES A PREFERRED STOCK

         The Series A Preferred Stock has an original issue price of $100 per share and is redeemable at our option any time prior to the maturity date of December 31, 2006 for 107% of the original issue price and accrued and unpaid dividends. The shares are entitled to cumulative dividends of 7.2% per annum, payable semi-annually when, as and if declared by the board of directors. Softline may convert each share of Series A Preferred Stock at any time into the number of common shares determined by dividing the stated value plus all accrued and unpaid dividends, by a conversion price initially equal to $0.80. The conversion price increases at an annual rate of 3.5% calculated on a semi-annual basis. The Series A Preferred Stock is entitled upon liquidation to an amount equal to its original issue price plus accrued and unpaid dividends in preference to any distributions to our common stockholders. The Series A Preferred Stock has no voting rights prior to conversion into common stock, except with respect to proposed impairments of the Series A Preferred rights and preferences, or as provided by law. We have the right of first refusal to purchase all but not less than all of any shares of Series A Preferred Stock or common shares received on conversion which Softline may propose to sell to a third party, upon the same price and terms as the proposed sale to a third party. We also granted Softline certain registration rights for the common shares into which the Series A Preferred Stock is convertible, including the right to demand registration on Form S-3 if such form is available to us and Softline proposes to sell at least $5 million of registrable common shares, and the right to include shares obtainable upon conversion of the Series A Preferred Stock in other registration statements we propose to file.

WARRANTS

         Warrants to purchase 1,600,000 shares of common stock that are being registered in this statement expire on July 19, 2007 and have an exercise price of $0.60 per share. Warrants to purchase 1,830,833 shares of common stock that are being registered in this statement expire on March 31, 2008 and have an exercise price of $1.0236 per share. The exercise prices are subject to adjustment to reflect stock dividends, splits, reverse splits, and other similar events.

OPTIONS

         Non-statutory options to purchase 4,000,000 shares of common stock that are being registered in this statement have a 3-year term, expiring on September 3, 2005. These options have an exercise price of $0.28 per share. The exercise price is subject to adjustment to reflect stock dividends, splits, reverse splits, and other similar events. The other options (consisting of statutory and non-statutory) from which 315,000 shares of common stock are issuable and being registered in this statement have varying expiration dates, ranging from June 3, 2007 to November 3, 2007. The exercise prices range from $2.00 per share to $4.50 per share. The exercise prices are subject to adjustment to reflect stock dividends, splits, reverse splits, and other similar events.

CONVERTIBLE DEBENTURES

         The outstanding debentures bear an interest rate of 9% per annum, and they provide for interest only payments on a quarterly basis, payable, at our option, in cash or shares of common stock. $3,500,000 of the debentures mature May 2005, and $400,000 of the debentures mature in October 2005. If certain conditions are met, we have the right, but not the obligation, to redeem the debentures at 110% of their face value, plus accrued interest. Commencing on February 1, 2004, we must redeem the debentures at the rate of $238,750 per month in the aggregate. Furthermore, if the daily volume weighed average price of our common stock on the American Stock Exchange exceeds $1.0236 by more than 200% for 15 consecutive trading days, we will have the option to cause the investors to convert their debentures into common stock. The conversion prices are subject to adjustment to reflect stock dividends, splits, reverse splits, and other similar events.

CONVERTIBLE NOTES

         The convertible notes are convertible into an aggregate of 2,083,333 shares of common stock at a conversion price of $0.60 per share prior to the payment thereof. These notes are due in full on September 30, 2003. The conversion prices are subject to adjustment to reflect stock dividends, splits, reverse splits, and other similar events.

REGISTRATION RIGHTS

         GENERAL

         We have granted certain registration rights with respect to 38,065,348 of our securities, of which we are registering all of these shares on this registration statement. The holders of the remaining 634,705 shares we are registering in the offering were not granted contractual registration rights. We will pay for all expenses incurred in connection with these registrations, other than underwriting discounts and commissions. The following is only a summary of the terms and conditions of the agreements involving parties which have registration rights. Copies of the actual agreements have been filed as exhibits to this registration statement.

         GRANTED TO ICM ASSET MANAGEMENT AND RELATED PARTIES

         We granted ICM and related entities and other individuals demand , "piggyback" and incidental registration rights with respect to 3,468,462 shares of common stock, 1,600,000 shares of common stock underlying warrants and 2,083,333 shares of common stock underlying notes held by them. We are registering all of these shares held by them.

         GRANTED TO SOFTLINE LIMITED

         We granted Softline demand, "piggyback" and incidental registration rights with respect to 18,255,073 shares of common stock underlying the Series A Preferred Stock held by them. We are registering these shares held by them.

         EXTENDED TO MR. NORMAN SMITH

         We extended to Mr. Smith the opportunity to participate as a selling shareholder with respect to 180,000 shares of common stock held by him. We are registering all of these shares held by Mr. Smith.

         EXTENDED TO MR. GARY SEEHOFF

         We extended to Mr. Seehoff the opportunity to participate as a selling shareholder with respect to 39,705 shares of common stock held by him. We are registering all of these shares held by Mr. Seehoff.

         EXTENDED TO MS. RACHEL GLICKSMAN

         We extended to Ms. Glicksman the opportunity to participate as a selling shareholder with respect to 24,000 shares of common stock held by her. We are registering all of these shares held by Ms.Glicksman.

         EXTENDED TO MR. GARY NASH

         We extended to Mr. Nash the opportunity to participate as a selling shareholder with respect to 1,000 shares of common stock held by him. We are registering all of these shares held by Mr. Nash.

         EXTENDED TO MR. DONALD RADCLIFFE

         We extended to Mr. Radcliffe the opportunity to participate as a selling shareholder with respect to 75,000 shares of common stock and 295,000 shares of common stock underlying stock options held by him. We are registering these shares held by Mr. Radcliffe.

         EXTENDED TO MR. BARRY SCHECHTER

         We extended to Mr. Schechter the opportunity to participate as a selling shareholder with respect to 20,000 shares of common stock underlying non-qualified stock options held by him. We are registering these shares held by Mr. Schechter.

         GRANTED TO MR. STEVEN BECK

         We granted to Mr. Beck "piggyback" rights with respect to 2,000,000 shares of common stock underlying non-qualified stock options held by him. We are registering all of these shares held by Mr. Beck.

         GRANTED TO MR. HARVEY BRAUN

         We granted to Mr. Braun "piggyback" rights with respect to 2,000,000 shares of common stock underlying non-qualified stock options held by him. We are registering all of these shares held by Mr. Braun.

         GRANTED TO MIDSUMMER/OMICRON/ISLANDIA

         We granted to Midsummer Investment, Ltd., Omicron Master Trust, and Islandia, L.P. registration rights with respect an aggregate of 6,489,810 shares of common stock underlying convertible dentures and warrants held or to be held by them and representing 130% of the actual number of shares of common stock issuable upon the conversion of the debentures and warrants currently held by them. We are registering all of these shares, as well as 819,000 shares of common stock issuable as payment for interest accrued on the debentures.

         GRANTED TO MBSJ INVESTORS, LLC

         We granted to MBSJ Investors, LLC registration rights with respect an aggregate of 711,216 shares of common stock underlying convertible dentures and warrants held or to be held by it and representing 130% of the actual number of shares of common stock issuable upon the conversion of the debentures and warrants currently held by it. We are registering all of these shares, as well as 72,000 shares of common stock issuable as payment for interest accrued on the debentures.

         GRANTED TO CRESTVIEW INVESTORS

         We granted to Crestview Capital Fund I, L.P., Crestview Capital Fund II, L.P. and Crestview Capital Offshore Fund, Inc. registration rights with respect an aggregate of 512,453 shares of common stock underlying convertible dentures and warrants held or to be held by them and representing 130% of the actual number of shares issuable upon the conversion of the debentures and warrants currently held by them. We are registering all of these shares, as well as 54,000 shares of common stock issuable as payment for interest accrued on the debentures.

                                     EXPERTS

         The consolidated financial statements of SVI Solutions, Inc. for the year ended March 31, 2002 appearing in this Prospectus and Registration Statement have been audited by Singer Lewak Greenbaum Goldstein LLP, independent accountants and auditors as set forth in their report thereof appearing elsewhere herein and are included in reliance upon such report and given upon their authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of SVI Solutions, Inc. as of March 31, 2001 and for the years ended March 31, 2001 and 2000 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-1 under the Act with the SEC with respect to the shares offered hereby. This prospectus filed as part of the registration statement does not contain all of the information contained in the registration statement and exhibits thereto and reference is hereby made to such omitted information. Statements made in this registration statement are summaries of the terms of such referenced contracts, agreements or documents and are not necessarily complete. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference.

         You can read the registration statement and our future SEC filings, over the Internet at the SEC's web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                          INDEPENDENT AUDITOR'S REPORT


Board of Directors and Shareholders
SVI Solutions, Inc. and subsidiaries

We have audited the accompanying consolidated balance sheet of SVI Solutions, Inc. and subsidiaries as of March 31, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SVI Solutions, Inc. and subsidiaries as of March 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
May 30, 2002 (except for paragraph 2,3
 and 6 of Note 8 of to which the date is
 May 8, 2003)

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of SVI Solutions, Inc.:

We have audited the accompanying consolidated balance sheet of SVI Solutions, Inc. and subsidiaries (collectively, the "Company") (a majority owned subsidiary of Softline Limited) as of March 31, 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period then ended (prior to the inclusion of the transitional disclosures in Note 8 required upon the Company's adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2001, and the results of its operations and its cash flows for each of the two years in the period then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's recurring losses from operations and negative working capital raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
July 13, 2001

SVI SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

                                                                 DECEMBER 31,        MARCH 31,      MARCH 31,
                                                                     2002               2002           2001
                                                               --------------      ------------   ------------
                                                                (unaudited)
                                                                       (in thousands, except share amounts)
ASSETS
Current assets:
     Cash and cash equivalents                                   $      659        $     1,309    $     1,208
     Accounts receivable, net of allowance for doubtful
         accounts of $449, $446 and $790, respectively                4,685              1,946          3,394
     Income tax refund receivable                                        --                 --            380
     Other receivables, including $7, $31 and $61 from
         related parties, respectively                                   213               255            253
     Inventories                                                         111               126            138
     Current portion - non-compete agreements                            917               917          1,017
     Net assets from discontinued operations                              --                --          1,441
     Prepaid expenses and other current assets                           129               150            293
                                                                 ------------      ------------   ------------
              Total current assets                                     6,714             4,703          8,124

Note receivable, net                                                      --                --          7,000
Property and equipment, net                                              426               641            976
Purchased and capitalized software, net                               15,529            17,612         20,074
Goodwill, net                                                         14,795            15,422         17,642
Non-compete agreements, net                                              897             1,585          2,597
Other assets                                                              58                42             40
                                                                 ------------      ------------   ------------
              Total assets                                        $   38,419       $    40,005    $    56,453
                                                                 ============      ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Convertible and demand loans due to stockholders             $    1,295       $       618    $     1,333
     Current portion of term loans                                     7,233               435             --
     Accounts payable                                                  2,154             1,497          2,868
     Accrued expenses                                                  4,216             3,864          4,911
     Deferred revenue                                                  2,925             3,528          1,794
     Income tax payable                                                   --                98             --
                                                                  -----------      ------------   ------------
              Total current liabilities                               17,823            10,040         10,906

Term loans refinanced in July 2002 and May 2001                           --             6,472          7,325
Convertible notes due to stockholders                                     --             1,421             --
Subordinated term loan due to stockholder                                 --                --         11,037
Other long-term liabilities                                               99               120            192
                                                                  -----------      ------------   ------------
              Total liabilities                                       17,922            18,053         29,460
                                                                  -----------      ------------   ------------

Commitments and contingencies (Note 12)

Stockholders' equity:
     Preferred stock, $.0001 par value; 5,000,000
         shares authorized; Series A Convertible Preferred
         stock, 7.2% cumulative convertible 141,100 shares
         authorized and outstanding with a stated value of
         $100 per share, dividends in arrears of $1,015,
         $254 and $0 respectively                                       14,100          14,100             --
     Committed common stock, 2,500,000 shares                            1,383              --             --
     Common stock, $.0001 par value; 100,000,000 shares
         authorized; 41,541,632, 38,993,609 and 37,836,669 shares
         issued and 30,841,632, 28,293,609 and 37,836,669 shares
         outstanding                                                         4               4              4
     Additional paid-in capital                                         55,855          54,685         57,108
     Retained (deficit) earnings                                       (41,664)        (37,772)       (23,114)
     Treasury stock, at cost; shares - 10,700,000 in 2002
         and 444,641 in 2001                                            (8,906)         (8,580)        (4,306)
     Shares receivable                                                    (275)           (485)            --
     Accumulated other comprehensive loss                                   --              --         (2,699)
                                                                    -----------    ------------   ------------
              Total stockholders' equity                                20,497          21,952         26,993
                                                                    -----------    ------------   ------------
              Total liabilities and stockholders' equity            $   38,419     $    40,005    $    56,453
                                                                    ===========    ============   ============

            The accompanying notes are an integral part of these consolidated financial statements.

                                                     F-3

SVI SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            NINE MONTHS ENDED DECEMBER 31,           YEAR ENDED MARCH 31,
                                                            ------------------------------    -----------------------------------
                                                                   2002        2001             2002         2001         2000
                                                                ---------    ---------        ---------    ---------    ---------
                                                               (unaudited)  (unaudited)
                                                                              (in thousands, except per share data)
Net sales                                                       $ 16,918     $ 21,446         $ 27,109     $ 27,713     $ 26,652
Cost of sales                                                      5,997        9,247           10,036        9,188        6,421
                                                                ---------    ---------        ---------    ---------    ---------
              Gross profit                                        10,921       12,199           17,073       18,525       20,231
                                                                ---------    ---------        ---------    ---------    ---------
Expenses:
     Application development                                       2,894        2,932            4,203        5,333        4,877
     Depreciation and amortization                                 3,122        4,991            6,723        8,616        7,250
     Selling, general and administrative                           7,365       10,388           13,144       18,037       14,817
     Impairment of capitalized software and goodwill                  --           --               --        6,519           --
     Impairment of note receivable received in
         connection with the sale of IBIS Systems Limited             --           --               --        7,647           --
                                                                ---------    ---------        ---------    ---------    ---------
              Total expenses                                      13,381       18,311           24,070       46,152       26,944
                                                                ---------    ---------        ---------    ---------    ---------

Loss from operations                                              (2,460)      (6,112)          (6,997)     (27,627)      (6,713)

Other income (expense):
     Interest income                                                   1            8               10          628        1,074
     Other income (expense)                                            8          (35)             (46)          63         (206)
     Interest expense                                               (894)      (2,795)          (3,018)      (3,043)      (1,493)
     Gain (loss) on foreign currency transaction                      23           --               (9)           2          (10)
                                                                ---------    ---------        ---------    ---------    ---------
              Total other expense                                   (862)      (2,822)          (3,063)      (2,350)        (635)
                                                                ---------    ---------        ---------    ---------    ---------

Loss before provision (benefit) for income taxes                  (3,322)      (8,934)         (10,060)     (29,977)      (7,348)

     Provision (benefit) for income taxes                            (57)          (2)              39       (4,778)      (2,414)
                                                                ---------    ---------        ---------    ---------    ---------

Loss before cumulative effect of a change in accounting
     principle                                                    (3,265)      (8,932)         (10,099)     (25,199)      (4,934)

     Cumulative effect of changing accounting principle -
       Goodwill valuation under SFAS 142                            (627)          --               --           --           --
                                                                ---------    ---------        ---------    ---------    ---------

Loss from continuing operations                                   (3,892)      (8,932)         (10,099)     (25,199)      (4,934)
Income (loss) from discontinued Australian operations,
         net of estimated income taxes expense (benefit)
         of $332, $0, ($833) and $2                                   --       (1,140)          (4,559)      (3,746)         880
                                                                ---------    ---------        ---------    ---------    ---------
Net loss                                                        $ (3,892)    $(10,072)        $(14,658)    $(28,945)    $ (4,054)
                                                                =========    =========        =========    =========    =========

Basic and diluted earnings (loss) per share:
     Loss before cumulative effect of a change in
         accounting principle                                   $  (0.11)    $  (0.23)        $  (0.28)    $  (0.72)    $  (0.15)
     Cumulative effect of a change in accounting principle-
         Goodwill valuation under SFAS 142                         (0.02)          --               --           --           --
                                                                ---------    ---------        ---------    ---------    ---------
     Loss from continuing operations                               (0.13)       (0.23)           (0.28)       (0.72)       (0.15)
     Income (loss) from discontinued operations                       --        (0.03)           (0.13)       (0.11)        0.03
                                                                ---------    ---------        ---------    ---------    ---------
         Net loss                                               $  (0.13)    $  (0.26)        $  (0.41)    $  (0.83)    $  (0.12)
                                                                =========    =========        =========    =========    =========


Basic and diluted weighted average common shares outstanding      29,257       38,092           35,698       34,761       32,459
                                                                =========    =========        =========    =========    =========

                     The accompanying notes are an integral part of these consolidated financial statements.

                                                               F-4

SVI SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                             ACCUMULATED
                                                                                                   OTHER        OTHER
                                                  ADDITIONAL                          RETAINED     COMPRE-     COMPRE-
                            PREFERRED    COMMON    PAID-IN     TREASURY     SHARES    EARNINGS     HENSIVE     HENSIVE
                              STOCK      STOCK     CAPITAL      STOCK     RECEIVABLE  (DEFICIT)     LOSS         LOSS       TOTAL
                            ---------- ---------- ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                (in thousands, except share amounts)
Balance, March 31, 1999            --  $       3  $  39,436   $    (951)  $  (2,142)   $   9,885          --   $    (961)  $  45,270

Issuance of common stock
  in connection with the
  purchase of technology
  rights and subsidiaries          --         --      3,654          --          --          --          --          --       3,654
Exercise of stock options          --         --      6,992          --          --          --          --          --       6,992
Income tax benefit on
  stock options exercised          --         --        424          --          --          --          --          --         424
Compensation expense for
  stock options granted            --         --         55          --          --          --          --          --          55
Repurchase of common stock         --         --         --      (1,213)         --          --          --          --      (1,213)
Shares receivable from
  stockholder in connection
  with the sale of
  IBIS Systems Limited             --         --         --      (2,142)      2,142          --          --          --          --
Issuance of common stock
  for services                     --         --         20          --          --          --          --          --          20
Private placement of common
  stock                            --         --      2,873          --          --          --          --          --       2,873
Comprehensive loss:

  Net loss                         --         --         --          --          --      (4,054)  $  (4,054)         --      (4,054)
  Other comprehensive loss:
    Translation adjustment         --         --         --          --          --          --        (524)       (524)       (524)
                                                                                                  ----------
      Comprehensive loss           --         --         --          --          --          --   $  (4,578)         --          --
                            ---------- ---------- ----------  ----------  ----------  ----------  ==========  ----------  ----------
Balance, March 31, 2000            --  $       3  $  53,454   $  (4,306)   $     --   $   5,831          --   $  (1,485)  $  53,497

Exercise of stock options          --         --        792          --          --          --          --          --         792
Income tax benefit on stock
  options exercised                --         --         84          --          --          --          --          --          84
Compensation expense for
  stock options                    --         --         28          --          --          --          --          --          28
Issuance of common stock
  warrants for services            --         --          6          --          --          --          --          --           6
Issuance of common stock
  (net of financing costs
  of $40,035)                      --          1      2,460          --          --          --          --          --       2,461
Issuance of common stock
  (net of $286,000 late
  registration fees)               --         --        214          --          --          --          --          --         214
Issuance of common stock
  for services                     --         --         70          --          --          --          --          --          70
Comprehensive loss:
  Net loss                         --         --         --          --          --     (28,945)  $ (28,945)         --     (28,945)
  Other comprehensive loss:
    Translation adjustment         --         --         --          --          --          --      (1,214)     (1,214)     (1,214)
                                                                                                  ----------
      Comprehensive loss           --         --         --          --          --          --   $ (30,159)         --          --
                            ---------- ---------- ----------  ----------  ----------  ----------  ==========  ----------  ----------
Balance, March 31, 2001            --  $       4  $  57,108   $  (4,306)  $      --   $ (23,114)         --   $  (2,699)  $  26,993

                                                                                                                         (Continued)
                       The accompanying notes are an integral part of these consolidated financial statements.

                                                                F-5

SVI SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CONTINUED)

                                                                                                             ACCUMULATED
                                                                                                   OTHER        OTHER
                                                  ADDITIONAL                          RETAINED     COMPRE-      COMPRE-
                            PREFERRED    COMMON    PAID-IN     TREASURY     SHARES    EARNINGS     HENSIVE     HENSIVE
                              STOCK      STOCK     CAPITAL      STOCK     RECEIVABLE  (DEFICIT)     LOSS         LOSS       TOTAL
                            ---------- ---------- ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                (in thousands, except share amounts)
Balance, March 31, 2001            --  $       4  $  57,108   $  (4,306)  $      --   $ (23,114)         --   $  (2,699)  $  26,993

Issuance of common stock
  for services and
  severance payments               --         --        441          --          --          --          --          --         441
Common stock to be returned        --         --        485          --        (485)         --          --          --          --
Compensation expense for
  warrants granted                 --         --        579          --          --          --          --          --         579
Interest charges on
  convertible notes due to
  stockholders                     --         --        438          --          --          --          --          --         438
Warrants issued for late
  effectiveness of the
  registration for common
  stock sold in a private
  placement in fiscal 2001         --         --        711          --          --          --          --          --         711
Offering costs                     --         --       (711)         --          --          --          --          --        (711)
Liquidated damages for late
  effectiveness of the
  registration statement           --         --        (60)         --          --          --          --          --         (60)
Issuance of Series A
  Preferred stock in
  exchange for common
  stock, sale of IBIS note
  receivable and settlement
  of Softline note payable     14,100         --         --      (8,580)         --          --          --          --       5,520
Retired treasury stock             --         --     (4,306)      4,306          --          --          --          --          --
Comprehensive loss:
  Net loss                         --         --         --          --          --     (14,658)  $ (14,658)         --     (14,658)
  Disposal of Australian
      operations                   --         --         --          --          --          --       2,699          --       2,699
                                                                                                  ----------
      Comprehensive loss           --         --         --          --          --          --   $ (11,959)         --          --
                            ---------- ---------- ----------  ----------  ----------  ----------  ==========  ----------  ----------
Balance, March 31, 2002        14,100          4     54,685      (8,580)       (485)    (37,772)         --          --      21,952

Issuance of common stock
  for services                     --         --        753          --          --          --          --          --         753
Common stock returned              --         --       (210)         --         210          --          --          --          --
Compensation expense for
  options granted                  --         --          8          --          --          --          --          --           8
Issuance of common stock
  to payoff a note payable         --         --        388          --          --          --          --          --         388
Debt discount on a
  a convertible note               --         --        171          --          --          --          --          --         171
Common stock issued for late
  effectiveness of the
  registration for common
  stock sold in a private
  placement in fiscal 2001         --         --         60          --          --          --          --          --          60
Convertible note payble
  In common stock                  --         --         --          --          --          --          --          --       1,383
Additional cost                    --         --         --        (326)         --          --          --          --        (326)
Comprehensive loss:
  Net loss                         --         --         --          --          --      (3,892)  $  (3,892)         --      (3,892)
                                                                                                  ----------
      Comprehensive loss           --         --         --          --          --          --   $  (3,892)         --          --
                            ---------- ---------- ----------  ----------  ----------  ----------  ==========  ----------  ----------
Balance, December 31,
  2002 (unaudited)          $  14,100  $       4  $  55,855   $  (8,906)  $    (275)  $ (41,664)         --   $      --   $  20,497
                            ========== ========== ==========  ==========  ==========  ==========              ==========  ==========

                                                                                                                         (Concluded)
                       The accompanying notes are an integral part of these consolidated financial statements.

                                                                F-6

SVI SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                 NINE MONTHS ENDED DECEMBER 31,        YEAR ENDED MARCH 31,
                                                                 ------------------------------  -----------------------------------
                                                                        2002         2001          2002         2001         2000
                                                                     ---------    ---------      ---------    ---------    ---------
                                                                     (unaudited)  (unaudited)
                                                                                   (in thousands, except share amounts)
Cash flows from operating activities:
     Net loss                                                        $ (3,892)    $(10,072)      $(14,658)    $(28,945)    $ (4,054)
     Adjustments to reconcile net loss to net cash provided
         by (used for) operating activities:
         Depreciation and amortization                                  3,122        5,289          7,069        9,540        7,942
         Cumulative effect of a change in accounting principle
            - goodwill valuation under SFAS 142                           627           --             --           --           --
         Impairment of note receivable                                     --           --             --        7,647           --
         Impairment of intangible assets associated with
            discontinued operations                                        --           --             --        8,886           --
         Loss on disposal of Australian operations                         --           --          3,171           --           --
         (Gain)/Loss on foreign currency transactions                     (23)          14             41           (9)          12
         Compensation expense for stock options and warrants                8          487            579          112           55
         Interest charges on convertible notes                            171          517            438           --           --
         Common stock issued for services rendered and severance
            payments                                                      390           --            245           --           --
         Deferred income tax provision                                     --         (135)          (149)      (4,396)      (2,614)
         Loss on sale of furniture and equipment                           --           53             64            3          177
         Changes in assets and liabilities, net of effects
            of acquisitions:
               Accounts receivable and other receivables               (2,697)         (64)         2,548        5,126       (4,586)
               Accrued interest on note receivable                         --           --             --         (555)        (840)
               Inventories                                                 15           56             61           (8)         (34)
               Prepaid expenses and other current assets                    5          216             60          157         (197)
               Accounts payable and accrued expenses                    1,014       (1,955)        (1,892)       3,506         (576)
               Accrued interest on stockholders' loans, convertible
                 notes and term loan                                      664        2,071          2,295          944           --
               Deferred revenue                                          (603)       2,792          1,642       (4,438)       5,023
               Income taxes payable                                       (98)          57             98           --       (2,576)
                                                                     ---------    ---------      ---------    ---------    ---------
                  Net cash provided by (used for) operating
                     activities                                        (1,297)        (674)         1,612       (2,430)      (2,268)
                                                                     ---------    ---------      ---------    ---------    ---------

Cash flows from investing activities:
     Acquisitions, net of cash acquired                                    --           --             --           --      (33,898)
     Purchase of furniture and equipment                                  (39)        (240)          (301)        (534)        (849)
     Proceeds from sale of furniture and equipment                         --            7             13           --           83
     Purchase of software and capitalized software development costs      (93)          --           (409)      (2,471)      (1,831)
                                                                     ---------    ---------      ---------    ---------    ---------
                  Net cash used for investing activities                 (132)        (233)          (697)      (3,005)     (36,495)
                                                                     ---------    ---------      ---------    ---------    ---------

Cash flows from financing activities:
     Proceeds from issuance of common stock                                --           16             --        3,754        9,615
     Increase (decrease) in amounts due to stockholders, net             (287)        (475)          (844)       9,855        1,982
     Proceeds from committed stock and lines of credit                  1,383        1,260             --        1,555        2,281
     Proceeds from convertible notes due to stockholders                   --           --          1,260           --           --
     Proceeds from term loans                                              --           --             --           --       18,500
     Payments on term loans                                              (336)        (559)        (1,243)     (13,231)      (1,458)
     Proceeds from short-term loan from related party                     120           --             --           --           --
     Payments on short-term loan from related party                      (120)          --             --           --           --
                                                                     ---------    ---------      ---------    ---------    ---------
                  Net cash provided by (used for) financing
                     activities                                           760          242           (827)       1,933       30,920
                                                                     ---------    ---------      ---------    ---------    ---------

Effect of exchange rate changes on cash                                    19           15            (46)         (69)        (325)
                                                                     ---------    ---------      ---------    ---------    ---------

Net increase (decrease) in cash and cash equivalents                     (650)        (650)            42       (3,571)      (8,168)
Cash and cash equivalents, beginning of year                            1,309        1,267          1,267        4,838       13,006
                                                                     ---------    ---------      ---------    ---------    ---------
Cash and cash equivalents, end of year                               $    659     $    617       $  1,309     $  1,267     $  4,838
                                                                     =========    =========      =========    =========    =========

                                                             (Continued)

                       The accompanying notes are an integral part of these consolidated financial statements.

                                                                 F-7

SVI SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                 NINE MONTHS ENDED DECEMBER 31,        YEAR ENDED MARCH 31,
                                                                 ------------------------------ ------------------------------------
                                                                        2002          2001         2002         2001         2000
                                                                     ----------    ----------   ----------   ----------   ----------
                                                                     (unaudited)   (unaudited)
                                                                                    (in thousands, except share amounts)
Supplemental disclosure of non-cash information:
     Interest paid                                                   $     408     $     788    $   1,194    $   1,990    $   1,417
     Income taxes paid                                                      --            --           --    $     665    $   2,163

Supplemental disclosure of non-cash investing and
   financing activities:
     Issued 38,380 shares of common stock for services to be
       provided                                                             --            --    $      31           --           --
     644,715 shares of common stock to be returned for services canceled after shares were issued, of which 262,500
       shares were received                                          $    (210)           --    $     485           --           --
     Issued 1,010,000 shares of common stock to repay in full
       a stockholder's loan                                          $     388            --           --           --           --
     Issued 100,000 shares of common stock for services in
       Connection with an equity financing in December 2000          $      45            --           --           --           --
     Issuance of 141,000 shares of Series A Preferred Stock and transfer of note receivable received from the sale of IBIS
       Systems Limited in exchange for 10,700,000 shares
       of common stock and settlement of Softline note payable              --            --    $   5,520           --           --
     Issued 46,774 shares of common stock in connection
       with the acquisition of Triple-S                                     --            --           --           --    $     213
     Issued 1,223,580, 1,193,837, 68,208 and 54,845 shares of
       common stock for bonuses, interest and services
       rendered in prior periods                                     $     657     $     955    $     165    $      70           --
     Issued 140,000 shares of common stock for penalty for
       late effectiveness of the registration statement              $      60            --           --           --           --
     Issued 500,000 shares of common stock for $214,000 in cash and $286,000 in accrued costs related to penalty for
       late effectiveness of the registration statement                     --            --           --    $     286           --
     Issued 5,000 warrants in connection with an equity financing           --            --           --    $       8           --
     Received 178,500 treasury shares as settlement for a
       receivable                                                           --            --           --           --    $  (2,142)
     Issued 220,000 shares of common stock in connection
       with prior acquisitions                                              --            --           --           --    $   2,402
     Received 78,241 shares from Softline for Triple-S                      --            --           --           --    $    (665)
     Issued 93,023 shares of common stock in connection
       with acquisition of MarketPlace Systems Corporation                  --            --           --           --    $   1,000

                                                                                              (Concluded)

                       The accompanying notes are an integral part of these consolidated financial statements.

                                                                 F-8

                      SVI SOLUTIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BUSINESS CONDITIONS - SVI Solutions, Inc. (the "Company") is a holding company which, through its subsidiaries, is an independent provider of multi-channel application software technology and associated services for the retail industry. The Company also develops and distributes PC courseware and skills assessment products for both desktop and retail applications.

         MANAGEMENT'S PLAN TO CONTINUE AS A GOING CONCERN - The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. As shown in the accompanying consolidated financial statements, the Company has incurred net losses from operations of $14.7 million, $28.9 million and $4.1 million for the years ended March 31, 2002, 2001 and 2000, respectively, and $3.8 million (unaudited) and $10.1 million (unaudited) for the nine months ended December 31, 2002 and 2001, respectively.

         The loss for the nine months ended December 31, 2002 included $0.6 million (unaudited) loss from cumulative effect of changing accounting principle and non-cash charges of $3.1 million (unaudited) in depreciation and amortization. The loss for the nine months ended December 31, 2001 included $1.1 million (unaudited) loss from the discontinued Australian operations and non-cash charges of $5.0 million (unaudited) in depreciation and amortization. With net sales decreased by 21% (unaudited), costs of sales and selling, general and administrative expenses decreased by 35% (unaudited) and 29% (unaudited), respectively, as compared to the nine month period ended December 31, 2001.

         The loss for the year ended March 31, 2002 included a $4.6 million loss from the discontinued Australian operations and non-cash charges of $6.7 million in depreciation and amortization. While net sales decreased slightly by 2%, the selling, general and administrative expense decreased by 25%.

         The loss for the year ended March 31, 2001 included a non-cash impairment of charges totaling $14.2 million for goodwill and capitalized software write-downs related to its discontinued Australian subsidiary and its note receivable in connection with a prior sale of a foreign subsidiary. In addition, the Company recorded a $3.7 million loss from the discontinued Australian operations, non-cash charges of $8.6 million in depreciation and amortization, which related primarily to its intangible assets, and $900,000 for severance and related personnel reductions in the fourth quarter of the year ended March 31, 2001. Overall, the Company's general and administrative expense increased 22% during fiscal 2001.

         In addition, the Company's balance sheet reflects negative working capital of $5.3 million and $2.8 million as of March 31, 2002 and 2001, respectively, and $11.1 million (unaudited) at December 31, 2002. At March 31, 2002, the Company has a substantial amount of debt, including $6.9 million due to Union Bank of California and $2.0 million due to stockholders. At December 31, 2002, the Company's debt includes $7.2 million (unaudited) due to Union Bank of California and $1.3 million (unaudited) due to stockholders. The Company experienced significant strains on its cash resources during the years ended March 31, 2002 and 2001 and the nine months ended December 31, 2002 and 2001 and had difficulty meeting its current obligations, including principal and interest payments on indebtedness and lease payments due on its two facilities in the US.

         The Company experienced a reduction in sales of its high margin application software licenses in its U.S. and U.K. operations. The Company believes its difficulties initially arose from insufficient staffing of its sales force. Although the Company significantly increased the staffing of the sales force in the first quarter of fiscal 2002, the economic slowdown and the terrorist attacks of September 11, 2001, and the ongoing hostilities in the world, increased the challenges faced by the sales force. In addition, the Company's financial condition may have interfered with its ability to sell new application software licenses. The Company was dependent on one customer for 42% of its net sales in fiscal 2002 and 31% (unaudited) of its net sales in the nine months ended December 31, 2002. The Company needs to generate additional sales and revenue and to control expenditures to return to profitability and to achieve positive cash flow.

         In October 2001, the Company completed an analysis of its operations and concluded that it was necessary to restructure the composition of management and personnel. The CEO, CFO and general manager of the Company's retail operations elected to leave to pursue other interests. The Company appointed the Chairman as the Chief Executive Officer. The Company reduced its staff by a total of 20%, and restructured and refocused the sales force toward opportunities available in the current economic climate.

         As of April 1, 2002, the Company has refocused the company into three strategic business units lead by experienced managers. The units are Island Pacific, SVI Store Solutions and SVI Training Products, Inc.

         The management team developed and presented to the Board of Directors in June 2002, an operating plan for the current fiscal year that, if achieved, will return the Company to positive cash flow from operations. This improvement is based on a restructuring of the Company's debt with Union Bank of California ("Union Bank"), on an aggressive sales campaign for its applications and related services and on rigorous management of its costs and expenses.

         In May and July 2002, the Company extended its term loan facility with Union Bank (see Note 10). In March 2003, the Company satisfied this debt in full.

         In May 2002, the Company also entered into an agreement with its major customer, Toys "R" Us ("Toys"), to issue a $1.3 million non-interest bearing convertible note, a warrant to purchase up to 2.5 million shares of the Company's common stock at the exercise price of $0.553 per share and to provide development and professional services to Toys through February 2004. In July 2002, the Company extended its notes payable to certain stockholders which were in default (see Note 11).

         In the third and fourth quarter of fiscal 2003, the Company appointed a new Chief Executive Officer and Chief Operating Officer. The Company increases its product offerings through strategic partnerships with other solution providers and major consulting organizations.

         In March, April and May of 2003, the Company issued a total of $4.2 million in 9% convertible debentures to unrelated investors to settle its term loan and provide working capital.

         Management is now actively seeking additional financing to provide needed working capital for operations. Management believes additional financings, if completed, would provide the cash required for operations during the current fiscal year, thus enabling the Company the opportunity to increase sales of its applications and services. However, there can be no assurance that the Company will be successful in obtaining new financing, increasing sales or producing incremental profits and cash flow.

         PRINCIPLES OF CONSOLIDATION AND FINANCIAL STATEMENT PRESENTATION - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, SVI Retail, Inc. and SVI Training Products, Inc., based in US and SVI Retail (Pty) Limited based in Australia. Effective February 2002, the Australian subsidiary ceased operation (see Note 3). All material intercompany balances and transactions have been eliminated in consolidation.

         The accompanying unaudited condensed financial statements for the nine months ended December 31, 2002 and 2001 have been prepared in accordance with generally accepted accounting principles applicable to interim financial statements. Accordingly, they do not include all of the information and notes required for complete financial statements. In the opinion of management, all adjustments necessary to present fairly the financial position, results of operations and cash flows at December 31, 2002 and 2001.

         RECLASSIFICATIONS - Certain amounts in the fiscal years ended March 31, 2001 and 2000 have been reclassified to conform to the presentation for the fiscal year ended March 31, 2002. Certain amounts in the nine months ended December 31, 2001 have been reclassified to conform to the presentation for the nine months ended December 31, 2002. Such reclassifications did not have any effect on losses reported in prior periods.

         ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

         CASH AND CASH EQUIVALENTS - Cash and cash equivalents include cash and highly liquid investments with original maturities of not more than three months.

         FAIR VALUE OF FINANCIAL INSTRUMENTS - The fair value of short-term financial instruments, including cash and cash equivalents, trade accounts receivable, other receivables, prepaid expenses, other assets, accounts payable, accrued expenses, lines of credit and demands due to stockholders approximate their carrying amounts in the financial statements due to the short maturity of and/or the variable nature of interest rates associated with such instruments.

         The fair value of the long-term note receivable is discussed in Note 5.

         The amounts shown for term loans and convertible notes due to stockholders approximate fair value because current interest rates offered to the Company for debt of similar maturity are substantially the same or the difference is immaterial.

         INVENTORIES - Inventories consist of finished goods and are stated at the lower of cost or market, on a first-in, first-out basis.

         PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, generally ranging from 4 to 10 years.

         Leasehold improvements are amortized using the straight-line method, over the shorter of the life of the improvement or lease term. Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized.

         GOODWILL - Goodwill, the excess of cost over the fair value of net assets acquired. Beginning April 1, 2002, the Company adopted Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") and ceased amortization of goodwill recorded in business combinations prior to June 30, 2001 (see Note 8). The Company reviews goodwill for impairment at least annually or on an interim basis if an event occurs or circumstances change that could indicate that its value has diminished or been impaired. Goodwill was amortized on a straight-line basis through March 31, 2002 over useful lives not exceeding 10 years. As described in Note 8 to the consolidated financial statements, effective April 1, 1999, the Company revised its estimate of the useful live of goodwill from 20 years to 10 years.

         PURCHASED AND CAPITALIZED SOFTWARE COSTS - Pursuant to the provisions of Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," the Company capitalizes internally developed software and software purchased from third parties if the related software product under development has reached technological feasibility or if there are alternative future uses for the purchased software. These costs are amortized on a product-by-product basis typically over three to ten years using the greater of the ratio that current gross revenue for a product bears to the total of current and anticipated future gross revenue for that product or the straight-line method over the remaining estimated economic life of the product. At each balance sheet date, the Company evaluates on a product-by-product basis the unamortized capitalized cost of computer software compared to the net realizable value of that product. The amount by which the unamortized capitalized costs of a computer software product exceed its net realizable value is written off (see Note 7).

         NON-COMPETE AGREEMENTS - Non-compete agreements represent agreements to retain key employees of acquired subsidiaries for a certain period of time and prohibit those employees from competing with the Company within a stated period of time after terminating employment with the Company. The amounts incurred are capitalized and amortized over the life of the agreements, generally ranging from two to six years.

         IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF
         - The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets (see Notes 4, 7, 8 and 9). Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

         REVENUE RECOGNITION - The Company recognizes revenues in accordance with the provisions of the American Institute of Certified Public Accountants Statement of Position 97-2, "Software Revenue Recognition." The Company licenses its software products under nonexclusive, nontransferable license agreements. For software arrangements that require significant production, modification or customization, the entire arrangement is accounted for in conformity with Accounting Research Bulletin No. 45, "Long-term Construction-Type Contracts", using the relevant guidance Statement of Position 81-1, "Accounting for Performance of Construction-Type Contracts and Certain Production-Type Contracts". For those arrangements that do not require significant production, modification or customization, revenue is recognized when a license agreement has been signed, delivery of the software product has occurred, the related fee is fixed or determinable and collectibility is probable. The Company also licenses non-software training products under nonexclusive, nontransferable licenses. Revenue related to such license agreements is recognized ratably over the license agreement, or at such time that no further obligation to the customer exists. Professional services are billed on an hourly basis and revenue is recognized as the work is performed.

         In December 1999, SEC Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements" was issued. SAB 101 provides the SEC staff's views in applying generally accepted accounting principles to selected revenue recognition issues, including software revenue recognition. There was no impact on the financial statements as a result of the adoption of SAB 101. Therefore, no adjustment was recorded.

         REIMBURSABLE OUT-OF-POCKET EXPENSES - The Company adopted Financial Accounting Standards Board Emerging Issues Task Force Issue No. 01-14("EITF 01-14"), "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred". EITF 01-14 establishes that reimbursements received for out-of-pocket expenses should be reported in both net sales and cost of sales in the consolidated statement of operations. Through March 31, 2002, the Company classified reimbursed out-of-pocket expenses as a reduction in cost of consulting services. The adoption of EITF 01-14 increased reported net sales and cost of sales; however, it did not affect the net income or loss in any past or future periods. Reimbursed expenses of $537,000 (unaudited) have been classified in both net sales and cost of sales for the nine months ended December 31, 2002, and we have reclassified reimbursed expenses of $968,000 (unaudited), $1.1 million, $1.9 million and $400,000 to net sales and cost of sales in the consolidated statements of operations for the nine months ended December 31, 2001 and the years ended March 31, 2002, 2001 and 2000, respectively.

         NET INCOME (LOSS) PER SHARE - As required by Statement of Financial Accounting Standards No. 128, "Earnings per Share," the Company has presented basic and diluted earnings per share amounts. Basic earnings per share is calculated based on the weighted-average number of shares outstanding during the year, while diluted earnings per share also gives effect to all potential dilutive common shares outstanding during the year such as stock options, warrants and contingently issuable shares.

         INCOME TAXES - The Company utilizes Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

         TRANSLATION OF FOREIGN CURRENCY - The financial position and results of operations of the Company's foreign subsidiaries are measured using local currency as the functional currency. Revenues and expenses of such subsidiaries have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange at the balance sheet date. Transaction gains and losses are deferred as a separate component of stockholders' equity, unless there is a sale or complete liquidation of the underlying foreign investments. Aggregate foreign currency transaction gains and losses are included in determining net earnings.

         ADVERTISING AND PROMOTIONAL EXPENSES - Advertising and promotional expenses are charged to expense as incurred and amounted to $38,000, $198,000 and $497,000 for the years ended March 31, 2002, 2001 and
         2000, respectively.

         COMPREHENSIVE INCOME - The Company utilizes Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities and are included as a component of stockholders' equity.

         STOCK-BASED COMPENSATION - As permitted under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", the Company accounts for costs of stock based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and accordingly, discloses the pro forma effect on net income (loss) and related per share amounts using the fair-value method defined in SFAS No. 123.

         In April 2000, the FASB issued FASB Interpretation (FIN) No. 44, "Accounting for Certain Transactions Involving Stock Compensation and Interpretation of APB No. 25," which is effective July 1, 2000 except for certain conclusions which cover specific events after either December 15, 1998 or January 12, 2000. FIN No. 44 clarifies the application of APB No. 25 related to modifications of stock options, changes in grantee status, and options issued on a business combination, among other things. The adoption of FIN No. 44 did not have a significant impact on the consolidated financial position or results of operations.

         CONCENTRATIONS - The Company maintains cash balances and short-term investments at several financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. As of March 31, 2002 and December 31, 2002, the uninsured portion of these balances held at financial institutions aggregated to approximately $973,000 and $148,000 (unaudited), respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

         For the fiscal years ended March 31, 2002, 2001 and 2000, net sales to one customer accounted for 42%, 29% and 15%, respectively, of total consolidated net sales. For the nine months ended December 31, 2002 and 2001, net sales to one customer accounted for 31% (unaudited) and 47% (unaudited), respectively, of total consolidated net sales. As of March 31, 2002 and 2001, the Company's trade receivables from this customer accounted for 40% and 26%, respectively, of total consolidated receivables. As of December 31, 2002 and 2001, the Company's trade receivables from this customer accounted for 15% (unaudited) and 21% (unaudited), respectively. As of March 31, 2002, deferred revenues from this customer accounted for 48% of total consolidated deferred revenue. As of December 31, 2001, deferred revenues from this customer accounted for 21% (unaudited) of total consolidated deferred revenue.

         RECENT ACCOUNTING PRONOUNCEMENTS - In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations." SFAS 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The adoption of SFAS 141 did not have a significant impact on the Company's financial statements.

         In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," which is effective for fiscal years beginning after December 15, 2001. SFAS 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives but requires that these assets be reviewed for impairment at least annually or on an interim basis if an event occurs or circumstances change that could indicate that their value has diminished or been impaired. Other intangible assets will continue to be amortized over their estimated useful lives. The Company evaluates the remaining useful lives of these intangibles on an annual basis to determine whether events or circumstances warrant a revision to the remaining period of amortization. Pursuant to SFAS 142, amortization of goodwill and assembled workforce intangible assets recorded in business combinations prior to June 30, 2001 ceased effective March 31, 2002. Goodwill resulting from business combinations completed after June 30, 2001 will not be amortized. The Company recorded amortization expense of approximately $2.2 million on goodwill during the fiscal year ended March 31, 2002. The Company currently estimates that application of the non-amortization provisions of SFAS 142 will reduce amortization expense and increase net income by approximately $2.2 million in fiscal 2003.

         In the first quarter of 2003, the Company completed the transitional analysis of goodwill impairment required by the adoption of SFAS 142 in fiscal 2003, and recorded in the first quarter of fiscal 2003 an impairment of $627,000 as a cumulative effect of a change in accounting principles.

         In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143 ("SFAS 143"), "Accounting for Asset Retirement Obligations." This statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of long-lived assets, except for certain obligations of lessees. The adoption of SFAS No. 143 did not have a material impact on the Company's consolidated financial statements.

         In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 supercedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 144 applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion 30, "Reporting the Results of Operations - Reporting the Effects of

         Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 144 develops one accounting model for long-lived assets that are to be disposed of by sale. SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value cost to sell. Additionally SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that
         (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS 144 is effective for fiscal years beginning after December 15, 2001. The accounting prescribed in SFAS 144 was applied in connection with the disposal of the Australian operations.

         In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145 ("SFAS 145"), "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 updates, clarifies, and simplifies existing accounting pronouncements. This statement rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB No. 30 will now be used to classify those gains and losses. SFAS No. 64 amended SFAS No. 4 and is no longer necessary as SFAS No. 4 has been rescinded. SFAS No. 44 has been rescinded as it is no longer necessary. SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions to be accounted for in the same manner as sale-lease transactions. This statement also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. The Company does not expect adoption of SFAS No. 145 to have material impact, if any, on its financial position or results or operations.

         In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146 ("SFAS 146"), "Accounting for Costs Associated with Exit or Disposal Activities". SFAS 146 replaces current accounting literature and requires the recognition of costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. The provisions of the SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not expect adoption of SFAS No. 146 to have a significant effect on its results of operations or financial condition.

         In October 2002, the FASB issued Statement of Financial Accounting Standards No. 147 ("SFAS 147"), "Acquisition of certain Financial Institutions". SFAS 147 removes the requirement in SFAS 72 and Interpretation 9 thereto, to recognize and amortize any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset. This statement requires that those transactions be accounted for in accordance with SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". In addition, this statement amends SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets, to include certain financial institution related intangibles. This statement is not likely to have any impact on the Company's financial statements.

         In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148 ("SFAS 148"), "Accounting for Stock-Based Compensation-Transition and Disclosure". This Statement amends SFAS 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. SFAS 148 is not expected to have a material impact on the Company's financial statements.

2.       ACQUISITIONS

         MARKETPLACE SYSTEM CORPORATION - Effective March 16, 2000, Island Pacific acquired certain assets and liabilities of Marketplace System Corporation ("Marketplace"), a privately-held software development and consulting firm headquartered in Austin, Texas. The purchase price for the acquisition was $750,000 in cash and 93,023 shares of the Company's common stock with the fair value of $1 million at the date of acquisition. The acquisition has been accounted for as a purchase.

         The fair value of assets acquired and liabilities assumed were as follows (in thousands):

              Assets acquired, including goodwill                 $       1,621
              Liabilities assumed                                             -
              Common stock issued                                        (1,000)
              Liability for purchase consideration                         (500)
                                                                  --------------
                  Net cash paid for acquisition                   $         121
                                                                  ==============

3.       DISCONTINUED OPERATIONS

         The Company's Australian subsidiary maintained an AUS$1,000,000 (approximately US$510,000) line of credit facility with National Australia Bank Limited. The facility was secured by substantially all of the assets of the Australian subsidiary, and the Company has guaranteed all amounts owing on the facility. The facility became due in February of each year, but had renewed annually. In April 2001, the Company received a formal demand under the guarantee for the full AUS$971,000 (approximately US$495,000) then alleged by the bank to be due under the facility. Due to the declining performance of the Australian subsidiary, management decided in the third quarter of fiscal 2002 to sell certain assets of the Australian subsidiary to the former management of such subsidiary, and then cease Australian operations. Such sale was however subject to the approval of National Australia Bank, the subsidiary's secured lender. The bank did not approve the sale and the subsidiary ceased operations in February 2002. The bank caused a receiver to be appointed in February 2002 to sell substantially all of the assets of the Australian subsidiary and pursue collections on any outstanding receivables. The receiver proceeded to sell substantially all of the assets for $300,000 in May 2002 to the entity affiliated with former management, and is actively pursuing the collection of receivables. If the sale proceeds plus collections on receivables are insufficient to discharge the indebtedness to National Australia Bank, the Company may be called upon to pay the deficiency under its guarantee to the bank. The Company has accrued $187,000 as the maximum amount of our potential exposure. The receiver has also claimed that the Company is obligated to it for inter-company balances of $636,000, but the Company does not believe any amounts are owed to the receiver, who has not as of the date of this report acknowledged the monthly corporate overhead recovery fees and other amounts charged by us to the Australian subsidiary offsetting the amount claimed to be due.

         The disposal of the Australian subsidiary resulted in a loss of $3.2 million. The operating results of the Australian subsidiary are shown as discontinued operations with the prior period results restated. The operating results reflected in loss from discontinued operations are summarized as follows (in thousands):

                                                                           Year ended March 31,
                                                                   2002             2001            2000
                                                                   ----             ----            ----
                  Net sales                                      $  2,363        $  4,959        $  9,462
                  Income (loss) before taxes                     $ (1,056)       $ (4,580)       $    882
                  Provision (benefit) for income taxes                332            (833)              2
                  Net income (loss)                              $ (1,388)       $ (3,746)       $    880

                  Net income (loss) per share of common stock    $  (0.04)       $  (0.11)       $   0.03

         Net assets from discontinued operations at March 31, 2001 consisted of the following (in thousands):

                 Net assets available for sale                   $  1,595
                 Current assets                                     1,102
                 Line of credit                                      (485)
                 Current liabilities                                 (771)
                                                                 ---------
                                                                 $  1,441
                                                                 =========

4.       ASSET IMPAIRMENT CHARGES

         In the fiscal year ended March 31, 2001, the Company evaluated the recoverability of the long-lived assets in accordance with the evaluation of its long-lived assets as described in Note 1. In determining the amount of impairment, the Company compared the net book value of the long-lived assets associated with the Australian operations, primarily consisting of recorded goodwill and software intangibles, to their estimated fair values. Fair values were estimated based on anticipated future cash flows of the Company's operations consistent with the assets' remaining useful lives. The anticipated future cash flows were then discounted at 13%, which approximates the Company's interest rate on its amended and restated loan agreement in fiscal year ended March 31, 2001. Accordingly, the Company recorded impairment of goodwill of $2.3 million and capitalized software of $6.6 million in the fiscal year ended March 31, 2001.

         The Company also recorded an impairment charge to its note receivable in the fiscal year ended March 31, 2001 (See Note 5.).

         Subsequent to March 31, 2002, the Company completed the transitional analysis of intangible asset impairment required by the adoption of Statement of Financial Accounting Standards No. 142 as of April 1, 2002, and the Company recorded in the first quarter of fiscal 2003 impairment of $627,000 to goodwill as a cumulative effect of a change in accounting principles.

5.       NOTE RECEIVABLE

         In connection with the sale of its United Kingdom subsidiary, IBIS Systems Limited ("IBIS") to Kielduff Investments Limited ("Kielduff") in the fourth quarter of fiscal 1999, the Company recorded a note receivable (the "Note") of $13.6 million. The Note bore interest at 2% over the base prime rate for United States dollar deposits quoted by the Hong Kong Shanghai British Columbia Bank plc, and principal and interest were originally due October 1, 1999. In September 1999, the Note was extended to February 15, 2000 to allow Kielduff sufficient time to complete a combination of several companies under a common name, Integrity Software, Inc. ("Integrity"), and register this newly formed entity for trading on a United States exchange. The Note was further extended to November 15, 2000 to accommodate the registration and underwriting process related to Integrity. In September 2000, the Company discontinued accruing interest on the Note. The Note was secured by approximately 11% of the outstanding shares of Integrity. The Company also had the right to convert all sums due from Kielduff into shares of Integrity at its option. The Company did not exercise its option to convert any amount of the Note into shares of Integrity. Kielduff did not pay the Note on the November 15, 2000 due date. Given the Company's lack of ability to enforce collection on the due date, the Company classified the Note as long term. The Company engaged Business Valuation Services, Inc. ("BVS") to perform an analysis of the fair value of the Note's underlying collateral at each quarter during fiscal year 2001. After consideration of the BVS reports and other relevant data, the Company concluded that the fair value of the collateral underlying the Note was impaired. Thus, during the fiscal year ended March 31, 2001, the Company recorded an impairment of $7.6 million. The carrying value of the Note at March 31, 2001 was $7.0 million.

         Effective January 1, 2002, the Company transferred the Note to Softline Limited ("Softline"), a major stockholder, in connection with an integrated series of transactions with Softline (see Notes 10 and 13). The transactions with Softline were as follows:

                  1. The Company transferred to Softline the note received in connection with the sale of IBIS.
                  2. The Company issued to Softline 141,000 shares of newly-designated Series A Convertible Preferred Stock ("Series A Preferred").
                  3. In consideration of the above, Softline released the Company from its obligations related to the note and financing costs payable due to Softline. Softline also surrendered 10,700,000 shares of the Company's common stock held by Softline.

         No gain or loss was recognized in connection with the disposition of the Note or the other components of the transactions.

6.       PROPERTY AND EQUIPMENT

         Property and equipment consisted of the
         following (in thousands):

                                                                 NINE MONTHS ENDED             YEAR ENDED
                                                                    DECEMBER 31,                MARCH 31,
                                                               ----------------------     ----------------------
                                                                 2002         2001          2002         2001
                                                               ---------    ---------     ---------    ---------
                                                              (unaudited)  (unaudited)
              Computer equipment and purchased software        $  2,342     $  2,411       $  2,299     $  2,451
              Furniture and fixtures                                475          484            473          492
              Leasehold improvements                                407          399            400          338
                                                               ---------    ---------      ---------    ---------
                                                                  3,224        3,294          3,172        3,281
              Less accumulated depreciation and amortization      2,798        2,437          2,531        2,305
                                                               ---------    ---------      ---------    ---------
                  Total                                        $    426     $    857       $    641     $    976
                                                               =========    =========      =========    =========

         Depreciation and amortization expense from continuing operations for the fiscal years ended March 31, 2002, 2001 and 2000 was $520,000, $698,000 and $414,000, respectively. Depreciation and amortization from continuing operations for the nine months ended December 31, 2002 and 2001 was $258,000 (unaudited) and $288,000 (unaudited), respectively. Depreciation and amortization expense from discontinued operations for the fiscal years ended March 31, 2002, 2001 and 2000 was $46,000, $173,000 and $241,000, respectively. Depreciation and amortization expense from discontinued operations for the nine months ended December 31, 2001 was $48,000 (unaudited).

7.       CAPITALIZED SOFTWARE

         Capitalized software consisted of the
         following (in thousands):

                                               NINE MONTHS ENDED DECEMBER 31,      YEAR ENDED MARCH 31,
                                                    2002          2001              2002          2001
                                                 ----------    ----------        ----------    ----------
                                                 (unaudited)   (unaudited)
              Software                           $  28,221     $  27,720         $  28,128     $  27,873
              Less accumulated amortization         12,692         9,799            10,516         7,799
                                                 ----------    ----------        ----------    ----------
              Total                              $  15,529     $  17,921         $  17,612     $  20,074
                                                 ==========    ==========        ==========    ==========

         Amortization expense from continuing operations for the fiscal years ended March 31, 2002, 2001 and 2000 was $2.9 million, $3.4 million and $2.8 million, respectively. Amortization expense from continuing operations for the nine months ended December 31, 2002 and 2001 was $2.2 million (unaudited). Amortization expense from discontinued operations for the fiscal years ended March 31, 2002, 2001 and 2001 was $300,000, $751,000 and $451,000, respectively. Amortization expense from discontinued operations for the nine months ended December 31, 2001 was $253,000 (unaudited). The Company recorded an impairment of $6.6 million to the capitalized software associated with its discontinued Australian subsidiary in fiscal 2001 (see Note 4).

8.       GOODWILL

         Effective April 1, 1999, in evaluating the economic benefit and useful lives of goodwill obtained in connection with the Company's acquisition of Divergent Technologies Pty. Ltd., Chapman Computers Pty. Ltd., Applied Retail Solutions, Inc. and Island Pacific Systems Corporation, management determined that the period of amortization should be revised from twenty years to ten years. Accordingly, the unamortized cost of such assets at April 1, 1999 have been allocated to the reduced number of remaining periods in the revised useful life.

         The Company adopted SFAS 142 effective April 1, 2002 and ceased amortization of goodwill it recorded in business combinations prior to June 30, 2001. SFAS 142 prohibits the amortization of goodwill and certain other intangible assets with indefinite useful lives but requires that these assets be reviewed for impairment at least annually or on an interim basis if an event occurs or circumstances change that could indicate that their value has diminished or been impaired. Other intangible assets continue to be amortized over their useful lives.

         Pursuant to SFAS 142, the Company completed the transitional analysis of goodwill impairment as of April 1, 2002 and recorded an impairment of $627,000 as a cumulative effect of a change in accounting principle in the quarter ended June 30, 2002. The Company also evaluated the remaining useful lives of its intangible assets in the quarter June 30, 2002 and no adjustments have been made to the useful of its intangible assets. The Company is currently performing the annual test for impairment as of March 31, 2003.

         Goodwill consisted of the following (in thousands):

                                                 Nine Months Ended December 31,    Year Ended March 31,
                                                       2002          2001           2002          2001
                                                    ----------    ----------     ----------    ----------
                                                    (unaudited)   (unaudited)
                  Cost                              $  21,288     $  21,914      $  21,915     $  21,914
                  Less accumulated amortization         6,493         5,933          6,493         4,272
                                                    ----------    ----------     ----------    ----------
                  Total                             $  14,795     $  15,981      $  15,422     $  17,642
                                                    ==========    ==========     ==========    ==========

         The amortization expense for twelve months ended March 31, 2002, 2001 and 2000 was $2.2 million, $2.6 million, and $2.4 million, respectively. The amortization expense for the nine months ended December 31, 2001 was $1.7 million (unaudited). The Company recorded an impairment to the goodwill associated with its discontinued Australian subsidiary of approximately $2.3 million at March 31, 2001 (see Note
         4).

         The following table reconciles net loss and loss per share as reported for the nine months ended December 31, 2001 and the years ended March 31, 2002, 2001 and 2000 to net loss and loss per share as adjusted to exclude amortization expense, net of taxes, related to goodwill that are no longer being amortized.

                                                          Nine Months Ended
                                                             December 31,              Year Ended March 31,
                                                          2002        2001         2002         2001         2000
                                                       ---------    ---------    ---------    ---------    ---------
                                                      (unaudited)  (unaudited)
                                                                               (in thousands)
          Reported net loss                            $ (3,892)    $(10,072)    $(14,658)    $(28,945)    $ (4,054)
          Add back:  Goodwill amortization                   --        1,661        2,220        2,618        2,440
                                                       ---------    ---------    ---------    ---------    ---------
                  Adjusted net loss                    $ (3,892)    $ (8,411)    $(12,438)    $(26,327)    $ (1,614)
                                                       =========    =========    =========    =========    =========

                  Basic and diluted loss per share:
                     Reported net loss                 $  (0.13)    $  (0.26)    $  (0.41)    $  (0.83)    $  (0.12)
                     Goodwill amortization                   --         0.04         0.06         0.08         0.08
                                                       ---------    ---------    ---------    ---------    ---------
                     Adjusted net loss                 $  (0.13)    $  (0.22)    $  (0.35)    $  (0.76)    $  (0.05)
                                                       =========    =========    =========    =========    =========

                  Basic and diluted shares used
                     to compute                          29,257       38,092       35,698       34,761       32,459

9.       NON-COMPETE AGREEMENTS

         Non-compete agreements are as follows (in thousands):

                                        Nine Months Ended December 31,   Year Ended March 31,
                                                2002       2001            2002        2001
                                             ---------   ---------      ---------   ---------
                                            (unaudited) (unaudited)
            Cost                             $  6,986    $  6,986       $  6,986    $  6,986
            Less accumulated amortization       5,172       4,255          4,484       3,372
                                             ---------   ---------      ---------   ---------
            Total                            $  1,814    $  2,731       $  2,502    $  3,614

            Current portion                       917         917            917       1,017
                                             ---------   ---------      ---------   ---------
            Long-term portion                $    897    $  1,814       $  1,585    $  2,597
                                             =========   =========      =========   =========

         The amortization expense for the twelve months ended March 31, 2002, 2001 and 2000 was $1.1 million , $1.6 million and $1.5 million, respectively. The amortization expense for the nine months ended December 31, 2002 and 2001 was $688,000 (unaudited) and $883,000
         (unaudited), respectively.

10.      TERM LOANS

         TERM LOANS DUE TO BANK

         The Company's term loans consist of the
         following (in thousands):


                                                            NINE MONTHS ENDED               YEAR ENDED
                                                               DECEMBER 31,                  MARCH 31,
                                                             2002         2001           2002          2001
                                                          ----------   ----------     ----------    ----------
                                                          (unaudited)  (unaudited)
              Term loans payable to bank                  $   7,233    $   7,421     $    6,907     $   7,325
              Less term loans payable to bank classified
                  as long-term as discussed below                --           --          6,472         7,325
                                                          ----------   ----------     ----------    ----------
              Current portion of term loans               $   7,233    $   7,421      $     435     $       -
                                                          ==========   ==========     ==========    ==========

         In June 1999, the Company obtained two term loans from Union Bank of California, N.A. (the "Bank") in the aggregate amount of $18.5 million as partial funding for the acquisition of Island Pacific Systems Corporation. During the first quarter of fiscal 2001, the Company agreed to consolidate the approximately $14.75 million balance of the two loans into a single term loan, and to extend the maturity date of the renegotiated loan to August 1, 2000. The Company also agreed to reduce the outstanding principal amount by $10 million. During the second quarter of fiscal 2001, Softline loaned the Company $10 million for the purpose of making this $10 million principal reduction. The Company then refinanced the $4.75 million balance due on the term loan. Under the terms of this arrangement, the Company was required beginning August 1, 2000 to pay interest on the outstanding balance at the rate of 5% over the Bank's prime rate, increasing to 6.25% over the Bank's prime rate after December 31, 2000. The Company was also required to pay $200,000 per month toward reduction of principal, and to pay as further reduction of principal one half of amounts received from a $1.75 million contract receivable, any amounts received from sale of shares of Integrity Software, Inc. which secure a related note receivable (see Note 4), and any amounts received from the issuance of debt or equity securities other than stock option exercises. The Company's $3 million revolving line of credit with the Bank also became subject to the terms of this agreement. The entire amount of indebtedness was due April 1, 2001.

         During the third quarter of fiscal 2001, the Bank agreed to waive the required $200,000 monthly principal payments and to allow the Company to pay a reduced monthly interest rate of 2% over prime, with the balance of the contractual interest accruing and payable upon maturity. The Bank also agreed to permit the Company to apply up to $2.5 million in private placement proceeds (see Note 12) and the full $100,000 paid on the contract receivable during the third quarter of the fiscal year toward working capital instead of reduction of principal. The Company also agreed to terminate the revolving line of credit arrangement, which as of December 31, 2000, was fully drawn, and to a restriction on payments toward subordinated loan obligations until the Bank obligations are discharged. The restriction did not apply to the repayment of amounts due to a subsidiary of Softline (see Note 17).

         The entire amount owed to the Bank is secured by the Company's assets, 10,700,000 shares of the Company's common stock and stock of its U.S. retail and training products subsidiaries. The loan is subject to certain financial covenants and contains limitations on acquisitions, investments and other borrowings.

         Effective June 28, 2001, the term loan was amended and restated. Under the restated term loan agreement, the Bank extended the maturity date to May 1, 2002. The restated agreement also provided for the Company, at its option, to receive a further extension of six months (i.e., until November 1, 2002), subject to certain conditions. Interest on the term loan accrues and is payable monthly at a rate per annum equal to the Bank's reference rate plus five percentage points. The restated agreement includes affirmative covenants regarding the Company maintaining and obtaining certain financial ratios. The Company was required to make monthly principal payments of $50,000 starting October 1, 2001.

         On March 18, 2001, the loan agreement was amended to release certain collateral from the pledge to the Bank, and to instead pledge to the Bank 10,700,000 shares of the Company's common stock surrendered by Softline in the related recapitalization transactions with Softline described in Notes 5, 10 and 13. The release collateral consisted of shares of capital stock of our Australian subsidiary, and the IBIS note and related shares of Integrity Software.

         On May 21, 2002, the Bank further amended the loan agreement to extend the maturity date to May 1, 2003 and to revise other terms and conditions. We agreed to pay to the Bank $100,000 as a loan extension fee, payable in four monthly installments of $25,000 each commencing on June 30, 2002. If we fail to pay any installment when due, the loan extension fee increases to $200,000, and the monthly payments increase accordingly. We also agreed to pay all overdue interest and principal by June 30, 2002, and to pay monthly installments of $24,000 commencing on June 30, 2002 and ending April 30, 2003 for the Bank's legal fees.

         The Company was not able to make the payments required in June 2002. The Company was also out of compliance with certain financial covenants as of June 28, 2002. Effective July 15, 2002, the Bank further amended the restated term loan agreement, and waived the then existing defaults. Under this third amendment to the restated agreement, the Bank agreed to waive the application of the additional 2% interest rate for late payments of principal and interest, and to waive the additional $100,000 refinance fee required by the second amendment. The Bank also agreed to convert $361,000 in accrued and unpaid interest and fees to term loan principal, and the Company executed a new term note in total principal amount of $7.2 million. The Company is required to make a principal payment of $35,000 on October 15, 2002, principal payments of $50,000 on each of November 15, 2002 and December 15, 2002, and consecutive monthly principal payments of $100,000 each on the 15th day of each month thereafter through August 15, 2003. The entire amount of principal and accrued interest is due August 31, 2003. The Bank also agreed to eliminate certain financial covenants and to ease others, and the Company is in compliance with the revised covenants.

         On January 2, 2003, the Company issued a warrant to an affiliate of the bank to purchase up to 1.5 million shares of the Company's common stock for $0.01 per share. The warrant was exercisable for shares equal to 1% of the Company's outstanding common stock on January 2, 2003, and would become exercisable for shares equal to an additional 0.5% of the outstanding common stock on the first day each month thereafter, until it was exercisable for the full 4.99% of the outstanding common stock. The warrant would not become exercisable to the extent that the Company had discharged in full its bank indebtedness prior to a various vesting date. As all of the shares became exercisable, it would result in a finance charge of $909,000.

         In March 2003, the Company entered into a Discounted Loan Payoff Agreement with the bank. Under this agreement, the Company paid the bank $2.8 million from the sale of debentures to certain investors. The Company also issued to the bank 1 million shares of its common stock and a $500,000 one-year unsecured, non-interest bearing convertible note payable in either cash or stock, at the Company's option. The cash payment, shares and convertible note were accepted by the bank in full satisfaction of the company's debt to the bank. The bank also canceled the warrant to purchase 1.5 million shares of the Company's common stock and returned all collateral held, including 10.7 million shares of the Company's common stock pledged as security. In March 2003, the Board decided that the $500,000 convertible note will be converted solely for equity and will not be repaid in cash.

         SUBORDINATED TERM LOAN DUE TO STOCKHOLDER

         During the second quarter of fiscal 2001, Softline loaned the Company $10 million for the purpose of making a $10 million principal reduction on the Bank term loan. This loan was unsecured and was subordinated to the term loan. The loan bore interest at 14% per annum, payable monthly, and had a stated due date of August 1, 2001. The Company did not pay monthly interest and had accrued $1.0 million interest as of March 31, 2001. There were no financial covenants or restrictions related to the Softline loan. Effective June 30, 2001, the terms of the loan with Softline were amended. Included in the amendment was an extension of the maturity date to November 1, 2002.

         The Company agreed to reimburse Softline for costs associated with this loan in the amount of $326,000, which was fully accrued for as of March 31, 2001. These costs were to be amortized over the initial 13 month life of the loan.

         Effective January 1, 2002, the Company entered into an integrated series of transactions with Softline where Softline agreed to release the Company's obligations relating to this loan, including the $326,000 refinancing costs. As a result, the Company recorded a reduction of refinancing cost equal to the $224,000 previously amortized. For further discussion of the transactions with Softline, see Notes 5 and 13.

         During the fiscal year ended March 31, 2001, the Company borrowed $0.6 million from a subsidiary of Softline on a short-term basis (see Note
         16).

         Interest expense included interestdue to Softline and its subsidiary for the fiscal years ended March 31, 2002, 2001 and 2000 of $1.3 million, $1.0 million and $0, respectively, and for the nine months ended December 31, 2002 and 2001 of $0 (unaudited) and $1.3 million (unaudited), respectively. Interest expense for the fiscal years ended March 31, 2002, 2001 and 2000 also included interest due to other stockholders in the amount of $56,000, $130,000 and $31,000, respectively, and for the nine months ended December 31, 2002 and 2001 of $23,000 (unaudited) and $48,000 (unaudited), respectively.

11.      CONVERTIBLE NOTES

         CONVERTIBLE NOTES DUE TO STOCKHOLDERS

         In May and June 2001, the Company entered into Subscription Agreements with a limited number of accredited investors related to existing stockholders for gross proceeds of $1.3 million. Each unit consisted of a convertible promissory note and warrants to purchase 250 shares of the Company's common stock for each $1,000 borrowed by the Company. The holders of the notes had the option to convert the unpaid principal and interest at any time at a conversion price of $1.35. The notes matured on August 30, 2001 and earned interest at 12% per annum to be paid at maturity. The notes were not paid or converted at March 31, 2002.

         The interest rate increased to 17% per annum on August 30, 2001 as a result of the non-payment on the maturity date. As of March 31, 2002, the balance of these convertible notes is $1.4 million, including $171,000 in accrued interest.

         In accordance with generally accepted accounting principles, the difference between the conversion price of $1.35 and the Company's stock price on the date of issuance of the notes is considered to be interest expense. It is recognized in the statement of operations during the period from the issuance of the debt to the time at which the debt first becomes convertible. The Company recognized interest expense of $191,000 in the accompanying statement of operations for the fiscal year ended March 31, 2002.

         Each warrant entitled the holder to purchase one share of the Company's common stock at an exercise price of $1.50. The warrants were to expire three years from the date of issuance. The Company allocates the proceeds received from debt or convertible debt with detachable warrants using the relative fair value of the individual elements at the time of issuance. The amount allocated to the warrants was determined to be $247,000 and is included in interest expense in the accompanying statement of operations for the year ended March 31, 2002. Interest expense for the fiscal year ended March 31, 2002 was $609,000.

         In July 2002, the Company agreed to amend the terms of the notes and warrants issued to these investors. The investors agreed to replace the existing notes with new notes having a maturity date of September 30, 2003. The interest rate on the new notes was reduced to 8% per annum, increasing to 13% in the event of a default in payment of principal or interest. The Company is required to pay accrued interest on the new notes calculated from July 19, 2002, in quarterly installments beginning September 30, 2002. The investors agreed to reduce accrued interest and late charges on the original notes by up to $16,000, and to accept the reduced amount in 527,286 shares of the Company's common stock valued at $0.41 per share which was the average closing price of the shares on the American Stock Exchange for the 10 trading days prior to July 19, 2002. The new notes are convertible at the option of the holders into shares of the Company's common stock valued at $0.60 per share. The Company does not have the right to prepay the notes. In December 2002, the investors agreed to extend the payments of accrued interest to September 30, 2003.

         The Company also agreed that the warrants previously issued to the investors to purchase an aggregate of 3,033,085 shares of common stock at exercise prices ranging from $0.85 to $1.50, and expiring on various dates between December 2002 and June 2004, would be replaced by new warrants to purchase an aggregate of 1,600,000 shares at $0.60 per share, expiring July 19, 2007.

         The Company also agreed to file a registration statement with the Securities and Exchange Commission for the resale of all shares held by or obtainable by these investors. In the event such registration statement is not declared effective by the SEC by June 30, 2003, the Company will be obligated to issue five-year penalty warrants for the purchase of 5% of the total number of registrable securities at an exercise price of $0.60 per share. For the first and second 30 day periods after June 30, 2003 in which the registration statement is not effective, the Company will be obligated to issue additional warrants for the purchase of 5% of the total number of registrable securities at an exercise price of $0.60 per share. For each 30 day period thereafter in which the registration statement is not effective, the Company will be obligated to issue additional warrants for the purchase of 2.5% of total number of registrable securities at an exercise price of $0.60 per share. No further penalty warrants will accrue from the original registration obligation to these investors (see Note 13).

12.      COMMITTED COMMON STOCK

         In May 2002, Toys "R" Us, Inc. ("Toys") agreed to invest $1.3 million for the purchase of a non-recourse convertible note and a warrant to purchase 2,500,000 shares of common stock. In connection with this transaction, Toys signed a two-year software development and services agreement (the "Development Agreement") that expires in February 2004. The purchase price is payable in installments through September 27, 2002. The note is non-interest bearing, and the face amount is payable in shares of common stock valued at $0.553 per share. The note is due May 29, 2009, or if earlier than that date, three years after the completion of the development project contemplated in the Development Agreement. The Company does not have the right to prepay the convertible note before the due date, but upon the due date, the Company may at its option pay the principal amount in cash rather than shares of common stock to the extent Toys did not earlier convert the note to shares of common stock. The face amount of the note is 16% of the $1.3 million purchase price as of May 29, 2002, and increases by 4% of the $1.3 million purchase price on the last day of each succeeding month, until February 28, 2004, when the face amount is the full $1.3 million purchase price. The face amount will cease to increase if Toys terminates the Development Agreement for a reason other than the Company's breach. The face amount will be zero if the Company terminates the Development Agreement due to an uncured breach by Toys of the Development Agreement. As of December 31, 2002, the Company had received proceeds of $1.3 million.

         The warrant entitles Toys to purchase up to 2,500,000 of shares of our common stock at $0.553 per share. The warrant is initially vested as to 400,000 shares as of May 29, 2002, and vests at the rate of 100,000 shares per month until February 28, 2004. The warrant will cease to vest if Toys terminates the Development Agreement for a reason other than the Company's breach. The warrant will become entirely non-exercisable if the Company terminates the Development Agreement due to an uncured breach by Toys of the Development Agreement. Toys may elect a "cashless exercise" where a portion of the warrant is surrendered to pay the exercise price. As of December 31, 2002, 1.1 million shares of the warrant are exercisable/

         The note conversion price and the warrant exercise price are each subject to a 10% reduction in the event of an uncured breach by the Company of certain covenants to Toys. These covenants do not include financial covenants. Conversion of the note and exercise of the warrant each require 75 days advance notice. The Company also granted Toys certain registration rights for the shares of common stock into which the note is convertible and the warrant is exercisable.

         In November 2002, the Board decided that this note will be converted solely for equity and will not be repaid in cash. The note has therefore been classified as equity at December 31, 2002.

         In accordance with generally accepted accounting principles, the difference between the conversion price of the note of $0.553 and the Company's stock price on the date of issuance of the notes was considered to be interest expense. For the nine months ended December 31, 2002, the Company has recorded a charge of $151,000 (unaudited) representing a proportion of the total debt discount.

         The Company has also allocated the proceeds received from debt or convertible debt with detachable warrants using the relative fair value of the individual elements at the time of issuance. For the nine months ended December 31, 2002, the Company recognized $20,000 (unaudited) as interest expense. The remaining value of the detachable warrants of $574,000 (unaudited) has been recorded as an offering cost and as such, there is no effect on the Company's statement of operations.

13.      COMMITMENTS AND CONTINGENCIES

         OPERATING LEASES - The Company leases office space and various automobiles under non-cancelable operating leases that expire at various dates through the year 2006. Certain leases contain renewal options. Future annual minimum lease payments for non-cancelable operating leases at March 31, 2002 are summarized as follows (in thousands):

              YEAR ENDING MARCH 31:
              2003                                            $         753
              2004                                                      724
              2005                                                      704
              2006                                                      192
              2007                                                        7
                                                              --------------
                                                              $       2,380
                                                              ==============

         Rent expense was $1.2 million, $1.5 million and $1.3 million for the fiscal years ended March 31, 2002, 2001 and 2000, respectively. Rent expense for the nine months ended December 31, 2002 and 2001 was $663,000 (unaudited) and $812,000 (unaudited), respectively.

         EMPLOYEE BENEFIT PLAN - Effective January 1, 1999, the Company adopted a defined contribution plan under Section 401(k) of the Internal Revenue Code covering all eligible employees employed in the United States ("401(k) Plan"). Eligible participants may contribute up to $10,000 or 20% of their total compensation, whichever is lower. The Company matched 50% of the employee's contributions, up to 3% of the employee's total compensation, and may make discretionary contributions to the plan. Participants will be immediately vested in their personal contributions and over a six year graded schedule for amounts contributed by the Company. Effective, July 1, 2000, the Company amended the 401(k) Plan to for the following items: (a) Company matching contribution equal to 50% of the employee's contributions, up to 6% of the employee's total compensation and (b) eligible participants may defer up to $10,500 or 18% of their total compensation, whichever is lower. Effective January 1, 2002, the Company ceased matching contributions. The Company made matching contributions to the 401(k) Plan of approximately $125,000, $359,000 and $192,000 in the fiscal years ended March 31, 2002, 2001 and 2000, respectively.

         LITIGATION -In April of 2002, the Company's former CEO, Thomas Dorosewicz, filed a demand with the California Labor Commissioner for $256,250 in severance benefits allegedly due under a disputed employment agreement, plus attorney's fees and costs. On June 18, 2002, the Company filed an action against Mr. Dorosewicz and an entity affiliated with him in San Diego Superior Court, Case No. GIC790833, alleging fraud and other causes of action relating to transactions Mr. Dorosewicz caused the Company to enter into with his affiliates and related parties without proper board approval. The Company expects one or more cross-claims from Mr. Dorosewicz in that action. The Company does not believe it has any obligation to pay the severance benefits alleged by Mr. Dorosewicz to be due, and it intends to vigorously pursue its causes of action against Mr. Dorosewicz. On July 31, 2002, Mr. Dorosewicz filed cross-complaints in that action alleging breach of statutory duty, breach of contract, fraud and other causes of action related to his employment with the Company and other transactions he entered into with the Company. These matters are still pending and the parties have agreed to resolve all claims in binding arbitrations.

         Due to the declining performance of our Australian subsidiary, we decided in the third quarter of fiscal 2002 to sell certain assets of our Australian subsidiary to the former management of such subsidiary, and then cease Australian operations. Such sale was, however, subject to the approval of National Australia Bank, the subsidiary's secured lender. The bank did not approve the sale and the subsidiary ceased operations in February 2002. The bank caused a receiver to be appointed in February 2002 to sell substantially all of the assets of the Australian subsidiary and pursue collections on any outstanding receivables. The receiver proceeded to sell substantially all of the assets for $300,000 in May 2002 to an entity affiliated with former management, and is actively pursuing the collection of receivables. If the sale proceeds plus collections on receivables are insufficient to discharge the indebtedness to National Australia Bank, we may be called upon to pay the deficiency under our guarantee to the bank. We have accrued $187,000 as our potential exposure. The receiver has also claimed that we are obligated to it for inter-company balances of $636,000, but we do not believe any amounts are owed to the receiver, who has not as of the date of this report acknowledged the monthly corporate overhead recovery fees and other amounts charged by us to the Australian subsidiary offsetting the amount claimed to be due.

         On May 15, 2002, an employee who is currently out on disability/worker's compensation leave, Debora Hintz, filed a claim with the California Labor Commissioner seeking $41,000 in alleged unpaid commissions. In or about December of 2002, Ms. Hintz filed a discrimination claim against the Company with the Department of Fair Employment and Housing, alleging harassment and sexual orientation discrimination. The Company has responded appropriately to both the wage claim and the discrimination allegations, which the Company believes lack merit based on present information.

         On August 30, 2002, Cord Camera Centers, Inc., an Ohio corporation ("Cord Camera"), filed a lawsuit against one of our subsidiaries, SVI Retail, Inc. as the successor to Island Pacific Systems Corporation, in the United States District Court for the Southern District of Ohio, Eastern Division, Case No. C2 02 859. The lawsuit claims damages in excess of $1.5 million, plus punitive damages of $250,000, against SVI Retail for alleged fraud, negligent misrepresentation, breach of express warranties and breach of contract. These claims pertain to the following agreements between Cord Camera and Island Pacific: (i) a License Agreement, dated December 1999, as amended, for the use of certain software products, (ii) a Services Agreement for consulting, training and product support for the software products and (iii) a POS Software Support Agreement for the maintenance and support services for a certain software product. At this time, we cannot predict the merits of this case because it is in its preliminary state and discovery has not yet commence. However, SVI Retail intends to defend vigorously the action and possibly file one or more counter-claims.

         In mid-2002, the Company is the subject of an adverse judgment entered against it in favor of Randall's Family Golf Centers, ("Randall") in the approximate sum of $61,000. The judgment was entered as a default judgment, and is based on allegations that the Company received a preferential transfer of funds within 90 days of the filing by Randall of a chapter 11 case in the United States Bankruptcy Court for the Southern District of New York. We believe we have viable defenses to the allegations if the default is set aside. We are determining whether the matter can be settled without the necessity of litigation to set aside the default, but we are unable to ascertain the likely outcome of this matter at this time.

         On December 16, 2002, Chapter 11 Debtors Natural Wonders, Inc. and World of Science, Inc. (collectively "Debtors") filed an adversary proceeding against our subsidiary SVI Retail, Inc. seeking to avoid and recover preferential transfers. The Debtors sought recovery of approximately $84,000, which it had previously paid to SVI Retail for goods and services rendered. On March 12, 2003, the Debtors and SVI Retail settled the adversary proceeding for $18,000.

         On November 22, 2002, UDC Homes, Inc and UDC Corporation now known as Shea Homes, Inc. served Sabica Ventures, Inc. ("Sabica") and Island Pacific, an operating division of SVI Solutions, Inc. ("Island Pacific") with a cross-complaint for indemnity on behalf of an entity identified in the summons as Pacific Cabinets. Sabica and Island Pacific filed a notice of motion and motion to quash service of summons on the grounds that neither Sabica nor Island Pacific has ever done business as Pacific Cabinets and has no other known relation to the construction project that is the subject of the cross-complaint and underlying complaint. The hearing on Sabica and Island Pacific's motion to quash is scheduled for May 22, 2003.

         Except as set forth above, we are not involved in any material legal proceedings, other than ordinary routine litigation proceedings incidental to our business, none of which are expected to have a material adverse effect on our financial position or results of operations. However, litigation is subject to inherent uncertainties, and an adverse result in existing or other matters may arise from time to time which may harm our business.

14.      PREFERRED STOCK, COMMON STOCK, TREASURY STOCK, STOCK OPTIONS AND
         WARRANTS

         PRIVATE PLACEMENTS - In March 2000, the Company received $2.9 million from the sale of common stock to an investor. The Company agreed to register the shares with the Securities and Exchange Commission ("SEC"). The shares carried a "repricing right" which entitled the investor to receive additional shares upon the occurrence of certain events. In October 2000, the Company issued 375,043 shares in satisfaction of the repricing right.

         In October 2000, the SEC declared effective the registration statement. The Company became obligated to pay to the investor liquidated damages for late effectiveness of the registration statement in the amount of $286,000. The investor agreed in March 2001 to accept 286,000 shares of common stock in satisfaction of the liquidated damages and agreed to purchase an additional 214,000 shares of common stock for $214,000. In connection with this agreement, the Company issued the investor a two-year warrant to purchase up to 107,000 shares of common stock at $1.50 per share. The Company may call the warrants for $0.001 per share upon the occurrence of certain events. The investor will have thirty days after the call to exercise the warrant, after which time the warrant will expire.

         The Company agreed to register all of the shares sold in March 2001, and those that it may sell under the warrant, with the SEC. The Company became obligated to pay to the investor liquidated damages in the amount of $60,000. Subsequent to March 31, 2002, the investor agreed to accept 140,000 shares of common stock in satisfaction of the liquidated damages.

         In December 2000, the Company received $1.5 million from the sale of common stock and warrants to a limited number of accredited investors. As part of the same transaction, the investors purchased in January 2001 an additional $0.5 million of common stock and warrants, and two of the investors purchased in February 2001 an additional $0.5 million of common stock and warrants on the same terms and conditions. The Company issued a total of 2,941,176 shares of common stock and 1,470,590 warrants to purchase common stock at an exercise price of $1.50 as a result of the aforementioned transaction. The Company agreed to register the common shares purchased and the common shares issuable upon the exercise of warrants with the Securities and Exchange Commission. The Company filed a registration statement in January 2001 to register these shares, but it did not become effective. As of March 31, 2002, the Company has not registered these shares and has issued 1,029,410 penalty warrants with a strike price of $0.85 per share, with fair value of $711,000, as required under an agreement with the investors. The Company was obligated to issue to each investor a warrant for an additional 2.5% of the number of shares purchased by that investor in the private placement for each continuing 30-day period during which a registration statement is not effective. Subsequent to March 31, 2002, the Company and the investors agreed to revise the terms of the foregoing warrants, and to cease accruing penalty warrants (see Note 11).

         PREFERRED STOCK - The Series A Preferred has a stated value of $100 per share and is redeemed at the option of the Company any time prior to the maturity date of December 31, 2006 for 107% of the stated value and accrued and unpaid dividends. The shares are entitled to cumulative dividends of 7.2% per annum, payable semi-annually. At March 31, 2002, dividends in arrears amount to $254,000 or $1.80 per share. The holders may convert each share of Series A Preferred at any time into the number of shares of the Company's common stock determined by dividing the stated value plus all accrued and unpaid dividends, by a conversion price initially equal to $0.80. The conversion price will increase at an annual rate of 3.5% calculated on a semi-annual basis. The Series A Preferred is entitled upon liquidation to an amount equal to its stated value plus accrued and unpaid dividends in preference to any distributions to common stockholders. The Series A Preferred has no voting rights prior to conversion into common stock, except with respect to proposed impairments of the Series A Preferred rights and preferences, or as provided by law. The Company has the right of first refusal to purchase all but not less than all of any shares of Series A Preferred or shares of common stock received on conversion which the holder may propose to sell to a third party, upon the same price and terms as the proposed sale to a third party.

         COMMON STOCK - During fiscal year ended March 31, 2002, the Company issued the following:

         o An aggregate of 573,845 shares of common stock for services rendered and severance payments totaling $490,000.

         o        38,380 shares of common stock for investor relations services.
                  The $31,000 value of these shares was recorded subsequent to year end when the services were performed.

         o 644,715 shares of common stock totaling $485,000 which are to be returned as a result of early termination of investor relations service contracts. The value of these shares is recorded as a share receivable component of stockholders' equity.

         During the nine months ended December 31, 2002 (unaudited), the Company issued the following:

         o an aggregate of 283,332 shares of common stock to consultants for services rendered in the quarter ended June 30, 2002 and prior periods.

         o 140,000 shares of common stock in satisfaction of the liquidated damages relating to late registration of the shares sold to AMRO International, S.A. in March 2001.

         o In conjunction with the recapitalization transactions with Softline Limited, the Company issued in May 2002 an aggregate of 141,000 shares of newly-designated Series A Preferred Stock at a deemed purchase price of $100 per share in exchange for 10,700,000 its common shares held by Softline and the discharge of a $12.3 million note payable to Softline. The Company also transferred to Softline its note received in connection with the sale of IBIS Systems Limited. The transactions had an effective date of January 1, 2002 (see
                  Note 5).

         The Series A Preferred Stock has a stated value of $100 per share and is redeemable at our option any time prior to the maturity date of December 31, 2006 for 107% of the stated value and accrued and unpaid dividends. The shares are entitled to cumulative dividends of 7.2% per annum, payable semi-annually when, as and if declared by the board of directors in priority and preference to dividends declared on the Company's common shares. Softline may convert each share of Series A Preferred Stock at any time into the number of common shares determined by dividing the stated value plus all accrued and unpaid dividends, by a conversion price initially equal to $0.80. The conversion price increases at an annual rate of 3.5% calculated on a semi-annual basis. The Series A Preferred Stock is entitled upon liquidation to an amount equal to its stated value plus accrued and unpaid dividends in preference to any distributions to the Company's common stockholders. The Series A Preferred Stock has no voting rights prior to conversion into common stock, except with respect to proposed impairments of the Series A Preferred rights and preferences, or as provided by law. The Company has the right of first refusal to purchase all but not less than all of any shares of Series A Preferred Stock or common shares received on conversion which Softline may propose to sell to a third party, upon the same price and terms as the proposed sale to a third party. The Company also granted Softline certain registration rights for the common shares into which the Series A Preferred Stock is convertible, including the right to demand registration on Form S-3 if such form is available to the Company and Softline proposes to sell at least $5 million of registrable common shares, and the right to include shares obtainable upon conversion of the Series A Preferred Stock in other registration statements the Company proposes to file.

         o an aggregate of 527,286 shares of common stock to stockholders as payment of accrued interest on the convertible notes due to stockholders.

         o 5,000 shares of common stock for consulting fee incurred in the quarter ended September 30, 2002.

         o an aggregate of 595,200 shares of common stock to Softline Limited, our majority stockholder, as payments for $390,000 past due loan refinancing fees and payables.

         o 1,010,000 shares of common stock to a stockholder as repayment of a loan with the outstanding balance of $388,000. This loan was acquired in connection with the acquisition of Island Pacific.

         o 100,000 shares of common stock to an employee as bonus payment of $25,000 earned in the fiscal year 2003.

         o 60,000 shares of common stock to its attorney as payment for $30,000 legal services provided in prior periods.

         o 50,000 shares of common stock as payment for $8,000 consulting fee incurred in quarter ended December 31, 2002.

         TREASURY STOCK - In November 1998, the Board of Directors authorized the Company to purchase up to 1,000,000 shares of the Company's common stock. As of March 31, 2001 and 2000, the Company had repurchased 444,641 shares of its common stock at a cost of $4.3 million. The purchased shares were canceled as of March 31, 2002.

         The Company received 10,700,000 shares of the Company's common stock valued at $8.6 million from Softline in connection with the transactions between the Company and Softline described in Notes 5, 10 and 13. These shares are pledged to the Bank as collateral for the term loans (see Note 10).

         STOCK OPTION PLAN - The Company adopted an incentive stock option plan during fiscal year 1990 (the "1989 Plan"). Options under this plan may be granted to employees and officers of the Company. There were initially 1,000,000 shares of common stock reserved for issuance under this plan. Effective April 1, 1998, the board of directors approved an amendment to the 1989 Plan increasing the number of shares of common stock authorized under the 1989 Plan to 1,500,000. The exercise price of the options is determined by the board of directors, but the exercise price may not be less than the fair market value of the common stock on the date of grant. Options vest immediately and expire between three to ten years from the date of grant. The 1989 Plan terminated in October 1999.

         On October 5, 1998, the board of directors and stockholders approved a new plan entitled the 1998 Incentive Stock Plan (the "1998 Plan"). The 1998 Plan authorizes 3,500,000 shares to be issued pursuant to incentive stock options, non-statutory options, stock bonuses, stock appreciation rights or stock purchases agreements. The options may be granted at a price not less than the fair market value of the common stock at the date of grant. The options generally become exercisable over periods ranging from zero to five years, commencing at the date of grant, and expire in one to ten years from the date of grant. The 1998 Plan terminates in October 2008. On August 18, 2000, the Board approved certain amendments to the 1998 Plan. On November 16, 2000, certain of the amendments were approved by the shareholders. These amendments: (a) increased number of shares authorized in the Plan from 3,500,000 to 4,000,000, (b) authorized an "automatic" annual increase in the number of shares reserved for issuance by an amount equal to the lesser of 2% of total number of shares outstanding on the last day of the fiscal year, 600,000 shares, or an amount approved by the Board of Directors, and (c) to limit the number of stock awards of any one participant under the 1998 Plan to 500,000 shares in any calendar year.

         The following summarizes the Company's stock option transactions under the stock option plans:

                                                                      WEIGHTED
                                                                       AVERAGE
                                                                      EXERCISE
                                                                      PRICE PER
                                                          OPTIONS       SHARE
                                                        -----------  -----------

                  Options outstanding, April 1, 1999     1,369,285   $   4.05
                      Exercised                           (190,075)  $   3.63
                      Granted                              730,150   $   7.87
                      Expired/canceled                    (119,100)  $   7.28
                                                        -----------

                  Options outstanding, March 31, 2000    1,790,260   $   5.44
                      Exercised                           (131,300)  $   6.24
                      Granted                            2,891,929   $   1.35
                      Expired/canceled                    (589,855)  $   4.88
                                                        -----------

                  Options outstanding, March 31, 2001    3,961,034   $   2.55
                      Granted                            2,117,300   $   0.89
                      Expired/canceled                  (1,592,445)  $   1.84
                                                        -----------

                  Options outstanding March 31, 2002     4,485,889   $   2.05
                                                        ===========

                  Exercisable, March 31, 2000            1,169,160   $   4.37
                                                        ===========

                  Exercisable, March 31, 2001              922,885   $   4.01
                                                        ===========

                  Exercisable, March 31, 2002            2,030,673   $   2.63
                                                        ===========

         In addition to options issued pursuant to the stock option plans described above, the Company issued additional options outside the plans to employees, consultants, and third parties. The following summarizes the Company's other stock option transactions:

                                                                      WEIGHTED
                                                                       AVERAGE
                                                                      EXERCISE
                                                                      PRICE PER
                                                          OPTIONS       SHARE
                                                        -----------  -----------
                  Options outstanding, April 1, 1999     5,388,700   $   1.95
                      Exercised                         (3,247,188)  $   1.92
                      Granted                               15,000   $   9.50
                                                        -----------

                  Options outstanding, March 31, 2000    2,156,512   $   2.02
                      Exercised                           (289,700)  $   1.82
                      Granted                              300,000   $   0.95
                      Expired/Canceled                    (800,000)  $   1.25
                                                        -----------

                  Options outstanding, March 31, 2001    1,366,812   $   2.28
                      Expired/Canceled                    (320,000)  $   1.08
                                                        -----------
                  Options outstanding, March 31, 2002    1,046,812   $   2.61
                                                        ===========

                  Exercisable, March 31, 2000            2,156,512   $   2.02
                                                        ===========

                  Exercisable, March 31, 2001            1,166,812   $   2.51
                                                        ===========

                  Exercisable, March 31, 2002            1,046,812   $   2.61
                                                        ===========

         During the fiscal years ended March 31, 2001 and 2000, the Company recognized compensation expense of $28,000 and $55,000, respectively, for stock options granted to non-employees for services provided to the Company.

         The following table summarizes information as of March 31, 2002 concerning currently outstanding and exercisable options:

                                            Options Outstanding                             Options Exercisable
                              --------------------------------------------------       -----------------------------
                                                  Weighted
                                                  Average              Weighted                             Weighted
                                                  Remaining            Average                              Average
             Range Of            Number           Contractual          Exercise           Number            Exercise
          Exercise Prices     Outstanding            Life               Price           Exercisable          Price
         ----------------     ------------       -------------       -----------        ------------        --------
                                                   (years)
         $0.50 -   1.75         4,020,664            8.28            $     1.15          1,720,728        $      1.13
         $1.76 -   4.00           631,812            5.32            $     2.45            631,812        $      2.45
         $4.01 -   7.00           464,575            4.06            $     5.36            444,575        $      5.32
         $7.01 -  11.75           415,650            4.25            $     7.83            280,370        $      7.87
                              --------------------------------------------------        ------------------------------

                                5,532,701            7.28            $     2.16          3,077,485        $      2.62
                              ==================================================        ==============================

         The Company has adopted the disclosure-only provision of SFAS No. 123. The following pro forma information presents net income and basic and diluted earnings per share as if compensation expense had been recognized for stock options granted in the fiscal years ended March 31, 2002, 2001 and 2000, as determined under the fair value method prescribed by SFAS No. 123 (in thousands, except per share amounts):

                                                           YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                            MARCH 31,       MARCH 31,       MARCH 31,
                                                              2002            2001            2000
                                                          ------------    ------------    ------------
              Net loss:
                  As reported                             $   (14,658)    $   (28,945)    $    (4,054)
                  Pro forma                               $   (15,963)    $   (29,408)    $    (5,305)
              Basic and diluted loss per share:
                  As reported                             $     (0.41)    $     (0.83)    $     (0.12)
                  Pro forma                               $     (0.45)    $     (0.85)    $     (0.16)

              Weighted average assumptions:
                  Dividend yield                                 None            None            None
                  Volatility                                      77%            140%             49%
                  Risk free interest rate                        3.9%            5.8%            5.8%
                  Expected life of options                   4 years        10 years       1-4 years

         For options granted during the year ended March 31, 2002 where the exercise price was greater than the stock price at the date of grant, the weighted-average fair value of such options was $0.46, and the weighted-average exercise price of such options was $0.89. For options granted during the year ended March 31, 2002 where the exercise price was equal to the stock price at the date of grant, the weighted average fair value of such options was $0.53, and the weighted-average exercise price of such options was $0.89. No options granted during the year ended March 31, 2002 where the exercise price was less than the stock price at the date of grant.

         WARRANTS - At March 31, 2002 and 2001, the Company had outstanding warrants to purchase 4,040,168 and 1,614,925 shares of common stock, respectively, at exercise prices ranging from $0.79 to $7.00 per share. The lives of the warrants range from two to five years from the grant date. During the fiscal year ended March 31, 2002, the Company recognized compensation expense of $579,000 for warrants granted to non-employees for services provided to the Company. Subsequent to March 31, 2002, the Company agreed to replace warrants to purchase an aggregate of 3,033,085 shares of common stock at exercise prices ranging from $0.85 to $1.50, and expiring on various dates between December 2002 and June 2004, with new warrants to purchase an aggregate of 1,600,000 shares of common stock at $0.60 per share, expiring July 17, 2007 (see Note 11).

15.      INCOME TAXES

         The provision (benefit) for income taxes consisted of the following components (in thousands):

                                                            YEAR ENDED          YEAR ENDED          YEAR ENDED
                                                             MARCH 31,           MARCH 31,           MARCH 31,
                                                               2002                2001                2000
                                                          ---------------    ----------------    ---------------
              Current:
                  Federal                                 $           39     $        (1,261)    $          681
                  State                                                -                  45                103
                  Foreign                                              -                                  1,048
                                                          ---------------    ----------------    ---------------
              Total                                                   39              (1,216)             1,832
                                                          ---------------    ----------------    ---------------

              Deferred:
                  Federal                                              -              (3,523)            (3,325)
                  State                                                -                (774)               261
                  Foreign                                              -                 (99)            (1,180)
                                                          ---------------    ----------------    ---------------
              Total                                                   39              (4,396)            (4,244)
                                                          ---------------    ----------------    ---------------

              Provision (benefit) for income taxes        $           39     $        (5,612)    $       (2,412)
                                                          ===============    ================    ===============

         Significant components of the Company's deferred tax assets and liabilities at March 31, 2002 and 2001 are as follows (in thousands):

                                                                                       MARCH 31,
                                                                           --------------------------------
                                                                                 2002             2001
                                                                           --------------    --------------
              Current deferred tax assets/(liabilities):
                  State taxes                                              $           -     $           1
                  Accrued expenses                                                 1,107               728
                  Related party interest                                             852               511
                  Prepaid services                                                   284                 -
                  Warrants for services                                              344                 -
                  Allowance for bad debts                                            191                99
                                                                           --------------    --------------

              Net current deferred tax assets                                      2,778             1,339
                                                                           --------------    --------------

              Non-current deferred tax assets/(liabilities):
                  Research and expenditure credits                                     -             1,656
                  Net operating loss                                              11,040             3,994
                  Fixed assets                                                         -               117
                  Other credits                                                        -               123
                  Deferred rent                                                       82                82
                  Accrued expenses                                                    84             3,567
                                                                           --------------    --------------

              Total non-current deferred tax assets                               11,206             9,539

              Intangible assets                                                   (9,908)           (5,678)
              Accumulated capitalized research and development costs                (749)             (749)
              Other                                                                  (17)             (227)
                                                                           --------------    --------------

              Total non-current deferred tax liability                           (10,674)           (6,654)
                                                                           --------------    --------------

              Net non-current deferred tax asset/(liability)                       3,310             2,885
                                                                           --------------    --------------

              Valuation allowance                                                 (3,310)           (2,885)
                                                                           --------------    --------------

              Net deferred tax liability                                   $           -     $           -
                                                                           ==============    ==============

         The difference between the actual provision (benefit) and the amount computed at the statutory United States federal income tax rate of 34% for the fiscal years ended March 31, 2002, 2001 and 2000 is attributable to the following:

                                                               YEAR                YEAR                YEAR
                                                               ENDED               ENDED               ENDED
                                                             MARCH 31,           MARCH 31,           MARCH 31,
                                                               2002                2001                2000
                                                          ---------------    ----------------    ---------------
         Provision (benefit) computed at statutory rate          (34.0)%             (34.0)%             (34.0)%
         Nondeductible goodwill                                    5.1                 4.8                12.8
         Change in valuation allowance                            20.4                 9.1
         Foreign income taxed at different rates                   9.7                 5.0                (4.7)
         Tax credits                                              (2.9)
         State income tax, net of federal tax benefit             (0.7)               (1.4)               (4.3)
         Other                                                     2.4                 0.3                (7.1)
                                                          ---------------    ----------------    ----------------

         Total provision (benefit) for income taxes                (-)%             (16.2)%             (37.3)%
                                                          ===============    ================    ================

         At March 31, 2002, the Company had Federal and California tax net operating loss carryforwards of approximately $29.4 million and $15.2 million, respectively. The Federal and California tax net operating loss carryforwards will begin expiring after 2008 and 2002, respectively.

         The Company also has Federal and California research and development tax credit carryforwards of approximately $960,000 and $696,000, respectively. The Federal credits will begin expiring after 2008. The California credits may be carried forward indefinitely.

16.      EARNINGS (LOSS) PER SHARE

         Earnings (loss) per share for the fiscal years ended March 31, 2002, 2001 and 2000, are as follows (in thousands, except share amounts and per share data):

                                                                  FISCAL YEAR ENDED MARCH 31, 2002
                                                              ---------------------------------------
                                                                 LOSS         SHARES       PER SHARE
                                                              (NUMERATOR)  (DENOMINATOR)     AMOUNT
                                                              -----------   -----------   -----------
                  Basic and diluted EPS:
                      Loss available to common stockholders   $  (14,658)   35,697,999    $    (0.41)
                                                              ===========   ===========   ===========


                                                                  FISCAL YEAR ENDED MARCH 31, 2001
                                                              ---------------------------------------
                                                                INCOME        SHARES       PER SHARE
                                                              (NUMERATOR)  (DENOMINATOR)     AMOUNT
                                                              -----------   -----------   -----------

                  Basic and diluted EPS:
                      Loss available to common stockholders   $  (28,945)   34,761,386    $    (0.83)
                                                              ===========   ===========   ===========


                                                                  FISCAL YEAR ENDED MARCH 31, 2000
                                                              ---------------------------------------
                                                                INCOME        SHARES       PER SHARE
                                                              (NUMERATOR)  (DENOMINATOR)     AMOUNT
                                                              -----------   -----------   -----------

                  Basic and Diluted EPS:
                      Loss available to common stockholders   $   (4,054)   32,458,902    $    (0.12)
                                                              ===========   ===========   ===========

         The following potential common shares have been excluded from the computation of diluted net loss per share for the periods presented because the effect would have been anti-dilutive:

                                                                               For the years ended March 31,
                                                                              2002         2001         2000
                                                                              ----         ----         ----
                  Options outstanding under the Company's
                      stock option plans                                    4,485,889    3,961,034    1,790,260
                  Options granted outside the Company's
                      stock option plans                                    1,046,812    1,366,812    2,156,212
                  Warrants issued in conjunction with private placements    2,944,499    1,602,590       25,000
                  Warrants issued for services rendered                     1,095,669       12,336
                  Convertible notes due to stockholders                     1,037,037
                  Series A Convertible Preferred Stock                     17,625,000

17.      RELATED PARTIES

         Included in other receivables at December 31, 2002 and March 31, 2002 and 2001 are amounts due from officers and employees of the Company in the amount of $7,000 (unaudited), $31,000 and $65,000, respectively.

         The office space for the Company's Sydney office was leased from a former officer of the Company. During the year ended March 31, 2000, the Company paid $163,000 in rent to this related party. The former officer was terminated in fiscal year ended March 31, 2001.

         The Company began occupying its current principal executive offices in July 2001. At that time, the premises were owned by an affiliate of the Company's then Chief Executive Officer. Monthly rent for these premises was set at $13,783. In April, 2002, the premises were sold to an entity unrelated to the former Chief Executive Officer. As of the date of this report, the Company is negotiating the terms of a written lease with the new owner.

         In November 2000, the Company borrowed $600,000 from a wholly-owned subsidiary of Softline to help meet operating expenses. This loan called for interest at 10% per annum, and was discharged in full in February 2001. Interest expense under this loan was $3,000 for the year ended March 31, 2001. In order to discharge the remaining balance of that loan while meeting other critical operational expenses, the Company borrowed $400,000 from Barry M. Schechter, the Company's Chairman. The Company borrowed an additional $164,000 from Mr. Schechter in March 2001, which funds were needed to meet operational requirements of our Australian subsidiary. The advances from Mr. Schechter bore interest at prime rate and were due on demand, subject to a limit on demand rights of $50,000 per payment. Interest expense under the loans from Mr. Schechter was $0 and $7,000 for the fiscal year ended March 31, 2002 and 2001, respectively. The loans were paid in full in June 2001.

         Included in demand loans due to stockholders totaling $618,000 and $1.3 million as of March 31, 2002 and 2001, respectively, was $122,000 and $552,000, respectively, owed to a stockholder who together with Barry
         M. Schechter and an irrevocable trust forms a beneficial ownership group. The original loan amounts totaling $2.3 million ($1.5 million of which was from the stockholder included in the group described above) were borrowed in June 1999 to fund the acquisition of Island Pacific Systems Corporation on April 1, 1999. Interest was calculated monthly at the current prime rate with no stated maturity date. Interest expense under these loans for the years ended March 31, 2002, 2001 and 2000 was $26,000, $74,000 and $80,000, respectively. Interest expense under these loans for the nine months ended December 31, 2002 and 2001 was $23,000 (unaudited) and $48,000 (unaudited), respectively. These loans were repaid in full at December 31, 2002.

         The Company retains an entity affiliated with a director of the board to provide financial advisory services. During the years ended March 31, 2002, 2001 and 2000, the expenses for these services were $42,000, $112,000 and $36,000, respectively. During the nine months ended December 31, 2002 and 2001, the expenses for these services were $33,000 (unaudited) and $27,000 (unaudited), respectively. The Company also incurred $19,000 and $25,000 in expenses to the same director for accounting services during the fiscal years ended March 31, 2002 and 2001, respectively and $0 (unaudited) and $29,000 (unaudited) during the nine months ended December 31, 2002 and 2001, respectively. The Company borrowed $50,000, $125,000, $70,000 and $50,000 from another entity affiliated with this director in May 2001, December 2001, May 2002 and September 2002, respectively, to meet payroll expenses. These amounts were repaid together with interest at the then-effective prime rate, promptly as revenues were received, and are paid in full as of the date of this report.

         Effective October 1, 1999, the Company sold its Triple-S Computers
         (Pty) Limited subsidiary ("Triple-S") to Softline. Triple-S developed and installed retail point of sale systems throughout Southern Africa. Softline transferred 78,241 shares of the Company's common stock valued at the October 1, 1999 closing price of $8.50 per share as consideration for the acquisition. The transfer of Triple-S was recorded at the Company's historical book basis and was not material to the operations of the Company.

18.      BUSINESS SEGMENTS AND GEOGRAPHIC DATA

         The Company classifies its operations into two lines of business, retail solutions and training products. As revenues, reported profit/(loss) and assets related to the Company's training products subsidiary are below the threshold established for segment reporting, the Company considers its business to consist of one reportable operating segment.

         The Company currently operates in the United States and the United Kingdom. In February 2002, the Australian subsidiary ceased operations after National Australian Bank, the subsidiary's secured lender, placed it in receivership (see Note 3). In the fiscal year ended March 31, 2000, the Company also had limited operations in South Africa. The following is a summary of local operations by geographic area (in thousands):

                                                               NINE MONTHS ENDED     YEAR ENDED  YEAR ENDED   YEAR ENDED
                                                                   DECEMBER 31,       MARCH 31,   MARCH 31,    MARCH 31,
                                                                2002        2001        2002        2001         2000
                                                              ---------   ---------   ---------   ---------   ---------
                                                             (unaudited) (unaudited)
              Net sales:
                              United States                   $ 14,885    $ 19,278    $ 24,559    $ 25,457    $ 22,820
                              Australia (discontinued
                                 operations)                        --       2,110       2,363       4,959       8,372
                              South Africa (discontinued
                                 operations)                        --          --          --          --       1,090
                              United Kingdom                     2,033       2,168       2,550       2,256       3,832
                                                              ---------   ---------   ---------   ---------   ---------
                                  Total net sales             $ 16,918    $ 23,556    $ 29,472    $ 32,672    $ 36,114
                                                              =========   =========   =========   =========   =========

                          Long-lived assets:
                              United States                   $ 32,594    $ 44,506    $ 35,280    $ 48,270    $ 60,909
                              Australia (discontinued
                                 operations)                        --       1,138          --       1,370      11,471
                              United Kingdom                        28          26          22          59          75
                                                              ---------   ---------   ---------   ---------   ---------
                                   Total long-lived assets    $ 32,622    $ 45,670    $ 35,302    $ 49,699    $ 72,455
                                                              =========   =========   =========   =========   =========

19.      SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

         MARCH 31, 2002                               JUNE 30        SEPT 30         DEC 31         MAR 31          TOTAL
         ------------------------------------------------------------------------------------------------------------------
         NET SALES                                  $   7,851       $  8,419      $    6,317      $   6,885     $   29,472
         GROSS PROFIT                                   4,376          5,195           3,795          4,918         18,284
         NET LOSS                                      (3,514)        (3,588)         (2,970)        (4,586)       (14,658)
         DILUTED LOSS PER SHARE                     $   (0.09)      $  (0.09)     $    (0.08)     $   (0.16)    $    (0.41)

         MARCH 31, 2001                               JUNE 30        SEPT 30         DEC 31         MAR 31          TOTAL
         ------------------------------------------------------------------------------------------------------------------

         NET SALES                                  $  11,000       $  7,993      $    7,737      $   5,942      $  32,672
         GROSS PROFIT                                   8,314          4,004           3,861          4,824         21,003
         NET INCOME (LOSS)                                546         (4,741)         (5,997)       (18,753)       (28,945)
         DILUTED (LOSS) PER SHARE                   $    0.02       $  (0.14)     $    (0.17)     $   (0.54)     $   (0.83)

         The summation of quarterly net income (loss) per share may not equate to the year-end calculation as quarterly calculations are performed on a discrete basis.

20.      SUBSEQUENT EVENTS (UNAUDITED)

         In April 2003, the Company appointed Messrs. Harvey Brown and Steven Beck to the positions of Chief Executive Officer and Chief Operating Officer, respectively. Mr. Barry M. Schechter remains as Chairman of the Board.

         In March 2003, the Company entered into a Securities Purchase Agreement with a group of investors for the sale of convertible debentures, convertible into shares of its common stock at a conversion price of $1.0236 per share, for the total proceeds of $3.5 million to a group of investors. The debentures mature in May 2005, bear an interest rate of 9% per annum, and provide for interest only payments on a quarterly basis, payable, at our option, in cash or shares of common stock.

         Along with these debentures, the Company also issued warrants to purchase an aggregate of 1,572,858 shares of common stock to these investors. The warrants issued to the investors are for a 5-year term, with an exercise price equal to $1.0236 per share.

         In April 2003, the Company entered into a Securities Purchase Agreement with an unrelated investor for the sale of a 9% debenture, convertible to shares of its common stock at a conversion price of $1.0236, for the proceeds of $400,000.

         This debenture matures in October 2005 and was accompanied by a five-year warrant to purchase 156,311 shares of common stock with an exercise price of $1.0236 per share. Interest is due on a quarterly basis, payable in cash or shares of common stock at the Company's option.

         In May 6, 2003, the Company entered into an agreement with another unrelated group of investors for the sale of 9% debentures, convertible into shares of the Company's common stock at a conversion price of $1.0236, for the gross proceeds of $300,000. These debentures mature in October 2005 and are accompanied by five-year warrants to purchase an aggregate of 101,112 shares of common stock with an exercise price of $1.0236 per share. Interest is due on a quarterly basis, payable in cash or shares of the Company's common stock at its option.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

         SEC Registration Fee........................        $   3,525
         Legal fees and expenses.....................        $  60,000
         Accounting fees and expenses................        $  10,000
         Printing & Engraving........................        $       0

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
(iv) for any transaction from which the director derived an improper personal benefit. Our Restated Certificate of Incorporation contains provisions permitted by Section 102(b)(7) of the DGCL.

         Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

         Our Restated Certificate of Incorporation provides indemnification of our directors and officers to the fullest extent permitted by the DGCL. Our Restated Bylaws provides for indemnification by the Company of its directors, officers and certain non-officer employees under certain circumstances against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was an employee or agent of the Company.

         We have obtained liability insurance for each of our directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as our directors or officers.

         The above discussion of our Restated Certificate of Incorporation and Restated Bylaws and Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Restated Certificate of Incorporation, Restated Bylaws and statutes.

         At present, there is no pending litigation or proceeding involving our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         We have issued the following unregistered securities within the last three years.

         1. In May 2002, we issued 141,000 shares of our Series A Convertible Preferred Stock to Softline Limited. The issuance of the Series A Convertible Preferred Stock was part of a series of transactions with Softline to (a) repay our subordinated note to Softline and
              (b) to transfer to Softline our note received in connection with the sale of IBIS Systems Limited, in exchange for 10,700,000 of our common shares. The foregoing securities were offered and sold without registration under the Securities Act to a sophisticated investor who had access to all information which would have been in a registration statement, in reliance upon the exemption provided by Section 4(2) under the Securities Act and/or Regulation D thereunder.

         2. In May 2002, Toys "R" Us agreed to invest $1.3 million for the purchase of a non-recourse convertible note and a warrant to purchase 2,500,000 of our common shares. The note is non-interest bearing, and the face amount is payable in shares of our common stock valued at $0.553 per share. The foregoing securities were offered and sold without registration under the Securities Act to a sophisticated investor who had access to all information which would have been in a registration statement, in reliance upon the exemption provided by Section 4(2) under the Securities Act and/or Regulation D thereunder.

         3. During the last three years, we granted 6,742,229 options to purchase shares of our common stock to employees and consultants pursuant to our 1998 Incentive Stock Plan, in reliance upon the exemption provided by Section 4(2) under the Securities Act.

         4. During the last three years, we issued an aggregate of 166,408 shares of our common stock to employees, at per share prices ranging from $0.25 to $1.25, in lieu of cash payments for bonuses totaling $100,000, in reliance upon the exemption provided by
              Section 4(2) under the Securities Act.

         5. During the last three years, we granted 174,845 shares to Norman Smith, at per share prices ranging from $0.50 to $1.61, as payment for past due legal fees totaling $130,000. The foregoing securities were offered and sold without registration under the Securities Act to sophisticated investors who had access to all information which would have been in a registration statement, in reliance upon the exemption provided by Section 4(2) under the Securities Act and/or Regulation D thereunder.

         6. In March 2000, we sold 337,448 shares of common stock to AMRO International, S.A. ("AMRO") for gross proceeds of $3 million and issued 7,500 shares of common stock to AMRO in lieu of $85,000 commission payment. We agreed to register the shares with the Securities and Exchange Commission ("SEC") by June 30, 2000. The shares carried a "repricing right" which entitled the investor to receive additional shares upon the occurrence of certain events.In October 2000, we issued additional 375,043 shares of common stock to AMRO in satisfaction of the repricing right. The registration statement was declared effective in October 2000. We became obligated to pay to AMRO liquidated damages for late effectiveness of the registration statement in the amount of $286,000. In March 2001, we issued 286,000 shares of common stock in satisfaction of the liquidated damages and sold additional 214,000 shares of common stock for gross proceeds of $214,000 to AMRO. In connection with this sale of shares, we granted AMRO a two-year warrant to purchase 107,000 shares of common stock at $1.50 per share We may call warrants for $0.001 per share upon the occurrence of certain events. AMRO will have thirty days after the call to exercise the warrant, after which time the warrant will expire.We agreed to register all of the shares sold in March 2001, and those that it may sell under the warrant, with the SEC. We became obligated to pay to AMRO liquidated damages in the amount of $60,000. In April 2002, we issued 140,000 shares of common stock in satisfaction of the liquidated damages. The foregoing securities were offered and sold without registration under the Securities Act to sophisticated investors who had access to all information which would have been in a registration statement, in reliance upon the exemption provided by Section 4(2) under the Securities Act and/or Regulation D thereunder.

         7. In December 2000, we entered into an agreement to sell up to 2,941,176 common shares to a limited number of accredited investors related to ICM Asset Management, Inc. ("ICM") for cash at $0.85 per share. We sold 1,764,706 of such shares in December 2000, for gross proceeds of $1.5 million, and an additional 588,235 shares in January 2001, for additional gross proceeds of $0.5 million. Two of the investors exercised a right to purchase an additional 588,235 shares in February 2001 for additional gross proceeds of $0.5 million. The foregoing securities were offered and sold without registration under the Securities Act to an accredited investors who had access to all information which would have been in a registration statement, in reliance upon the exemption provided by Section 4(2) under the Securities Act and/or Regulation D thereunder.

         8. We also agreed to issue to each investor related to ICM a warrant to purchase one common share at $1.50 for each two common shares purchased in the private placement (aggregate warrants exercisable for 1,470,590 shares). We had the right to call 50% of the warrants, subject to certain conditions, if our common shares traded at a price above $2.00 per share for thirty consecutive days. We had the right to call the remaining 50% of the warrants, subject to certain conditions, if our common shares traded at a price above $3.00 per share for thirty consecutive days. We agreed to register all of the shares sold under the purchase agreement or the warrants with the SEC. Our agreement with the investors provided that if a registration statement was not effective on or before April 21, 2001, we would be obligated to issue two-year warrants to each investor, entitling the investor to purchase additional shares of our common stock at $0.85 per share. We filed a registration statement in January 2001 to register these shares, but it did not become effective. We had issued the investors warrants to purchase 1,249,997 common shares under this agreement. In July 2002, these warrants were cancelled and replaced by new warrants pursuant to the amended agreements. See Item 11. The foregoing securities were offered and sold without registration under the Securities Act to an accredited investors who had access to all information which would have been in a registration statement, in reliance upon the exemption provided by Section 4(2) under the Securities Act and/or Regulation D thereunder.

         9. In May and June 2001, we issued a total of $1.25 million in convertible notes to a limited number of accredited investors related to ICM. The notes were originally due August 30, 2001, and required interest at the rate of 12% per annum to be paid until maturity, with the interest rate increasing to 17% in the event of a default in payment of principal or interest. Any portion of the unpaid amount of principal and interest was convertible at any time by the investors into common shares valued at $1.35 per share. We also agreed to issue to the investors three-year warrants to purchase 250 common shares for each $1,000 in notes purchased, at an exercise price of $1.50 per share. The foregoing securities were offered and sold without registration under the Securities Act to an accredited investors who had access to all information which would have been in a registration statement, in reliance upon the exemption provided by Section 4(2) under the Securities Act and/or Regulation D thereunder.

         10. In July 2002, we agreed to amend the terms of the notes and warrants issued to the investors related to ICM. The investors agreed to replace the existing notes with new notes having a maturity date of September 30, 2003. The interest rate on the new notes was reduced to 8% per annum, increasing to 13% in the event of a default in payment of principal or interest. We are required to pay accrued interest on the new notes calculated from July 19, 2002, in quarterly installments beginning September 30, 2002. In December 2002, the investors agreed to extend the accrued interest payments on the new notes to September 2003. The investors reduced accrued interest and late charges on the original notes by $16,000, and accepted payment of the reduced amount with 527,286 shares of our common stock valued at $0.41 per share, which was the average closing price of our shares on the American Stock Exchange for the 10 trading days prior to July 19, 2002. In July 2002, we issued 358,863 common shares to the investors as payment for $147,493 in accrued interest. In August 2002, we issued 168,423 common shares to the investors as payment for $69,222 in accrued interest. The new notes are convertible at the option of the holders into shares of our common stock valued at $0.60 per share. We do not have a right to prepay the notes. The foregoing securities were offered and sold without registration under the Securities Act to accredited investors who had access to all information which would have been in a registration statement, in reliance upon the exemption provided by Section 4(2) under the Securities Act and/or Regulation D thereunder.

         11. We also agreed that the warrants previously issued to the investors related to ICM to purchase an aggregate of 3,033,085 shares at exercise prices ranging from $0.85 to $1.50, and expiring on various dates between December 2002 and June 2004, would be replaced by new warrants to purchase an aggregate of 1,600,000 shares at $0.60 per share, expiring July 19, 2007. The replacement warrants are not callable by us.

         12. We also agreed to file a registration statement for the resale of all shares held by or obtainable by the investors related to ICM. In the event such registration statement is not declared effective by the SEC by June 30, 2003, we will be obligated to issue five-year warrants for the purchase of 5% of the total number of registrable securities at an exercise price of $0.60 per share. For the first 30 day period after June 30, 2003 in which the registration statement is not effective, we will be obligated to issue additional warrants for the purchase of 5% of the total number of registrable securities at an exercise price of $0.60 per share. For each 30 day period thereafter in which the registration statement is not effective, we will be obligated to issue additional warrants for the purchase of 2.5% of the total number of registrable securities at an exercise price of $0.60 per share. No further warrants will accrue from our original registration obligation.

         13. In January 2000, we issued 5,000 shares of common stock to Tara Trust, an unrelated party, upon exercise of non-qualified option at an exercise price of $5.00 per share. This option was granted outside of the option plans in reliance upon the exemption provided by Section 4(2) under the Securities Act.

         14. During the period January 2000 through June 2000, we issued 300,000 shares of common stock to Gala Trust, an unrelated party, upon exercise of non-qualified option at an exercise price of $1.75 per share. This option was granted outside of the option plan in reliance upon the exemption provided by Section 4(2) under the Securities Act.

         15. In March 2000, we issued 93,023 shares to Jay Fisher, a former stockholder of MarketPlace Systems Corporation, valued at $1 million, as partial consideration for the acquisition of the assets of that company. The foregoing securities were offered and sold without registration under the Securities Act to an accredited investor who had access to all information which would have been in a registration statement, in reliance upon the exemption provided by Section 4(2) under the Securities Act and/or Regulation D thereunder.

         16. In March 2000, we issued 46,774 shares of common stock, valued at $213,000, to Softline Limited ("Softline"), our majority stockholder, as reimbursement for a portion of the purchase price for Triple-S Computers pursuant to our agreement with Softline dated May 27, 1998. We also issued 56,718 shares of common stock to Softline upon exercise of non-qualified option for an exercise price of $113,000. This option was granted outside of the incentive stock option plans. In October 2002, we issued to Softline 500,000 shares of common stock, valued at $325,000, for payment of past due refinancing fees related to a note payable to Softline and 95,200 shares of common stock, valued at $64,000, for payment of past due services provided in prior periods by Softline's subsidiary. The foregoing securities were offered and sold without registration under the Securities Act to an accredited investor who had access to all information which would have been in a registration statement, in reliance upon the exemption provided by Section 4(2) under the Securities Act and/or Regulation D thereunder.

         17. In March 2000, we issued an aggregate of 10,000 shares of common stock to Donald Radcliffe, a Board director, upon exercise of non-qualified options at exercise prices of $0.30 and $2.00 per share for an aggregate exercise price of $11,500. In June 2002, we issued 75,000 shares of common stock to Mr. Radcliffe for payment of services provided in previous periods, valued at $24,750. The foregoing securities were offered and sold without registration under the Securities Act to an accredited investor who had access to all information which would have been in a registration statement, in reliance upon the exemption provided by Section 4(2) under the Securities Act and/or Regulation D thereunder.

         18. In May 2000, we issued 5,000 shares of common stock to Gerald Bagg, an unrelated party, upon exercise of non-qualified option at an exercise price of $0.75 per share. This option was granted outside of the incentive stock option plans in reliance upon the exemption provided by Section 4(2) under the Securities Act

         19. In July 2000, we issued 3,700 shares of common stock to Clive Klugman, a former employee, upon exercise of non-qualified option at an exercise price of $2.75 per share. This option was granted outside of the incentive stock option plans in reliance upon the exemption provided by Section 4(2) under the Securities Act.

         20.  In September 2000, we issued 11,308, 22,918, 11,000 and 12,500 shares of common stock to Mr. A. Speck, Mr. R. Rosenblatt, Madison Leasing and Mr. J. Bloom, respectively, unrelated parties, upon exercise of non-qualified options at an exercise price of $2.00 per share. These options were granted outside of the incentive stock option plans in reliance upon the exemption provided by
              Section 4(2) under the Securities Act.

         21. In October 2002, we issued 1,010,000 shares of common stock, valued at $389,000, to Stonehage S.A. as full settlement of a note payable acquired in connection with the acquisition of our business unit, Island Pacific. The foregoing securities were offered and sold without registration under the Securities Act to an accredited investor who had access to all information which would have been in a registration statement, in reliance upon the exemption provided by Section 4(2) under the Securities Act and/ or Regulation D thereunder.

         22. In May 2001 and July 2001, we issued 5,000 and 17,157 shares of common stock to Stephenson & Stephenson LLP for payments of past due invoices for recruiting fees, valued at $8,000 and $17,000, respectively, in reliance upon the exemption provided by Section 4(2) under the Securities Act.

         23. In August 2001 and September 2001, we issued 5,000 shares of common stock each to Job Dr. for payments of past due invoices for recruiting fees, valued at $4,000 and $3,000, respectively, in reliance upon the exemption provided by Section 4(2) under the Securities Act.

         24. In October 2001, we issued 10,000 shares of common stock to Donner Corp. International for payment of past due invoices for investor relation services, valued at $10,000 in reliance upon the exemption provided by Section 4(2) under the Securities Act.

         25. In October 2001, we issued 100,000 shares of common stock to Western Financial Communications, Inc. ("Western Financial") for payment of consulting services provided, valued at $72,000. We also granted Western Financial a two-year warrant to purchase 100,000 shares of common stock at an exercise price of $1.00 in reliance upon the exemption provided by Section 4(2) under the Securities Act.

         26. In October 2001, we issued 31,575 shares of common stock to Research Works, Inc. for payment of past due invoices for recruiting fees, valued at $24,000 in reliance upon the exemption provided by Section 4(2) under the Securities Act.

         27. In December 2001, we issued 187,500 shares of common stock to KBK Ventures, Inc. for payment of public relation services provided, valued at $150,000. We also granted KBK Ventures, Inc. a three-year warrant to purchase up to 208,333 shares of common stock at an exercise price of $1.00 in reliance upon the exemption provided by Section 4(2) under the Securities Act.

         28. In December 2001, we issued 30,000 shares of common stock to Roger Howland for payment of past due invoices for recruiting fees, valued at $28,000 in reliance upon the exemption provided by
              Section 4(2) under the Securities Act.

         29. In January 2002, we issued 40,000 shares of common stock to Displayworks for payment of past due invoices for tradeshow exhibit services, valued at $36,000 in reliance upon the exemption provided by Section 4(2) under the Securities Act.

         30. In January 2002, we issued 11,800 shares of common stock to Retail Search Group for payment of past due invoices for recruiting fees, valued at $10,000 in reliance upon the exemption provided by
              Section 4(2) under the Securities Act.

         31. In April 2002, we issued 33,332 shares of common stock to Richard Singer for payment of consulting fees provided, valued at $19,000 in reliance upon the exemption provided by Section 4(2) under the Securities Act.

         32. In April 2002, we issued 100,000 shares of common stock, valued at $45,000, to Aura (Pvt) Limited for investment relations services in reliance upon the exemption provided by Section 4(2) under the Securities Act.

         33. In June 2002, we issued 15,000 shares of common stock to Robert Pomerantz for payment for legal services provided, valued at $7,000 in reliance upon the exemption provided by Section 4(2) under the Securities Act.

         34. In September 2002, we issued 5,000 shares of common stock to RCG Capital Markets Group, Inc. for payment of consulting services provided, valued at $3,000 in reliance upon the exemption provided by Section 4(2) under the Securities Act.

         35. In October 2002, we issued 50,000 shares of common stock to Tribe Communications, Inc. for payment of public relation services provided, valued at $8,000 in reliance upon the exemption provided by Section 4(2) under the Securities Act.

         36. In January 2003 and April 2003, we issued 25,000 and 48,000, respectively, shares of common stock to CEOcast, Inc. for payment of investor relation services provided, valued at $8,000 and $25,000, respectively, in reliance upon the exemption provided by
              Section 4(2) under the Securities Act. CEOcast, Inc. assigned rights to 70,080 shares to Rachel Glicksman and 2,920 shares to Gary Nash.

         37. In September 2002, we granted Steven Beck, President of Island Pacific, and Harvey Braun, CEO of Island Pacific, each a non-qualified option to purchase up to 2 million shares of common stock at an exercise price of $0.28 per share. The option vests immediately and expires in September 2005. The option was granted outside of the incentive stock option plans. The foregoing securities were offered and sold without registration under the Securities Act to an accredited investor who had access to all information which would have been in a registration statement, in reliance upon the exemption provided by Section 4(2) under the Securities Act and/or Regulation D thereunder.

         38. In March 2003, we issued 1,000,000 shares of common stock to Union Bank of California as part of a settlement for a term loan acquired in June 1999. The foregoing securities were offered and sold without registration under the Securities Act to an accredited investor who had access to all information which would have been in a registration statement, in reliance upon the exemption provided by Section 4(2) under the Securities Act and/or Regulation D thereunder.

         39. In March 2003, we issued an aggregate of $3.5 million in debentures convertible into shares of common stock and warrants to purchase an aggregate of 1,572,858 shares of common stock to Midsummer Investment, Ltd., Omicron Master Trust, and Islandia, L.P. The debentures are have a conversion price of $1.0236, and the warrants have an exercise price of $1.0236. These debentures and warrants were offered and sold without registration under the Securities Act to accredited investors who had access to all information which would have been in a registration statement, in reliance upon the exemption provided by Section 4(2) under the Securities Act and/or Regulation D thereunder.

         40. In March 2003, we issued an unsecured note that is convertible into shares of common stock at a price per share of eighty percent (80%) of the average share closing price of Borrower's common stock for the ten trading day period immediately preceding the maturity date of the note, in reliance upon the exemption provided by Section 4(2) under the Securities Act and/or Regulation D thereunder.

         41. On April 1, 2003, we issued an aggregate of $400,000 in debentures convertible into and warrants to purchase an aggregate of 547,089 shares of common stock to MBSJ Investors LLC. The debentures are have a conversion price of $1.0236, and the warrants have an exercise price of $1.0236. These debentures and warrants were offered and sold without registration under the Securities Act to an accredited investor who had access to all information which would have been in a registration statement, in reliance upon the exemption provided by Section 4(2) under the Securities Act and/or Regulation D thereunder.

         42. On May 6, 2003, we issued an aggregate of $300,000 in debentures convertible into and warrants to purchase an aggregate of 394,195 shares of common stock to Crestview Capital Fund I, L.P., Crestview Capital Fund II, L.P. and Crestview Capital Offshore Fund, Inc. The debentures are have a conversion price of $1.0236, and the warrants have an exercise price of $1.0236. These debentures and warrants were offered and sold without registration under the Securities Act to an accredited investor who had access to all information which would have been in a registration statement, in reliance upon the exemption provided by Section 4(2) under the Securities Act and/or Regulation D thereunder.

ITEM 16. EXHIBITS.

  EXHIBIT           DESCRIPTION
  -------           -----------
  2.1               Agreement of Merger and Plan of Reorganization dated as of
                    July 1, 1998 among the Company and its wholly-owned subsidiary; Applied Retail Solutions, Inc., and the shareholders of Applied Retail Solutions, Inc.,incorporated by reference to exhibit 2.1 to the Company's 8-K filed on September 16, 1998.

  2.2 First Amendment to the Agreement and Plan of Reorganization dated January 28, 1999 among the Company and its wholly-owned subsidiary, Applied Retail Solutions, Inc., and the shareholders of Applied Retail Solutions, Inc., incorporated by reference to exhibit 2.1 to the Company's Form 10-QSB for the quarter ended December 31, 1998.

  2.3 Second Amendment to the Agreement and Plan of Reorganization dated May 24, 1999 among the Company and its wholly-owned subsidiary, Applied Retail Solutions, Inc., and the shareholders of Applied Retail Solutions, Inc., incorporated by reference to exhibit 2.12 to the Company's 10-KSB for the fiscal year ended March 31, 1999.

  2.4 Stock Purchase Agreement dated June 1, 1999 among the Company, Island Pacific Systems Corporation, and the shareholders of Island Pacific Systems Corporation, incorporated by reference to exhibit 2.1 to the Company's Form 8-K filed on June 18, 1999.

  2.5 Asset Purchase Agreement dated March 16, 2000 among the Company, MarketPlace Systems Corporation and Jay Fisher, incorporated by reference to exhibit 2.15 to the Company's 10-K for the fiscal year ended March 31, 2000.

  2.6 Agreement and Plan of Merger of SVI Solutions, Inc. and SVI Holdings, Inc. dated February 20, 2001, incorporated by reference to exhibit 2.8 to the Company's 10-K for the fiscal year ended March 31, 2001.

  2.7 Purchase and Exchange Agreement dated as of January 1, 2002 between the Company and Softline Limited, incorporated by reference to exhibit 2.1 to the Company's 8-K filed May 16, 2002. Exhibits and schedules have been omitted pursuant to
                    Item 601(b)(2) of Regulation S-K, but a copy will be furnished supplementally to the Securities and Exchange Commission upon request.

  2.8 Deed of Appointment dated February 20, 2002 between the bank and the receivers of SVI Retail (Pty) Limited, incorporated by reference to exhibit 2.2 to the Company's 10-K filed July 16, 2002. Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but a copy will be furnished supplementally to the Securities and Exchange Commission upon request.

  2.9 Business Sale Agreement dated May 3, 2002 among the receivers and managers of the assets of SVI Retail (Pty) Limited and QQQ Systems PTY Limited, incorporated by reference to exhibit 2.3 to the Company's 10-K filed July16, 2002. Exhibits and schedules have been omitted pursuant to
                    Item 601(b)(2) of Regulation S-K, but a copy will be furnished supplementally to the Securities and Exchange Commission upon request.

  2.10 Securities Purchase Agreement dated March 31, 2003 by and among the Company, Midsummer Investment, Ltd., Omicron Master Trust, and Islandia, L.P., incorporated by reference to exhibit 2.1 to the Company's Form 8-K filed April 15, 2003.

  2.11 Securities Purchase Agreement dated April 1, 2003 by and among the Company and MBSJ Investors, LLC, incorporated by reference to exhibit 2.2 to the Company's Form 8-K filed on April 15, 2003.

  2.12 Agreement dated May 6, 2003 by and among the Company, Crestview Capital Fund I, L.P., Crestview Capital Fund II, L.P. and Crestview Capital Offshore Fund, Inc. (attached herewith).

  3.1 Restated Certificate of Incorporation, incorporated by reference to exhibit 3.1 to the Company's 10-K for the fiscal year ended March 31, 2001.

  3.2               Certificate of Designation, incorporated by reference to
                    exhibit 4.1 of the Company's 8-K filed May 16, 2002.

  3.3 Restated Bylaws, incorporated by reference to exhibit 3.2 to the Company's 10-K for the fiscal year ended March 31, 2001.

  4.1 Registration Rights Agreement dated as of March 31, 2003 by and among the Company, Midsummer Investment, Ltd., Omicron Master Trust, and Islandia, L.P., incorporated by reference to exhibit 4.1 to the Company's Form 8-K filed April 15, 2003.

  4.2 Registration Rights Agreement dated as of April 1, 2003 between the Company and MBSJ Investors LLC., incorporated by reference to exhibit 4.2 to the Company's Form 8-K filed April 15, 2003.

  5.1 Opinion of Solomon Ward Seidenwurm & Smith, LLP (to be included in a pre-effective amendment).

  10.1 Incentive Stock Option Plan, as amended April 1, 1998, incorporated by reference to exhibit 10.1 to the Company's 10-QSB for the quarter ended September 30, 1998.

  10.2 1998 Incentive Stock Plan, as amended, incorporated by reference to exhibit 10.4 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.3 Employment Agreement of Barry M. Schechter dated effective October 1, 2000, incorporated by reference to exhibit 10.2 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.4 Term Loan Agreement dated June 3, 1999 between the Company and Union Bank of California, N.A., incorporated by reference to exhibit 10.1 to the Company's 8-K filed on June 18, 1999.

  10.5 Amendment No. 1 to Term Loan Agreement between the Company and Union Bank of California, N.A., dated May 31, 2000, incorporated by reference to exhibit 10.24 to the Company's 10-K for the fiscal year ended March 31, 2000.

  10.6 Revolving Note between the Company and Union Bank of California, N.A., dated May 31, 2000, incorporated by reference to exhibit 10.25 to the Company's 10-K for the fiscal year ended March 31, 2000.

  10.7 Amendment No. 2 to Term Loan Agreement between the Company and Union Bank of California, N.A., dated July 13, 2000, incorporated by reference to exhibit 10.26 to the Company's 10-K for the fiscal year ended March 31, 2000.

  10.8 Term Loan Note of the Company in favor of Union Bank of California, N.A. dated July 13, 2000, incorporated by reference to exhibit 10.27 to the Company's 10-K for the fiscal year ended March 31, 2000.

  10.9 Common Stock Purchase Agreement dated December 22, 2000 between the Company, Koyah Leverage Partners, L.P., Koyah Partners, L.P., Nigel Davey, and Brian Cathcart, incorporated by reference as exhibit 10.2 to the Company's 8-K filed on January 8, 2001.

  10.10 Amendment No. 3 to Term Loan Agreement, incorporated by reference to exhibit 10.6 to the Company's 10-Q filed February 14, 2001.

  10.11 Letter Agreement between the Company and Union Bank of California, N.A. dated April 24, 2001, incorporated by reference to exhibit 10.18 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.12 Letter Agreement between the Company and Union Bank of California, N.A. dated June 22, 2001, incorporated by reference to exhibit 10.19 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.13 Amended and Restated Term Loan Agreement between the Company and Union Bank of California, N.A. dated as of June 29, 2001, incorporated by reference to exhibit 10.20 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.14 First Amendment to Amended and Restated Term Loan Agreement between the Company and Union Bank of California, N.A. dated as of March 18, 2002, and First Amendment to Amended and Restated Pledge Agreement between the Company, Sabica Ventures, Inc., SVI Retail, Inc., SVI Training Products, Inc., and Union Bank of California, N.A. dated as of March 18, 2002, each incorporated by reference to exhibit 10.4 to the Company's 10-K filed on July 16, 2002.

  10.15 Second Amendment to Amended and Restated Term Loan Agreement between the Company and Union Bank of California, N.A. dated as of May 21, 2001, incorporated by reference to exhibit
                    10.5 to the Company's 10-K filed on July 16, 2002.

  10.16 Third Amendment to Amended and Restated Term Loan Agreement between the Company and Union Bank of California, N.A. dated as of July 15, 2002, incorporated by reference to exhibit
                    10.6 to the Company's 10-K filed on July 16, 2002.

  10.17 Fourth Amendment to Amended and Restated Term Loan Agreement between the Company and Union Bank of California, N.A. dated as of November 15, 2002, incorporated by reference to exhibit 10.3 to the Company's 10-Q filed on February 14, 2003.

  10.18 Warrant in favor of UNIONBANCAL EQUITIES, Inc. dated January 2, 2003, incorporated by reference to exhibit 10.4 to the Company's 10-Q filed on February 14, 2003.

  10.19 Common Stock Purchase Agreement between the Company and AMRO International, S.A. dated March 13, 2000, incorporated by reference to exhibit 10.28 to the Company's 10-K for the fiscal year ended March 31, 2000.

  10.20 Registration Rights Agreement between the Company and AMRO International, S.A. dated March 13, 2000, incorporated by reference to exhibit 10.29 to the Company's 10-K for the fiscal year ended March 31, 2000.

  10.21 Letter Agreement between the Company and AMRO International, S.A.dated March 1, 2000, incorporated by reference to exhibit 10.23 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.22 Common Stock Option Agreement dated May 24, 1999 between the Company and Softline Limited, incorporated by reference to exhibit 10.30 to the Company's 10-K for the fiscal year ended March 31, 2000.

  10.23 Amended and Restated Subordinated Promissory Note of the Company in favor of Softline Limited dated June 30, 2001, incorporated by reference to exhibit 10.26 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.24 Investor Rights Agreement between the Company and Softline Limited dated as of January 1, 2002, incorporated by reference to exhibit 4.2 to the Company's 8-K filed May 16, 2002.

  10.25 Investors' Rights Agreement among SVI Holdings, Inc., Koyah Leverage Partners, L.P. and Koyah Partners, L.P. dated July 19, 2002 (included herewith).

  10.26 Investors' Rights Agreement among SVI Holdings, Inc., Koyah Leverage Partners, L.P. and Koyah Partners, L.P., dated December 22, 2000, incorporated by reference to exhibit 10.3 to the Company's 8-K filed January 8, 2001.

  10.27 Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., Raven Partners, L.P., Nigel Davey, and Brian Cathcart dated July 15, 2002, incorporated by reference to exhibit 10.11 to the Company's 10-K filed on July 16, 2002.

  10.28 First Amendment to Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., Raven Partners, L.P., Nigel Davey, and Brian Cathcart dated December 5, 2002, incorporated by reference to exhibit 10.6 to the Company's 10-Q filed on February 14, 2003.

  10.29 Second Amendment to Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., and Raven Partners, L.P. dated March 14, 2003 (included herewith).

  10.30 Third Amendment to Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., and Raven Partners, L.P. dated March 28, 2003 (included herewith).

  10.31 Fourth Amendment to Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., and Raven Partners, L.P. dated April 3, 2003 (included herewith).

  10.32 Convertible Promissory Note and Grant of Security Interest between SVI Holdings, Inc. and Koyah Leverage Partners L.P., dated December 14, 2000, incorporated by reference to exhibit 10.1 to the Company's 8-K filed January 8, 2001.

  10.33 Form of Warrant To Purchase Common Stock, incorporated by reference to exhibit 10.4 to the Company's 8-K filed January 8, 2001.

  10.34 Form of Convertible Promissory Note for entities related to ICM Asset Management, Inc., incorporated by reference to exhibit 10.31 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.35 Loan Note in Favor of Datafaction, as amended, incorporated by reference to exhibit 10.5 to the Company's 10-Q filed February 14, 2001.

  10.36 Promissory Note in favor of Barry Schechter, dated February 13, 2001, incorporated by reference to exhibit 10.33 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.37 Umbrella Agreement with Toys `R Us, incorporated by reference to exhibit 10.34 to the Company's 10-K for the fiscal year ended March 31, 2001. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

  10.38 License Agreement for Software Products with Toys `R Us, incorporated by reference to exhibit 10.35 of the Company's 10-K for the fiscal year ended March 31, 2002. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

  10.39 Modification Agreement with Toys `R Us, as amended, incorporated by reference to exhibit 10.36 of the Company's 10-K for the fiscal year ended March 31, 2002. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

  10.40 Services Agreement with Toys `R Us, incorporated by reference to exhibit 10.37 of the Company's 10-K for the fiscal year ended March 31, 2001. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

  10.41 Professional Services Agreement between SVI Retail, Inc. and Toys "R" Us dated July 10, 2001, incorporated by reference to exhibit 10.2 to the Company's 10-Q for the quarter ended September 30, 2001. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

  10.42             Purchase Agreement between the Company and Toys "R" Us, Inc.
                    dated May 29, 2002, incorporated by reference to exhibit 10. 14 to the Company's 10-K filed on July 16, 2002.

  10.43 Convertible Note in favor of Toys "R" Us, Inc. dated May 29, 2002, incorporated by reference to exhibit 10.15 to the Company's 10-K filed on July 16, 2002.

  10.44 Warrant in favor of Toys "R" Us, Inc. dated May 29, 2002, incorporated by reference to exhibit 10.16 to the Company's 10-K filed on July 16, 2002.

  10.45 Development Agreement between the Company and Toys "R" Us, Inc. dated May 29, 2002, incorporated by reference to exhibit 10.17 to the Company's 10-K filed on July 16, 2002. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

  10.46 Discounted Loan Payoff Agreement dated March 31, 2003 by and among Union Bank of California, N.A., the Company, SVI Retail, Inc., Sabica Ventures, Inc., and SVI Training Products, Inc., incorporated by reference to exhibit 10.3 to the Company's Form 8-K filed April 15, 2003.

  10.47 Unsecured Promissory Note dated March 31, 2003 in favor of Union Bank of California (included herewith).

  10.48 Summary of loan transactions between the Company and World Wide Business Centres, incorporated by reference to exhibit
                    10.12 to the Company's 10-K filed on July 16, 2002.

  21.1              List of Subsidiaries (included herewith).

  23.2              Consent of Deloitte & Touche LLP, independent auditors
                    (included herewith)

  23.3 Consent of Singer Lewak Greenbaum & Goldstein LLP, independent auditors (included herewith)

  23.4 Consent of Solomon Ward Seidenwurm & Smith, LLP. Reference is made to Exhibit 5.1.

  24.5 Power of Attorney. Reference is made to the signature page hereof.


ITEM 17. UNDERTAKINGS

           We hereby undertake:

           (1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement:

                  (i)      to include any prospectus required by Section 10(a)
                           (3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase of decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this registration statement as effective; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced above or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Carlsbad, State of California, on May 9, 2003.

                                   SVI SOLUTIONS, INC., A DELAWARE CORPORATION

                                   By: /s/ Barry M. Schechter
                                       -------------------------------------
                                   Barry M. Schechter, Chairman and Chief
                                   Executive Officer
                                   (Principal Executive Officer)

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURES                                  CAPACITY                    DATE

/s/ Barry M. Schechter            Chairman of the Board                5/9/03
----------------------------
Barry M. Schechter


/s/ Harvey Braun                  Chief Executive Officer and          5/9/03
----------------------------      Director
Harvey Braun


/s/ Steven Beck                   President and Director               5/9/03
----------------------------
Steven Beck


/s/ Donald S. Radcliffe           Director                             5/9/03
----------------------------
Donald S. Radcliffe


/s/ Ivan M. Epstein               Director                             5/9/03
----------------------------
Ivan M. Epstein


/s/ Ian Bonner                    Director                             5/9/03
----------------------------
Ian Bonner


/s/ Michael Silverman             Director                             5/9/03
----------------------------
Michael Silverman


/s/ Robert P. Wilkie              Director                             5/9/03
----------------------------
Robert P. Wilkie

                                  EXHIBIT INDEX

  EXHIBIT                   DESCRIPTION
  -------                   -----------
  2.1 Agreement of Merger and Plan of Reorganization dated as of July 1, 1998 among the Company and its wholly-owned subsidiary; Applied Retail Solutions, Inc., and the shareholders of Applied Retail Solutions, Inc., incorporated by reference to exhibit 2.1 to the Company's 8-K filed on September 16, 1998.

  2.2 First Amendment to the Agreement and Plan of Reorganization dated January 28, 1999 among the Company and its wholly-owned subsidiary, Applied Retail Solutions, Inc., and the shareholders of Applied Retail Solutions, Inc., incorporated by reference to exhibit 2.1 to the Company's Form 10-QSB for the quarter ended December 31, 1998.

  2.3 Second Amendment to the Agreement and Plan of Reorganization dated May 24, 1999 among the Company and its wholly-owned subsidiary, Applied Retail Solutions, Inc., and the shareholders of Applied Retail Solutions, Inc., incorporated by reference to exhibit 2.12 to the Company's 10-KSB for the fiscal year ended March 31, 1999.

  2.4 Stock Purchase Agreement dated June 1, 1999 among the Company, Island Pacific Systems Corporation, and the shareholders of Island Pacific Systems Corporation, incorporated by reference to exhibit 2.1 to the Company's Form 8-K filed on June 18, 1999.

  2.5 Asset Purchase Agreement dated March 16, 2000 among the Company, MarketPlace Systems Corporation and Jay Fisher, incorporated by reference to exhibit 2.15 to the Company's 10-K for the fiscal year ended March 31, 2000.

  2.6 Agreement and Plan of Merger of SVI Solutions, Inc. and SVI Holdings, Inc. dated February 20, 2001, incorporated by reference to exhibit 2.8 to the Company's 10-K for the fiscal year ended March 31, 2001.

  2.7 Purchase and Exchange Agreement dated as of January 1, 2002 between the Company and Softline Limited, incorporated by reference to exhibit 2.1 to the Company's 8-K filed May 16, 2002. Exhibits and schedules have been omitted pursuant to
                    Item 601(b)(2) of Regulation S-K, but a copy will be furnished supplementally to the Securities and Exchange Commission upon request.

  2.8 Deed of Appointment dated February 20, 2002 between the bank and the receivers of SVI Retail (Pty) Limited, incorporated by reference to exhibit 2.2 to the Company's 10-K filed July 16, 2002. Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but a copy will be furnished supplementally to the Securities and Exchange Commission upon request.

  2.9 Business Sale Agreement dated May 3, 2002 among the receivers and managers of the assets of SVI Retail (Pty) Limited and QQQ Systems PTY Limited, incorporated by reference to exhibit 2.3 to the Company's 10-K filed July 16, 2002. Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but a copy will be furnished supplementally to the Securities and Exchange Commission upon request.

  2.10 Securities Purchase Agreement dated as of March 31, 2003 by and among the Company, Midsummer Investment, Ltd., Omicron Master Trust and Islandia, L.P., incorporated by reference to exhibit 2.1 to the Company's Form 8-K filed on April 15, 2003.

  2.11 Securities Purchase Agreement dated as of March 31, 2003 between the Company and MBSJ Investors LLC, incorporated by reference to exhibit 2.2 to the Company's Form 8-K filed on April 15, 2003.

  2.12 Agreement dated May 6, 2003 by and among the Company, Crestview Capital Fund I, L.P., Crestview Capital Fund II, L.P. and Crestview Capital Offshore Fund, Inc. (attached herewith).

  3.1 Restated Certificate of Incorporation, incorporated by reference to exhibit 3.1 to the Company's 10-K for the fiscal year ended March 31, 2001.

  3.2               Certificate of Designation, incorporated by reference to
                    exhibit 4.1 of the Company's 8-K filed May 16, 2002.

  3.3 Restated Bylaws, incorporated by reference to exhibit 3.2 to the Company's 10-K for the fiscal year ended March 31, 2001.

  4.1 Registration Rights Agreement dated as of March 31, 2003 by and among the Company, Midsummer Investment, Ltd., Omicron Master Trust and Islandia, L.P., incorporated by reference to exhibit 4.1 to the Company's Form 8-K filed April 15, 2003.

  4.2 Registration Rights Agreement dated as of April 1, 2003 between the Company and MBSJ Investors LLC, incorporated by reference to exhibit 4.2 to the Company's Form 8-K filed April 15, 2003.

  5.1 Opinion of Solomon Ward Seidenwurm & Smith, LLP (to be included with pre-effective amendment).

  10.1 Incentive Stock Option Plan, as amended April 1, 1998, incorporated by reference to exhibit 10.1 to the Company's 10-QSB for the quarter ended September 30, 1998.

  10.2 1998 Incentive Stock Plan, as amended, incorporated by reference to exhibit 10.4 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.3 Employment Agreement of Barry M. Schechter dated effective October 1, 2000, incorporated by reference to exhibit 10.2 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.4 Term Loan Agreement dated June 3, 1999 between the Company and Union Bank of California, N.A., incorporated by reference to exhibit 10.1 to the Company's 8-K filed on June 18, 1999.

  10.5 Amendment No. 1 to Term Loan Agreement between the Company and Union Bank of California, N.A., dated May 31, 2000, incorporated by reference to exhibit 10.24 to the Company's 10-K for the fiscal year ended March 31, 2000.

  10.6 Revolving Note between the Company and Union Bank of California, N.A., dated May 31, 2000, incorporated by reference to exhibit 10.25 to the Company's 10-K for the fiscal year ended March 31, 2000.

  10.7 Amendment No. 2 to Term Loan Agreement between the Company and Union Bank of California, N.A., dated July 13, 2000, incorporated by reference to exhibit 10.26 to the Company's 10-K for the fiscal year ended March 31, 2000.

  10.8 Term Loan Note of the Company in favor of Union Bank of California, N.A. dated July 13, 2000, incorporated by reference to exhibit 10.27 to the Company's 10-K for the fiscal year ended March 31, 2000.

  10.9 Common Stock Purchase Agreement dated December 22, 2000 between the Company, Koyah Leverage Partners, L.P., Koyah Partners, L.P., Nigel Davey, and Brian Cathcart, incorporated by reference to exhibit 10.2 to the Company's 8-K filed on January 8, 2001.

  10.10 Amendment No. 3 to Term Loan Agreement, incorporated by reference to exhibit 10.6 to the Company's 10-Q filed February 14, 2001.

  10.11 Letter Agreement between the Company and Union Bank of California, N.A. dated April 24, 2001, incorporated by reference to exhibit 10.18 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.12 Letter Agreement between the Company and Union Bank of California, N.A. dated June 22, 2001, incorporated by reference to exhibit 10.19 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.13 Amended and Restated Term Loan Agreement between the Company and Union Bank of California, N.A. dated as of June 29, 2001, incorporated by reference to exhibit 10.20 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.14 First Amendment to Amended and Restated Term Loan Agreement between the Company and Union Bank of California, N.A. dated as of March 18, 2002, and First Amendment to Amended and Restated Pledge Agreement between the Company, Sabica Ventures, Inc., SVI Retail, Inc., SVI Training Products, Inc., and Union Bank of California, N.A. dated as of March 18, 2002, each incorporated by reference to exhibit 10.4 to the Company's 10-K filed on July 16, 2002.

  10.15 Second Amendment to Amended and Restated Term Loan Agreement between the Company and Union Bank of California, N.A. dated as of May 21, 2001, incorporated by reference to exhibit
                    10.5 to the Company's 10-K filed on July 16, 2002.

  10.16 Third Amendment to Amended and Restated Term Loan Agreement between the Company and Union Bank of California, N.A. dated as of July 15, 2002, incorporated by reference to exhibit
                    10.6 to the Company's 10-K filed on July 16, 2002.

  10.17 Fourth Amendment to Amended and Restated Term Loan Agreement between the Company and Union Bank of California, N.A. dated as of November 15, 2002, incorporated by reference to exhibit 10.3 to the Company's 10-Q filed on February 14, 2003.

  10.18 Warrant in favor of UNIONBANCAL EQUITIES, Inc. dated January 2, 2003, incorporated by reference to exhibit 10.4 to the Company's 10-Q filed on February 14, 2003.

  10.19 Common Stock Purchase Agreement between the Company and AMRO International, S.A. dated March 13, 2000, incorporated by reference to exhibit 10.28 to the Company's 10-K for the fiscal year ended March 31, 2000.

  10.20 Registration Rights Agreement between the Company and AMRO International, S.A. dated March 13, 2000, incorporated by reference to exhibit 10.29 to the Company's 10-K for the fiscal year ended March 31, 2000.

  10.21 Letter Agreement between the Company and AMRO International, S.A. dated March 1, 2000, incorporated by reference to exhibit 10.23 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.22 Common Stock Option Agreement dated May 24, 1999 between the Company and Softline Limited, incorporated by reference to exhibit 10.30 to the Company's 10-K for the fiscal year ended March 31, 2000.

  10.23 Amended and Restated Subordinated Promissory Note of the Company in favor of Softline Limited dated June 30, 2001, incorporated by reference to exhibit 10.26 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.24 Investor Rights Agreement between the Company and Softline Limited dated as of January 1, 2002, incorporated by reference to exhibit 4.2 to the Company's 8-K filed May 16, 2002.

  10.25 Investors' Rights Agreement among SVI Holdings, Inc., Koyah Leverage Partners, L.P. and Koyah Partners, L.P. dated July 19, 2002 (included herewith).

  10.26 Investors' Rights Agreement among SVI Holdings, Inc., Koyah Leverage Partners, L.P. and Koyah Partners, L.P., dated December 22, 2000, incorporated by reference to exhibit 10.3 to the Company's 8-K filed January 8, 2001.

  10.27 Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., Raven Partners, L.P., Nigel Davey, and Brian Cathcart dated July 15, 2002, incorporated by reference to exhibit 10.11 to the Company's 10-K filed on July 16, 2002.

  10.28 First Amendment to Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., Raven Partners, L.P., Nigel Davey, and Brian Cathcart dated December 5, 2002, incorporated by reference to exhibit 10.6 to the Company's 10-Q filed on February 14, 2003.

  10.29 Second Amendment to Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., and Raven Partners, L.P. dated March 14, 2003 (included herewith).

  10.30 Third Amendment to Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., and Raven Partners, L.P. dated March 28, 2003 (included herewith).

  10.31 Fourth Amendment to Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., and Raven Partners, L.P. dated April 3, 2003 (included herewith).

  10.32 Convertible Promissory Note and Grant of Security Interest between SVI Holdings, Inc. and Koyah Leverage Partners L.P., dated December 14, 2000, incorporated by reference to exhibit 10.1 to the Company's 8-K filed January 8, 2001.

  10.33 Form of Warrant To Purchase Common Stock, incorporated by reference to exhibit 10.4 to the Company's 8-K filed January 8, 2001.

  10.34 Form of Convertible Promissory Note for entities affiliated with ICM Asset Management, Inc., incorporated by reference to exhibit 10.31 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.35 Loan Note in Favor of Datafaction, as amended, incorporated by reference to exhibit 10.5 to the Company's 10-Q filed February 14, 2001.

  10.36 Promissory Note in favor of Barry Schechter, dated February 13, 2001, incorporated by reference to exhibit 10.33 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.37 Umbrella Agreement with Toys 'R Us, incorporated by reference to exhibit 10.34 to the Company's 10-K for the fiscal year ended March 31, 2001. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

  10.38 License Agreement for Software Products with Toys 'R Us, incorporated by reference to exhibit 10.35 of the Company's 10-K for the fiscal year ended March 31, 2002. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

  10.39 Modification Agreement with Toys 'R Us, as amended, incorporated by reference to exhibit 10.36 of the Company's 10-K for the fiscal year ended March 31, 2002. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

  10.40 Services Agreement with Toys 'R Us, incorporated by reference to exhibit 10.37 of the Company's 10-K for the fiscal year ended March 31, 2001. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

  10.41 Professional Services Agreement between SVI Retail, Inc. and Toys "R" Us dated July 10, 2001, incorporated by reference to exhibit 10.2 to the Company's 10-Q for the quarter ended September 30, 2001. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

  10.42             Purchase Agreement between the Company and Toys "R" Us, Inc.
                    dated May 29, 2002, incorporated by reference to exhibit
                    10.14 to the Company's 10-K filed on July 16, 2002.

  10.43 Convertible Note in favor of Toys "R" Us, Inc. dated May 29, 2002, incorporated by reference to exhibit 10.15 to the Company's 10-K filed on July 16, 2002.

  10.44 Warrant in favor of Toys "R" Us, Inc. dated May 29, 2002, incorporated by reference to exhibit 10.16 to the Company's 10-K filed on July 16, 2002.

  10.45 Development Agreement between the Company and Toys "R" Us, Inc. dated May 29, 2002, incorporated by reference to exhibit 10.17 to the Company's 10-K filed on July 16, 2002. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

  10.46 Discounted Loan Payoff Agreement dated March 31, 2003 by and among Union Bank of California, N.A., the Company, SVI Retail, Inc., Sabica Ventures, Inc. and SVI Training Products, Inc. (included herewith)

  10.47 Unsecured Promissory Note dated March 31, 2003 in favor of Union Bank of California (included herewith).

  10.48 Summary of loan transactions between the Company and World Wide Business Centres, incorporated by reference to exhibit
                    10.12 to the Company's 10-K filed on July 16, 2002.

  21.1              List of Subsidiaries (included herewith).

  23.1              Consent of Deloitte & Touche LLP, independent auditors
                    (included herewith)

  23.2 Consent of Singer Lewak Greenbaum & Goldstein LLP, independent auditors (included herewith)

  23.3 Consent of Solomon Ward Seidenwurm & Smith, LLP. Reference is made to Exhibit 5.1.

  24.1 Power of Attorney. Reference is made to the signature page hereof.